As filed with the Securities and Exchange Commission on January 14, 2021.

No. 333-251830

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Shoals Technologies Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	3674	85-3774438
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1400 Shoals Way

Portland, Tennessee 37148

(615) 451-1400

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jason Whitaker

Chief Executive Officer

Shoals Technologies Group, Inc.

1400 Shoals Way

Portland, Tennessee 37148

(615) 451-1400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Joshua N. Korff, P.C. Michael Kim, P.C. Kirkland & Ellis LLP 601 Lexington Avenue New York, New York 10022 (212) 446-4800	Michael Kaplan Roshni Banker Cariello Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 (212) 450-4000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)
Class A Common Stock, par value $0.001 per share	$100,000,000	$10,910

(1)	Includes shares of Class A common stock that may be purchased by the underwriters upon the exercise of their option to purchase additional shares. See “Underwriting.”
(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(3)	$10,910 previously paid.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated January 14, 2021

             Shares

Shoals Technologies Group, Inc.

Class A Common Stock

This is an initial public offering of shares of Class A common stock of Shoals Technologies Group, Inc. We are offering              shares of Class A common stock. The selling stockholder is offering              shares of Class A common stock. We will not receive any of the proceeds from the sale of shares by the selling stockholder.

Prior to this offering, there has been no public market for our Class A common stock. It is currently estimated that the initial public offering price per share of Class A common stock will be between $             and $            . We have applied to list our Class A common stock on The Nasdaq Global Market (“Nasdaq”) under the symbol “SHLS.”

We will have two classes of common stock outstanding after this offering: Class A common stock and Class B common stock. Each share of our Class A common stock entitles its holder to one vote per share and each share of our Class B common stock entitles its holder to one vote per share on all matters presented to our stockholders generally. Immediately following the consummation of this offering, all of the outstanding shares of our Class B common stock will be held by the Continuing Equity Owners (as defined below), which will represent in the aggregate approximately     % of the voting power of our outstanding common stock after this offering (or approximately     % if the underwriters exercise in full their option to purchase additional shares).

We will be a holding company, and upon consummation of this offering and the application of proceeds therefrom, our principal asset will consist of LLC Interests (as defined below), which we will acquire in part from certain of the Continuing Equity Owners (as defined below) with the net proceeds from this offering, collectively representing an aggregate     % economic interest in Shoals Parent LLC. Of the remaining     % economic interest in Shoals Parent LLC,     % will be owned by the Continuing Equity Owners (excluding Oaktree (as defined below)) through their ownership of LLC Interests. Upon completion of this offering, Oaktree will beneficially own         % of the voting power of our outstanding Class A common stock, and the Continuing Equity Owners will beneficially own         % of the voting power of our outstanding Class B common stock. Accordingly, we will be a “controlled company” as defined under the corporate governance rules of Nasdaq. See “Management—Controlled Company Exemption” and “Principal and Selling Stockholders.”

Shoals Technologies Group, Inc. will be the sole managing member of Shoals Parent LLC. We will operate and control all of the business and affairs of Shoals Parent LLC and its direct and indirect subsidiaries and, through Shoals Parent LLC and its direct and indirect subsidiaries, conduct our business.

We are an “emerging growth company” as defined under the U.S. federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements for this and future filings.

See “Risk Factors” beginning on page 27 to read about factors you should consider before investing in shares of our Class A common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$	$
Underwriting discount(1)	$	$
Proceeds to Shoals Technologies Group, Inc., before expenses	$	$
Proceeds to the selling stockholder, before expenses	$	$

(1)	We have agreed to reimburse the underwriters for certain expenses in connection with this offering. See “Underwriting” for a description of the compensation payable to the underwriters.

We and the selling stockholder have granted the underwriters an option to purchase up to an additional            shares of Class A common stock from us and             shares of Class A common stock from the selling stockholder at the initial price to the public less the underwriter discount within 30 days of the date of this prospectus.

The underwriters expect to deliver the shares of Class A common stock against payment in New York, New York, on or about            , 2021 through the book-entry facilities of the Depository Trust Company.

Joint Bookrunners

Goldman Sachs & Co. LLC	J.P. Morgan	Guggenheim Securities	UBS Investment Bank

Morgan Stanley	Barclays	Credit Suisse

Co-Managers

Cowen	Oppenheimer & Co.

Prospectus dated            , 2021.

ABOUT THIS PROSPECTUS

We, the selling stockholder and the underwriters have not authorized anyone to provide you with information or to make any representations other than those contained in this prospectus or in any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We, the selling stockholder and the underwriters take no responsibility for, and provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the United States: we, the selling stockholder and the underwriters have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of the shares of Class A common stock and the distribution of this prospectus outside the United States.

Organizational Structure

In connection with the closing of this offering, we will undertake certain organizational transactions to reorganize our corporate structure. Unless otherwise stated or the context otherwise requires, all information in this prospectus reflects the consummation of the organizational transactions described in the section titled “Organizational Structure” and this offering, and the application of the proceeds therefrom, which we refer to, collectively, as the “Transactions.” See “Organizational Structure” for a diagram depicting our organizational structure after giving effect to the Transactions, including this offering.

Certain Definitions

As used in this prospectus, unless the context otherwise requires:

•	“awarded orders” means orders where we are in the process of documenting a contract but for which a contract has not yet been signed.

•	“backlog” means signed purchase orders or contractual minimum purchase commitments with take-or-pay provisions.

•

“Company,” “we,” “us,” “our,” “Shoals” and similar references refer, (1) following the consummation of the Transactions, including this offering, to Shoals Technologies Group, Inc., and, unless otherwise stated, all of its direct and indirect subsidiaries, including Shoals Parent LLC, and (2) prior to the completion of the Transactions, including this offering, to Shoals Parent LLC and, unless otherwise stated, all of its direct and indirect subsidiaries.

•

“Continuing Equity Owners” refers collectively to direct or indirect holders of LLC Interests and/or our Class B common stock immediately following consummation of the Transactions, including our Founder and certain executive officers, employees and their respective permitted transferees who may, following the consummation of this offering, exchange at each of their respective options, in whole or in part from time to time, their LLC Interests (along with an equal number of shares of Class B common stock (and such shares shall be immediately cancelled)) for cash or newly issued shares of our Class A common stock as described in “Certain Relationships and Related Party Transactions—Shoals Parent LLC Agreement.” “Continuing Equity Owners” does not include Oaktree.

•	“Founder” refers to Dean Solon, our founder.

•	“installations” means the total capacity of solar energy projects or electrical balance of system components in MWs or GWs that were installed in the period.

•	“installation costs” generally refers to the cost of field labor and other “soft” costs involved in the installation of a solar energy project.

•	“LLC Interests” refers to the common units of Shoals Parent LLC, including those that we purchase with a portion of the net proceeds from this offering.

•

megawatts (“MWs”) or gigawatts (“GWs”), when used to describe a solar energy project, means the direct current capacity of a solar energy project under standard temperature and conditions. When used to describe electrical balance of system components, MWs or GWs means the electrical balance of system components in the quantity or size necessary for a solar energy project with that capacity.

•	“Oaktree” refers to Oaktree Power Opportunities Fund IV (Delaware) Holdings, L.P., our majority owner and a Delaware limited partnership, and its affiliates.

•

“Shoals Parent LLC Agreement” refers to Shoals Parent LLC’s third amended and restated limited liability company agreement, which will become effective substantially concurrently with or prior to the consummation of this offering.

•	“solar energy projects” or “projects” means solar photovoltaic systems that produce electricity.

•	“strings” means a series of solar panels that are wired together.

•	“Transactions” refers to the organizational transactions as described in “Organizational Structure— Transactions” and this offering, and the application of the net proceeds therefrom.

Shoals Technologies Group, Inc. will be a holding company and the sole managing member of Shoals Parent LLC, and upon consummation of the Transactions, its principal asset will consist of the LLC Interests.

Trademarks

This prospectus contains references to our trademarks, trade names and service marks, which are protected under applicable intellectual property laws and are our property. This prospectus also contains trademarks, trade names and service marks of other companies, which are the property of their respective owners. Solely for convenience, trademarks, trade names and service marks referred to in this prospectus may appear without the ®, ™ or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks, trade names and service marks. We do not intend our use or display of other parties’ trademarks, trade names or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of us by, these other parties.

Market and Industry Data

Unless otherwise indicated, information contained in this prospectus concerning our industry, competitive position and the markets in which we operate is based on information from independent industry and research organizations, other third-party sources and management estimates, including IHS Markit—Global PV Tracker Market Report—2020 (June 30, 2020), IHS Markit—PV Installations Tracker—Q3 2020 (September 16, 2020), GRAPH Strategy USA LP—U.S. Solar EBOS Survey (November 2020), Wood Mackenzie—U.S. PV System Pricing—H1 2020 (June 23, 2020), Wood Mackenzie—Global Solar Outlook—Q3 2020, Wood Mackenzie—U.S. Utility Solar-Plus-Storage: The Rise of Hybridization—Q3 2020 (August 2020), National Renewable Energy Laboratory—2018 U.S. Utility-Scale Photovoltaics-Plus-Energy Storage System Costs Benchmark (November 2018) and BloombergNEF—Long-Term Electric Vehicle Outlook 2020 (May 2019, 2020). Management estimates are derived from publicly available information released by independent industry analysts, subscription-based publications and other third-party sources, as well as data from our internal research, and are based on assumptions made by us upon reviewing such data, and our experience in, and knowledge of, such industry and markets, which we believe to be reasonable, but we have not independently verified the accuracy of this information. Any industry forecasts are based on data (including third-party data), models and experience of various professionals and are based on various assumptions, all of which are subject to change without notice. In addition, projections, assumptions and estimates of the future performance of the industry in which we operate and our future performance are necessarily subject to uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and “Special Note Regarding Forward-Looking Statements.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

Through and including              (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. It does not contain all of the information that may be important to you and your investment decision. Before investing in our Class A common stock, you should carefully read this entire prospectus, including the matters set forth under the sections of this prospectus captioned “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and our condensed consolidated interim financial statements and related notes included elsewhere in this prospectus. Unless the context otherwise requires, descriptions of the percentage of the market that are represented by a particular type of solar project are based on the installed capacity in that period.

Our Company

Overview

We are a leading provider of electrical balance of system or “EBOS” solutions for solar energy projects in the United States. EBOS encompasses all of the components that are necessary to carry the electric current produced by solar panels to an inverter and ultimately to the power grid. EBOS components are mission-critical products that have a high consequence of failure, including lost revenue, equipment damage, fire damage, and even serious injury or death. As a result, we believe customers prioritize reliability and safety over price when selecting EBOS solutions.

EBOS components that we produce include cable assemblies, inline fuses, combiners, disconnects, recombiners, wireless monitoring systems, junction boxes, transition enclosures and splice boxes. We believe that approximately 54% of the solar energy generation capacity installed in the U.S. during the 12 month period ended September 30, 2020 used at least one of our EBOS products. We derive the majority of our revenues from selling “system solutions” which are complete EBOS systems that include several of our products, many of which are customized for the customer’s project. We believe our system solutions are unique in our industry because they integrate design and engineering support, proprietary components and innovative installation methods into a single offering that would otherwise be challenging for a customer to obtain from a single provider or at all.

EBOS components represent approximately 6% of the total cost of a solar energy project according to Wood Mackenzie, but the cost of the labor to install them can be equal to, or even greater than, the cost of the components themselves. The high ratio of installation to product cost is the result of the large number of time-consuming manual operations that need to be performed to “wire up” a solar energy project, including laying, measuring, stripping, crimping, inspecting and installing wire, as well as the requirement that those operations be performed by licensed electricians. The solar industry is increasingly seeking new products and methods that can reduce labor in the field as installation costs have grown from 17% of the total cost of a solar energy project in 2015 to more than 29% in 2020, according to Wood Mackenzie.

Our company was founded to provide innovative EBOS solutions that reduce installation costs and improve reliability and safety. We were the first company in our industry to successfully commercialize “plug-n-play” EBOS systems that use simple push connectors rather than the wire “crimps” used in conventional systems. Using push connectors allows our system to be installed by general labor rather than electricians. Our core plug-n-play product is the “Big Lead Assembly” or BLA. The BLA combines the functionality of cable assemblies, combiner boxes and fusing into one product that does not require licensed electricians to install. We believe our BLA costs less to install and is more reliable than any other solar EBOS system commercially available today.

We sell our products principally to engineering, procurement and construction firms (“EPCs”) that build solar energy projects. However, the decision to use our products typically involves input from both the EPC and the owner of the solar energy project, given the mission-critical nature of EBOS. We derived approximately 67% of our revenues from the sale of system solutions for the nine months ended September 30, 2020. The custom nature of our system solutions and the long development cycle for solar energy projects typically gives us 12 months or more of lead time to quote, engineer, produce and ship each order we receive, and we do not stock large amounts of finished goods. For the year ended December 31, 2019, we derived 97% and 3% of our revenues from customers in the U.S. and the rest of the world, respectively. We had $157.4 million of backlog and awarded orders as of December 31, 2020, representing a 46% and 13% increase relative to the same date last year and September 30, 2020, respectively.

We are a U.S. company and our headquarters are in Portland, Tennessee. Our principal manufacturing facilities are located in Portland, Tennessee, and Muscle Shoals, Alabama. Our Muscle Shoals, Alabama facility is ISO 9001 certified.

Our Proprietary EBOS System

Most solar energy projects use a wiring architecture known as “homerun.” Conventional homerun EBOS systems have two distinguishing characteristics: every string of solar panels in the project is connected to a combiner box with individual positive and negative “wire runs,” and connections between wires are made using a process called “crimping.” The combiner box functions as a central point to “combine” the individual wire runs into a single feeder cable and contains fuses to protect each circuit. Making each wire run from the strings to the combiner boxes is a laborious process. Each wire run must be measured, laid out and fished though conduits that are buried in trenches across the project site. Because each string is individually connected to a combiner box, the same distances are covered with multiple wire runs. Making the crimped connections between wires and interconnecting them in the combiner box is a complex, error prone process that requires special tools. Each wire must be cut and have a precise amount of insulation removed; the bare end must be inserted the correct depth into a terminal; and special tools must be used to deform metal sleeves and torque lock nuts to ensure an environmental seal. The entire installation must be performed by licensed electricians with special training and any mistake in the process can result in a catastrophic system failure.

We invented an alternative to homerun architecture which we refer to as “combine-as-you-go.” Rather than making individual wire runs from each string to combiner boxes, combine-as-you-go architecture connects multiple strings within each row using specialized wire harnesses with integrated fuses that we refer to as “interconnect harnesses.” The interconnect harnesses are then connected to a proprietary above ground feeder cable that we refer to as the BLA. The direct connection between the interconnect harness and the BLA and the integration of fuses into the interconnect harness dramatically reduce the number of wire runs required compared to a conventional homerun system and eliminate the need for combiner boxes. We believe our combine-as-you-go architecture using interconnect harnesses and BLA has several advantages when compared to conventional homerun EBOS, including:

•

Installing above ground. Wiring for conventional homerun systems is typically run through conduits that are buried in trenches. Trenching is costly and time consuming. Making repairs to buried wire can also be challenging and expensive, as well as run the risk of unintentionally damaging other buried wire that did not need to be repaired. Our BLA is hung from the mounting system used for the solar panels, enabling above ground installation. Above-ground installation is less costly and far faster than burying wire in conduits. Future maintenance is also significantly easier and less costly because our BLA is easily accessible if repairs are required.

•

Being installable by general labor rather than requiring electricians. Conventional homerun systems use crimps and other specialized procedures to connect wires and install combiner boxes that must be performed by licensed electricians. Because our interconnect harness and BLA use simple push connectors and do require combiner boxes, licensed electricians are not needed to install the system. According to the U.S. Bureau of Labor Statistics, the average hourly wage for licensed electricians is 29% higher than the average hourly wage for solar PV installers, which contributes to a lower cost to install a combine-as-you go system when compared to a conventional homerun system.

•

Reducing the number of wire runs. We believe using our interconnect harness and BLA reduces the number of string and inverter wire runs required for a typical utility-scale solar energy project by approximately 67% and 95%, respectively, when compared to a conventional homerun system. Reducing the number of wire runs speeds installation, lowers material and shipping costs, reduces the number of potential failure points and is beneficial to the environment because less copper, aluminum and plastics are consumed.

•

Eliminating combiner boxes. Conventional homerun systems require combiner boxes to interconnect the wire runs from each string into a feeder cable and house fuses that protect each circuit. Because our BLA is connected directly to strings and our interconnect harness has inline fuses, no combiner boxes are required for our system. Eliminating combiner boxes speeds installation, lowers material and shipping costs, reduces the number of potential failure points and is beneficial to the environment because less copper, aluminum and plastics are consumed.

•

Requiring fewer connections. We believe using our interconnect harness and BLA reduces the number of connection points in a typical utility-scale solar energy project by approximately 83% when compared to a conventional homerun system. Requiring fewer connections reduces the number of labor hours required to install the system as well as the number of potential failure points.

•

Having greater reliability and lower maintenance costs. Connection points are often the source of failure in EBOS systems and must be inspected regularly. A solar energy project that uses our interconnect harness and BLA will have significantly fewer connections and, as a result, fewer failure points to inspect and maintain than the same project would using a conventional homerun system. We believe fewer potential failure points contributes to higher reliability and lower maintenance costs for solar energy projects that use our combine-as-you-go system when compared to a conventional homerun system.

•

Enabling more energy generation. We believe the design of our interconnect harness and BLA reduces electrical resistance by approximately 43% when compared to a conventional homerun system. Lower resistance reduces energy loss to waste heat dissipation, which we believe results in greater energy generation from solar projects that use our combine-as-you-go system when compared to a conventional homerun system.

Together, these advantages can result in 43% lower installation costs and 20% lower material costs for combine-as-you-go systems when compared to conventional homerun systems based on the median of responses to a survey of 120 solar industry participants conducted by GRAPH Strategy USA LP.

We believe the cost and reliability advantages of our interconnect harness and BLA have contributed to the percentage of U.S. solar generation capacity that uses our combine-as-you-go system increasing from approximately 7% in 2017 to 32% in the 12 months ended September 30, 2020, based on our shipments and the capacity of solar energy projects installed during these periods according to IHS Markit.

System solutions for combine-as-you-go EBOS represented approximately 56% of our revenues for the nine months ended September 30, 2020.

Our Market Opportunity

Demand for EBOS is driven primarily by installations of new ground-mounted solar energy projects. Historically, we have derived the majority of our revenues from the sale of EBOS products for ground mounted solar energy projects located in the U.S.

U.S. Solar Market. Solar is the fastest growing form of electricity generation in the U.S. From 2014 to 2019, annual installations of ground-mounted solar generation capacity in the U.S. grew at a compound annual growth rate of 20% and represented nearly 22% of all new generation over one megawatt brought online over the same time period, according to IHS Markit and the Federal Energy Regulatory Commission, respectively. IHS Markit forecasts that this rapid growth will continue, with annual installations of ground-mounted solar generation capacity in the U.S. increasing from 11.2 GWs in 2019 to 20.2 GWs in 2023, representing a compound annual growth rate of 16%. We believe key drivers supporting continued growth in U.S. solar generation include:

•

Increasing economic competitiveness of solar energy with fossil generation as measured by the Levelized Cost of Energy (“LCOE”). LCOE represents the average cost per unit of electricity of building, financing, operating and maintaining a power plant over its operating life. The U.S. Energy Information Administration estimates that the LCOE for new solar generation capacity entering service in 2022 is $37.44 per megawatt hour without federal tax incentives and $28.88 per megawatt hour with federal tax incentives, which is lower than the cost of building new power plants that burn natural gas or coal and lower than the cost of operating existing fossil fuel generation in certain instances. Furthermore, improvements in system performance and efficiency are contributing to continued declines in LCOE, making utility-scale solar competitive even without incentives or subsidies and apart from environmental considerations.

•

Expanding state regulations requiring that an increasing proportion of the energy sold in the state come from renewable sources. As of September 2020, 30 U.S. states, three territories and the District of Columbia had adopted Renewable Portfolio Standards (“RPSs”), which mandate that a certain percentage of electricity sold in the jurisdiction by a certain date must come from renewable energy resources. An increasing number of these states and the District of Columbia have passed legislation, regulations or administrative or executive orders targeting 100% renewable or clean energy by 2050 or earlier. We believe that utilities and independent power producers will build a growing number of solar energy projects to meet these targets.

•

Growing corporate and investor support for decarbonization of energy. 245 companies in the S&P 500 had publicly disclosed emissions reduction targets as of October 2019, over 280 major companies had pledged to source 100% of their energy from renewables as part of the international RE100 initiative as of December 2020, and 31 companies had made the Amazon Climate Pledge as of December 2020, which calls on its signatories to be net-zero carbon across their businesses by 2040. In September 2020, Climate Action 100+, an investor initiative that represents 500 global investors who collectively manage more than $47 trillion in assets, sent letters to certain boards and CEOs of large corporate emitters to urge them to commit to and set clear goals to pursue transition to net-zero emissions by 2050 or sooner. We believe that corporate and investor commitments to reduce the carbon intensity of their businesses and use renewable energy will result in increasing demand for solar energy projects.

•

Accelerating deployment of utility-scale battery energy storage. By storing the energy generated from solar energy projects and making it available during non-daylight hours, or when weather conditions limit the amount of sunlight, battery storage makes solar energy a viable form of baseload generation. We believe that demand for solar energy projects to replace fossil fuel-fired baseload generation will increase as utility-scale battery storage decreases in cost and becomes more widely available. Additionally, solar energy projects with battery storage require more EBOS components than solar energy projects without battery storage.

•

Decommissioning of fossil-fuel and nuclear generation. According to the U.S. Energy Information Administration, more than 175 coal, petroleum, natural gas and nuclear power plants are expected to be retired over the next ten years, representing 134 GWs of generation capacity, or approximately 12% of the total U.S. utility-scale generation capacity as of May 2020. We believe that a significant proportion of these plants will be replaced by solar energy projects because of their environmental benefits and competitive cost compared to fossil and other forms of generation. President-elect Biden has set a goal of “zero-carbon” electricity by 2035 which we believe may lead to an acceleration of fossil-fueled generation retirements either through federal legislation or executive action, further increasing demand for new solar energy projects.

•

Electrification of equipment and infrastructure that has historically been powered by fossil fuels. Aggressive electrification of energy end uses such as transportation, space heating and water heating are needed for the U.S. and the world to achieve ambitious greenhouse gas emission reduction goals, according to the Lawrence Berkeley National Laboratory. Federal, state and local governments have responded with a variety of measures to incentivize electrification, ranging from tax credits for electric vehicles to prohibitions on gas lines into new construction to banning gasoline-powered lawn tools. We believe that the substitution of electricity for fossil fuels in vehicles, appliances and residential and commercial building systems will significantly increase electricity consumption over time. Higher levels of electricity consumption will need to be met with new generation, which we believe will increasingly come from new solar energy projects.

Impact of Battery Energy Storage. The share of solar energy projects that include battery energy storage will increase from 6% of capacity installed in 2019 to 22% of capacity installed in 2020 according to Wood Mackenzie. Based on research conducted by the National Renewable Energy Laboratory on the cost of two and four-hour duration battery energy storage and assuming the batteries are sized at 25% of the solar energy project’s capacity, we believe that projects with battery energy storage will require $0.086 of EBOS per watt of capacity, or approximately 55% more than projects without battery energy storage. We believe the growing percentage of solar energy projects that include battery energy storage coupled with the additional EBOS required for these projects will cause the addressable market for our EBOS products to grow faster than the overall market for solar.

Our Strengths

We believe the following strengths of our business position us to capitalize on continued growth in the solar energy market, reinforce our leadership position in the EBOS market and distinguish us from our competitors:

•

Leading market position in the U.S. solar industry. We believe that approximately 54% of the solar energy generation capacity installed in the U.S. during the 12 month period ended September 30, 2020 used at least one of our EBOS products based on our shipments and the capacity of solar energy projects installed during the period according to IHS Markit. We believe the widespread use of our products underscores their reliability, safety and installation cost advantages and reinforces our competitive position in the marketplace.

•

Sell mission-critical products that are less sensitive to price competition. EBOS components are mission critical products that have a high consequence of failure, including lost revenue, equipment damage, fire damage, and even serious injury or death. As a result, we believe customers prioritize reliability and safety over price when selecting EBOS suppliers.

•

The cost of installing our product is more important than the cost of the product itself. The cost of installing EBOS products can be equal to, or even greater than, the cost of the products themselves. As a result, customers highly value and will pay a premium for products that can be installed at low cost without specialized labor. We believe delivering differentiated products that reduce our customers’ installation costs limits price pressure on our products and allows us to maintain strong profit margins.

•

Rising wages and skilled labor shortages make our products more valuable. Over the past 10 years, the cost of constructing a solar energy project has declined 78% according to BloombergNEF, primarily as a result of significant decreases in the prices of solar panels, inverters and mounting systems. Over the same time period, the cost of labor to install solar energy projects has increased significantly with the average wage rate for construction workers increasing 20% since 2010 according to the U.S. Bureau of Labor Statistics. In 2020, installation costs represented 29% of the total cost of constructing a solar energy project according to Wood Mackenzie. At the same time, the availability of specialized labor, including electricians, has decreased as more workers are retiring from than are entering the construction trades. We believe our products substantially reduce the number of man hours required, as well as make it possible for general rather than specialized labor, to install solar EBOS so as wages rise, the savings that our products create for our customers also increases. We believe that wage rates, particularly for specialized labor, will continue to increase and that availability of construction labor will continue to decrease which will make our products more valuable to our customers as they seek to continue to reduce the cost of solar energy and ensure they have sufficient labor to complete their projects.

•

Focus on customized “system solutions” that require specialized engineering and technical support capabilities that are challenging for competitors to replicate. Our customers rely on us to design and specify their EBOS systems, and we derive the majority of our revenues from the sale of complete EBOS systems that are customized for particular solar energy projects. We believe that our systems engineering capabilities, combined with the custom nature of solar EBOS systems, creates a barrier to entry for competitors.

•

Longstanding reputation for differentiated products that are unique in the solar industry. We believe that we have developed and commercialized most of the new EBOS products and installation methods adopted by the U.S. solar industry over the past five years, including plug-n-play wiring, interconnect harnesses and combine-as-you-go architecture for solar energy projects. We prioritize technological innovation within our company and we seek to develop new products that reduce the cost and improve the reliability and safety of renewable energy.

•

Intellectual property and trade secrets portfolio. We maintain a portfolio of intellectual property including patents, non-disclosure agreements, commercial contracts, trade secrets and trademarks. Our granted U.S. patents cover features of our products with respect to unique approaches to wire connections, coatings and moldings of insulating covers, wiring topology and skidded solutions. They also cover means of measuring and communicating the performance and characteristics of groups of solar panels. Collectively, these features reduce field labor, improve the energy efficiency and increase the reliability of electrical connections, increase electricity output, and reduce the cost of wire and enclosures required to construct a solar energy project. One of our core U.S. patents relates to using multiple layers of insulating materials with different performance characteristics to insulate connections which enables the manufacture of plug-n-play solutions with push connectors that can survive 30 years in an outdoor environment. We believe our patent prevents our competitors from producing a safe and reliable plug-n-play solution with push connectors which is a prerequisite for the labor savings and other advantages that our EBOS systems deliver. In addition to our patents, we maintain a portfolio of trade secrets relating to, among other things, manufacturing processes, manufacturing equipment and installation methods. We also seek to protect our intellectual property through non-disclosure agreements and commercial contracts.

•

Proprietary manufacturing process that drives high product reliability. Most electrical failures in solar energy projects occur because of a fault in the wiring. Faults typically occur when natural thermal expansion and contraction occurs at a point where two wires have been joined, loosening the insulation and allowing moisture into the joint. Faults can result in lost production, damage to the equipment, fire and injury or even death depending on their severity and whether people are onsite. We have developed a proprietary manufacturing process for our cable products that we believe is unique in our industry. Our process involves joining wire together using resistance welds and then sealing the joint with two separate layers of insulating material, which we refer to as “undermold/overmold.” We believe our process significantly reduces the risk of moisture infiltrating the connection and enables us to provide superior UV protection, strain relief, impact resistance and thermal stability over a wide range of environmental conditions.

•

Direct beneficiary of the global energy transition. Nations are rapidly moving to decarbonize their economies in order to reduce air pollution and fight climate change. A key element of decarbonizing the global economy is transitioning electricity generation from fossil fuels to renewable energy. Solar energy has become one of the lowest cost, most reliable and most flexible forms of energy generation and is becoming a preferred option for electricity generation worldwide. As a leading provider of EBOS for solar energy projects, we benefit directly from the global transition to renewable energy through growing demand for our products.

•

Panel, mounting system and rooftop/ground mount agnostic. All solar energy projects require EBOS, and our products are designed to work with ground-mounted and rooftop solar installations as well as all types of solar panels and mounting systems. As a result, we do not believe we are exposed to risk from changes in solar panel or mounting technology or shifts in market share between different manufacturers of solar panels or mounting systems. As long as there is demand for solar energy projects, we believe there will be demand for our products.

•

Low-cost manufacturing with minimal capital investment required for future expansion. Our principal manufacturing facilities are located in Tennessee and Alabama, where average labor rates for factory workers are 8% lower than the U.S. average according to the U.S. Department of Labor. Our total capital expenditures from January 1, 2018 to September 30, 2020 were $5.9 million, representing only 1.5% of our sales over the same time period. Our current production capacity for EBOS system solutions that utilize our combine-as-you-go architecture is approximately 1.8 times our sales volume over the past 12 months ended September 30, 2020. We believe the scalability and low capital requirements of our business, cost-competitiveness of our workforce and investments we have already made to create ample capacity for growth are significant competitive advantages.

•

U.S. operations that reduce the potential impact of trade tariffs. We are a U.S. company, and our principal operations and manufacturing facilities are in the U.S. We believe our status as a U.S. company with U.S. manufacturing reduces the potential impact of U.S. government tariffs placed on, or other U.S. government regulatory actions taken against, products manufactured in foreign countries.

•

Adherence to environmental, social and governance (“ESG”) principles. We believe that our impact on the environment; how we manage our relationships with employees, suppliers, customers and the communities where we operate; and the accountability of our leadership to our stockholders are critically important to our business. Our workforce is critical to our success and we are committed to fostering a culture of diversity and inclusion that makes our employees feel safe, empowered and engaged. We plan to report how we oversee and manage ESG factors material to our business under the sector-specific ESG standards recommended by the Sustainability Accounting Standards Board (“SASB”), an organization which provides an ESG framework preferred by investors for ESG evaluation and which announced its collaboration with the Global Reporting Initiative (“GRI”) in July 2020. As part of our plan to provide ESG disclosures pursuant to SASB standards, we will evaluate aligning our internal sustainability goals with certain Sustainable Development Goals (“UN SDGs”) to begin forming commitments to contribute to UN SDGs.

Our Growth Strategy

Our mission is to deliver innovative products that reduce the cost and improve the reliability and safety of renewable energy. Key elements of our growth strategy include:

•	Converting customers to our combine-as-you-go system. We are the inventor of combine-as-you-go architecture and the only commercial provider of plug-n-play combine-as-you-go products. We earn higher margins selling our combine-as-you-go products than we do selling our other products. We believe that the percentage of U.S. solar generation capacity that uses our combine-as-you-go system products has increased from approximately 7% in 2017 to 32% in the 12 months ended September 30, 2020, based on our shipments and the capacity of solar energy projects installed during these periods according to IHS Markit. In addition, we believe that four of the top twenty solar EPCs measured by capacity installed over the past two years use our combine-as-you-go system on more than 75% of their projects, and we are currently in the process of transitioning an additional five EPCs to our system. Our strategy is to continue to convert EPCs and other customers from competing homerun products to our combine-as-you-go system which will increase our revenues and profitability.

•

Introducing new products for solar EBOS categories that we do not currently serve. We believe our products currently address approximately 36% of the total amount customers spend on EBOS components for solar energy projects. We are currently developing products for EBOS categories that we do not participate in today, including IV curve benchmarking systems, messenger cable, wire management solutions, AC combiner boxes and high capacity plug-n-play wire harnesses as well as the next generation of our BLA which we believe will enable additional installation cost savings for our customers. Together, we believe these products will expand our addressable market by approximately 75%. If we are successful in developing and commercializing these products, we believe they could generate significant additional revenues for us. Moreover, we believe that the profit margins of these new products could be greater than the profit margins on our existing products because we will not require significant additional selling expense to deliver them to the same customers we are currently serving with our existing products.

•

Growing our international business. Excluding China, the international market for ground-mounted solar energy projects was more than four times larger than the U.S. market in 2019. We believe that most of the international market is still using conventional homerun architectures for solar energy projects and we are not aware of any EBOS solutions that are commercially available today that offer the labor savings and high reliability of our interconnect harness and BLA. In combination, we believe that the large size of the international market and lack of available products that are similar to ours creates a significant growth opportunity for us outside of the U.S. As a result, we have recently expanded our international sales team and are developing entry plans for several new markets outside of the U.S., including Spain, Brazil, Germany, Italy, Portugal and the Middle East as well as expanding our existing presence in Australia. Together, we believe these markets have sales potential nearly equivalent to our core U.S. market.

•

Taking advantage of both new and retrofit battery energy storage to sell more EBOS products. 10.2 GW of solar energy projects will be installed or retrofit with battery energy storage in the U.S. from 2021 to 2023 and 90 GW will be available for future retrofits at the end of 2023 according to Wood Mackenzie. We believe that solar energy projects with battery energy storage will spend approximately 55% more on EBOS components than solar energy projects without battery energy storage. Our strategy is to grow our sales of solar EBOS products faster than the overall solar market by concentrating our sales efforts on new projects that include battery energy storage and existing projects that plan to retrofit battery energy storage because they will purchase more EBOS than projects without battery energy storage.

•

Developing products for electric vehicle charging infrastructure. Investment in electric vehicle charging infrastructure is growing rapidly. BloombergNEF estimates that $2.3 billion will be spent on electric vehicle charging infrastructure in the U.S. from 2021 through 2023 with hardware and installation costs accounting for 43% and 57%, respectively, of the total spend over the period. Many of the operations involved in installing electric vehicle chargers are similar to those involved in installing solar energy projects and also require licensed electricians. Our strategy is to apply our experience developing products for solar EBOS that are simpler and less costly to install to developing products that can reduce the cost of installing EV charging infrastructure. We are currently in discussions with EPCs that install EV charging infrastructure regarding potential products and services that we could offer to help lower their costs, including supplying pre-fabricated “skids” that integrate the key components required for a commercial EV charging station with the objective of reducing the amount of labor required in the field. We expect to introduce offerings for this rapidly growing market in 2022.

•

Pursuing “rip and replace” opportunities with existing capacity. Based on feedback from project owners, we believe that some conventional homerun EBOS products of our competitors installed in existing projects are failing prior to their expected life. Because of the high voltages involved and the potential for fire, EBOS failures pose significant safety risks. We believe that as an increasing number of project owners experience or become aware of EBOS failures they will seek to proactively replace components with known reliability issues. We have already sold products that were used to replace a competitor’s product that had failed and we expect to see additional “rip and replace” orders in the future. Our strategy is leverage the greater reliability and lower maintenance costs of our products to pursue rip and replace opportunities with existing solar energy projects, particularly for the 37.4 GW of projects that were in operation in the U.S. at the end of 2018 according to Wood Mackenzie.

Recent Developments

Preliminary Estimated Unaudited Financial Results for the Year Ended December 31, 2020

Our preliminary estimated unaudited revenues, net income, Adjusted Net Income and Adjusted EBITDA for the year ended December 31, 2020 are set forth below. We have provided a range for these preliminary financial results because our closing procedures for our fiscal year ended December 31, 2020 are not yet complete. Our preliminary estimates of the financial results set forth below are based solely on information available to us as of the date of this prospectus and are inherently uncertain and subject to change. Our preliminary estimates contained in this prospectus are forward-looking statements. Our actual results remain subject to the completion of management’s final review and our other closing procedures, as well as the completion of the audit of our annual financial statements. These preliminary estimates are not a comprehensive statement of our financial results for the year ended December 31, 2020, and should not be viewed as a substitute for full financial statements prepared in accordance with generally accepted accounting principles in the U.S. (“GAAP”). In addition, these preliminary estimates for the year ended December 31, 2020 are not necessarily indicative of the results to be achieved in any future period. Accordingly, you should not place undue reliance on these preliminary financial results. See “Risk Factors,” “Special Note Regarding Forward-Looking Statements,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for a discussion of certain factors that could result in differences between the preliminary estimated unaudited financial results reported below and the actual results. Our actual audited financial statements and related notes as of and for the year ended December 31, 2020 are not expected to be filed with the SEC until after this offering is completed.

The preliminary estimated unaudited financial results included in this prospectus have been prepared by, and are the responsibility of, our management. Our independent registered public accounting firm, BDO USA, LLP, has not audited, reviewed, compiled or performed any procedures with respect to the preliminary financial results. Accordingly, BDO USA, LLP does not express an opinion or any other form of assurance with respect thereto.

For the year ended December 31, 2020, we estimate that our revenues will range from $174.0 million to $176.0 million, an increase of $30.5 million or 21%, using the mid-point of the estimated revenues range when compared with revenues of $144.5 million for the year ended December 31, 2019. The increase in revenues was primarily due to increased demand for our combine-as-you-go system solutions in 2020 as compared to 2019. We believe the benefits (fewer wire runs and connections, lower installation and equipment costs along with reducing resistance losses) from our combine-as-you-go system solutions is resulting in increased demand for our products.

For the year ended December 31, 2020, we estimate that our net income will range from $32.0 million to $34.5 million, an increase of $8.1 million or 32%, using the mid-point of the estimated revenues range when compared with revenues of $25.1 million for the year ended December 31, 2019. The increase in revenues was primarily due to increased revenue associated with increased demand for our combine-as-you-go system solutions offset by an increase in general and administrative expense primarily related to equity based compensation.

For the year ended December 31, 2020, we estimate that our Adjusted EBITDA will range from $60.0 million to $61.0 million, an increase of $23.7 million or 64%, using the midpoint of the estimated range when compared with our Adjusted EBITDA of $36.8 million for the year ended December 31, 2019. The increase in Adjusted EBITDA for the year was related to the increase in net income and adjustments related to equity based compensation and certain expenses related to COVID-19.

For the year ended December 31, 2020, we estimate that our Adjusted Net Income will range from $54.9 million to $56.3 million, an increase of $21.8 million or 64%, using the mid-point of the estimated range when compared with Adjusted Net Income of $33.8 million for the year ended December 31, 2019. The change in Adjusted Net Income was related to the increase in net income and adjustments related to equity based compensation and certain expenses related to COVID-19.

As of December 31, 2020, we estimate cash and cash equivalents to be approximately $10.1 million and outstanding borrowings under our New Senior Secured Credit Agreement of approximately $370.0 million, including approximately $350.0 million under our New Term Loan Facility and approximately $20.0 million under our New Revolving Credit Facility.

Reconciliation of Net Income to Adjusted Net Income and Adjusted EBITDA

Adjusted Net Income and Adjusted EBITDA are non-GAAP financial measures. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures” for a discussion on how we define Adjusted Net Income and Adjusted EBITDA and why believe these measures are important.

The following tables reconcile estimated net income to estimated Adjusted EBITDA and Adjusted Net Income, respectively, for the year ended December 31, 2020:

	Shoals Parent LLC
	Estimated		Actual
	Year Ended December 31, 2020		Year Ended December 31, 2019
	Low	High
	(unaudited)
	(in thousands)
Net income	$32,000	$34,500	$25,143
Interest expense	3,600	3,400	1,787
Depreciation expense	1,500	1,300	1,179
Amortization of intangibles	8,100	7,900	7,984
Equity based compensation	8,400	8,100	—
COVID-19 expenses(a)	3,100	2,800	—
Non-recurring and other expenses(b)	3,300	3,000	686

Adjusted EBITDA(c)	$60,000	$61,000	$36,779

	Shoals Parent LLC
	Estimated		Actual
	Year Ended December 31, 2020		Year Ended December 31, 2019
	Low	High
	(unaudited)
	(in thousands)
Net income	$32,000	$34,500	$25,143
Amortization of intangibles	8,100	7,900	7,984
Equity based compensation	8,400	8,100	—
COVID-19 expenses(a)	3,100	2,800	—
Non-recurring and other expenses(b)	3,300	3,000	686

Adjusted Net Income(c)	$54,900	$56,300	$33,813

(a)

Represents costs incurred as a direct impact from the COVID-19 pandemic, disinfecting and reconfiguration of facilities, medical professionals to conduct daily screenings of employees, premium pay during the pandemic to hourly workers and direct legal costs associated with the pandemic.

(b)	Represents certain costs associated with non-recurring professional services, Oaktree’s expenses and other costs.

(c)	See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures.”

Summary Risk Factors

Our business and our ability to execute our strategy are subject to many risks. Before making a decision to invest in our Class A common stock, you should carefully consider all of the risks and uncertainties described in the section of this prospectus captioned “Risk Factors” immediately following this Prospectus Summary and all of the other information in this prospectus. These risks include, but are not limited to, the following:

Risks Related to Our Business and Our Industry

•	if demand for solar energy projects does not continue to grow or grows at a slower rate than we anticipate, our business will suffer;

•

existing electric utility industry policies and regulations, and any subsequent changes, may present technical, regulatory and economic barriers to the purchase and use of solar energy systems that may significantly reduce demand for our products or harm our ability to compete;

•	our industry has historically been cyclical and experienced periodic downturns;

•

if we fail to, or incur significant costs in order to, obtain, maintain, protect, defend or enforce our intellectual property and other proprietary rights, our business and results of operations could be materially harmed;

•	if we are unable to protect the confidentiality of our trade secrets, our business and competitive position would be harmed;

•	if our trademarks and trade names are not adequately protected, we may not be able to build name recognition in our markets of interest, and our competitive position may be harmed;

•

we may need to defend ourselves against third-party claims that we are infringing, misappropriating or otherwise violating others’ intellectual property rights, which could divert management’s attention, cause us to incur significant costs, and prevent us from selling or using the technology to which such rights relate;

•	we may experience delays, disruptions or quality control problems in our manufacturing operations;

•

the interruption of the flow of components and materials from international vendors could disrupt our supply chain, including as a result of the imposition of additional duties, tariffs and other charges on imports and exports;

•	we face risks related to actual or threatened health epidemics, such as the COVID-19 pandemic, and other outbreaks, which could significantly disrupt our manufacturing and operations;

•	the viability and demand for solar energy and the demand for our products are impacted by many factors outside of our control, which makes it difficult to predict our future prospects;

•

a loss of one or more of our significant customers, their inability to perform under their contracts, or their default in payment could harm our business and negatively impact revenue, results of operations and cash flow;

•

the reduction, elimination or expiration of government incentives for, or regulations mandating the use of, renewable energy and solar energy specifically could reduce demand for solar energy systems and harm our business;

•	a drop in the price of electricity sold may harm our business, financial condition, results of operations and prospects;

•

an increase in interest rates, or a reduction in the availability of tax equity or project debt capital in the global financial markets could make it difficult for end customers to finance the cost of a solar energy system and could reduce the demand for our products; and

•

defects or performance problems in our products could result in loss of customers, reputational damage and decreased revenue, and we may face warranty, indemnity and product liability claims arising from defective products.

Risks Related to This Offering and Our Class A Common Stock

•

Oaktree and the Continuing Equity Owners will continue to have significant influence over us after this offering, including control over decisions that require the approval of stockholders, which could limit your ability to influence the outcome of matters submitted to stockholders for a vote;

•

following the offering, we will be classified as a “controlled company,” and as a result, we will qualify for, and intend to rely on, exemptions from certain corporate governance requirements. You will not have the same protections afforded to stockholders of companies that are subject to such requirements. In addition, Oaktree’s or the Continuing Equity Owners’ interests may conflict with our interests and the interests of other stockholders;

•	the requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain qualified board members and officers; and

•

provisions in our certificate of incorporation and bylaws, to be adopted upon the consummation of this offering, may have the effect of delaying or preventing a change of control or changes in our management.

Summary of the Transactions

Shoals Technologies Group, Inc., a Delaware corporation, was formed on November 4, 2020 and is the issuer of the Class A common stock offered by this prospectus.

Prior to this offering, all of our business operations have been conducted through Shoals Parent LLC and its direct and indirect subsidiaries.

The following organizational transactions have already occurred in connection with this offering:

•

on November 25, 2020, Shoals Holdings LLC entered into a new credit facility consisting of (i) $350.0 million senior secured six-year term loan facility, (ii) a $30.0 million senior secured six-year delayed draw term loan facility, which matures concurrently with the six-year term loan facility and (iii) an uncommitted super senior revolving credit facility (the “New Senior Secured Credit Agreement”). See “Description of Certain Indebtedness—New Senior Secured Credit Agreement”;

•

on December 22, 2020, Shoals Holdings LLC entered into an amendment to the New Senior Secured Credit Agreement in order to obtain a $100.0 million increase to the New Revolving Credit Facility (as defined below);

•	on December 30, 2020, Shoals Holdings LLC entered into a second amendment to the New Senior Secured Credit Agreement; and

•

on November 25, 2020, Shoals Holdings LLC paid a $355.8 million special distribution to Shoals Intermediate Holdings LLC who then distributed to the direct or indirect holders of Shoals Intermediate Holdings LLC (the “Special Distribution”).

Prior to the Transactions, we expect there will initially be one holder of common stock of Shoals Technologies Group, Inc. We will consummate the following organizational transactions in connection with this offering:

•

we will amend and restate the existing limited liability company agreement of Shoals Parent LLC, which will become effective substantially concurrently with or prior to the consummation of this offering, to, among other things, (1) recapitalize all existing ownership interests in Shoals Parent LLC (including profits interests awarded under the existing limited liability company agreement of Shoals Parent LLC (and corresponding profits interests issued under the existing limited liability agreement of Shoals Management Holdings LLC)) into              LLC Interests (and, in the case of corresponding profits interests issued by Shoals Management Holdings LLC, into common units of Shoals Management Holdings LLC) and (2) appoint Shoals Technologies Group, Inc. as the sole managing member of Shoals Parent LLC upon its acquisition of LLC Interests in connection with this offering;

•

we will amend and restate Shoals Technologies Group, Inc.’s certificate of incorporation to, among other things, provide (1) for Class A common stock, with each share of our Class A common stock entitling its holder to one vote per share on all matters presented to our stockholders generally, and (2) for Class B common stock, with each share of our Class B common stock entitling its holder to one vote per share on all matters presented to our stockholders generally but without economic rights, and that shares of our Class B common stock may only be held by the Continuing Equity Owners and their respective permitted transferees as described in “Description of Capital Stock—Common Stock—Class B Common Stock”;

•

Shoals Technologies Group, Inc. will acquire LLC Interests held by Shoals Investment CTB LLC, Oaktree’s wholly owned subsidiary (“Blocker”), by means of one or more mergers (the “Blocker Merger”) with Blocker and will issue to Oaktree              shares of our Class A common stock as consideration in the Blocker Merger;

•	we will issue shares of our Class B common stock to the Continuing Equity Owners, which is equal to the number of LLC Interests held by such Continuing Equity Owners, for nominal consideration;

•

we will issue              shares of our Class A common stock to the purchasers in this offering (or              shares if the underwriters exercise in full their option to purchase additional shares of Class A common stock) in exchange for net proceeds of approximately $             million (or approximately $             million if the underwriters exercise in full their option to purchase additional shares of Class A common stock) based upon an assumed initial public offering price of $             per share

(which is the midpoint of the estimated price range set forth on the cover page of this prospectus), less the underwriting discounts and commissions and estimated offering expenses payable by us;

•

Shoals Technologies Group, Inc. will use the net proceeds from this offering to purchase              LLC Interests (or              LLC Interests if the underwriters exercise in full their option to purchase additional shares of Class A common stock) from Shoals Parent LLC and certain Continuing Equity Owners at a price per unit equal to the initial public offering price per share of Class A common stock in this offering less the underwriting discounts and commissions;

•

Shoals Parent LLC will use the $             in net proceeds it receives from the sale of LLC Interests to Shoals Technologies Group, Inc. to prepay approximately $             of the outstanding borrowings under our New Senior Secured Credit Agreement; and

•

Shoals Technologies Group, Inc. will enter into (1) the Stockholders Agreement with the Continuing Equity Owners and Oaktree, (2) the Registration Rights Agreement with the Continuing Equity Owners and Oaktree and (3) the Tax Receivable Agreement with Oaktree and our Founder. For a description of the terms of the Stockholders Agreement, the Registration Rights Agreement and the Tax Receivable Agreement, see “Certain Relationships and Related Party Transactions.”

Immediately following the consummation of the Transactions (including this offering):

•

Shoals Technologies Group, Inc. will be a holding company and its principal asset will consist of LLC Interests it acquires as a result of the Blocker Merger and from Shoals Parent LLC and certain of the Continuing Equity Owners with the net proceeds from this offering. Shoals Technologies Group, Inc. will own, directly or indirectly,              LLC Interests of Shoals Parent LLC, representing approximately              % of the economic interest in Shoals Parent LLC (or              LLC Interests, representing approximately              % of the economic interest in Shoals Parent LLC if the underwriters exercise in full their option to purchase additional shares of Class A common stock);

•	Shoals Technologies Group, Inc. will be the sole managing member of Shoals Parent LLC and will control the business and affairs of Shoals Parent LLC and its direct and indirect subsidiaries;

•

the Continuing Equity Owners will own (1)              LLC Interests of Shoals Parent LLC, representing approximately              % of the economic interest in Shoals Parent LLC (or              LLC Interests, representing approximately              % of the economic interest in Shoals Parent LLC if the underwriters exercise in full their option to purchase additional shares of Class A common stock) and (2)              shares of Class B common stock of Shoals Technologies Group, Inc., representing approximately              % of the combined voting power of all of Shoals Technologies Group, Inc.’s common stock (or              shares of Class B common stock of Shoals Technologies Group, Inc., representing approximately              % if the underwriters exercise in full their option to purchase additional shares of Class A common stock);

•

Oaktree (1) will own              shares of Class A common stock of Shoals Technologies Group, Inc. (or              shares of Class A common stock of Shoals Technologies Group, Inc. if the underwriters exercise in full their option to purchase additional shares of Class A common stock), representing approximately              % of the combined voting power of all of Shoals Technologies Group, Inc.’s common stock and approximately              % of the economic interest in Shoals Technologies Group, Inc. (or approximately              % of the combined voting power and approximately              % of the economic interest if the underwriters exercise in full their option to purchase additional shares of Class A common stock), and (2) through Shoals Technologies Group, Inc.’s ownership of LLC Interests, indirectly will hold approximately              % of the economic interest in Shoals Parent LLC (or approximately              % of the economic interest in Shoals Parent LLC if the underwriters exercise in full their option to purchase additional shares of Class A common stock); and

•

the purchasers in this offering will own (1)              shares of Class A common stock of Shoals Technologies Group, Inc. (or              shares of Class A common stock of Shoals Technologies Group, Inc. if the underwriters exercise in full their option to purchase additional shares of Class A common stock), representing approximately              % of the combined voting power of all of Shoals Technologies Group, Inc.’s common stock and approximately              % of the economic interest in Shoals Technologies Group, Inc. (or approximately              % of the combined voting power and approximately              % of the economic interest if the underwriters exercise in full their option to purchase additional shares of Class A common stock), and (2) through Shoals Technologies Group, Inc.’s ownership of LLC Interests, indirectly will hold approximately              % of the economic interest in Shoals Parent LLC (or approximately              % of the economic interest in Shoals Parent LLC if the underwriters exercise in full their option to purchase additional shares of Class A common stock).

Ownership Structure

The diagram below depicts our organizational structure after giving effect to the Transactions, including this offering, assuming no exercise by the underwriters of their option to purchase additional shares of Class A common stock.

Oaktree

Oaktree is a leader among global investment managers specializing in alternative investments, with $140 billion in assets under management as of September 30, 2020. The firm emphasizes an opportunistic, value-oriented and risk-controlled approach to investments in credit, private equity, real assets and listed equities. The firm has over 1,000 employees and offices in 19 cities worldwide.

Corporate Information

Shoals Technologies Group, Inc., the issuer of the Class A common stock in this offering, was incorporated as a Delaware corporation on November 4, 2020. Our principal executive offices are located at 1400 Shoals Way, Portland, Tennessee, 37148 and our telephone number is (615) 451-1400. Our principal website address is https://shoals.com. Information contained in, or accessible through, our website is not a part of, and is not incorporated into, this prospectus.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of relief from certain reporting requirements and other burdens that are otherwise applicable generally to public companies. These provisions include:

•	presenting only two years of audited financial statements and only two years of selected financial data;

•	an exemption from compliance with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act;

•	reduced disclosure about our executive compensation arrangements in our periodic reports, proxy statements, and registration statements; and

•	exemptions from the requirements of holding nonbinding advisory votes on executive compensation or golden parachute arrangements.

In addition, under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to avail ourselves of this exemption from new or revised accounting standards, and therefore, we will not be subject to the same new or revised accounting standards at the same time as other public companies that are not emerging growth companies or those that have opted out of using such extended transition period, which may make comparison of our financial statements with such other public companies more difficult. We may take advantage of these reporting exemptions until we no longer qualify as an emerging growth company or, with respect to adoption of certain new or revised accounting standards, until we irrevocably elect to opt out of using the extended transition period.

We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1.07 billion or more; (ii) the last day of our fiscal year following the fifth anniversary of the date of the completion of this offering; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; and (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC. We may choose to take advantage of some but not all of these reduced reporting burdens.

THE OFFERING

Issuer	Shoals Technologies Group, Inc.

Class A Common Stock Offered by Us	shares (or shares if the underwriters exercise in full their option to purchase additional shares).

Class A Common Stock Offered by the Selling Stockholder	shares (or shares if the underwriters exercise in full their option to purchase additional shares).

Underwriters’ Option to Purchase Additional Shares of Class A Common Stock from Us and the Selling Stockholder	shares.

Shares of Class A Common Stock to Be Outstanding Immediately After This Offering	shares, representing approximately % of the combined voting power of all of Shoals Technologies Group, Inc.’s common stock (or shares, representing approximately % of the combined voting power of all of Shoals Technologies Group, Inc.’s common stock if the underwriters exercise in full their option to purchase additional shares of Class A common stock), % of the economic interest in Shoals Technologies Group, Inc. and % of the indirect economic interest in Shoals Parent LLC.

Shares of Class B Common Stock to Be Outstanding Immediately After This Offering	shares, representing approximately % of the combined voting power of all of Shoals Technologies Group, Inc.’s common stock (or shares, representing approximately % of the combined voting power of all of Shoals Technologies Group, Inc.’s common stock if the underwriters exercise in full their option to purchase additional shares of Class A common stock and no economic interest in Shoals Technologies Group, Inc.).

LLC Interests to Be Held Directly by Us Immediately After This Offering	LLC Interests, representing approximately % of the economic interest in Shoals Parent LLC (or LLC Interests, representing approximately % of the economic interest in Shoals Parent LLC if the underwriters exercise in full their option to purchase additional shares of Class A common stock).

LLC Interests to Be Held Indirectly by the Selling Stockholder Immediately After This Offering	LLC Interests, representing approximately % of the economic interest in Shoals Parent LLC (or LLC Interests, representing approximately % of the economic interest in Shoals

Parent LLC if the underwriters exercise in full their option to purchase additional shares of Class A common stock).

LLC Interests to Be Held Directly by the Continuing Equity Owners Immediately After This Offering	LLC Interests, representing approximately % of the economic interest in Shoals Parent LLC (or LLC Interests, representing approximately % of the economic interest in Shoals Parent LLC if the underwriters exercise in full their option to purchase additional shares of Class A common stock).

Ratio of Shares of Class A Common Stock to LLC Interests	Our amended and restated certificate of incorporation and the Shoals Parent LLC Agreement will require that we and Shoals Parent LLC at all times maintain a one-to-one ratio between the number of shares of Class A common stock issued by us and the number of LLC Interests owned by us, except as otherwise determined by us.

Ratio of Shares of Class B Common Stock to LLC Interests	Our amended and restated certificate of incorporation and the Shoals Parent LLC Agreement will require that we and Shoals Parent LLC at all times maintain a one-to-one ratio between the number of shares of Class B common stock owned by the Continuing Equity Owners and their respective permitted transferees and the number of LLC Interests owned by the Continuing Equity Owners and their respective permitted transferees, except as otherwise determined by us. Immediately after the Transactions, the Continuing Equity Owners will together own 100% of the outstanding shares of our Class B common stock.

Permitted Holders of Shares of Class B Common Stock	Only the Continuing Equity Owners and the permitted transferees of Class B common stock as described in this prospectus will be permitted to hold shares of our Class B common stock. Shares of Class B common stock are transferable for shares of Class A common stock only together with an equal number of LLC Interests. See “Certain Relationships and Related Party Transactions—Shoals Parent LLC Agreement.”

Voting Rights	Holders of shares of our Class A common stock and our Class B common stock will vote together as a single class on all matters presented to stockholders for their vote or approval, except as otherwise required by law or our amended and restated certificate of incorporation. Each share of our Class A common stock entitles its holders to one vote per share, and each share of our Class B common stock entitles its holders to one vote per share on all matters presented to our stockholders generally. See “Description of Capital Stock.”

Redemption Rights of Holders of LLC Interests	The Continuing Equity Owners may, subject to certain exceptions, from time to time at each of their options require Shoals Parent LLC to redeem all or a portion of their LLC Interests in exchange for, at our election (determined solely by a majority of our directors who are disinterested), newly issued shares of our Class A common stock on a one-for-one basis or a cash payment equal to a volume-weighted average market price of one share of our Class A common stock for each LLC Interest so redeemed, in each case, in accordance with the terms of the Shoals Parent LLC Agreement; provided that, at our election (determined solely by a majority of our directors who are disinterested), we may effect a direct exchange by Shoals Technologies Group, Inc. of such Class A common stock or such cash, as applicable, for such LLC Interests. The Continuing Equity Owners may, subject to certain exceptions, exercise such redemption right for as long as their LLC Interests remain outstanding. See “Certain Relationships and Related Party Transactions—Shoals Parent LLC Agreement.” Simultaneously with the payment of cash or shares of Class A common stock, as applicable, in connection with a redemption or exchange of LLC Interests pursuant to the terms of the Shoals Parent LLC Agreement, a number of shares of our Class B common stock registered in the name of the redeeming or exchanging Continuing Equity Owner will automatically be transferred to the Company and will be cancelled for no consideration on a one-for-one basis with the number of LLC Interests so redeemed or exchanged.

Tax Receivable Agreement

We intend to enter into a Tax Receivable Agreement with our Founder and Oaktree substantially concurrently with or prior to the consummation of this offering. The Tax Receivable Agreement provides for the payment by us to our Founder and Oaktree, collectively, of 85% of the amount of tax benefits, if any, that we actually realize, or in some circumstances are deemed to realize, as a result of (i) Shoals Technologies Group, Inc.’s allocable share of existing tax basis acquired in connection with the Transactions (including Blocker’s share of existing tax basis) and increases to such allocable share of existing tax basis, (ii) certain increases in the tax basis of assets of Shoals Parent LLC and its subsidiaries resulting from purchases or exchanges of LLC Interests and (iii) certain other tax benefits related to our entering into the Tax Receivable Agreement, including tax benefits attributable to payments that we make under the Tax Receivable Agreement (collectively, the “Tax Attributes”). The payment obligations under the Tax Receivable Agreement are not conditioned upon any LLC Interest holder maintaining a continued ownership interest in us or Shoals Parent LLC and the rights of our Founder and Oaktree under the Tax Receivable Agreement are assignable. We expect to benefit from the remaining 15% of the tax benefits, if any, that we may actually realize. The actual Tax Attributes, as well as any amounts paid to our Founder and Oaktree under the Tax Receivable Agreement, will vary depending on a number of factors, including the timing of any future exchanges, the price of shares of our Class A common stock at the time of any future exchanges, the extent to which such exchanges are taxable, the amount and timing of our income and applicable tax rates. The payment obligations under the Tax Receivable Agreement are obligations of Shoals Technologies Group, Inc. and not of Shoals Parent LLC. See “Certain Relationships and Related Party Transactions—Tax Receivable Agreement.”

Use of Proceeds	We expect to receive approximately $ million based on an assumed initial public offering price of $ per share, which is the midpoint of the estimated price range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and offering expenses payable by us.

Shoals Technologies Group, Inc. intends to use the net proceeds from this offering to purchase LLC Interests (or LLC Interests if the underwriters exercise in full their option to purchase additional shares of Class A common stock) from Shoals Parent LLC and certain Continuing Equity Owners at a price per unit equal to the initial public offering price per share of Class A common stock in this offering less the underwriting discounts and commissions. We intend to use remaining proceeds, if any, for general corporate purposes to support the growth of the business.

Shoals Parent LLC intends to use the $ in net proceeds it receives from the sale of LLC Interests to Shoals Technologies Group, Inc. to prepay approximately $ of the outstanding borrowings under our New Senior Secured Credit Agreement.

We will not receive any proceeds from the sale of our Class A common stock by the selling stockholder.

Shoals Parent LLC will bear or reimburse Shoals Technologies Group, Inc. for all of the expenses of this offering. See “Use of Proceeds.”

Controlled Company	Upon completion of this offering, Oaktree will continue to beneficially own more than 50% of the voting power of our outstanding common stock. As a result, we intend to avail ourselves of the “controlled company” exemptions under the rules of Nasdaq, including exemptions from certain of the corporate governance listing requirements. See “Management—Controlled Company Exemption” and “Certain Relationships and Related Party Transactions.”

Dividend Policy	We did not declare any dividends in 2019 and 2018, and we currently do not anticipate paying any cash dividends after this offering and for the foreseeable future. Instead, we anticipate that all of our earnings in the foreseeable future will be used to repay debt, for working capital, to support our operations and to finance the growth and development of our business. Any future determination relating to dividend policy will be made at the discretion of our board of directors and will depend on a number of factors, including restrictions in our current and future debt instruments, our future earnings, capital requirements, financial condition, prospects, and applicable Delaware law, which provides that dividends are only payable out of surplus or current net profits. See “Dividend Policy.”

Listing	We have applied to list our Class A common stock on Nasdaq under the symbol “SHLS.”

Risk Factors	See “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our Class A common stock.

Unless we specifically state otherwise or the context otherwise requires, the share information in this prospectus:

•	assumes an initial public offering price of $ , the midpoint of the estimated price range set forth on the cover page of this prospectus;

•	assumes no exercise of the underwriters’ option to purchase up to an additional shares of Class A common stock from us and the selling stockholder in this offering; and

•

does not reflect the issuance of up to        % of the shares of Class A common stock outstanding at the closing of this offering (on a fully diluted basis) that are reserved for future grants or sale under our new long-term incentive plan (the “LTIP”).

SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

The following table presents summary historical consolidated financial data for Shoals Parent LLC and its subsidiaries as of the dates and for the periods indicated, as well as certain pro forma financial data of Shoals Parent LLC and Shoals Technologies Group, Inc. The summary consolidated statements of operations data and statements of cash flows data for the years ended December 31, 2018 and 2019 and the summary consolidated balance sheet data as of December 31, 2018 and 2019 are derived from the audited consolidated financial statements of Shoals Parent LLC included elsewhere in this prospectus. The summary consolidated statements of operations data and statements of cash flows data for the nine months ended September 30, 2019 and 2020 and the summary consolidated balance sheet data as of September 30, 2020 are derived from the unaudited interim condensed consolidated financial statements of Shoals Parent LLC which are included elsewhere in this prospectus.

Historically, our business has been operated through Shoals Parent LLC, together with its subsidiaries. Shoals Technologies Group, Inc. was formed for the purpose of this offering and has engaged to date only in activities in contemplation of this offering. Upon the completion of this offering, all of our business will continue to be conducted through Shoals Parent LLC, together with its subsidiaries, and the financial results of Shoals Parent LLC will be consolidated in our financial statements. Shoals Technologies Group, Inc. will be a holding company whose sole material asset will be the LLC Interests in Shoals Parent LLC. For more information regarding the organizational transactions and holding company structure, see “Organizational Structure.”

The unaudited interim condensed consolidated financial statements include all normal recurring adjustments necessary, in the opinion of management, to summarize the financial positions and results for the period presented. Our historical results are not necessarily indicative of our results to be expected in any future period, and the historical results for the nine months ended September 30, 2020 are not necessarily indicative of the results that may be expected for the full year.

The unaudited pro forma consolidated balance sheet as of September 30, 2020 presents the consolidated financial position of Shoals Parent LLC after giving pro forma effect to the Transactions, excluding this offering, and Shoals Technologies Group, Inc. adjusted for this offering and the contemplated use of the net proceeds from this offering as described under “Organization Structure” and “Use of Proceeds” as if such transactions had occurred as of the balance sheet date. The unaudited pro forma consolidated statements of operations for the year ended December 31, 2019 and the nine months ended September 30, 2020 present the consolidated results of operations of Shoals Parent LLC after giving pro forma effect to the Transactions, excluding this offering, and Shoals Technologies Group, Inc. adjusted for this offering and the contemplated use of the net proceeds from this offering as described under “Organization Structure” and “Use of Proceeds” as if such transactions had occurred on January 1, 2019. The pro forma adjustments are based on available information and upon assumptions that our management believes are reasonable in order to reflect, on a pro forma basis, the impact of the Transactions, excluding this offering, and as further adjusted for this offering, on the historical financial information of Shoals Parent LLC. The unaudited pro forma consolidated financial information is subject to change based on the actual initial public offering price, the number of common shares sold in this offering, and other terms of this offering determined at pricing. The unaudited pro forma consolidated financial information is included for informational purposes only and does not purport to reflect the results of operations or financial position of Shoals Technologies Group, Inc. that would have occurred had it operated according to the organizational structure set forth herein to be in place post-offering as a standalone public company during the periods presented.

The summary of our consolidated financial data and our condensed consolidated interim financial data set forth below and the pro forma financial data should be read together with our consolidated financial statements and our condensed consolidated interim financial statements and the related notes, as well as the sections captioned “Selected Consolidated Financial and Other Data,” “Unaudited Pro Forma Consolidated Financial

Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this prospectus.

	Shoals Parent, LLC				Pro Forma Shoals Technologies Group, Inc.
	Year Ended December 31,		Nine Months Ended September 30,		Year Ended December 31, 2019	Nine Months Ended September 30, 2020
	2018	2019	2019	2020
			(unaudited)		(unaudited)
	($ in thousands, except per share amounts)
Consolidated Statements of Operations Data:
Revenues	$103,750	$144,496	$106,613	$136,765	$	$
Cost of revenue	75,582	100,284	74,874	85,061

Gross profit	28,168	44,212	31,739	51,704
Operating expenses:
General and administrative expenses	8,904	9,065	6,795	15,390
Depreciation and amortization	8,177	8,217	6,156	6,194

Total operating expenses	17,081	17,282	12,951	21,584

Income from operations	11,087	26,930	18,788	30,120
Interest expense, net	(2,440)	(1,787)	1,481	601

Net income	$8,647	$25,143	$17,307	$29,519	$	$

Pro forma net income per share data(1) (unaudited):
Pro forma weighted average shares of Class A common stock outstanding:
Basic

Diluted

Pro forma net income available to Class A common stock per share:
Basic					$	$

Diluted					$	$

	Shoals Parent LLC			Pro Forma Shoals Parent LLC(2)	Pro Forma Shoals Technologies Group, Inc.(2)
	As of December 31,		As of September 30, 2020
	2018	2019
			(unaudited)
			(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$108	$7,082	$9,245	$4,245	$
Total assets	$185,533	$187,607	$194,497	$189,497	$
Total liabilities	$47,251	$37,701	$19,209	$370,013	$
Total members’ equity/stockholders’ equity	$138,282	$149,906	$175,288	$(180,516)	$

	Shoals Parent LLC
	Year Ended December 31,		Nine Months Ended September 30,
	2018	2019	2019	2020
			(unaudited)
	(in thousands)
Statement of Cash Flows Data:
Net cash provided by operating activities	$3,001	$36,182	$28,687	$38,115
Net cash used in investing activities	$(1,405)	$(1,719)	$(1,409)	$(2,786)
Net cash used in financing activities	$(19,161)	$(27,489)	$(22,903)	$(33,166)

	Shoals Parent LLC
	Year Ended December 31,		Nine Months Ended September 30,
	2018	2019	2019	2020
	(in thousands)
Other Financial Information (unaudited):
Adjusted EBITDA(3)	$21,130	$36,779	$26,102	$46,806
Adjusted Net Income(3)	$17,684	$33,813	$23,771	$45,176

(1)

See Note 6 to the unaudited pro forma consolidated statements of operations for the year ended December 31, 2019 and the nine months ended September 30, 2020 in “Unaudited Pro Forma Consolidated Financial Information” for the calculation of pro forma basic net income per share and pro forma diluted net income per share.

(2)	See unaudited pro forma consolidated balance sheet at September 30, 2020 in “Unaudited Pro Forma Consolidated Financial Information.”

(3)

We define Adjusted EBITDA as net income plus (i) interest expense, net, (ii) depreciation expense, (iii) amortization of intangibles, (iv) equity based compensation, (v) COVID-19 expenses and (vi) non-recurring and other expenses. We define Adjusted Net Income as net income plus (i) amortization of intangibles, (ii) equity based compensation, (iii) COVID-19 expenses and (iv) non-recurring and other expenses.

Adjusted EBITDA and Adjusted Net Income are intended as supplemental measures of performance that are neither required by, nor presented in accordance with, generally accepted accounting principles in the U.S. (“GAAP”). We present Adjusted EBITDA and Adjusted Net Income because we believe they assist investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. In addition, we use Adjusted EBITDA and Adjusted Net Income: (i) as factors in evaluating management’s performance when determining incentive compensation; (ii) to evaluate the effectiveness of our business strategies; and (iii) because our credit agreement uses measures similar to Adjusted EBITDA and Adjusted Net Income to measure our compliance with certain covenants.

Among other limitations, Adjusted EBITDA and Adjusted Net Income do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments; do not reflect the impact of certain cash charges resulting from matters we consider not to be indicative of our ongoing operations; do not reflect income tax expense or benefit; and other companies in our industry may calculate Adjusted EBITDA and Adjusted Net Income differently than we do, which limits their usefulness as comparative measures.

Because of these limitations, Adjusted EBITDA and Adjusted Net Income should not be considered in isolation or as substitutes for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA and Adjusted Net Income on a supplemental basis. You should review the reconciliation of net income to Adjusted EBITDA and Adjusted Net Income below and not rely on any single financial measure to evaluate our business.

The following table reconciles net income to Adjusted EBITDA for the years ended December 31, 2018 and 2019 and the nine months ended September 30, 2019 and 2020, respectively:

	Shoals Parent LLC
	Year Ended December 31,		Nine Months Ended September 30,
	2018	2019	2019	2020
	(in thousands)
Net income	$8,647	$25,143	$17,307	$29,519
Interest expense	2,440	1,787	1,481	601
Depreciation expense	1,006	1,179	850	1,029
Amortization of intangibles	7,984	7,984	5,988	5,988
Equity based compensation	—	—	—	7,219
COVID-19 expenses(a)	—	—	—	2,006
Non-recurring and other expenses(b)	1,053	686	476	444

Adjusted EBITDA	$21,130	$36,779	$26,102	$46,806

(a)

Represents costs incurred as a direct impact from the COVID-19 pandemic, disinfecting and reconfiguration of facilities, medical professionals to conduct daily screenings of employees, premium pay during the pandemic to hourly workers and direct legal costs associated with the pandemic.

(b)	Represents certain costs associated with non-recurring professional services, Oaktree’s expenses and other costs.

The following table reconciles net income to Adjusted Net Income for the years ended December 31, 2018 and 2019 and the nine months ended September 30, 2019 and 2020, respectively:

	Shoals Parent LLC
	Year Ended December 31,		Nine Months Ended September 30,
	2018	2019	2019	2020
	(in thousands)
Net income	$8,647	$25,143	$17,307	$29,519
Amortization of intangibles	7,984	7,984	5,988	5,988
Equity based compensation	—	—	—	7,219
COVID-19 expenses(a)	—	—	—	2,006
Non-recurring and other expenses(b)	1,053	686	476	444

Adjusted Net Income	$17,684	$33,813	$23,771	$45,176

(a)

Represents costs incurred as a direct impact from the COVID-19 pandemic, disinfecting and reconfiguration of facilities, medical professionals to conduct daily screenings of employees, premium pay during the pandemic to hourly workers and direct legal costs associated with the pandemic.

(b)	Represents certain costs associated with non-recurring professional services, Oaktree’s expenses and other costs.

RISK FACTORS

Investing in our Class A common stock involves a substantial risk of loss. You should carefully consider these risk factors, together with all of the other information included in this prospectus, before you decide to purchase shares of our Class A common stock. If any of the following risks occur, it could have a material adverse effect on our business, financial condition or results of operations. In that case, the trading price of our Class A common stock could decline, and you could lose part or all of your investment. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. See the section of this prospectus captioned “Special Note Regarding Forward-Looking Statements.”

Risks Related to Our Business and Our Industry

If demand for solar energy projects does not continue to grow or grows at a slower rate than we anticipate, our business will suffer.

Our solution is utilized in solar energy projects. As a result, our future success depends on continued demand for solar energy solutions and the ability of solar equipment vendors to meet this demand. The solar industry is an evolving industry that has experienced substantial changes in recent years, and we cannot be certain that consumers and businesses will adopt solar energy as an alternative energy source at levels sufficient to grow our business. If demand for solar energy fails to develop sufficiently, demand for our products will decrease, which would have an adverse impact on our ability to increase our revenue and grow our business.

Existing electric utility industry policies and regulations, and any subsequent changes, may present technical, regulatory and economic barriers to the purchase and use of solar energy systems that may significantly reduce demand for our products or harm our ability to compete.

Federal, state, local and foreign government regulations and policies concerning the broader electric utility industry, as well as internal policies and regulations promulgated by electric utilities and organized electric markets with respect to fees, practices, and rate design, heavily influence the market for electricity generation products and services. These regulations and policies often affect electricity pricing and the interconnection of generation facilities, and can be subject to frequent modifications by governments, regulatory bodies, utilities and market operators. For example, changes in fee structures, electricity pricing structures, and system permitting, interconnection and operating requirements can deter purchases of renewable energy products, including solar energy systems, by reducing anticipated revenues or increasing costs or regulatory burdens for would-be system purchasers. The resulting reductions in demand for solar energy systems could harm our business, prospects, financial condition and results of operations.

A significant recent development in renewable-energy pricing policies in the U.S. occurred on July 16, 2020, when the Federal Energy Regulatory Commission (“FERC”) issued a final rule amending regulations that implement the Public Utility Regulatory Policies Act (“PURPA”). Among other requirements, PURPA mandates that electric utilities buy the output of certain renewable generators, including qualifying solar energy facilities, below established capacity thresholds. PURPA also requires that such sales occur at a utility’s “avoided cost” rate. FERC’s PURPA reforms include modifications (1) to how regulators and electric utilities may establish avoided cost rates for new contracts; (2) that reduce from 20 MW to 5 MW the capacity threshold above which a renewable-energy qualifying facility is rebuttably presumed to have nondiscriminatory market access, thereby removing the requirement for utilities to purchase its output; (3) that require regulators to establish criteria for determining when an electric utility incurs a legally enforceable obligation to purchase from a PURPA facility; and (4) that reduce barriers for third parties to challenge PURPA eligibility. The net effect of these changes is uncertain, as FERC’s final rules do not become effective until 120 days after publication in the Federal Register, and some changes will not become fully effective until states and other jurisdictions implement the new authorities provided by FERC. In general, however, FERC’s PURPA reforms have the potential to reduce prices for the output from certain new renewable generation projects while also narrowing the scope of PURPA eligibility for new projects. These effects could reduce demand for PURPA-eligible solar energy systems and could harm our business, prospects, financial condition and results of operations.

Changes in other current laws or regulations applicable to us or the imposition of new laws, regulations or policies in the U.S., Europe or other jurisdictions in which we do business could have a material adverse effect on our business, financial condition and results of operations. Any changes to government, utility or electric market regulations or policies that favor electric utilities, non-solar generation, or other market participants, or that make construction or operation of new solar generation facilities more expensive or difficult, could reduce the competitiveness of solar energy systems and cause a significant reduction in demand for our products and services and adversely impact our growth. In addition, changes in our products or changes in export and import laws and implementing regulations may create delays in the introduction of new products in international markets, prevent our customers from deploying our products internationally or, in some cases, prevent the export or import of our products to certain countries altogether. Any such event could have a material adverse effect on our business, financial condition and results of operations.

Our industry has historically been cyclical and experienced periodic downturns.

Our future success partly depends on continued demand for solar PV systems in the end markets we serve. The solar industry has historically been cyclical and has experienced periodic downturns, which may affect the demand for the products that we manufacture. The solar industry has undergone challenging business conditions, mainly as a result of overproduction, and reductions in applicable governmental subsidies, contributing to demand decreases. Although the solar industry has been experiencing significant changes over the past years, there is no assurance that the solar industry will not suffer significant downturns in the future, which will adversely affect demand for our solar products and our results of operations.

If we fail to, or incur significant costs in order to, obtain, maintain, protect, defend or enforce our intellectual property and other proprietary rights, our business and results of operations could be materially harmed.

Our success depends to a significant degree on our ability to protect our intellectual property and other proprietary rights. We rely on a combination of patent, trademark, copyright, trade secret and unfair competition laws, as well as confidentiality and license agreements and other contractual provisions, to establish and protect our intellectual property and other proprietary rights. Such means may afford only limited protection of our intellectual property and may not (i) prevent our competitors from duplicating our processes or technology; (ii) prevent our competitors from gaining access to our proprietary information and technology; or (iii) permit us to gain or maintain a competitive advantage.

We generally seek or apply for patent protection as and if we deem appropriate, based on then-current facts and circumstances. We have applied for patents in the United States, some of which have been issued. We cannot guarantee that any of our pending patent applications or other applications for intellectual property registrations will be issued or granted or that our existing and future intellectual property rights will be sufficiently broad to protect our proprietary technology. While a presumption of validity exists with respect to United States patents issued to us, there can be no assurance that any of our patents, patent applications, or other intellectual property rights will not be, in whole or in part, opposed, contested, challenged, invalidated, circumvented, designed around, or rendered unenforceable. If we fail to obtain issuance of patents or registration of other intellectual property, or our patent claims or other intellectual property rights are rendered invalid or unenforceable, or narrowed in scope, pursuant to, for example, judicial or administrative proceedings, including reexamination, post-grant review, interference, opposition, or derivation proceedings, the coverage of patents and other intellectual property rights afforded our products could be impaired. Even if we are to obtain issuance of further patents or registration of other intellectual property, such intellectual property could be subjected to attacks on ownership, validity, enforceability, or other legal attacks. Any such impairment or other failure to obtain sufficient intellectual property protection could impede our ability to market our products, negatively affect our competitive position and harm our business and operating results, including by forcing us to, among other things, rebrand or redesign our affected products. Moreover, our patents and patent applications may only cover particular aspects of our products, and competitors and other third parties may be able to circumvent or design around our patents. Competitors may develop and obtain patent protection for more effective technologies, designs or methods. There can be no assurance that third parties will not create new products or methods that achieve similar or better results without infringing upon patents we own. If these developments occur, they could have an adverse effect on our sales or market position.

In countries where we have not applied for patent protection or trademark or other intellectual property registration or where effective patent, trademark, trade secret, and other intellectual property laws and judicial systems may not be available to the same extent as in the United States, we may be at greater risk that our proprietary rights will be circumvented, misappropriated, infringed, or otherwise violated. Filing, prosecuting, maintaining, and defending our intellectual property in all countries throughout the world may be prohibitively expensive, and we may choose to forgo such activities in some applicable jurisdictions. The lack of adequate legal protections of intellectual property or failure of legal remedies or related actions in jurisdictions outside of the United States could have a material adverse effect on our business, financial condition, results of operations, and prospects.

We may in the future need to initiate infringement claims or litigation in order to try to protect or enforce our intellectual property rights. Litigation, whether we are a plaintiff or a defendant, can be expensive and time consuming and may divert the efforts of our management and other personnel, which could harm our business, whether or not such litigation results in a determination favorable to us. Litigation also puts our patents or other intellectual property at risk of being invalidated or interpreted narrowly and our patent applications or applications for other intellectual property registrations at risk of not issuing. Additionally, any enforcement of our patents or other intellectual property may provoke third parties to assert counterclaims against us. Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations and prospects.

If we are unable to protect the confidentiality of our trade secrets, our business and competitive position would be harmed.

We rely heavily on trade secrets and nondisclosure agreements to protect our unpatented know-how, technology, and other proprietary information, and to maintain our competitive position. However, trade secrets and know-how can be difficult to protect. We seek to protect these trade secrets and other proprietary technology, in part, by entering into nondisclosure and confidentiality agreements with parties who have access to them, such as our employees, consultants, and other third parties. However, we cannot guarantee that we have entered into such agreements with each party that has or may have had access to our proprietary information, know-how and trade secrets. Moreover, no assurance can be given that these agreements will be effective in controlling access to, distribution, use, misuse, misappropriation, or disclosure of our proprietary information, know-how and trade secrets. Further, these agreements may not prevent our competitors from independently developing technologies that are substantially equivalent or superior to ours. These agreements may be breached, and we may not have adequate remedies for any such breach. Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations and prospects.

We may be subject to claims that our employees, consultants, or advisors have wrongfully used or disclosed alleged trade secrets of their current or former employers or claims asserting ownership of what we regard as our own intellectual property.

Many of our employees and consultants are currently or were previously employed at other companies in our field, including our competitors or potential competitors. Although we try to ensure that our employees and consultants do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that we or these individuals have used or disclosed intellectual property, including trade secrets or other proprietary information, of any such individual’s current or former employer. Litigation may be necessary to defend against these claims. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management.

In addition, while it is our policy to require our employees and contractors who may be involved in the conception or development of intellectual property to execute agreements assigning such intellectual property to us, we may be unsuccessful in executing such an agreement with each party who, in fact, conceives or develops intellectual property that we regard as our own. The assignment of intellectual property rights may not be self-executing, or the assignment agreements may be breached, and we may be forced to bring claims against third parties or defend claims that they may bring against us to determine the ownership of what we regard as our intellectual property. Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations and prospects.

If our trademarks and trade names are not adequately protected, we may not be able to build name recognition in our markets of interest, and our competitive position may be harmed.

The registered or unregistered trademarks or trade names that we own may be challenged, infringed, circumvented, declared generic, lapsed or determined to be infringing on or dilutive of other marks. We may not be able to protect our rights in these trademarks and trade names, which we need in order to build name recognition with potential members. In addition, third parties may file for registration of trademarks similar or identical to our trademarks, thereby impeding our ability to build brand identity and possibly leading to market confusion. If they succeed in registering or developing common-law rights in such trademarks, and if we are not successful in challenging such third-party rights, we may not be able to use these trademarks to develop brand recognition of our technologies, products or services. In addition, there could be potential trade name or trademark infringement claims brought by owners of other registered trademarks or trademarks that incorporate variations of our registered or unregistered trademarks or trade names. If we are unable to establish name recognition based on our trademarks and trade names, we may not be able to compete effectively, which could have a material adverse effect on our business, financial condition, results of operations and prospects.

We may need to defend ourselves against third-party claims that we are infringing, misappropriating or otherwise violating others’ intellectual property rights, which could divert management’s attention, cause us to incur significant costs, and prevent us from selling or using the technology to which such rights relate.

Our competitors and other third parties hold numerous patents related to technology used in our industry and may hold or obtain patents, copyrights, trademarks or other intellectual property rights that could prevent, limit, or interfere with our ability to make, use, develop, sell or market our products and services, which could make it more difficult for us to operate our business. From time to time, we may be subject to claims of infringement, misappropriation, or other violation of patents or other intellectual property rights and related litigation, and if we gain greater recognition in the market, we face a higher risk of being the subject of these types of claims. Regardless of their merit, responding to such claims can be time consuming, can divert management’s attention and resources, and may cause us to incur significant expenses in litigation or settlement, and we cannot be certain that we would be successful in defending against any such claims in litigation or other proceedings. If we do not successfully defend or settle an intellectual property claim, we could be liable for significant monetary damages and could be prohibited from continuing to use certain technology, business methods, content, or brands, and from making, selling or incorporating certain components or intellectual property into the products and services we offer. As a result, we could be forced to redesign our products and services and/or to establish and maintain alternative branding for our products and services. To avoid litigation or being prohibited from marketing or selling the relevant products or services, we could seek a license from the applicable third party, which could require us to pay significant royalties, licensing fees, or other payments, increasing our operating expenses. If a license is not available at all or not available on reasonable terms, we may be required to develop or license a non-violating alternative, either of which could be infeasible or require significant effort and expense. If we cannot license or develop a non-violating alternative, we would be forced to limit or stop sales of our offerings and may be unable to effectively compete. Moreover, there could be public announcements of the results of hearings, motions or other interim proceedings or developments, and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our Class A common stock. Any of these results would materially and adversely affect our business, financial condition, results of operations and prospects. Finally, any litigation or claims, whether or not valid, could result in substantial costs, negative publicity and diversion of resources and management attention, any of which could have a material adverse effect on our business, financial condition, results of operations and prospects.

We may experience delays, disruptions or quality control problems in our manufacturing operations in part due to our vendor concentration.

Our product development, manufacturing and testing processes are complex and require significant technological and production process expertise, and we depend on a limited number of vendors and suppliers. Any vendor delay or disruption could cause a delay or disruption in our ability to meet customer requirements which may result in a loss of customers. Such processes involve a number of precise steps from design to production. Any change in our processes could cause one or more production errors, requiring a temporary suspension or delay in our production line until the errors can be researched, identified and properly addressed and rectified. This may occur particularly as we introduce new products, modify our engineering and production techniques, and/or expand our capacity. In addition, our failure to maintain appropriate quality assurance processes could result in increased product failures, loss of customers, increased warranty reserve, increased production and logistics costs and delays. Any of these developments could have a material adverse effect on our business, financial condition, and results of operations.

The interruption of the flow of components and materials from international vendors could disrupt our supply chain, including as a result of the imposition of additional duties, tariffs and other charges on imports and exports.

We purchase some of our components and materials outside of the United States through arrangements with various vendors. Political, social or economic instability in these regions, or in other regions where our products are made, could cause disruptions in trade. Actions in various countries have created uncertainty with respect to tariff impacts on the costs of some of our components and materials. The degree of our exposure is dependent on (among other things) the type of materials, rates imposed, and timing of the tariffs. Other events that could also cause disruptions to our supply chain include:

•	the imposition of additional trade law provisions or regulations;

•	the imposition of additional duties, tariffs and other charges on imports and exports, including as a result of the escalating trade war between China and the United States;

•

the potential imposition of restrictions on our acquisition, importation, or installation of equipment under future U.S. regulations implementing the Executive Order on Securing the United States Bulk-Power System;

•	quotas imposed by bilateral trade agreements;

•	foreign currency fluctuations;

•	natural disasters;

•

public health issues and epidemic diseases, their effects (including any disruptions they may cause) or the perception of their effects, such as the ongoing novel coronavirus outbreak originating in China;

•	theft;

•	restrictions on the transfer of funds;

•	the financial instability or bankruptcy of vendors; and

•	significant labor disputes, such as dock strikes.

We cannot predict whether the countries in which our components and materials are sourced, or may be sourced in the future, will be subject to new or additional trade restrictions imposed by the United States or other foreign governments, including the likelihood, type or effect of any such restrictions. Trade restrictions, including new or increased tariffs or quotas, border taxes, embargoes, safeguards and customs restrictions against certain components and materials, as well as labor strikes and work stoppages or boycotts, could increase the cost or reduce or delay the supply of components and materials available to us and adversely affect our business, financial condition or results of operations.

Changes in the United States trade environment, including the imposition of import tariffs, could adversely affect the amount or timing of our revenues, results of operations or cash flows.

Escalating trade tensions, particularly between the United States and China, have led to increased tariffs and trade restrictions, including tariffs applicable to certain materials and components for our products or for products used in solar energy projects more broadly, such as module supply and availability. More specifically, in March 2018, the United States imposed a 25% tariff on steel imports and a 10% tariff on aluminum imports pursuant to Section 301 of the Trade Act of 1974 and has imposed additional tariffs on steel and aluminum imports pursuant to Section 232 of the Trade Expansion Act of 1962. Additionally, in January 2018, the United States adopted a tariff on imported solar modules and cells pursuant to Section 201 of the Trade Act of 1974. The tariff was initially set at 30%, with a gradual reduction over four years to 15%. This tariff may indirectly affect us by impacting the financial viability of solar energy projects, which could in turn reduce demand for our products. Furthermore, in July 2018, the United States adopted a 10% tariff on a long list of products imported from China under Section 301 of the Trade Act of 1974, including inverters and power optimizers, which became effective on September 24, 2018. In June 2019, the U.S. Trade Representative increased the rate of such tariffs from 10% to 25%. These tariffs could impact the solar energy projects in which our products are used, which could lead to decreased demand for our products.

On January 15, 2020, the United States and China entered into an initial trade deal that preserves the bulk of the tariffs placed in 2018 and maintains a threat of additional tariffs should China breach the terms of the deal.

Tariffs and the possibility of additional tariffs in the future have created uncertainty in the industry. If the price of solar systems in the United States increases, the use of solar systems could become less economically feasible and could reduce our gross margins or reduce the demand of solar systems manufactured and sold, which in turn may decrease demand for our products. Additionally, existing or future tariffs may negatively affect key customers, suppliers, and manufacturing partners. Such outcomes could adversely affect the amount or timing of our revenues, results of operations or cash flows, and continuing uncertainty could cause sales volatility, price fluctuations or supply shortages or cause our customers to advance or delay their purchase of our products. It is difficult to predict what further trade-related actions governments may take, which may include additional or increased tariffs and trade restrictions, and we may be unable to quickly and effectively react to such actions.

We face risks related to actual or threatened health epidemics, such as the COVID-19 pandemic, and other outbreaks, which could significantly disrupt our manufacturing and operations.

Our business could be adversely impacted by the effects of a widespread outbreak of contagious disease, including the recent outbreak of respiratory illness caused by a novel coronavirus (“COVID-19”) pandemic. Any widespread outbreak of contagious diseases, and other adverse public health developments, could cause disruption to, among other things, our ground operations at project sites, our manufacturing facilities and our suppliers and vendors and have a material and adverse effect on our business operations. While we have only experienced a short term work stoppage at the onset of the pandemic, our ground operations at project sites, our manufacturing facilities and our suppliers and vendors could be disrupted by worker absenteeism, quarantines, shortage of COVID-19 test kits and personal protection equipment for employees, office and factory closures, disruptions to ports and other shipping infrastructure, or other travel or health-related restrictions. If our ground operations at project sites, our manufacturing facilities and our suppliers or vendors are so affected, our supply chain, manufacturing and product shipments will be delayed, which could adversely affect our business, operations and customer relationships. In response to the COVID-19 pandemic, in the first half of 2020, we paid our employees an hourly incentive fee to address worker absenteeism, which resulted in increased operating expenses, and there can be no assurances that such payments will not be necessary in the future. We also implemented adjustments to our operations designed to keep employees safe and comply with federal, state and local guidelines, including those regarding social distancing. For the nine months ended September 30, 2020, the Company incurred $2.0 million in COVID-19 related costs, including disinfecting and reconfiguration of facilities, medical professionals to conduct daily screening of employees, premium pay during the pandemic to hourly workers and direct legal costs associated with the pandemic. There can be no assurances that such costs will not be incurred in the future. In addition, the macroeconomic effects of the COVID-19 pandemic in the United States and other markets has resulted in a widespread health crisis that has adversely affected the economies and financial markets of many countries, resulting in an economic downturn that could affect demand for our products and impact our operating results.

Given the ongoing and dynamic nature of the circumstances, it is difficult to predict the full impact of the COVID-19 pandemic on our business. The extent of such impact will depend on future developments, which are highly uncertain, including when the COVID-19 pandemic can be controlled and abated, and cannot be predicted at this time. Further, while jurisdictions in which we operate have gradually allowed the reopening of businesses and other organizations and removed the sheltering restrictions, it is premature to assess whether doing so will result in a meaningful increase in economic activity and the impact of such actions on further COVID-19 cases.

Although we have thus far avoided significant impact to performance of operations, and have not incurred, to date, liquidated damages due to delay, we have encountered, and could encounter in the future, project delays due to impacts on suppliers, customers, or others. The duration and intensity of these impacts and resulting disruption to our operations is uncertain and continues to evolve as of the date of this registration statement. Accordingly, management will continue to monitor the impact of the global situation on its financial condition, liquidity, operations, suppliers, industry, and workforce.

To the extent the COVID-19 pandemic adversely affects our financial condition, operating results and cash flows, it may also have the effect of heightening many of the other risks described in this “Risk Factors” section, such as those relating to our high level of indebtedness, our need to generate sufficient cash flows to service our indebtedness and our ability to comply with the covenants contained in the agreements that govern our indebtedness.

We may not be eligible to participate in the relief programs provided under the recently adopted Coronavirus Aid Relief, and Economic Security (CARES) Act, and even if we are eligible, we may not realize any material benefits from participating in such programs.

The U.S. government has taken a number of actions to mitigate the impact of the COVID-19 pandemic on the U.S. economy. Among other steps taken, the Federal Reserve cut the federal funds rate in March 2020 and also lowered the interest rate on emergency lending at the discount window and lengthened the term of loans to 90 days. On March 27, 2020, the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”) was signed into law. Key provisions of the CARES Act include one-time payments to individuals, strengthened unemployment insurance, additional health-care funding, loans and grants to certain businesses, and temporary amendments to the U.S. Internal Revenue Code of 1986, as amended (the “Code”). The Small Business Administration was tapped to lead the effort to loan funds to small businesses, in conjunction with banks. The Federal Reserve and the U.S. Treasury have also responded with lending programs under the CARES Act. Further, the Federal Reserve has intervened with a number of credit facilities intended to keep the capital markets liquid.

The CARES Act, among other things, includes provisions relating to refundable payroll tax credits, deferment of employer-side social security payments, net operating loss carryback periods, alternative minimum tax credit refunds, modifications to net interest deduction limitations, increased limitations on qualified charitable contributions, and technical corrections to tax depreciation methods for qualified improvement property. While we have not been eligible to participate in certain relief programs provided under the CARES Act, such as the Paycheck Protection Program, we are evaluating the applicability of other relief programs provided under the CARES Act to the Company and the potential impacts on our business.

Accounting for the income tax effects of the CARES Act and subsequent guidance issued will require complex new calculations to be performed and significant judgments in interpreting the legislation. Additional guidance may be issued on how the provisions of the CARES Act will be applied or otherwise administered that is different from our interpretation. We continue to examine the impact that the CARES Act may have on our business. We began deferring the employer portion of social security payments in April 2020.

While we may determine to apply for such credits or other tax benefits provided under the CARES Act, there is no guarantee that we will meet any eligibility requirements to benefit from any of the tax relief provisions under the CARES Act or, even if we are able to participate, that such provisions will provide meaningful benefit to our business.

The viability and demand for solar energy and the demand for our products are impacted by many factors outside of our control, which makes it difficult to predict our future prospects.

The viability and demand for solar energy, and in turn, our products, may be affected by many factors outside of our control. Our significant growth and expansion, combined with the rapidly evolving and competitive nature of our industry, makes it difficult to predict our future prospects. We have limited insight into emerging trends that may adversely affect our business, financial condition, results of operations and prospects. We have encountered and will continue to encounter risks and difficulties frequently experienced by growing companies in rapidly changing industries, including unpredictable and volatile revenues and increased expenses as we continue to grow our business. Some of the factors outside of our control that may impact the viability and demand for solar energy include:

•

cost competitiveness, reliability and performance of solar energy systems compared to conventional and non-solar renewable energy sources and products and cost competitiveness, reliability and performance of our products compared to our competitors;

•	availability and scale and scope of government subsidies and incentives to support the development and deployment of solar energy solutions;

•	prices of traditional carbon-based energy sources;

•	levels of investment by end users of solar energy projects, which tend to decrease when economic growth slows; and

•	the emergence, continuance or success of, or increased government support for, other alternative energy generation technologies and products.

If we do not manage these risks and overcome these difficulties successfully, our business will suffer.

The market for our products is competitive, and we may face increased competition as new and existing competitors introduce EBOS system solutions and components, which could negatively affect our results of operations and market share.

The market for EBOS system solutions and components, including cable assemblies, inline fuses, combiners, disconnects, recombiners, wireless monitoring systems, junction boxes, transition enclosures and splice boxes, is competitive. Our principal competitors include SolarBOS Inc., Bentek Corporation and ConnectPV, Inc. We compete on the basis of product performance and features, installation cost, reliability and duration of product warranty, sales and distribution capabilities, and training and customer support. Competition may intensify as new and existing competitors enter the market. If our competitors introduce new technologies that are successful in offering a price competitive and technological attractive EBOS system solutions and components, it may become more difficult for us to maintain market share.

Several of our existing and potential competitors may have or obtain the financial resources to offer competitive products at aggressive or below-market pricing levels, which could cause us to lose sales or market share or require us to lower prices for our products in order to compete effectively. If we have to reduce our prices by more than we anticipated, or if we are unable to offset any future reductions in our average selling prices by increasing our sales volume, reducing our costs and expenses or introducing new products, our revenues and gross profit will suffer.

In addition, competitors may be able to develop new products more quickly than us, may partner with other competitors to provide combined technologies and competing solutions and may be able to develop products that are more reliable or that provide more functionality than ours.

A loss of one or more of our significant customers, their inability to perform under their contracts, or their default in payment could harm our business and negatively impact revenue, results of operations, and cash flow.

We are dependent on a relatively small number of customers for our sales, and a small number of customers have historically accounted for a material portion of our revenue. The loss of any one of the Company’s significant customers, their inability to perform under their contracts, or their default in payment could have a materially adverse effect on the revenues and profits of the Company. Further, the Company’s trade accounts receivable are from companies within the solar industry, and as such, the Company is exposed to normal industry credit risks. For the near future, we may continue to derive a significant portion of our net sales from a small number of customers. For the year ended December 31, 2019, our two largest customers represented approximately 59% of our revenue. Our top five customers accounted for approximately 80% of our revenue for the year ended December 31, 2019. For the nine months ended September 30, 2020, our two largest customers represented approximately 40% of our revenue. Our top five customers accounted for approximately 66% of our revenue for the nine months ended September 30, 2020. Accordingly, loss of a significant customer or a significant reduction in pricing or order volume from a significant customer could materially reduce net sales and operating results in any reporting period.

The reduction, elimination or expiration of government incentives for, or regulations mandating the use of, renewable energy and solar energy specifically could reduce demand for solar energy systems and harm our business.

Federal, state, local and foreign government bodies provide incentives to owners, end users, distributors, system integrators and manufacturers of solar energy systems to promote solar electricity in the form of rebates, tax credits and other financial incentives such as system performance payments, payments of renewable energy credits associated with renewable energy generation, and an exclusion of solar energy systems from property tax assessments.

The range and duration of these incentives varies widely by jurisdiction. Our customers typically use our systems for grid-connected applications wherein solar power is sold under a power purchase agreement or into an organized electric market. This segment of the solar industry has historically depended in large part on the availability and size of government incentives and regulations mandating the use of renewable energy. Consequently, the reduction, elimination or expiration of government incentives for grid-connected solar electricity or regulations mandating the use of renewable energy may negatively affect the competitiveness of solar electricity relative to conventional and non-solar renewable sources of electricity and could harm or halt the growth of the solar electricity industry and our business. These subsidies and incentives may expire on a particular date, end when the allocated funding is exhausted or be reduced or terminated as solar energy adoption rates increase or as a result of legal challenges, the adoption of new statutes or regulations, or the passage of time. These reductions or terminations may occur without warning.

In addition, federal, state, local and foreign government bodies have implemented various policies that are intended to promote renewable electricity generally or solar electricity in particular. Chief among these policies is the RPS. Currently, 30 U.S. states, the District of Columbia, and 3 U.S. territories have implemented some form of RPS, which mandates that a certain portion of electricity delivered by regulated utilities to customers come from a set of eligible renewable energy resources by a certain compliance date. RPSs vary widely by jurisdiction. In some areas, requirements have been satisfied and utilities must only prevent reductions in qualifying energy purchases and sales, while other jurisdictions’ RPSs continue to require substantial increases, up to 100 percent renewable electric generation, with final compliance dates typically 20 or more years out.

While the recent trend has been for jurisdictions with RPSs to maintain or expand them, there have been certain exceptions and there can be no assurances that RPSs or other policies supporting renewable energy will continue. Proposals to extend compliance deadlines, reduce renewable requirements or solar set-asides, or entirely repeal RPSs emerge from time to time in various jurisdictions. Reduction or elimination of RPSs, as well as changes to other renewable-energy and solar-energy policies, could reduce the potential growth of the solar energy industry and our business.

Moreover, policies of the current as well as those of the incoming U.S. presidential administrations may create regulatory uncertainty in the renewable energy industry, including the solar energy industry, and adversely affect our business. For example, in June 2017, the U.S. President announced that the United States would withdraw from participation in the 2015 Paris Agreement on climate change mitigation, and in June 2019, the U.S. Environmental Protection Agency issued the final Affordable Clean Energy (“ACE”) rule and repealed the Clean Power Plan (“CPP”). Under the ACE rule, emissions from electric utility generation facilities would be regulated only through the use of various “inside the fence” or onsite efficiency improvements and emission control technologies. In contrast, the CPP employed emissions reduction strategies that included “outside the fence” measures, including those associated with renewable energy projects. The ACE rule is currently subject to legal challenges and may be subject to future challenges and is expected to be reconsidered by the incoming U.S. presidential administration. The ultimate outcome of these developments, and the ultimate impact of the ACE rule, is uncertain.

Finally, the solar industry has in past years experienced periodic downturns due to, among other things, changes in subsidies and incentives, as well as other policies and regulations, which, as noted above, may affect the demand for equipment that we manufacture. Although the solar industry has recovered from these downturns, there is no assurance that the solar industry will not suffer significant downturns in the future, which will adversely affect demand for our solar products.

A drop in the price of electricity sold may harm our business, financial condition, results of operations and prospects.

Decreases in the price of electricity, whether in organized electric markets or with contract counterparties, may negatively impact the owners of the solar energy projects or make the purchase of solar energy systems less economically attractive and would likely lower sales of our products. The price of electricity could decrease as a result of:

•	construction of a significant number of new lower-cost power generation plants, including plants utilizing natural gas, renewable energy or other generation technologies;

•	relief of transmission constraints that enable distant lower-cost generation to transmit energy less expensively or in greater quantities;

•	reductions in the price of natural gas or other fuels;

•	utility rate adjustment and customer class cost reallocation;

•	decreased electricity demand, including from energy conservation technologies and public initiatives to reduce electricity consumption;

•	development of smart-grid technologies that lower the peak energy requirements;

•	development of new or lower-cost customer-sited energy storage technologies that have the ability to reduce a customer’s average cost of electricity by shifting load to off-peak times; and

•	development of new energy generation technologies that provide less expensive energy.

Moreover, technological developments in the solar components industry could allow our competitors and their customers to offer electricity at costs lower than those that can be achieved by us and our customers, which could result in reduced demand for our products.

If the cost of electricity generated by solar energy installations incorporating our systems is high relative to the cost of electricity from other sources, then our business, financial condition and results of operations may be harmed.

An increase in interest rates or a reduction in the availability of tax equity or project debt capital in the global financial markets could make it difficult for end customers to finance the cost of a solar energy system and could reduce the demand for our products.

Many end users depend on financing to fund the initial capital expenditure required to construct a solar energy project. As a result, an increase in interest rates or a reduction in the supply of project debt or tax equity financing could reduce the number of solar projects that receive financing or otherwise make it difficult for our customers or their customers to secure the financing necessary to construct a solar energy project on favorable terms, or at all, and thus lower demand for our products, which could limit our growth or reduce our net sales. In addition, we believe that a significant percentage of end-users construct solar energy projects as an investment, funding a significant portion of the initial capital expenditure with financing from third parties. An increase in interest rates could lower an investor’s return on investment on a solar energy project, increase equity requirements or make alternative investments more attractive relative to solar energy projects and, in each case, could cause these end users to seek alternative investments.

Defects or performance problems in our products could result in loss of customers, reputational damage and decreased revenue, and we may face warranty, indemnity and product liability claims arising from defective products.

EBOS components, including cable assemblies, inline fuses, combiners, disconnects, recombiners, wireless monitoring systems, junction boxes, transition enclosures, splice boxes, conventional homerun EBOS system solutions and combine-as-you-go EBOS system solutions, are mission-critical products and systems that have a high consequence of failure, including lost revenue, equipment damage, fire damage, and even serious injury or death because of the high voltages involved and potential for fire. Further, a fault in the wiring of an EBOS system, whether as a result of product malfunctions, defects or improper installation, may cause electrical failures in solar energy projects. Faults typically occur when natural thermal expansion and contraction occurs at a point where two wires have been joined, loosening the insulation and allowing moisture into the joint. Faults can result in lost production, damage to the equipment, fire and injury or death depending on their severity and whether people are onsite.

Although our products meet our stringent quality requirements, they may contain undetected errors or defects, especially when first introduced or when new generations are released. Errors, defects, product failures, destructions or poor performance can arise due to design flaws, defects in raw materials or components or manufacturing difficulties, which can affect both the quality and the yield of the product. Any actual or perceived errors, defects or poor performance in our products could result in the replacement or recall of our products, shipment delays, rejection of our products, damage to our reputation, lost revenue, diversion of our engineering personnel from our product development efforts and increases in customer service and support costs, all of which could have a material adverse effect on our business, financial condition and results of operations.

Furthermore, defective components may give rise to warranty, indemnity or product liability claims against us that exceed any revenue or profit we receive from the affected products. Our limited warranties cover defects in materials and workmanship of our products under normal use and service conditions. As a result, we bear the risk of warranty claims long after we have sold products and recognized revenue. While we do have accrued reserves for warranty claims, our estimated warranty costs for previously sold products may change to the extent future products are not compatible with earlier generation products under warranty. Our warranty accruals are based on our assumptions and we do not have a long history of making such assumptions. As a result, these assumptions could prove to be materially different from the actual performance of our systems, causing us to incur substantial unanticipated expense to repair or replace defective products in the future or to compensate customers for defective products. Our failure to accurately predict future claims could result in unexpected volatility in, and have a material adverse effect on, our financial condition.

If one of our products causes injury to someone or causes property damage, including as a result of product malfunctions, defects or improper installation, then we could be exposed to product liability claims. We could incur significant costs and liabilities if we are sued and if damages are awarded against us. Further, any product liability claim we face could be expensive to defend and could divert management’s attention. The successful assertion of a product liability claim against us could result in potentially significant monetary damages, penalties or fines; subject us to adverse publicity; damage our reputation and competitive position; and adversely affect sales of our products. In addition, product liability claims, injuries, defects or other problems experienced by other companies in the solar industry could lead to unfavorable market conditions for the industry as a whole and may have an adverse effect on our ability to attract new customers, thus harming our growth and financial performance.

Changes in tax laws or regulations that are applied adversely to us or our customers could materially adversely affect our business, financial condition, results of operations and prospects.

Changes in corporate tax rates, tax incentives for renewable energy projects, the realization of net deferred tax assets relating to our U.S. operations, the taxation of foreign earnings, and the deductibility of expenses under future tax reform legislation could have a material impact on the value of our deferred tax assets, could result in significant one-time charges in the current or future taxable years, and could increase our future U.S. tax expense, which could have a material adverse effect on our business, financial condition, results of operations, and prospects.

We may incur obligations, liabilities or costs under environmental, health and safety laws, which could have an adverse impact on our business, financial condition and results of operations.

Our operations involve the use, handling, generation, storage, discharge and disposal of hazardous substances, chemicals and wastes. As a result, we are required to comply with national, state, local, and foreign laws and regulations regarding the protection of the environment and health and safety. Adoption of more stringent laws and regulations in the future could require us to incur substantial costs to come into compliance with these laws and regulations. In addition, violations of, or liabilities under, these laws and regulations may result in restrictions being imposed on our operating activities or in our being subject to adverse publicity, substantial fines, penalties, criminal proceedings, third-party property damage or personal injury claims, cleanup costs, or other costs. We may become liable under certain of these laws and regulations for costs to investigate or remediate contamination at properties we own or operate, we formerly owned or operated or to which hazardous substances were sent by us for disposal. Liability under these laws and regulations can be imposed on a joint and several basis and without regard to fault or the legality of the activities giving rise to the contamination conditions. In addition, future developments such as more aggressive enforcement policies (including by the incoming U.S. presidential administration) or the discovery of presently unknown environmental conditions may require expenditures that could have an adverse effect on our business, financial condition, and results of operations.

Failure by our vendors or our component or raw material suppliers to use ethical business practices and comply with applicable laws and regulations may adversely affect our business.

We do not control our vendors or suppliers or their business practices. Accordingly, we cannot guarantee that they follow ethical business practices, such as fair wage practices and compliance with environmental, safety and other local laws. A lack of demonstrated compliance could lead us to seek alternative manufacturers or suppliers, which could increase our costs and result in delayed delivery of our products, product shortages or other disruptions of our operations. Violation of labor or other laws by our manufacturers or suppliers or the divergence of a supplier’s labor or other practices from those generally accepted as ethical in the U.S. or other markets in which we do business could also attract negative publicity for us and harm our business.

Our results of operations may fluctuate from quarter to quarter, which could make our future performance difficult to predict and could cause our results of operations for a particular period to fall below expectations, resulting in a decline in the price of our Class A common stock.

Our quarterly results of operations are difficult to predict and may fluctuate significantly in the future. We have experienced seasonal and quarterly fluctuations in the past as a result of seasonal fluctuations in our customers’ business. Our end users’ ability to install solar energy systems is affected by weather, as for example during the winter months in the northeastern U.S. and Europe. Such installation delays can impact the timing of orders for our products. Further, given that we are an early-stage company operating in a rapidly growing industry, the true extent of these fluctuations may have been masked by our recent growth rates and consequently may not be readily apparent from our historical results of operations and may be difficult to predict. Our financial performance, sales, working capital requirements and cash flow may fluctuate, and our past quarterly results of operations may not be good indicators of future performance. Any substantial decrease in revenues would have an adverse effect on our financial condition, results of operations, cash flows and stock price.

Failure to effectively utilize information technology systems or implement new technologies could disrupt our business or reduce our sales or profitability.

We rely extensively on various information technology systems, including data centers, hardware, software and applications to manage many aspects of our business, including to operate and provide our products and services, to process and record transactions, to enable effective communication systems, to track inventory flow, to manage logistics and to generate performance and financial reports. We are dependent on the integrity, security and consistent operations of these systems and related backup systems. Our computer and information technology systems and the third-party systems we rely upon are also subject to damage or interruption from a number of causes, including power outages; computer and telecommunications failures; computer viruses, malware, phishing or distributed denial-of-service attacks; security breaches; cyberattacks; catastrophic events such as fires, floods, earthquakes, tornadoes, hurricanes; acts of war or terrorism and design or usage errors by our employees or contractors.

Compromises, interruptions or shutdowns of our systems, including those managed by third parties, whether intentional or inadvertent, could lead to delays in our business operations and, if significant or extreme, affect our results of operations.

From time to time, our systems require modifications and updates, including by adding new hardware, software and applications; maintaining, updating or replacing legacy programs; and integrating new service providers and adding enhanced or new functionality. Although we are actively selecting systems and vendors and implementing procedures to enable us to maintain the integrity of our systems when we modify them, there are inherent risks associated with modifying or replacing systems, and with new or changed relationships, including accurately capturing and maintaining data, realizing the expected benefit of the change and managing the potential disruption of the operation of the systems as the changes are implemented. Potential issues associated with implementation of these technology initiatives could reduce the efficiency of our operations in the short term. In addition, any interruption in the operation of our websites or systems could cause us to suffer reputational harm or to lose sales if customers are unable to access our site or purchase merchandise from us during such interruption. The efficient operation and successful growth of our business depends upon our information technology systems. The failure of our information technology systems and the third-party systems we rely on to perform as designed, or our failure to implement and operate them effectively, could disrupt our business or subject us to liability and thereby have a material adverse effect on our business, financial condition, results of operations and prospects.

Our planned expansion could subject us to additional business, financial, regulatory and competitive risks.

Our strategy is to introduce new products and grow our revenues outside of the U.S. by developing region-specific products; entering into joint-venture or licensing arrangements with companies in certain markets; expanding our relationships with value-added resellers of our products in some countries; and utilizing locally sourced components in our products in jurisdictions where locally sourced components are a regulatory or customer requirement.

Our products and services to be offered outside of the U.S. may differ from our current products and services in several ways, such as the consumption and utilization of local raw materials, components and logistics, the reengineering of select components to reduce costs, and region-specific customer training, site commissioning, warranty remediation and other technical services.

These markets have different characteristics from the markets in which we currently sell products, and our success will depend on our ability to adapt properly to these differences. These differences may include differing regulatory requirements, including tax laws, trade laws, labor regulations, tariffs, export quotas, customs duties or other trade restrictions, limited or unfavorable intellectual property protection, international political or economic conditions, restrictions on the repatriation of earnings, longer sales cycles, warranty expectations, product return policies and cost, performance and compatibility requirements. In addition, expanding into new geographic markets will increase our exposure to presently existing risks, such as fluctuations in the value of foreign currencies and difficulties and increased expenses in complying with U.S. and foreign laws, regulations and trade standards, including the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”).

Failure to develop these new products successfully or to otherwise manage the risks and challenges associated with our potential expansion into new geographic markets could adversely affect our revenues and our ability to achieve or sustain profitability. There can be no assurance that any new products will be well-received by our customers or achieve commercial viability. Expanding into new markets and investing resources towards developing new products imposes additional burdens on our research, systems development, sales, marketing and general managerial resources. The processes are costly, and our efforts to expand into new markets or develop new products may not be successful. If we are unsuccessful in expanding into new markets or in obtaining widespread adoption of new products, we may not be able to offset the expenses associated with the expansion into new markets or development of new products. If we are unable to manage our expansion and development efforts effectively, if our expansion and development efforts take longer than planned or if our costs for these efforts exceed our expectations, our business, financial condition, results of operations or prospects could be adversely affected.

Our indebtedness could adversely affect our financial flexibility and our competitive position.

As of December 31, 2020, the New Senior Secured Credit Agreement had $350.0 million of term loans and $20.0 million of revolving credit loans outstanding. Our level of indebtedness increases the risk that we may be unable to generate cash sufficient to pay amounts due in respect of our indebtedness. Our indebtedness could have other important consequences to you and significant effects on our business. For example, it could:

•	increase our vulnerability to adverse changes in general economic, industry and competitive conditions;

•

require us to dedicate a substantial portion of our cash flow from operations to make payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	restrict us from exploiting business opportunities;

•	make it more difficult to satisfy our financial obligations, including payments on our indebtedness;

•	place us at a disadvantage compared to our competitors that have less debt; and

•	limit our ability to borrow additional funds for working capital, capital expenditures, acquisitions, debt service requirements, execution of our business strategy or other general corporate purposes.

In addition, the New Senior Secured Credit Agreement contains, and the agreements evidencing or governing any other future indebtedness may contain, restrictive covenants that will limit our ability to engage in activities that may be in our long-term best interests. Our failure to comply with those covenants could result in an event of default that, if not cured or waived, could result in the acceleration of all of our indebtedness. See “Description of Certain Indebtedness.”

The phase-out, replacement or unavailability of LIBOR and/or other interest rate benchmarks could adversely affect our indebtedness.

The interest rates applicable to the New Senior Secured Credit Agreement are based on, and the interest rates applicable to certain debt obligations we may incur in the future may be based on, a fluctuating rate of interest determined by reference to the London Interbank Offered Rate (“LIBOR”). In July 2017, the U.K.’s Financial Conduct Authority, which regulates LIBOR, announced that it intends to stop persuading or compelling banks to submit rates for the calculation of LIBOR after 2021. In response to concerns regarding the future of LIBOR, the Board of Governors of the Federal Reserve System and the Federal Reserve Bank of New York convened the Alternative Reference Rates Committee (the “ARRC”) to identify alternatives to LIBOR. The ARRC has recommended a benchmark replacement waterfall to assist issuers in continued capital market entry while safeguarding against LIBOR’s discontinuation. The initial steps in the ARRC’s recommended provision reference variations of the Secured Overnight Financing Rate (“SOFR”), calculated using short-term repurchase agreements backed by Treasury securities. At this time, it is not possible to predict whether SOFR will attain market traction as a LIBOR replacement. Additionally, it is uncertain if LIBOR will cease to exist after calendar year 2021, or whether additional reforms to LIBOR may be enacted, or whether alternative reference rates will gain market acceptance as a replacement for LIBOR. In anticipation of LIBOR’s phase-out, the New Senior Secured Credit Agreement provides for alternative base rates, as well as a transition mechanism for selecting a benchmark replacement rate for LIBOR, with such benchmark replacement rate to be mutually agreed with the administrative agent and subject to the majority lenders not objecting to such benchmark replacement.

There can be no assurance that we will be able to reach any agreement on a replacement benchmark, and there can be no assurance that any agreement we reach will result in effective interest rates at least as favorable to us as our current effective interest rates. The failure to reach an agreement on a replacement benchmark, or the failure to reach an agreement that results in an effective interest rate at least as favorable to us as our current effective interest rates, could result in a significant increase in our debt service obligations, which could adversely affect our financial condition and results of operations. In addition, the overall financing market may be disrupted as a result of the phase-out or replacement of LIBOR, which could have an adverse impact on our ability to refinance, reprice or amend the New Senior Secured Credit Agreement or incur additional indebtedness, on favorable terms or at all.

Our indebtedness may restrict our current and future operations, which could adversely affect our ability to respond to changes in our business and to manage our operations.

The New Senior Secured Credit Agreement contains, and the agreements evidencing or governing any other future indebtedness may contain, financial restrictions on us and our restricted subsidiaries, including restrictions on our or our restricted subsidiaries’ ability to, among other things:

•	place liens on our or our restricted subsidiaries’ assets;

•	make investments other than permitted investments;

•	incur additional indebtedness;

•	prepay or redeem certain indebtedness;

•	merge, consolidate or dissolve;

•	sell assets;

•	engage in transactions with affiliates;

•	change the nature of our business;

•	change our or our subsidiaries’ fiscal year or organizational documents; and

•	make restricted payments (including certain equity issuances).

In addition, we are required to maintain compliance with various financial ratios in the New Senior Secured Credit Agreement. A failure by us or our subsidiaries to comply with the covenants or to maintain the required financial ratios contained in the New Senior Secured Credit Agreement could result in an event of default under such indebtedness, which could adversely affect our ability to respond to changes in our business and manage our operations. Additionally, a default by us under the New Senior Secured Credit Agreement or an agreement governing any other future indebtedness may trigger cross-defaults under any other future agreements governing our indebtedness. Upon the occurrence of an event of default or cross-default under any of the present or future agreements governing our indebtedness, the lenders could elect to declare all amounts outstanding to be due and payable and exercise other remedies as set forth in the agreements. If any of our indebtedness is accelerated, there can be no assurance that our assets will be sufficient to repay this indebtedness in full, which could have a material adverse effect on our ability to continue to operate as a going concern. See “Description of Certain Indebtedness.”

Developments in alternative technologies may have a material adverse effect on demand for our offerings.

Significant developments in alternative technologies, such as advances in other forms of EBOS systems may have a material adverse effect on our business and prospects. Any failure by us to adopt new or enhanced technologies or processes, or to react to changes in existing technologies, could result in product obsolescence, the loss of competitiveness of our products, decreased revenue and a loss of market share to competitors.

If we fail to manage our recent and future growth effectively, we may be unable to execute our business plan, maintain high levels of customer service or adequately address competitive challenges.

We have experienced significant growth in recent periods. We intend to continue to expand our business significantly within existing and new markets. This growth has placed, and any future growth may place, a significant strain on our management, operational and financial infrastructure. In particular, we will be required to expand, train and manage our growing employee base and scale and otherwise improve our IT infrastructure in tandem with that headcount growth. Our management will also be required to maintain and expand our relationships with customers, suppliers and other third parties and attract new customers and suppliers, as well as manage multiple geographic locations.

Our current and planned operations, personnel, IT and other systems and procedures might be inadequate to support our future growth and may require us to make additional unanticipated investment in our infrastructure. Our success and ability to further scale our business will depend, in part, on our ability to manage these changes in a cost-effective and efficient manner. If we cannot manage our growth, we may be unable to take advantage of market opportunities, execute our business strategies or respond to competitive pressures. This could also result in declines in quality or customer satisfaction, increased costs, difficulties in introducing new offerings or other operational difficulties. Any failure to effectively manage growth could adversely impact our business and reputation.

Amounts included in our backlog and awarded orders may not result in actual revenue or translate into profits.

As of December 31, 2020, our backlog was $98.3 million, a portion of which has subsequently been recognized as revenue and our awarded orders were $59.1 million. Although this amount is based on purchase orders or other contractual commitments or orders where we are in the process of documenting a contract but for which a contract has not yet been signed, we cannot guarantee that our backlog or awarded orders will result in actual revenue in the originally anticipated period or at all. In addition, the contracts included in our backlog or awarded orders may not generate margins equal to our historical operating results. We have only recently begun to track our backlog and awarded orders on a consistent basis as performance measures, and as a result, we do not have significant experience in determining the level of realization that we will actually achieve on our backlog or awarded orders. Our customers may experience project delays or cancel orders as a result of external market factors and economic or other factors beyond our control. If our backlog and awarded orders fail to result in revenue at all or in a timely manner, we could experience a reduction in revenue, profitability and liquidity.

Risks Related to Our Organizational Structure

We will be a holding company and our principal asset after completion of the reorganization and this offering will be our interest in Shoals Parent LLC and, accordingly, we will be dependent upon Shoals Parent LLC and its consolidated subsidiaries for our results of operations, cash flows and distributions.

Upon completion of this offering and the Transactions, we will be a holding company and have no material assets other than our ownership of the LLC Interests. As such, we have no independent means of generating revenue or cash flow, and our ability to pay our taxes and operating expenses, including to satisfy our obligations under the Tax Receivable Agreement, or declare and pay dividends in the future, if any, depend upon the results of operations and cash flows of Shoals Parent LLC and its consolidated subsidiaries and distributions we receive from Shoals Parent LLC. There can be no assurance that our subsidiaries will generate sufficient cash flow to distribute funds to us or that applicable state law and contractual restrictions will permit such distributions.

We anticipate that Shoals Parent LLC will continue to be treated as a partnership (and not as a “publicly traded partnership,” within the meaning of Section 7704(b) of the Code, subject to tax as a corporation) for U.S. federal income tax purposes and, as such, generally will not be subject to any entity-level U.S. federal income tax. Instead, taxable income will be allocated to holders of the LLC Interests of Shoals Parent LLC. Accordingly, we and our subsidiaries will be required to pay income taxes on our allocable share of any net taxable income of Shoals Parent LLC. Further, Shoals Parent LLC and its subsidiaries may, absent an election to the contrary, be subject to material liabilities pursuant to partnership audit rules enacted pursuant to the Bipartisan Budget Act of 2015 and related guidance if, for example, its calculations of taxable income are incorrect. Further, we will be responsible for the unpaid tax liabilities of the corporate entities we acquire as part of the Transactions, including for the taxable year (or portion thereof) of such entities ending on the date of this Offering. To the extent that we need funds and Shoals Parent LLC and its subsidiaries are restricted from making such distributions, under applicable law or regulation, or as a result of covenants in the credit agreements of Shoals Parent LLC and its subsidiaries, we may not be able to obtain such funds on terms acceptable to us or at all and as a result could suffer an adverse effect on our liquidity and financial condition.

We will be required to make payments under the Tax Receivable Agreement and the amounts of such payments could be significant.

Concurrent with the acquisition of Shoals Parent LLC, the Company intends to enter into a tax receivable agreement (the “Tax Receivable Agreement”) with Oaktree and our Founder. The Tax Receivable Agreement requires that the Company pay Oaktree and our Founder 85% of the amount of any tax benefits that we actually realize, or in some circumstances are deemed to realize, as a result of (i) Shoals Technology Group, Inc.’s allocable share of existing tax basis acquired in connection with the Transactions (including Blocker’s share of existing tax basis) and increases to such allocable share of existing basis, (ii) certain increases in the tax basis of assets of Shoals Parent LLC and its subsidiaries resulting from purchases or exchanges of LLC Interests and (iii) certain other tax benefits related to our entering into the Tax Receivable Agreement, including tax benefits attributable to payments that we make under the Tax Receivable Agreement. These payments are obligations if and when cash tax savings are realized. The Tax Receivable Agreement will continue until all tax benefit payments have been made or we elect early termination under the terms described in the Tax Receivable Agreement (or the Tax Receivable Agreement is otherwise terminated pursuant to its terms).

Estimating the amount of payments that may be made under the Tax Receivable Agreement is by nature imprecise; however, these payments could be significant. Assuming no material changes in the relevant tax law, and that we earn sufficient taxable income to realize all tax benefits that are subject to the Tax Receivable Agreement, we expect that future payments under the Tax Receivable Agreement relating to the Transactions (including the purchase by Shoals Technologies Group, Inc. of LLC Interests in connection with this offering) to range over the next 15 years from approximately $                 to $                 million per year (or range from approximately $                 to $                 million per year if the underwriters exercise their option to purchase additional shares) and decline thereafter. These estimates are based on an initial public offering price of $                 per share of Class A common stock, which is the midpoint of the estimated public offering price range set forth on the cover page of this prospectus. Future payments in respect of subsequent exchanges or financing would be in addition to these amounts and are expected to be substantial. The actual amounts may materially differ from these hypothetical amounts, as potential future reductions in tax payments for us and tax receivable agreement payments by us will be determined in part by reference to the market value of our Class A common stock at the time of the sale and the prevailing tax rates applicable to us over the life of the Tax Receivable Agreement and will be dependent on us generating sufficient future taxable income to realize the benefit. In addition, the Tax Receivable Agreement generally provides that if (1) certain mergers, asset sales, other forms of business combination, or other changes of control were to occur, (2) we materially breach any of our material obligations under the Tax Receivable Agreement or (3) we elect an early termination of the Tax Receivable Agreement, then the Tax Receivable Agreement will terminate and our obligations, or our successor’s obligations, under the Tax Receivable Agreement will accelerate and become due and payable, based on certain assumptions, and payments under the Tax Receivable Agreement may significantly exceed the actual benefits, if any, we realize in respect of the tax attributes subject to the Tax Receivable Agreement.

Further, our payment obligations under the Tax Receivable Agreement are not conditioned upon the Continuing Equity Owners having a continued interest in us or our subsidiaries. Accordingly, the Continuing Equity Owners interests may conflict with those of the holders of our Class A common stock. Please see “Certain Relationships and Related Party Transactions—Tax Receivable Agreement” for more information.

Finally, because we are a holding company with no operations of our own, our ability to make payments under the Tax Receivable Agreement is dependent on the ability of our subsidiaries to make distributions to us.

In certain circumstances, under its limited liability company agreement, Shoals Parent LLC will be required to make tax distributions to the Company and the Continuing Equity Owners, and the distributions that Shoals Parent LLC will be required to make may be substantial.

Funds used by Shoals Parent LLC to satisfy its tax distribution obligations to the Continuing Equity Owners will not be available for reinvestment in our business. Moreover, the tax distributions that Shoals Parent LLC will be required to make may be substantial and will likely exceed (as a percentage of Shoals Parent LLC’s net income) the overall effective tax rate applicable to a similarly situated corporate taxpayer.

As a result of potential differences in the amount of net taxable income allocable to us and to the Continuing Equity Owners, as well as the use of an assumed tax rate in calculating Shoals Parent LLC’s tax distribution obligations to the Continuing Equity Owners, we may receive distributions significantly in excess of our tax liabilities and obligations to make payments under the Tax Receivable Agreement. To the extent, as currently expected, we do not distribute such cash balances as dividends on shares of our Class A common stock and instead, for example, hold such cash balances or lend them to Shoals Parent LLC, the Continuing Equity Owners would benefit from any value attributable to such accumulated cash balances as a result of their ownership of Class A common stock following an exchange of their LLC Interests for such Class A common stock.

We will not be reimbursed for any payments made to the beneficiaries under the Tax Receivable Agreement in the event that any purported tax benefits are subsequently disallowed by the IRS.

If the IRS or a state or local taxing authority challenges the tax basis adjustments and/or deductions that give rise to payments under the Tax Receivable Agreement and the tax basis adjustments and/or deductions are subsequently disallowed, the recipients of payments under the agreements will not reimburse us for any payments we previously made to them. Any such disallowance would be taken into account in determining future payments under the Tax Receivable Agreement and may, therefore, reduce the amount of any such future payments. Nevertheless, if the claimed tax benefits from the tax basis adjustments and/or deductions are disallowed, our payments under the Tax Receivable Agreement could exceed our actual tax savings, and we may not be able to recoup payments under the Tax Receivable Agreement that were calculated on the assumption that the disallowed tax savings were available.

Unanticipated changes in effective tax rates or adverse outcomes resulting from examination of our income or other tax returns could adversely affect our financial condition and results of operations.

We will be subject to income taxes in the U.S. and foreign jurisdictions, and our domestic and foreign tax liabilities will be subject to the allocation of expenses in differing jurisdictions. Our future effective tax rates could be subject to volatility or adversely affected by a number of factors, including:

•	changes in the valuation of our deferred tax assets and liabilities;

•	expected timing and amount of the release of any tax valuation allowances;

•	tax effects of equity-based compensation;

•	costs related to intercompany restructurings;

•	changes in tax laws, regulations, or interpretations thereof; or

•	lower than anticipated future earnings in jurisdictions where we have lower statutory tax rates and higher than anticipated future earnings in jurisdictions where we have higher statutory tax rates.

Risks Related to This Offering and Our Class A Common Stock

Oaktree and the Continuing Equity Owners will continue to have significant influence over us after this offering, including control over decisions that require the approval of stockholders, which could limit your ability to influence the outcome of matters submitted to stockholders for a vote.

We are currently controlled, and after this offering is completed will continue to be controlled, by Oaktree. Upon completion of this offering, Oaktree will beneficially own    % of the voting power of our outstanding Class A common stock, and the Continuing Equity Owners will beneficially own    % of the voting power of our outstanding Class B common stock. As long as Oaktree and the Continuing Equity Owners collectively own or control at least a majority of our outstanding voting power, they will have the ability to exercise substantial control and significant influence over our management and affairs and all corporate actions requiring stockholder approval, irrespective of how our other stockholders may vote, including the election and removal of directors and the size of our board of directors, any amendment of our certificate of incorporation or bylaws, or the approval of any merger or other significant corporate transaction, including a sale of substantially all of our assets. See “Description of Capital Stock.” The concentration of voting power limits your ability to influence corporate matters, and as a result, we may take actions that you do not view as beneficial. As a result, the market price of our Class A common stock could be adversely affected. Even if their collective ownership falls below 50%, Oaktree and the Continuing Equity Owners will continue to be able to strongly influence or effectively control our decisions.

In addition, in connection with this offering, we intend to enter into a stockholders agreement with Oaktree and the Continuing Equity Owners, which, among other matters, will provide that Oaktree and the Founder will be entitled to nominate up to three directors and one director, respectively, for election to our board of directors depending on the amount of outstanding equity securities of the Company held by them. For more information, see “Certain Relationships and Related Party Transactions—Stockholders Agreement.”

Additionally, the interests of Oaktree or the Continuing Equity Owners may not align with the interests of our other stockholders. Oaktree and the Continuing Equity Owners may, in the ordinary course of their respective businesses, acquire and hold interests in businesses that compete directly or indirectly with us. Oaktree and the Continuing Equity Owners each may also pursue acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us.

Following the offering, we will be classified as a “controlled company,” and as a result, we will qualify for, and intend to rely on, exemptions from certain corporate governance requirements. You will not have the same protections afforded to stockholders of companies that are subject to such requirements. In addition, Oaktree or the Continuing Equity Owners’ interests may conflict with our interests and the interests of other stockholders.

After the closing of this offering, Oaktree and the Continuing Equity Owners’ will continue to control a majority of our voting power.

As a result, we will be a “controlled company” within the meaning of the applicable stock exchange corporate governance standards. Under the rules of Nasdaq, a company of which more than 50% of the outstanding voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain stock exchange corporate governance requirements, including:

•	the requirement that a majority of our board of directors consist of independent directors;

•	the requirement that nominating and corporate governance matters be decided solely by independent directors; and

•	the requirement that employee and officer compensation matters be decided solely by independent directors.

Following this offering, we intend to utilize these exemptions. As a result, we may not have a majority of independent directors, and our nominating and corporate governance and compensation functions may not be decided solely by independent directors. Accordingly, you will not have the same protections afforded to stockholders of companies that are subject to all of the stock exchange corporate governance requirements.

The interests of Oaktree or the Continuing Equity Owners and their affiliates could conflict with or differ from our interests or the interests of our other stockholders. For example, the concentration of ownership beneficially held by Oaktree or the Continuing Equity Owners’ could delay, defer or prevent a change of control of our Company or impede a merger, takeover or other business combination, which may otherwise be favorable for us and our other stockholders. Additionally, Oaktree is in the business of making investments in companies and Oaktree or the Continuing Equity Owners may, from time to time, acquire and hold interests in businesses that compete, directly or indirectly, with us. Oaktree or the Continuing Equity Owners may also pursue acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us. So long as Oaktree or the Continuing Equity Owners continue to directly or indirectly own a significant amount of our common stock, even if such amount is less than a majority thereof, Oaktree or the Continuing Equity Owners will continue to be able to substantially influence or effectively control our ability to enter into corporate transactions.

The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain qualified board members and officers.

As a public company, we will be subject to the reporting requirements of the Exchange Act, the listing requirements of Nasdaq, and other applicable securities rules and regulations. Compliance with these rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources. The Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and results of operations and maintain effective disclosure controls and procedures and internal control over financial reporting. To maintain and, if required, improve our disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight may be required. As a result, management’s attention may be diverted from other business concerns, which could harm our business and results of operations. Although we have already hired additional employees in preparation for these heightened requirements, we may need to hire more employees in the future which would increase our costs and expenses.

We also expect that being a public company will make it more expensive for us to obtain director and officer liability insurance and we may have to choose between reduced coverage or substantially higher costs to obtain coverage. These factors could make it more difficult for us to attract and retain qualified executive officers and members of our board of directors, particularly to serve on our audit committee and compensation committee.

An active, liquid trading market for our Class A common stock may not develop.

Prior to this offering, there has not been a public market for our Class A common stock. Although we will list our Class A common stock on Nasdaq, we cannot predict whether an active public market for our Class A common stock will develop or be sustained after this offering. If an active and liquid trading market does not develop, you may have difficulty selling or may not be able to sell any of the shares of our Class A common stock that you purchase.

We cannot assure you that the price of our Class A common stock will not decline or not be subject to significant volatility after this offering.

The market price of our Class A common stock could be subject to significant fluctuations after this offering. The price of our stock may change in response to fluctuations in our results of operations in future periods and also may change in response to other factors, including factors specific to companies in our industry, many of which are beyond our control. As a result, our share price may experience significant volatility and may not necessarily reflect the value of our expected performance. Among other factors that could affect our stock price are:

•	changes in laws or regulations applicable to our industry or offerings;

•	speculation about our business in the press or the investment community;

•	price and volume fluctuations in the overall stock market;

•	volatility in the market price and trading volume of companies in our industry or companies that investors consider comparable;

•	share price and volume fluctuations attributable to inconsistent trading levels of our shares;

•

our ability to protect our intellectual property and other proprietary rights and to operate our business without infringing, misappropriating or otherwise violating the intellectual property and other proprietary rights of others;

•	sales of our common stock by us or our significant stockholders, officers and directors;

•	redemptions and exchanges by the Continuing Equity Owners of their LLC Interests into shares of Class A Common Stock;

•	the expiration of contractual lockup agreements;

•	the development and sustainability of an active trading market for our common stock;

•	success of competitive products or services;

•

the public’s response to press releases or other public announcements by us or others, including our filings with the Securities and Exchange Commission (the “SEC”), announcements relating to litigation or significant changes to our key personnel;

•	the effectiveness of our internal controls over financial reporting;

•	changes in our capital structure, such as future issuances of debt or equity securities;

•	our entry into new markets;

•	tax developments in the U.S., Europe or other markets;

•	strategic actions by us or our competitors, such as acquisitions or restructurings; and

•	changes in accounting principles.

Further, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. In addition, the stock prices of many renewable energy companies have experienced wide fluctuations that have often been unrelated to the operating performance of those companies. These broad market and industry fluctuations, as well as general economic, political and market conditions such as recessions, interest rate changes or international currency fluctuations, may cause the market price of our Class A common stock to decline.

We cannot assure you that you will be able to resell any of your shares of our Class A common stock at or above the initial public offering price. The initial public offering price will be determined by negotiations between us, the selling stockholder and the representatives of the underwriters and may not be indicative of prices that will prevail in the trading market, if a trading market develops, after this offering. If the market price of our Class A common stock after this offering does not exceed the initial public offering price, you may not realize any return on your investment and may lose some or all of your investment.

We cannot predict the effect our dual class structure may have on the trading market for our Class A common stock.

We cannot predict whether our dual class structure will result in a lower or more volatile market price of our Class A common stock or other adverse consequences. For example, certain index providers have announced restrictions on including companies with multiple-class share structures in certain of their indexes. S&P, Dow Jones and FTSE Russell have each announced changes to their eligibility criteria for inclusion of shares of public companies on certain indices, including the S&P 500. These changes exclude companies with multiple classes of shares of common stock or ordinary shares from being added to these indices. Furthermore, we cannot assure you that other stock indices will not take a similar approach to S&P, Dow Jones or FTSE Russell in the future. Exclusion from indices could make our Class A common stock less attractive to investors, and as a result, the market price of our Class A common stock could be adversely affected.

The Continuing Owners have the right to have their LLC Interests exchanged for cash or shares of Class A common stock at the election of the Company and any disclosure of such exchange or the subsequent sale (or any disclosure of an intent to enter into such an exchange or subsequent sale) of such shares of Class A common stock may cause volatility in our stock price.

Immediately following the Transactions, we will have an aggregate of                  shares of Class A common stock that are issuable upon exchange of LLC Interests that are held by the Continuing Equity Owners. Under the LLC Agreement, subject to certain restrictions set forth therein and as described elsewhere in this prospectus, including lockup agreements with the underwriters or the market standoff provisions of the LLC Agreement, the Continuing Equity Owners will be entitled to have their LLC Interests exchanged for cash or shares of our Class A common stock at the election of the Company.

We cannot predict the timing, size, or disclosure of any future issuances of our Class A common stock resulting from the exchange of LLC Interests or the effect, if any, that future issuances, disclosure, if any, or sales of shares of our Class A common stock may have on the market price of our Class A common stock. Sales or distributions of substantial amounts of our Class A common stock, or the perception that such sales or distributions could occur, may cause the market price of our Class A common stock to decline.

If you purchase shares of our Class A common stock sold in this offering, you will incur immediate and substantial dilution.

If you purchase shares of our Class A common stock in this offering, you will incur immediate and substantial dilution in the amount of $         per share because the initial public offering price will be substantially higher than the pro forma net tangible book value per share of our outstanding Class A common stock. This dilution would result because our earlier investors paid substantially less than the initial public offering price when they purchased their shares. In addition, you may also experience additional dilution upon future equity issuances, the exercise of stock options to purchase Class A common stock granted to our employees and directors under our stock option and equity incentive plans or the exercise of warrants to purchase common stock. See “Dilution.”

As an emerging growth company within the meaning of the Securities Act, we may utilize certain modified disclosure requirements, and we cannot be certain if these reduced requirements will make our Class A common stock less attractive to investors.

We are an emerging growth company, and for as long as we continue to be an emerging growth company, we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to “emerging growth companies,” including not being required to have our independent registered public accounting firm audit our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute compensation not previously approved. We have in this prospectus utilized, and we may in future filings with the SEC continue to utilize, the modified disclosure requirements available to emerging growth companies. As a result, our stockholders may not have access to certain information they may deem important.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can utilize the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. Thus, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to not “opt out” of this exemption from complying with new or revised accounting standards, and therefore, we are permitted to adopt new or revised accounting standards at the time private companies adopt the new or revised accounting standard and are permitted to do so until such time that we either (i) irrevocably elect to “opt out” of such extended transition period or (ii) no longer qualify as an emerging growth company.

Following this offering, we could remain an emerging growth company until the earliest to occur of (i) the last day of the fiscal year during which we had total annual gross revenues of at least $1.07 billion (as indexed for inflation); (ii) the last day of the fiscal year following the fifth anniversary of the date of the first sale of common stock under this registration statement; (iii) the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt; or (iv) the date on which we are deemed to be a “large accelerated filer,” as defined under the Exchange Act.

A credit ratings downgrade or other negative action by a credit rating organization could adversely affect the trading price of the shares of our Class A common stock.

Credit rating agencies continually revise their ratings for companies they follow. The condition of the financial and credit markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. In addition, developments in our business and operations could lead to a ratings downgrade for us or our subsidiaries. Any such fluctuation in our or our subsidiaries’ ratings may impact our ability to access debt markets in the future or increase our cost of future debt, which could have a material adverse effect on our operations and financial condition, which in return may adversely affect the trading price of shares of our Class A common stock.

Provisions in our certificate of incorporation and bylaws, to be adopted upon the consummation of this offering, may have the effect of delaying or preventing a change of control or changes in our management.

Our certificate of incorporation and bylaws will contain provisions that could depress the trading price of our Class A common stock by discouraging, delaying or preventing a change of control of our Company or changes in our management that the stockholders of our Company may believe advantageous. These provisions include:

•	authorizing “blank check” preferred stock that our board of directors could issue to increase the number of outstanding shares to discourage a takeover attempt;

•	providing for a classified board of directors with staggered three-year terms, which could delay the ability of stockholders to change the membership of a majority of our board of directors;

•	not providing for cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

•	limiting the ability of stockholders to call a special stockholder meeting;

•

prohibiting stockholders from acting by written consent from and after the date on which Oaktree and its affiliates cease to beneficially own at least 50% of the outstanding shares of common stock (the “Trigger Event”);

•	establishing advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings;

•

from and after the Trigger Event, the removal of directors only for cause and only upon the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of common stock of the Company entitled to vote thereon;

•	providing that our board of directors is expressly authorized to amend, alter, rescind or repeal our bylaws; and

•

from and after the Trigger Event, requiring the affirmative vote of holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of Class A common stock to amend provisions of our certificate of incorporation relating to the management of our business, our board of directors, stockholder action by written consent, calling special meetings of stockholders, competition and corporate opportunities, Section 203 of the Delaware General Corporation Law (the “DGCL”), forum selection and the liability of our directors, or to amend, alter, rescind or repeal our bylaws.

In addition, we are not governed by the provisions of Section 203 of the DGCL, which generally prohibits a Delaware corporation from engaging in a broad range of business combinations with any “interested” stockholder for a period of three years following the date on which the stockholder becomes an “interested” stockholder. For a description of our capital stock, see “Description of Capital Stock.”

In addition, our certificate of incorporation will provide that the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act but that the forum selection provision will not apply to claims brought to enforce a duty or liability created by the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Our certificate of incorporation will also provide that the Court of Chancery of the State of Delaware will be the exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

Our certificate of incorporation will provide that, unless we consent in writing to the selection of an alternate forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against us arising pursuant to the DGCL, our certificate of incorporation or our bylaws; any action to interpret, apply, enforce or determine the validity of our certificate of incorporation or our bylaws; any action asserting a claim against us that is governed by the internal affairs doctrine; or any action asserting an “internal corporate claim” as defined in Section 115 of the DGCL. The choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and other employees. Alternatively, if a court finds the choice of forum provision contained in our certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could materially and adversely affect our business, financial condition, and results of operations.

Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. In addition, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, our certificate of incorporation will provide that, unless we consent in writing to the selection of an alternate forum, the federal district court for the District of Delaware will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the federal securities laws. We note that there is uncertainty as to whether a court would enforce the choice of forum provision with respect to claims under the federal securities laws, and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

We do not intend to pay any cash distributions or dividends on our Class A common stock in the foreseeable future.

We have never declared or paid any distributions or dividends on our Class A common stock. We currently intend to retain any future earnings and do not expect to pay any cash distributions or dividends in the foreseeable future. Any future determination to declare cash distributions or dividends will be made at the discretion of our board of directors, subject to applicable laws and provisions of our debt instruments and organizational documents, after taking into account our financial condition, results of operations, capital requirements, general business conditions and other factors that our board of directors may deem relevant. As a result, capital appreciation in the price of our Class A common stock, if any, may be your only source of gain on an investment in our Class A common stock. See “Dividend Policy.”

General Risk Factors

If we fail to retain our key personnel or if we fail to attract additional qualified personnel, we may not be able to achieve our anticipated level of growth and our business could suffer.

Our future success and ability to implement our business strategy depends, in part, on our ability to attract and retain key personnel, and on the continued contributions of members of our senior management team and key technical personnel, each of whom would be difficult to replace. All of our employees, including our senior management, are free to terminate their employment relationships with us at any time. Competition for highly skilled individuals with technical expertise is extremely intense, and we face challenges in identifying, hiring and retaining qualified personnel in many areas of our business. Integrating new employees into our team could prove disruptive to our operations, require substantial resources and management attention and ultimately prove unsuccessful. An inability to retain our senior management and other key personnel or to attract additional qualified personnel could limit or delay our strategic efforts, which could have a material adverse effect on our business, financial condition, results of operations and prospects.

Unauthorized disclosure of personal or sensitive data or confidential information, whether through a breach of our computer system or otherwise, could severely hurt our business.

Some aspects of our business involves the collection, receipt, use, storage, processing and transmission of personal information (of our customers’ and end users of our customers’ solar energy systems, including names, addresses, e-mail addresses, credit information, energy production statistics), consumer preferences as well as confidential information and personal data about our employees, our suppliers and us, some of which is entrusted to third-party service providers and vendors. We increasingly rely on commercially available systems, software, tools (including encryption technology) and monitoring to provide security and oversight for processing, transmission, storage and protection of confidential information and personal data. Despite the security measures we have in place, our facilities and systems, and those of third parties with which we do business, may be vulnerable to security breaches, acts of vandalism and theft, computer viruses, misplaced or lost data, programming and/or human errors, or other similar events, and there is no guarantee that inadvertent or unauthorized use or disclosure will not occur or that third parties will not gain unauthorized access to this type of confidential information and personal data.

Electronic security attacks designed to gain access to personal, sensitive or confidential information data by breaching mission critical systems of large organizations are constantly evolving, and high-profile electronic security breaches leading to unauthorized disclosure of confidential information or personal data have occurred recently at a number of major U.S. companies.

Attempts by computer hackers or other unauthorized third parties to penetrate or otherwise gain access to our computer systems or the systems of third parties with which we do business through fraud or other means of deceit, if successful, may result in the misappropriation of personal information, data, check information or confidential business information. Hardware, software or applications we utilize may contain defects in design or manufacture or other problems that could unexpectedly compromise information security. In addition, our employees, contractors or third parties with which we do business or to which we outsource business operations may attempt to circumvent our security measures in order to misappropriate such information and data and may purposefully or inadvertently cause a breach or other compromise involving such information and data. Despite advances in security hardware, software, and encryption technologies, the methods and tools used to obtain unauthorized access, disable or degrade service, or sabotage systems are constantly changing and evolving, and may be difficult to anticipate or detect for long periods of time. We are implementing and updating our processes and procedures to protect against unauthorized access to, or use of, secured data and to prevent data loss. However, the ever-evolving threats mean we and our third-party service providers and vendors must continually evaluate and adapt our respective systems, procedures, controls and processes, and there is no guarantee that they will be adequate to safeguard against all data security breaches, misappropriating of confidential information, or misuses of personal data. Moreover, because techniques used to obtain unauthorized access or sabotage systems change frequently and generally are not identified until they are launched against a target, we and our suppliers or vendors may be unable to anticipate these techniques or to implement adequate preventative or mitigation measures.

Despite our precautions, an electronic security breach in our systems (or in the systems of third parties with which we do business) that results in the unauthorized release of personally identifiable information regarding customers, employees or other individuals or other sensitive data could nonetheless occur lead to serious disruption of our operations, financial losses from remedial actions, loss of business or potential liability, including possible punitive damages. As a result, we could be subject to demands, claims, and litigation by private parties and investigations, related actions, and penalties by regulatory authorities. In addition, we could incur significant costs in notifying affected persons and entities and otherwise complying with the multitude of foreign, federal, state and local laws and regulations relating to the unauthorized access to, or use or disclosure of, personal information. Finally, any perceived or actual unauthorized access to, or use or disclosure of, such information could harm our reputation, substantially impair our ability to attract and retain customers and have an adverse impact on our business, financial condition and results of operations.

In addition, as the regulatory environment relating to retailers and other companies’ obligation to protect such sensitive data becomes increasingly rigorous, with new and constantly changing requirements applicable to our business, compliance with those requirements could result in additional costs, and a material failure on our part to comply could subject us to fines or other regulatory sanctions and potentially to lawsuits. Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations and prospects.

Failure to comply with current or future federal, state and foreign laws and regulations and industry standards relating to privacy, data protection, advertising and consumer protection could adversely affect our business, financial condition, results of operations and prospects.

We rely on a variety of marketing and advertising techniques and we are subject to various laws, regulations and industry standards that govern such marketing and advertising practices. A variety of federal, state and foreign laws and regulations and certain industry standards govern the collection, use, processing retention, sharing and security of consumer data.

Laws, regulations and industry standards relating to privacy, data protection, marketing and advertising, and consumer protection are evolving and subject to potentially differing interpretations. These requirements may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another or may conflict with other rules or our practices. As a result, our practices may not have complied or may not comply in the future with all such laws, regulations, standards, requirements and obligations. Any failure, or perceived failure, by us to comply with our posted privacy policies or with any federal or state privacy or consumer protection-related laws, regulations, industry self-regulatory principles, industry standards or codes of conduct, regulatory guidance, orders to which we may be subject or other legal obligations relating to privacy or consumer protection could adversely affect our reputation, brand and business, and may result in claims, fines, penalties, investigations, proceedings or actions against us by governmental entities, customers, suppliers or others or other liabilities or may require us to change our operations and/or cease using certain data.

Any such claims, proceedings, investigations or actions could hurt our reputation, brand and business, force us to incur significant expenses in defense of such claims, proceedings, investigations or actions, distract our management, increase our costs of doing business, result in a loss of customers, suppliers or vendors and result in the imposition of monetary penalties. We may also be contractually required to indemnify and hold harmless third parties from the costs and consequences of noncompliance with any laws, regulations or other legal obligations relating to privacy or consumer protection or any inadvertent or unauthorized use or disclosure of data that we store or handle as part of operating our business.

Federal, state and foreign governmental authorities continue to evaluate the privacy implications inherent in the use of third-party “cookies” and other methods of online tracking for behavioral advertising and other purposes. The U.S. government has enacted, has considered or is considering legislation or regulations that could significantly restrict the ability of companies and individuals to engage in these activities, such as by regulating the level of consumer notice and consent required before a company can employ cookies or other electronic tracking tools or the use of data gathered with such tools. Additionally, some providers of consumer devices and web browsers have implemented, or announced plans to implement, means to make it easier for Internet users to prevent the placement of cookies or to block other tracking technologies, which could, if widely adopted, result in the use of third-party cookies and other methods of online tracking becoming significantly more restricted and less effective. The regulation of the use of these cookies and other current online tracking and advertising practices or a loss in our ability to make effective use of services that employ such technologies could increase our costs of operations and limit our ability to acquire new customers on cost-effective terms and, consequently, materially and adversely affect our business, financial condition, and results of operations.

In addition, various federal, state and foreign legislative and regulatory bodies, or self-regulatory organizations, may expand current laws or regulations, enact new laws or regulations or issue revised rules or guidance regarding privacy, data protection, consumer protection, and advertising. For example, in June 2018, the State of California enacted the California Consumer Privacy Act of 2018 (the “CCPA”), which came into effect on January 1, 2020. The CCPA requires companies that process information relating to California residents to implement additional data security measures, to make new disclosures to consumers about their data collection, use and sharing practices, and allows consumers to opt out of certain data sharing with third parties. In addition, the CCPA provides for civil penalties and allows private lawsuits from California residents in the event of certain data breaches. Additionally, the Federal Trade Commission and many state attorneys general are interpreting federal and state consumer protection laws to impose standards for the online collection, use, dissemination and security of data. Each of these privacy, security, and data protection laws and regulations, and any other such changes or new laws or regulations, could impose significant limitations, require changes to our business, or restrict our use or storage of personal information, which may increase our compliance expenses and make our business more costly or less efficient to conduct. In addition, any such changes could compromise our ability to develop an adequate marketing strategy and pursue our growth strategy effectively.

Any failure to comply with applicable laws or other obligations or any security incident or breach involving the misappropriation, loss or other unauthorized processing, use or disclosure of sensitive or confidential consumer or other personal information, whether by us, one of our third-party service providers or vendors or another third party, could have adverse effects, including, but not limited to, investigation costs; material fines and penalties; compensatory, special, punitive and statutory damages; litigation; consent orders regarding our privacy and security practices; requirements that we provide notices, credit monitoring services and/or credit restoration services or other relevant services to impacted individuals; reputational damage; and injunctive relief. We cannot assure you that our vendors or other third-party service providers with access to our or our customers’ or employees’ personally identifiable and other sensitive or confidential information in relation to which we are responsible will not breach contractual obligations imposed by us, or that they will not experience data security breaches, which could have a corresponding effect on our business, including putting us in breach of our obligations under privacy laws and regulations and/or which could in turn adversely affect our business, results of operations and financial condition. We also cannot assure you that our contractual measures and our own privacy and security-related safeguards will protect us from the risks associated with the third-party processing, use, storage and transmission of such information. Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations and prospects.

We may not be able to raise additional capital to execute our current or future business strategies on favorable terms, if at all, or without dilution to our stockholders.

We expect that we may need to raise additional capital to execute our current or future business strategies. However, we do not know what forms of financing, if any, will be available to us. Some financing activities in which we may engage could cause your equity interest in the Company to be diluted, which could cause the value of your stock to decrease. If financing is not available on acceptable terms, if and when needed, our ability to fund our operations, expand our research and development and sales and marketing functions, develop and enhance our products, respond to unanticipated events, including unanticipated opportunities, or otherwise respond to competitive pressures would be significantly limited. In any such event, our business, financial condition and results of operations could be materially harmed, and we may be unable to continue our operations.

We could be adversely affected by any violations of the FCPA, the U.K. Bribery Act and other foreign anti-bribery laws.

The FCPA generally prohibits companies and their intermediaries from making improper payments to foreign government officials for the purpose of obtaining or retaining business. Other countries in which we operate also have anti-bribery laws, some of which prohibit improper payments to government and nongovernment persons and entities. Our policies mandate compliance with these anti-bribery laws. However, we currently operate in and intend to further expand into, many parts of the world that have experienced governmental corruption to some degree and, in certain circumstances, strict compliance with anti-bribery laws may conflict with local customs and practices. In addition, due to the level of regulation in our industry, our entry into certain jurisdictions requires substantial government contact where norms can differ from U.S. standards. It is possible that our employees, subcontractors, agents and partners may take actions in violation of our policies and anti-bribery laws. Any such violation, even if prohibited by our policies, could subject us to criminal or civil penalties or other sanctions, which could have a material adverse effect on our business, financial condition, cash flows and reputation.

The price of our Class A common stock could decline if securities analysts do not publish research or if securities analysts or other third parties publish inaccurate or unfavorable research about us.

The trading of our Class A common stock is likely to be influenced by the reports and research that industry or securities analysts publish about us, our business, our market or our competitors. We do not currently have and may never obtain research coverage by securities or industry analysts. If no securities or industry analysts commence coverage of our Company, the trading price for our Class A common stock would be negatively affected. If we obtain securities or industry analyst coverage but one or more analysts downgrade our Class A common stock or publish inaccurate or unfavorable research about our business, our stock price would likely decline. If one or more securities or industry analysts ceases to cover the Company or fails to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

Future sales of our Class A common stock, or the perception that such sales may occur, could depress our Class A common stock price.

Sales of a substantial number of shares of our Class A common stock in the public market following this offering, or the perception that such sales may occur, could depress the market price of our Class A common stock. Our executive officers and directors and certain of our equity holders have agreed with the underwriters not to offer, sell, dispose of or hedge any shares of our Class A common stock or any options or warrants to purchase any shares of our Class A common stock, or securities convertible into, exchangeable for, or that represent the right to receive, shares of our Class A common stock, subject to specified limited exceptions described elsewhere in this prospectus, during the period ending 180 days after the date of the final prospectus, except with the prior written consent of the representatives of the underwriters. Our certificate of incorporation, as expected to be in effect upon the completion of this offering, will authorize us to issue up to                  of our authorized shares of Class A common stock, of which                  shares of common stock will be outstanding and                  will be available upon the exchange of outstanding LLC units. All shares of our Class A common stock will be subject to the lockup agreements or market standoff provisions described under “Shares Eligible for Future Sale.” Shares of our Class A common stock held by our affiliates will continue to be subject to the volume and other restrictions of Rule 144 under the Securities Act. Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC may, in their sole discretion and at any time without notice, release all or any portion of the shares subject to the lockup. See “Underwriting.”

Upon the completion of this offering, the holders of an aggregate of                  shares of our Class A common stock, based on shares of Class A common stock outstanding as of the date of effectiveness of this registration statement, or their transferees, will be entitled to rights with respect to the registration of their shares under the Securities Act. In addition, immediately following this offering, we intend to file a registration statement registering under the Securities Act the shares of Class A common stock reserved for issuance under the LTIP. See the information under the heading “Shares Eligible for Future Sale” for a more detailed description of the shares that will be available for future sales upon completion of this offering. Sales of our Class A common stock pursuant to these registration rights or this registration statement may make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. These sales also could cause our stock price to fall and make it more difficult for you to sell shares of our Class A common stock.

If we fail to implement and maintain effective internal controls over financial reporting, we may be unable to accurately or timely report our financial condition or results of operations, which may adversely affect our business.

Our management has not completed an assessment of the effectiveness of our internal control over financial reporting, and our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting. Evaluation by us of our internal controls over financial reporting may identify material weaknesses. The identification of a material weakness in our internal controls or the failure to remediate existing material weaknesses in our internal controls may cause us to be unable to report our financial information on a timely basis and thereby subject us to adverse regulatory consequences, including sanctions by the SEC or violations of Nasdaq rules. There also could be a negative reaction in the financial markets due to a loss of investor confidence in us and the reliability of our financial statements. This could have a material adverse effect on our business, financial condition and results of operations and could also lead to a decline in the price of our Class A common stock.

We are not currently required to comply with the SEC’s rules implementing Section 404 of Sarbanes-Oxley and are therefore not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. Upon becoming a public company, we will be required to comply with the SEC’s rules implementing Sections 302 and 404 of Sarbanes-Oxley, which will require our management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of our internal control over financial reporting. Though we will be required to disclose material changes made to our internal controls and procedures on a quarterly basis, we will not be required to make our first annual assessment of our internal control over financial reporting pursuant to Section 404 until the year following the first annual report we are required to file with the SEC. To comply with the requirements of being a public company, we will need to implement additional internal controls, reporting systems and procedures and hire additional accounting, finance and legal staff. For as long as we are an “emerging growth company” under the JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404. We could be an “emerging growth company” for up to five years. An independent assessment of the effectiveness of our internal control over financial reporting could detect problems that our management’s assessment might not. Undetected material weaknesses in our internal control over financial reporting could lead to financial statement restatements and require us to incur the expense of remediation.

If we fail to establish and maintain an effective system of integrated internal controls, we may not be able to report our financial results accurately, which could have a material adverse effect on our business, financial condition and results of operations.

Ensuring that we have adequate internal financial and accounting controls and procedures in place so that we can produce accurate financial statements on a timely basis is a costly and time-consuming effort that will need to be evaluated frequently. Section 404 of the Sarbanes-Oxley Act requires public companies to conduct an annual review and evaluation of their internal controls and requires attestations of the effectiveness of internal controls by independent auditors. We would be required to perform the annual review and evaluation of our internal controls no later than for fiscal 2021. We initially expect to qualify as an emerging growth company, and thus, we would be exempt from the auditors’ attestation requirement until such time as we no longer qualify as an emerging growth company. Regardless of whether we qualify as an emerging growth company, we will still need to implement substantial control systems and procedures in order to satisfy the reporting requirements under the Exchange Act and applicable Nasdaq requirements, among other items. Establishing these internal controls will be costly and may divert management’s attention.

Evaluation by us of our internal controls over financial reporting may identify material weaknesses that may cause us to be unable to report our financial information on a timely basis and thereby subject us to adverse regulatory consequences, including sanctions by the SEC or violations of Nasdaq rules. There also could be a negative reaction in the financial markets due to a loss of investor confidence in us and the reliability of our financial statements. Confidence in the reliability of our financial statements also could suffer if we or our independent registered public accounting firm were to report a material weakness in our internal controls over financial reporting. This could have a material adverse effect on our business, financial condition and results of operations and could also lead to a decline in the price of our Class A common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that are based on our management’s beliefs and assumptions and on information currently available to our management. The forward-looking statements are contained principally in the sections captioned “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Industry Overview” and “Business.” Forward-looking statements include information concerning our possible or assumed future results of operations, business strategies, technology developments, financing and investment plans, dividend policy, competitive position, industry and regulatory environment, potential growth opportunities and the effects of competition. Forward-looking statements include statements that are not historical facts and can be identified by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “will,” “would” or similar expressions and the negatives of those terms.

Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Given these uncertainties, you should not place undue reliance on forward-looking statements. Also, forward-looking statements represent our management’s beliefs and assumptions only as of the date of this prospectus. You should read this prospectus and the documents that we have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

Important factors that could cause actual results to differ materially from our expectations include:

•	if demand for solar energy projects does not continue to grow or grows at a slower rate than we anticipate, our business will suffer;

•

existing electric utility industry policies and regulations, and any subsequent changes, may present technical, regulatory and economic barriers to the purchase and use of solar energy systems that may significantly reduce demand for our products or harm our ability to compete;

•	our industry has historically been cyclical and experienced periodic downturns;

•

if we fail to, or incur significant costs in order to, obtain, maintain, protect, defend or enforce our intellectual property and other proprietary rights, our business and results of operations could be materially harmed;

•	if we are unable to protect the confidentiality of our trade secrets, our business and competitive position would be harmed;

•	if our trademarks and trade names are not adequately protected, we may not be able to build name recognition in our markets of interest, and our competitive position may be harmed;

•

we may need to defend ourselves against third-party claims that we are infringing, misappropriating or otherwise violating others’ intellectual property rights, which could divert management’s attention, cause us to incur significant costs, and prevent us from selling or using the technology to which such rights relate;

•	we may experience delays, disruptions or quality control problems in our manufacturing operations;

•

the interruption of the flow of components and materials from international vendors could disrupt our supply chain, including as a result of the imposition of additional duties, tariffs and other charges on imports and exports;

•	we face risks related to actual or threatened health epidemics, such as the COVID-19 pandemic, and other outbreaks, which could significantly disrupt our manufacturing and operations;

•	the viability and demand for solar energy and the demand for our products are impacted by many factors outside of our control, which makes it difficult to predict our future prospects;

•

a loss of one or more of our significant customers, their inability to perform under their contracts, or their default in payment could harm our business and negatively impact revenue, results of operations and cash flow;

•

the reduction, elimination or expiration of government incentives for, or regulations mandating the use of, renewable energy and solar energy specifically could reduce demand for solar energy systems and harm our business;

•	a drop in the price of electricity sold may harm our business, financial condition, results of operations and prospects;

•

an increase in interest rates, or a reduction in the availability of tax equity or project debt capital in the global financial markets could make it difficult for end customers to finance the cost of a solar energy system and could reduce the demand for our products;

•

defects or performance problems in our products could result in loss of customers, reputational damage and decreased revenue, and we may face warranty, indemnity and product liability claims arising from defective products;

•

Oaktree and the Continuing Equity Owners will continue to have significant influence over us after this offering, including control over decisions that require the approval of stockholders, which could limit your ability to influence the outcome of matters submitted to stockholders for a vote;

•

following the offering, we will be classified as a “controlled company,” and as a result, we will qualify for, and intend to rely on, exemptions from certain corporate governance requirements. You will not have the same protections afforded to stockholders of companies that are subject to such requirements. In addition, Oaktree’s or the Continuing Equity Owners’ interests may conflict with our interests and the interests of other stockholders;

•	the requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain qualified board members and officers; and

•

provisions in our certificate of incorporation and bylaws, to be adopted upon the consummation of this offering, may have the effect of delaying or preventing a change of control or changes in our management.

Except as required by law, we assume no obligation to update these forward-looking statements, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

USE OF PROCEEDS

We estimate, based upon an assumed initial public offering price of $         per share (which is the midpoint of the estimated price range set forth on the cover page of this prospectus), that we will receive net proceeds from this offering of approximately $         million (or $         million if the underwriters exercise in full their option to purchase additional shares of Class A common stock), after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

Shoals Technologies Group, Inc. intends to use the net proceeds from this offering to purchase                  LLC Interests (or                  LLC Interests if the underwriters exercise in full their option to purchase additional shares of Class A common stock) from Shoals Parent LLC and certain Continuing Equity Owners at a price per unit equal to the initial public offering price per share of Class A common stock in this offering less the underwriting discounts and commissions. We intend to use remaining proceeds, if any, for general corporate purposes to support the growth of the business.

Shoals Parent LLC intends to use the $         in net proceeds it receives from the sale of LLC Interests to Shoals Technologies Group, Inc. to prepay approximately $         of the outstanding borrowings under our New Senior Secured Credit Agreement. See “Description of Certain Indebtedness—New Senior Secured Credit Agreement” for a description of interest rate and maturity.

We will not receive any proceeds from the sale of our Class A common stock by the selling stockholder. We will, however, bear the costs associated with the sale of shares of Class A common stock by the selling stockholder, other than underwriting discounts and commissions. For more information, see “Principal and Selling Stockholders” and “Underwriting.” Shoals Parent LLC will bear or reimburse Shoals Technologies Group, Inc. for all of the expenses incurred in connection with the Transactions, including this offering.

Assuming no exercise of the underwriters’ option to purchase additional shares of Class A common stock, each $1.00 increase (decrease) in the assumed initial public offering price of $         per share (which is the midpoint of the estimated price range set forth on the cover page of this prospectus) would increase (decrease) the net proceeds to us from this offering by approximately $         million and, in turn, the net proceeds received by Shoals Parent LLC from the sale of LLC Interests to Shoals Technologies Group, Inc. by $         million, assuming the number of shares offered, as set forth on the cover page of this prospectus, remains the same, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

Each 1,000,000 share increase (decrease) in the number of shares offered by us in this offering would increase (decrease) the net proceeds to us from this offering by approximately $         million and, in turn, the net proceeds received by Shoals Parent LLC from the sale of LLC Interests to Shoals Technologies Group, Inc. by $         million, assuming that the price per share for the offering remains at $         (which is the midpoint of the estimated price range set forth on the cover page of this prospectus), and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

ORGANIZATIONAL STRUCTURE

Shoals Technologies Group, Inc., a Delaware corporation, was formed on November 4, 2020 and is the issuer of the Class A common stock offered by this prospectus. Prior to this offering and the Transactions (as defined below), all of our business operations have been conducted through Shoals Parent LLC and its direct and indirect subsidiaries, and the Continuing Equity Owners and Oaktree are the only owners of Shoals Parent LLC. We will consummate the Transactions, excluding this offering, substantially concurrently with or prior to the consummation of this offering.

Existing Organization

Shoals Parent LLC is treated as a partnership for U.S. federal income tax purposes and, as such, is generally not subject to any U.S. federal entity-level income taxes. Taxable income or loss of Shoals Parent LLC is included in the U.S. federal income tax returns of Shoals Parent LLC’s members.

The following organizational transactions have already occurred in connection with this offering:

•	on November 25, 2020, Shoals Holdings LLC entered into the New Senior Secured Credit Agreement. See “Description of Certain Indebtedness—New Senior Secured Credit Agreement”;

•	on December 22, 2020, Shoals Holdings LLC entered into an amendment to the New Senior Secured Credit Agreement;

•	on December 30, 2020, Shoals Holdings LLC entered into a second amendment to the New Senior Secured Credit Agreement; and

•

on November 25, 2020, Shoals Holdings LLC paid a $355.8 million special distribution to Shoals Intermediate Holdings LLC who then distributed to the direct or indirect holders of Shoals Intermediate Holdings LLC (the “Special Distribution”).

Transactions

We will consummate the following organizational transactions in connection with this offering:

•

we will amend and restate the existing limited liability company agreement of Shoals Parent LLC, which will become effective substantially concurrently with or prior to the consummation of this offering, to, among other things, (1) recapitalize all existing ownership interests in Shoals Parent LLC into                  LLC Interests and (2) appoint Shoals Technologies Group, Inc. as the sole managing member of Shoals Parent LLC upon its acquisition of LLC Interests in connection with this offering;

•	we will amend and restate Shoals Technologies Group, Inc.’s certificate of incorporation as described in “Description of Capital Stock”;

•

Shoals Technologies Group, Inc. will acquire LLC Interests held by Blocker by means of the Blocker Merger and will issue to Oaktree                  shares of our Class A common stock as consideration in the Blocker Merger;

•	we will issue shares of our Class B common stock to the Continuing Equity Owners, which is equal to the number of LLC Interests held by such Continuing Equity Owners;

•

we will issue                  shares of our Class A common stock to the purchasers in this offering (or                  shares if the underwriters exercise in full their option to purchase additional shares of Class A common stock) in exchange for net proceeds of approximately $         million (or approximately $        million if the underwriters exercise in full their option to purchase additional shares of Class A common stock) based upon an assumed initial public offering price of $         per share (which is the midpoint of the estimated price range set forth on the cover page of this prospectus), less the underwriting discounts and commissions and estimated offering expenses payable by us;

•	Shoals Technologies Group, Inc. will use the net proceeds from this offering to purchase LLC Interests (or LLC Interests if the underwriters exercise in full their option to purchase additional shares of Class A common stock) from Shoals Parent LLC and certain Continuing Equity Owners at a price per unit equal to the initial public offering price per share of Class A common stock in this offering, less the underwriting discounts and commissions;

•

Shoals Parent LLC will use the $             in net proceeds it receives from the sale of LLC Interests to Shoals Technologies Group, Inc. to prepay approximately $             of the outstanding borrowings under our New Senior Secured Credit Agreement; and

•

Shoals Technologies Group, Inc. will enter into (1) the Stockholders Agreement with the Continuing Equity Owners and Oaktree, (2) the Registration Rights Agreement with the Continuing Equity Owners and Oaktree and (3) the Tax Receivable Agreement with Oaktree and our Founder. For a description of the terms of the Stockholders Agreement, the Registration Rights Agreement and the Tax Receivable Agreement, see “Certain Relationships and Related Party Transactions.”

Organizational Structure Following the Transactions

•

Shoals Technologies Group, Inc. will be a holding company, and its principal asset will consist of LLC Interests it acquires as a result of the Blocker Merger and from Shoals Parent LLC and certain of the Continuing Equity Owners with the net proceeds from this offering. Shoals Technologies Group, Inc. will own, directly or indirectly,                  LLC Interests of Shoals Parent LLC, representing approximately     % of the economic interest in Shoals Parent LLC (or                  LLC Interests, representing approximately     % of the economic interest in Shoals Parent LLC if the underwriters exercise in full their option to purchase additional shares of Class A common stock);

•	Shoals Technologies Group, Inc. will be the sole managing member of Shoals Parent LLC and will control the business and affairs of Shoals Parent LLC and its direct and indirect subsidiaries;

•

the Continuing Equity Owners will own (1)                  LLC Interests of Shoals Parent LLC, representing approximately     % of the economic interest in Shoals Parent LLC (or                  LLC Interests, representing approximately     % of the economic interest in Shoals Parent LLC if the underwriters exercise in full their option to purchase additional shares of Class A common stock), and (2)                 shares of Class B common stock of Shoals Technologies Group, Inc., representing approximately     % of the combined voting power of all of Shoals Technologies Group, Inc.’s common stock (or                  shares of Class B common stock of Shoals Technologies Group, Inc., representing approximately     % if the underwriters exercise in full their option to purchase additional shares of Class A common stock);

•

Oaktree (1) will own                  shares of Class A common stock of Shoals Technologies Group, Inc. (or                  shares of Class A common stock of Shoals Technologies Group, Inc. if the underwriters exercise in full their option to purchase additional shares of Class A common stock), representing approximately     % of the combined voting power of all of Shoals Technologies Group, Inc.’s common stock and approximately     % of the economic interest in Shoals Technologies Group, Inc. (or approximately     % of the combined voting power and approximately     % of the economic interest if the underwriters exercise in full their option to purchase additional shares of Class A common stock), and (2) through Shoals Technologies Group, Inc.’s ownership of LLC Interests, indirectly will hold approximately     % of the economic interest in Shoals Parent LLC (or approximately     % of the economic interest in Shoals Parent LLC if the underwriters exercise in full their option to purchase additional shares of Class A common stock); and

•

the purchasers in this offering will own (1)                  shares of Class A common stock of Shoals Technologies Group, Inc. (or                  shares of Class A common stock of Shoals Technologies Group, Inc. if the underwriters exercise in full their option to purchase additional shares of Class A common stock), representing approximately     % of the combined voting power of all of Shoals Technologies Group, Inc.’s common stock and approximately     % of the economic interest in Shoals Technologies Group, Inc. (or approximately     % of the combined voting power and approximately     % of the economic interest if the underwriters exercise in full their option to purchase additional shares of Class A common stock), and (2) through Shoals Technologies Group, Inc.’s ownership of LLC Interests, indirectly will hold approximately     % of the economic interest in Shoals Parent LLC (or approximately     % of the economic interest in Shoals Parent LLC if the underwriters exercise in full their option to purchase additional shares of Class A common stock).

The diagram below depicts our organizational structure after giving effect to the Transactions, including this offering, assuming no exercise by the underwriters of their option to purchase additional shares of Class A common stock.

As the sole managing member of Shoals Parent LLC, we will operate and control all of the business and affairs of Shoals Parent LLC and, through Shoals Parent LLC and its direct and indirect subsidiaries, conduct our business. Following the Transactions, including this offering, Shoals Technologies Group, Inc. will have the majority economic interest in Shoals Parent LLC and will control the management of Shoals Parent LLC as its sole managing member. As a result, Shoals Technologies Group, Inc. will consolidate Shoals Parent LLC and record a significant noncontrolling interest in a consolidated entity in Shoals Technologies Group, Inc.’s consolidated financial statements for the economic interest in Shoals Parent LLC held by the Continuing Equity Owners.

Unless otherwise indicated, this prospectus assumes the shares of Class A common stock are offered at $         per share (the midpoint of the estimated price range set forth on the cover page of this prospectus). Pursuant to the terms of the Existing LLC Agreement, the split between the number of LLC Interests among the Continuing Equity Owners will vary depending on the initial public offering price in this offering. The initial public offering price will also impact the relative allocation of LLC Interests issued in the Transactions among the Continuing Equity Owners and, in turn, the shares of Class A common stock and Class B common stock issued to the Continuing Equity Owners in the Transactions. Additionally, while the number of shares of Class A common stock being offered hereby to the public will not change, any increase or decrease in the number of shares of Class A common stock sold by Shoals Technologies Group, Inc. in this offering due to a change in the initial public offering price will result in a corresponding increase or decrease in the number of LLC Interests purchased by Shoals Technologies Group, Inc. from Shoals Parent LLC and certain Continuing Equity Owners at a price per unit equal to the initial public offering price per share of Class A common stock in this offering less the underwriting discounts and commissions. Therefore, the indirect economic interest in Shoals Parent LLC represented by the shares of Class A common stock sold in this offering will be largely unaffected by the initial public offering price.

Incorporation of Shoals Technologies Group, Inc.

Shoals Technologies Group, Inc., the issuer of the Class A common stock offered by this prospectus, was incorporated as a Delaware corporation on November 4, 2020. Shoals Technologies Group, Inc. has not engaged in any material business or other activities except in connection with its formation and the Transactions. The amended and restated certificate of incorporation of Shoals Technologies Group, Inc. that will become effective immediately prior to the consummation of this offering will, among other things, authorize two classes of common stock, Class A common stock and Class B common stock, each having the terms described in “Description of Capital Stock.”

Reclassification and Amendment and Restatement of the Shoals Parent LLC Agreement

Prior to or substantially concurrently with the consummation of this offering, the existing limited liability company agreement of Shoals Parent LLC will be amended and restated to, among other things, recapitalize its capital structure by creating a single new class of units that we refer to as “common units” and provide for a right of redemption of common units in exchange for, at our election (determined solely by a majority of our directors who are disinterested), shares of our Class A common stock or cash. See “Certain Relationships and Related Party Transactions—Shoals Parent LLC Agreement.”

DIVIDEND POLICY

We currently intend to retain all available funds and any future earnings to fund the development and growth of our business and to repay indebtedness, and therefore we do not anticipate declaring or paying any cash dividends on our Class A common stock in the foreseeable future. Holders of our Class B common stock are not entitled to participate in any dividends declared by our board of directors. Furthermore, because we are a holding company, our ability to pay cash dividends on our Class A common stock depends on our receipt of cash distributions from Shoals Parent LLC and, through Shoals Parent LLC, cash distributions and dividends from our other direct and indirect subsidiaries. Our ability to pay dividends may be restricted by the terms of our New Senior Secured Credit Agreement and any future credit agreement or any of our or our subsidiaries future debt or preferred equity securities. See “Description of Capital Stock,” “Description of Certain Indebtedness” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.” Any future determination as to the declaration and payment of dividends, if any, will be at the discretion of our board of directors, subject to compliance with contractual restrictions and covenants in the agreements governing our current and future indebtedness. Any such determination will also depend upon our business prospects, results of operations, financial condition, cash requirements and availability, applicable Delaware law and other factors that our board of directors may deem relevant.

Accordingly, you may need to sell your shares of our Class A common stock to realize a return on your investment, and you may not be able to sell your shares at or above the price you paid for them. See “Risk Factors—Risks Related to This Offering and Our Class A Common Stock—We do not intend to pay any cash distributions or dividends on our Class A common stock in the foreseeable future.”

Immediately following this offering, we will be a holding company, and our principal asset will be LLC Interests. If we decide to pay a dividend in the future, we would need to cause Shoals Parent LLC to make distributions to us in an amount sufficient to cover such dividend. If Shoals Parent LLC makes such distributions to us, the other holders of LLC Interests will be entitled to receive pro rata distributions. See “Risk Factors—Risks Related to Our Organizational Structure—We will be a holding company and our principal asset after completion of the reorganization and this offering will be our interest in Shoals Parent LLC, and, accordingly, we will be dependent upon Shoals Parent LLC and its consolidated subsidiaries for our results of operations, cash flows and distributions.”

CAPITALIZATION

The following table sets forth our cash and restricted cash and capitalization as of September 30, 2020, as follows:

•	of Shoals Parent LLC and its subsidiaries on an actual basis;

•

of Shoals Parent LLC and its subsidiaries on a pro forma basis to give effect to (i) the Recapitalization (as defined below) and (ii) the Special Distribution to the members of Shoals Parent LLC subsequent to September 30, 2020; and

•

of Shoals Technologies Group, Inc. and its subsidiaries on a pro forma as adjusted basis to give further effect to (i) the Transactions and (ii) the sale of the shares of Class A common stock in this offering at an assumed initial public offering price of $                per share (which is the midpoint of the estimated price range set forth on the cover of this prospectus), after deducing the underwriting discounts and commissions and estimated offering expenses payable by us, and the application of the net proceeds therefrom as described under “Use of Proceeds.”

For more information, please see “Organizational Structure,” “Use of Proceeds” and “Unaudited Pro Forma Consolidated Financial Information” included elsewhere in this prospectus. You should read this information together with our consolidated financial statements and our consolidated interim financial statements and the related notes included elsewhere in this prospectus and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other financial information contained in this prospectus.

	As of September 30, 2020 (unaudited)
(in thousands, except per share and share data)	Shoals Parent LLC	Pro Forma Shoals Parent LLC(3)	Pro Forma Shoals Technologies Group, Inc.(4)
Cash and cash equivalents	$9,245	$4,245	$

Indebtedness:
Term Loan(1)	$4,275	$353,479		$—
Revolving Loan(1)	—	—		—

Total indebtedness	$4,275	$353,479		$—

Total equity:
Members’ equity	175,288	(180,516)		—
Class A common stock, par value $0.001; shares authorized, shares issued and outstanding pro forma	—	—		—
Class B common stock, par value $0.001; shares authorized, shares issued and outstanding pro forma	—	—		—
Additional paid-in capital	—	—		—
Accumulated deficit	—	—		—

Total members’/stockholders’ equity (deficit)	$175,288	$(180,516)		$—

Noncontrolling interest(2)		—		—
Total capitalization	$179,563	$172,963		$—

(1)

Under that certain Credit Agreement, dated as of May 25, 2017 (as amended by that certain Waiver and First Amendment to Credit Agreement, dated as of October 18, 2017 and as amended by that certain Consent, Waiver and Second Amendment to Credit Agreement, dated as of August 20, 2018, the

“Credit Agreement”), by and among Shoals Holdings LLC, a Delaware limited liability company, Shoals Intermediate Holdings LLC, a Delaware limited liability company, the subsidiary guarantors from time to time party thereto, the lenders and other financial institutions party thereto from time to time and MB Financial Bank, N.A., as administrative agent, swingline lender and issuing lender, the lenders party thereto advanced a $35 million term loan (the “Term Loan”) and have provided a revolving commitment (the “Revolving Loan”) of $15 million, which was increased to $25 million by that certain Consent, Waiver and Second Amendment to the Credit Agreement. On November 25, 2020, we repaid and terminated all outstanding commitments under the Credit Agreement.
(2)

On a pro forma basis, includes the membership interests not owned by us, which represents         % of Shoals Parent LLC’s outstanding common units. The Continuing Equity Owners will hold the         % non-controlling interest in Shoals Parent LLC. Shoals Technologies Group, Inc. will hold         % of the economic interests in Shoals Parent LLC and the Continuing Equity Owners will hold         % of the economic interests in Shoals Parent LLC.

(3)

The pro forma data in this column gives effect to the $360.0 million of incremental borrowings under our New Senior Secured Credit Agreement and the use of the proceeds thereunder to pay a $355.8 million distribution to Shoals Intermediate Holdings LLC who then distributed to the direct or indirect holders of Shoals Intermediate Holdings LLC on November 25, 2020 as if such debt was incurred and such distributions were declared and paid on September 30, 2020. See Note 2 to the unaudited pro forma consolidated balance sheet as of September 30, 2020, in “Unaudited Pro Forma Consolidated Financial Information.”

(4)

Each $1.00 increase (decrease) in the assumed initial public offering price of $             per share (which is the midpoint of the price range set forth on the cover page of this prospectus) would increase (decrease) each of cash and cash equivalents, additional paid-in capital, total stockholders’ equity and total capitalization on a pro forma basis by approximately $             million, assuming the number of shares offered, as set forth on the cover page of this prospectus, remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

Each 1,000,000 share increase (decrease) in the number of shares offered in this offering would increase (decrease) the net proceeds to us from this offering by approximately $             million, assuming that the price per share for the offering remains at $             (which is the midpoint of the price range set forth on the cover page of this prospectus), and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

DILUTION

The Continuing Equity Owners will own LLC Interests after the Transactions. Because the Continuing Equity Owners do not own any Class A common stock or have any right to receive distributions from Shoals Technologies Group, Inc., we have presented dilution in pro forma net tangible book value per share both before and after this offering assuming that all of the holders of LLC Interests (other than Shoals Technologies Group, Inc.) had their LLC Interests redeemed or exchanged for newly issued shares of Class A common stock on a one-for-one basis (rather than for cash) and the automatic transfer to the Company and cancellation for no consideration of all of their shares of Class B common stock (which are not entitled to receive distributions or dividends, whether cash or stock from Shoals Technologies Group, Inc.) in order to more meaningfully present the dilutive impact on the investors in this offering. We refer to the assumed redemption or exchange of all LLC Interests for shares of Class A common stock as described in the previous sentence as the Assumed Redemption.

Dilution is the amount by which the offering price paid by the purchasers of the Class A common stock in this offering exceeds the pro forma net tangible book value per share of Class A common stock after the offering. Shoals Parent LLC’s pro forma net tangible book value as of September 30, 2020 prior to this offering and after giving effect to the other Transactions and the Assumed Redemption was a deficit of $                    million. Pro forma net tangible book value per share prior to this offering is determined by subtracting our total liabilities from the total book value of our tangible assets and dividing the difference by the number of shares of Class A common stock deemed to be outstanding after giving effect to the Assumed Redemption.

If you invest in our Class A common stock in this offering, your ownership interest will be immediately diluted to the extent of the difference between the initial public offering price per share and the pro forma net tangible book value per share of our Class A common stock after this offering.

Pro forma net tangible book value per share after this offering is determined by subtracting our total liabilities from the total book value of our tangible assets and dividing the difference by the number of shares of Class A common stock deemed to be outstanding, after giving effect to the Transactions, including this offering and the application of the proceeds from this offering as described in “Use of Proceeds,” and the Assumed Redemption. Our pro forma net tangible book value as of September 30, 2020, after giving effect to this offering would have been approximately a deficit of $            million, or $                per share of Class A common stock. This amount represents an immediate increase in pro forma net tangible book value of $                per share to our existing stockholders and an immediate dilution in pro forma net tangible book value of approximately $                per share to new investors purchasing shares of Class A common stock in this offering. We determine dilution by subtracting the pro forma net tangible book value per share after this offering from the amount of cash that a new investor paid for a share of Class A common stock. The following table illustrates this dilution:

The following table illustrates this dilution on a per share basis to new investors.

Assumed initial public offering price per share (the midpoint of the estimated price range set forth on the cover of this prospectus)		$
Pro forma net tangible book value (deficit) per share as of September 30, 2020, before this offering	$
Increase in net tangible book value (deficit) per share attributable to new investors participating in this offering	$

Pro forma net tangible book value (deficit) per share, after this offering	$

Dilution per share to new Class A common stock investors participating in this offering		$

The following table summarizes, as of September 30, 2020, after giving effect to the Transactions (including this offering) and the Assumed Redemption, the number of shares of Class A common stock purchased from us, the total consideration paid, or to be paid, to us and the average price per share paid, or to be paid, by existing

owners and by the new investors. The calculation below is based on an assumed initial public offering price of $                per share, which is the midpoint of the estimated price range set forth on the cover page of this prospectus, before deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

	Shares Purchased				Total Consideration			Average Price Per Share
	Number		Percent		Amount	Percent
Continuing Equity Owners				%	$		%	$
New investors		(1)		%			%	$

Total			100%		$	100%

(1)	Reflects shares owned by the selling stockholder that will be purchased by new investors as a result of this offering:

	Shares Purchased			Total Consideration			Average Price Per Share
	Number	Percent of Total		Amount	Percent of Total
Selling stockholder			%	$		%	$

Each $1.00 increase (decrease) in the assumed initial public offering price of $                per share would increase (decrease) the total consideration paid by new investors and the total consideration paid by all stockholders by $                million, assuming the number of shares offered by us and the selling stockholder, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discounts and commissions but before estimated offering expenses.

Except as otherwise indicated, the discussion and the tables above assume no exercise of the underwriters’ option to purchase additional shares of Class A common stock. In addition, the discussion and tables above exclude shares of Class B common stock, because holders of the Class B common stock are not entitled to distributions or dividends, whether cash or stock, from Shoals Technologies Group, Inc. The number of shares of our Class A common stock outstanding after this offering as shown in the tables above is based on the number of shares outstanding as of                     , 2020, after giving effect to the Transactions and the Assumed Redemption. To the extent that options are issued under our compensatory stock plans or we issue additional shares of common stock in the future, there will be further dilution to investors participating in this offering.

If the underwriters exercise in full their option to purchase additional shares of Class A common stock:

•

the percentage of shares of Class A common stock held by the Continuing Equity Owners will decrease to approximately    % of the total number of shares of our Class A common stock outstanding after this offering; and

•	the number of shares held by new investors will increase to , or approximately % of the total number of shares of our Class A common stock outstanding after this offering.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

The following table presents the selected historical condensed consolidated financial data for Shoals Parent LLC and its subsidiaries. The selected consolidated statements of operations data and statements of cash flows data for the years ended December 31, 2018 and 2019, and the selected consolidated balance sheet data as of December 31, 2018 and 2019 are derived from the audited consolidated financial statements of Shoals Parent LLC included elsewhere in this prospectus. The selected consolidated statements of operations data and statements of cash flows data for the nine months ended September 30, 2019 and 2020 and the selected consolidated balance sheet data as of September 30, 2020 are derived from the unaudited interim condensed consolidated financial statements of Shoals Parent LLC which are included elsewhere in this prospectus.

The information set forth below should be read together with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and the consolidated financial statements and the consolidated interim financial statements and accompanying notes included elsewhere in this prospectus.

Historically, our business has been operated through Shoals Parent LLC, together with its subsidiaries. Shoals Technologies Group, Inc. was formed for the purpose of this offering and has engaged to date only in activities in contemplation of this offering. Upon the completion of this offering, all of our business will continue to be conducted through Shoals Parent LLC, together with its subsidiaries, and the financial results of Shoals Parent LLC will be consolidated in our financial statements. Shoals Technologies Group, Inc. will be a holding company whose sole material asset will be the LLC Interests in Shoals Parent LLC. For more information regarding the organizational transactions and holding company structure, see “Organizational Structure.”

The unaudited interim condensed consolidated financial statements include all normal recurring adjustments necessary, in the opinion of management, to summarize the financial positions and results for the period presented. Our historical results are not necessarily indicative of our results to be expected in any future period. The information set forth below should be read together with the our consolidated financial statements and our condensed consolidated interim financial statements and the related notes, as well as the sections captioned “Unaudited Pro Forma Consolidated Financial Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this prospectus.

	Year Ended December 31,		Nine Months Ended September 30,
(in thousands, except per unit data)	2018	2019	2019	2020
			(unaudited)
Consolidated Statements of Operations Data:
Revenues	$103,750	$144,496	$106,613	$136,765
Cost of revenue	75,582	100,284	74,874	85,061

Gross profit	28,168	44,212	31,739	51,704
Operating expenses:
General and administrative expenses	8,904	9,065	6,795	15,390
Depreciation and amortization	8,177	8,217	6,156	6,194

Total operating expenses	17,081	17,282	12,951	21,584

Income from operations	11,087	26,930	18,788	30,120
Interest expense, net	(2,440)	(1,787)	(1,481)	(601)

Net income	$8,647	$25,143	$17,307	$29,519

	As of December 31,		As of September 30,
	2018	2019	2020
			(unaudited)
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$108	$7,082	$9,245
Total assets	$185,533	$187,607	$194,497
Total liabilities	$47,251	$37,701	$19,209
Total members’ equity/stockholders’ equity	$138,282	$149,906	$175,288

	Year Ended December 31,		Nine Months Ended September 30,
	2018	2019	2019	2020
			(unaudited)
	(in thousands)
Statement of Cash Flows Data:
Net cash provided by operating activities	$3,001	$36,182	$28,687	$38,115
Net cash used in investing activities	$(1,405)	$(1,719)	$(1,409)	$(2,786)
Net cash used in financing activities	$(19,161)	$(27,489)	$(22,903)	$(33,166)

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma consolidated financial information reflects the impact of this offering, after giving effect to the Transactions discussed in “Organizational Structure.” Following the completion of the Transactions, Shoals Technologies Group, Inc. will be a holding company whose principal asset will consist of     % of the outstanding LLC Interests (or     % of LLC Interests if the underwriters exercise in full their option to purchase additional shares of Class A common stock) that it acquires as a result of the Blocker Merger and from Shoals Parent LLC and certain of the Continuing Equity Owners in connection with this offering with the net proceeds from this offering. The remaining LLC Interests will be held by the Continuing Equity Owners. Shoals Technologies Group, Inc. will act as the sole managing member of Shoals Parent LLC, will operate and control the business and affairs of Shoals Parent LLC and its direct and indirect subsidiaries and, through Shoals Parent LLC and its direct and indirect subsidiaries, conduct its business.

The following unaudited pro forma consolidated statements of operations for the year ended December 31, 2019 and the nine months ended September 30, 2020 give effect to the Special Distribution and the Transactions, including this offering, as if the same had occurred on January 1, 2019. The unaudited pro forma consolidated balance sheet as of September 30, 2020 presents our unaudited pro forma balance sheet giving effect to the Recapitalization, the Special Distribution and the Transactions, including this offering, as if they had occurred as of September 30, 2020.

We have derived the unaudited pro forma consolidated statement of operations and unaudited pro forma consolidated balance sheet from the consolidated financial statements and the unaudited condensed consolidated interim financial statements of Shoals Parent LLC and its subsidiaries included elsewhere in this prospectus. The historical consolidated financial information of Shoals Parent LLC has been adjusted in this unaudited pro forma consolidated financial information to give effect to events that are directly attributable to the Transactions, are factually supportable and, with respect to the consolidated statement of operations, are expected to have a continuing impact on Shoals Technologies Group, Inc. The unaudited pro forma consolidated financial information reflects adjustments that are described in the accompanying notes and are based on available information and certain assumptions we believe are reasonable, but are subject to change.

We refer to the adjustments related to the Transactions, including the impact of the Transactions described in “Organizational Structure,” but excluding the adjustments related to the Recapitalized Adjustments and Offering, as the Pro Forma Transaction Adjustments.

The adjustments related to this offering, which we refer to as the Pro Forma Offering Adjustments, are described in the notes to the unaudited pro forma consolidated financial information and principally include the following:

•

the amendment and restatement of the limited liability company agreement of Shoals Parent LLC to, among other things, appoint Shoals Technologies Group, Inc. as the sole managing member of Shoals Parent LLC and provide certain redemption rights to the Continuing Equity Owners;

•

the issuance of              shares of our Class A common stock to the investors in this offering in exchange for net proceeds of approximately $             (based on an assumed initial public offering price of $             per share, the midpoint of the estimated price range set forth on the cover page of this prospectus), after deducting the underwriting discounts and commissions but before estimated offering expenses payable by us;

•

the payment of fees and expenses related to this offering and the application of the net proceeds from the sale of Class A common stock in this offering to purchase LLC Interests from Shoals Parent LLC and certain Continuing Equity Owners at a purchase price per unit equal to the initial public offering price per share of Class A common stock less the underwriting discounts and commissions, with such LLC Interests representing                     % of the outstanding LLC Interests;

•	the entry into the Tax Receivable Agreement with Oaktree and our Founder. For a description of the terms of the Tax Receivable Agreement, see “Certain Relationships and Related Party Transactions”;

•

the use of a portion of the proceeds by Shoals Parent LLC (from the sale of common units to us using the proceeds of this offering) to repay a portion of the outstanding borrowings under our New Senior Secured Credit Agreement as described in “Use of Proceeds”; and

•

a provision for federal, state and local income taxes of Shoals Technologies Group, Inc. as a taxable corporation at an effective rate of 21.7% for the year ended December 31, 2019 and the nine months ended September 30, 2020, which includes a provision for U.S. federal income taxes and assumes the highest statutory rates applied to income apportioned to each state and local jurisdiction.

Except as otherwise indicated, the unaudited pro forma condensed consolidated financial information presented assumes no exercise by the underwriters of their option to purchase additional shares of Class A common stock in the offering.

As a public company, we will be implementing additional procedures and processes for the purpose of addressing the standards and requirements applicable to public companies. We expect to incur additional annual expenses related to these additional procedures and processes and, among other things, additional directors’ and officers’ liability insurance, director fees, additional expenses associated with complying with the reporting requirements of the SEC, transfer agent fees, costs relating to additional accounting, legal and administrative personnel, increased auditing, tax and legal fees, stock exchange listing fees and other public company expenses. We have not included any pro forma adjustments relating to these costs in the information below.

The unaudited pro forma consolidated financial information is included for informational purposes only. The unaudited pro forma consolidated financial information should not be relied upon as being indicative of our results of operations or financial condition had the Transactions, including this offering, occurred on the dates assumed. The unaudited pro forma consolidated financial information also does not project our results of operations or financial position for any future period or date. The unaudited pro forma consolidated statement of operations and balance sheet should be read in conjunction with the “Risk Factors,” “Prospectus Summary—Summary Consolidated Financial and Other Data,” “Selected Consolidated Financial and Other Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and our consolidated interim financial statements and related notes included elsewhere in this prospectus.

Shoals Technologies Group, Inc. and subsidiaries

Unaudited pro forma consolidated balance sheet as of September 30, 2020

(in thousands, except share amounts)	Shoals Parent LLC Historical(1)	Recapitalization Adjustments(2)		Pro Forma Shoals Parent LLC	Pro Forma Transaction Adjustments	Pro Forma Offering Adjustments		Pro Forma Shoals Technologies Group, Inc.
Assets
Current assets:
Cash and cash equivalents	$9,245	$(5,000	)(2)	$4,245	$—	$—	(3)	$—
Accounts receivable, net	28,379	—		28,379	—	—		—
Unbilled receivables	8,581	—		8,581	—	—		—
Inventory, net	11,299	—		11,299	—	—		—
Other current assets	128	—		128	—	—		—

Total current assets	57,632	(5,000)		52,632	—	—		—
Property, plant and equipment, net	12,704	—		12,204	—	—		—
Goodwill	50,176	—		50,176	—	—		—

(in thousands, except share amounts)	Shoals Parent LLC Historical(1)	Recapitalization Adjustments(2)		Pro Forma Shoals Parent LLC	Pro Forma Transaction Adjustments		Pro Forma Offering Adjustments		Pro Forma Shoals Technologies Group, Inc.
Other intangible assets, net	73,985	—		73,985	—		—		—
Deferred tax asset	—	—		—	—	(5)	—		—

Total assets	$194,497	$(5,000)		$189,497	$—		$—		$—

Liabilities and members’ equity
Current liabilities:
Accounts payable	$10,668	$—		$10,668	$—		$—		$—
Accrued expenses	4,266	1,600		5,866	—		—		—
Long-term debt—current portion	4,275	2,625	(2)	6,900	—		—	(3)	—

Total current liabilities	19,209	4,225		23,434	—		—		—
Revolving line of credit	—	—		—	—		—		—
Long-term debt, less current portion	—	346,579	(2)	346,579	—		—		—
Other long-term liability	—	—		—	—	(5)	—		—
Total liabilities	19,209	350,804		370,013	—		—		—
Members’ equity
Membership Units
Class A Common units—no par value; 90,000,000 units issued and outstanding at September 30, 2020	—	—		—	—		—		—
Class B Common units—no par value; 75,000,000 units issued and outstanding at September 30, 2020	—	—		—	—		—		—
Members’ Equity	175,288	(355,804	)(2)	(180,516)	—		—		—
Class A common stock—$ par value per share, shares authorized on a pro forma basis, shares issued and outstanding on a pro forma basis	—	—		—	—	(6)	—	(3)	—
Class B common stock—$ par value per share, shares authorized on a pro forma basis, shares issued and outstanding on a pro forma basis	—	—		—	—		—	(3)	—
Additional Paid-in Capital	—	—		—	—	(5)	—		—
Retained deficit	—	—		—	—		—	(3)	—

Total members’/stockholders’ equity attributable to Shoals Parent LLC/Shoals Technologies Group, Inc.(a)	175,288	(355,804)		(180,516)	—		—		—

Noncontrolling interest	—	—		—	—	(4)	—	(4)	—

Total members’/stockholders’ equity	175,288	(355,804)		(180,516)	—		—		—

Total liabilities and members’/stockholders’ equity	$194,497	$(5,000)		$189,497	$—		$—		$—

(a)

For historical amounts, represents total members’ deficit attributable to Shoals Parent LLC. For Pro Forma amounts, represents total members’/stockholders’ equity attributable to Shoals Technologies Group, Inc.

Shoals Technologies Group, Inc. and subsidiaries

Notes to unaudited pro forma condensed consolidated balance sheet

(1)

Shoals Technologies Group, Inc. was formed on November 4, 2020 and will have no material assets or results of operations until the consummation of the Transactions, and therefore its historical financial position is not shown in a separate column in this unaudited pro forma balance sheet.

(2)

On November 25, 2020, Shoals Holdings LLC entered into a New Senior Secured Credit Agreement to, among other things, provide for incremental term loan borrowings of $350 million, delayed draw borrowings up to $30 million and an uncommitted super senior revolving credit facility, to increase the capacity for payments by the borrower for payments of regular tax distributions to its common unit holders, including us, and permit a $355.8 million Special Distribution of a portion of such incremental borrowings under our New Senior Secured Credit Agreement which distribution was made on November 25, 2020 (the “Recapitalization”). This adjustment represents the recognition of the incremental borrowings under the New Senior Secured Credit Agreement of $360 million, net of deferred financing fees of $10.8 million and the $355.8 million Special Distribution as if such debt had been incurred and such distribution had been declared and paid on September 30, 2020.

(3)

Reflects the net effect on cash of the receipt of offering proceeds to us of $                million, based on the assumed sale of shares of Class A common stock at an assumed initial public offering of $                per share, the midpoint of the estimated price range set forth on the cover page of this prospectus, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. These amounts, as described in “Use of Proceeds,” relate to:

(a)

payment of $                million to purchase                LLC Interests (or                LLC Interests if the underwriters exercise in full their option to purchase additional shares of Class A common stock) from Shoals Parent LLC and certain Continuing Equity Owners at an assumed initial public offering of $                per share, the midpoint of the estimated price range set forth on the cover page of this prospectus after deducting the underwriting discounts and commissions;

(b)	payment of approximately $ million of estimated offering expenses; and

(c)

repayment of approximately $                million to repay outstanding borrowings under our New Senior Secured Credit Agreement. The repayment of a portion of our borrowings under our New Senior Secured Credit Agreement resulted in a $                million loss on debt repayment as the result of the write-off of a portion of the unamortized original issue discount, capitalized finance costs and a prepayment premium.

(4)

Upon completion of the Transactions, we will become the sole managing member of Shoals Parent LLC. We will have the sole voting interest in, and control of the management of, Shoals Parent LLC. As a result, we will consolidate the financial results of Shoals Parent LLC and will report a noncontrolling interest related to the interests in Shoals Parent LLC held by the Continuing Equity Owners on our consolidated balance sheet. Immediately following the Transactions, the economic interests held by the noncontrolling interest will be approximately                %. If the underwriters were to exercise their option to purchase additional shares of our Class A common stock in full, the economic interests held by the noncontrolling interest would be approximately                %.

Following the consummation of this offering, the LLC Interest held by the Continuing Equity Owners, representing the noncontrolling interest, will be redeemable at each of their options, for, at our election (determined solely by a majority of our directors who are disinterested), newly issued shares of our Class A common stock on a one-for-one basis or a cash payment equal to a volume-weighted average market price of one share of Class A common stock for each LLC Interest so redeemed, in each case in accordance with the terms of the Shoals Parent LLC Agreement; provided that, at our election (determined solely by a majority of our directors who are disinterested), we may effect a direct exchange of such Class A common stock or such cash, as applicable, for such LLC Interests. The Continuing Equity Owners may exercise such redemption right for as long as their LLC Interests remain outstanding. See “Certain Relationships and Related Party Transactions—Shoals Parent LLC Agreement.”

The transaction adjustments include adjustments to transfer pro forma Shoals Parent LLC members’ deficit to retained deficit and report a noncontrolling interest equal to the Continuing Equity Owners’ economic interest in Shoals Parent LLC of     % after giving effect to the Continuing Equity Owners’ exchange of              common units for              shares of Class A common stock. The following table describes such Transaction adjustments ($ in thousands):

Noncontrolling interest
Members’ deficit—Shoals Parent LLC	$—
Oaktree Class A common stock economic interest in Shoals Parent LLC	—%
Members’ deficit attributable to Oaktree Class A common stock	$—
Members’ deficit attributable to Continuing Equity Owners—noncontrolling interest	$—

The Offering Adjustments include adjustments to report a noncontrolling interest equal to the Continuing Equity Owners’ economic interest in Shoals Parent LLC of    %, after giving effect to the issuance of              shares of Class A common stock in this offering and the Continuing Equity Owners’ exchange of              Class B common shares for              shares of Class A common stock, based on the pro forma Shoals Parent LLC members’ deficit adjusted for the net proceeds received from the sale of common units to             , less offering expenses and write off of unamortized original issue discount, capitalized finance costs and a prepayment premium paid by Shoals Parent LLC, which are included in stockholders’ equity. The following table describes such offering adjustments ($ in thousands):

Noncontrolling interest
Members’ deficit—Shoals Parent LLC	$—
Purchase of Shoals Parent LLC common units with net proceeds of the offering	$—
Offering expense paid by Shoals Parent LLC	$—
Costs related to prepayment of debt	$—
Members’ deficit attributable to Continuing Equity Owners—noncontrolling interest	$—
Shoals Parent LLC members’ equity after the offering	$—
Continuing Equity Owners’ interest in Shoals Parent LLC	—%
Members’ deficit attributable to Continuing Equity Owners—noncontrolling interest	$—
Less noncontrolling interest included in the “Transaction Adjustments” column	$—
Noncontrolling interest—“Offering Adjustments” column	$—

In connection with this offering, we will issue              shares of Class B common stock to the Continuing Equity Owners, on a one-to-one basis with the number of common units of Shoals Parent LLC they own for nominal consideration. Holders of our Class B common stock, along with the holders of our Class A common stock, will have certain voting rights as described under “Description of Capital Stock,” but holders of our Class B common stock will not be entitled to receive any distributions from or participate in any dividends declared by our board of directors.

(5)

We expect to obtain an increase in the tax basis of our share of the assets of Shoals Parent LLC when common units are redeemed or exchanged by the Continuing Equity Owners and other qualifying transactions. This increase in tax basis may have the effect of reducing the amounts that we would otherwise pay in the future to various tax authorities. The increase in tax basis may also decrease gains (or increase losses) on future dispositions of certain capital assets to the extent tax basis is allocated to those capital assets. In connection with the consummation of this offering, we will enter into a tax receivable agreement with Oaktree and our Founder that will provide for the payment by us to Oaktree and our Founder of 85% of the amount of tax benefits, if any, that we actually realize or in some cases are deemed to realize as a result of (i) Shoals Technologies Group, Inc.’s allocable share of existing tax basis acquired in connection with the Transactions (including Blocker’s share of existing tax basis) and increases to such allocable share of existing tax basis, (ii) certain increases in the tax basis of assets of Shoals Parent LLC and its subsidiaries resulting from purchases or exchanges of LLC Interests and (iii) certain other tax benefits related to our entering into the Tax Receivable Agreement, including tax benefits attributable to payments that we make under the Tax Receivable Agreement. See “Certain Relationships and Related Party Transactions—Tax Receivable Agreement.”

The merger of the Blocker in connection with this offering and the establishment of the Tax Receivable Agreement will result in Shoals Technologies Group, Inc. establishing a liability for 85% of the estimated tax benefit received from the existing Blockers share of tax basis totaling $             million, with the offset to additional paid-in capital.

The exchange by certain of the Continuing Equity Owners in connection with this offering of certain of their common units for $             (based on the midpoint of the estimated price range set forth on the cover page of this prospectus) will trigger an increase in the tax basis of the assets of Shoals Parent LLC subject to the provisions of the Tax Receivable Agreement. Assuming a public offering price of $             per share (the midpoint of the estimated price range set forth on the cover page of this prospectus), we will recognize a deferred tax asset in the amount of $             million and a liability of $    million, representing     % of the tax benefits due to              and an adjustment to additional paid-in capital for the difference.

If all of the Continuing Equity Owners were to exchange or redeem their LLC Interests, we would recognize a deferred tax asset of approximately $              million and a related liability for payments under the Tax Receivable Agreement of approximately $              million, assuming, among other factors, (i) all exchanges occurred on the same day; (ii) a price of $              per share of Class A common stock (the midpoint of the estimated price range set forth on the cover of this prospectus); (iii) a constant corporate tax rate of     %; (iv) we will have sufficient taxable income to fully utilize the tax benefits; (v) Shoals Parent LLC is able to fully depreciate or amortize its assets; and (vi) no material changes in applicable tax law. For each 5% increase (decrease) in the amount of LLC Interests exchanged by the Continuing Equity Owners, our deferred tax asset would increase (decrease) by approximately $              million and the related liability for payments under the Tax Receivable Agreement would increase (decrease) by approximately $              million, assuming that the price per share of the Class A Common Stock at the time of the exchange and corporate tax rate remain the same. These amounts are estimates and have been prepared for informational purposes only. The actual amount of deferred tax assets and related liabilities that we will recognize will differ based on, among other things, the timing of the redemptions or exchanges, the price of our shares of Class A common stock at the time of the redemptions or exchanges and the tax rates then in effect.

(6)

In connection with this offering, Shoals Technologies Group, Inc. will acquire LLC Interests held by the Blocker by means of the Blocker Merger and will issue to the Selling Stockholder              shares of Class A common stock as consideration in the Blocker Merger, of which             are being offered in this offering.

Shoals Technologies Group, Inc. and subsidiaries

Unaudited pro forma consolidated statement of operations for the year ended December 31, 2019

(in thousands, except share amounts)	Historical(1) Shoals Parent LLC	Recapitalization Transactions(2)		Pro Forma Shoals Parent LLC	Pro Forma Transaction Adjustments	Pro Forma Offering Adjustments		Pro Forma Shoals Technologies Group, Inc.
Revenues	$144,496	$—		$144,496	$	$		$
Cost of revenue	100,284	—		100,284

Gross profit	44,212			44,212

Operating expenses:
General and administrative	9,065	—		9,065
Depreciation and amortization	8,217	—		8,217

Total operating expenses	17,282	—		17,282

Income from operations	26,930			26,930
Interest expense, net	(1,787)	(18,559	)(2)	(20,346)			(6)

Income before income taxes	25,143	(18,559)		6,584
Income tax expense	—	—		—			(3)

Net income	25,143	(18,559)		6,584

Net income attributable to non-controlling interests	—	—		—	(4)		(4)

Net income attributable to Shoals Technologies Group, Inc.	$25,143	$(18,559)		$6,584	$	$		$

Pro Forma Net Income Per Share Data(5):

Net income available to Class A common stock per share:
Basic								$

Diluted								$

Weighted-average shares to Class A common stock outstanding:
Basic

Diluted

Unaudited pro forma consolidated statement of operations for the nine months ended September 30, 2020

(in thousands, except share amounts)	Historical(1) Shoals Parent LLC	Recapitalization Transactions(2)		Pro Forma Shoals Parent LLC	Pro Forma Transaction Adjustments	Pro Forma Offering Adjustments		Pro Forma Shoals Technologies Group, Inc.
Revenues	$136,765	$—		$136,765	$	$		$
Cost of revenue	85,061	—		85,061

Gross profit	51,704	—		51,704

Operating expenses:
General and administrative	15,390	—		15,390
Depreciation and amortization	6,194	—		6,194

Total operating expenses	21,584	—		21,584

Income from operations	30,120	—		30,120
Interest expense, net	(601)	(12,861	)(2)	(13,462)			(6)

Income before income taxes	29,519	(12,861)		16,658
Income tax expense	—	—		—			(3)

Net income	29,519	(12,861)		16,658

Net income attributable to non-controlling interests	—	—		—	(4)		(4)

Net income attributable to Shoals Technologies Group, Inc.	$29,519	$(12,861)		$16,658	$	$		$

Pro Forma Net Income Per Share Data(5):
Net income available to Class A common stock per share:
Basic								$

Diluted								$

Weighted-average shares of Class A common stock outstanding:
Basic

Diluted

Shoals Technologies Group, Inc. and subsidiaries

Notes to unaudited pro forma condensed consolidated statement of operations

(1)

Shoals Technologies Group, Inc. was formed on November 4, 2020 and will have no material assets or results of operations until the consummation of the Transactions, and therefore its historical financial position is not shown in a separate column in this unaudited pro forma balance sheet.

(2)

On November 25, 2020, Shoals Parent LLC entered into a New Senior Secured Credit Agreement to, among other things, provide for incremental term loan borrowings of $350 million and delayed draws up to $30 million, to increase the capacity for payments by the borrower for payments of regular tax distributions to its common unit holders, including us, and permit a $355.8 million Special Distribution of a portion of such incremental borrowings under our New Senior Secured Credit Agreement which distribution was made on November 25, 2020. Accordingly, pro forma adjustments have been made to reflect an increase in interest expense of $18.6 million and $12.9 million for the year ended December 31, 2019 and the nine months ended September 30, 2020, respectively, computed at the effective interest rate of 5.39%, assumed to finance the portion of the Special Distribution that exceeds the prior twelve months earnings.

(3)

Following the Transactions, we will be subject to United States federal income taxes, in addition to applicable state and local taxes, with respect to our allocable share of any net taxable income of Shoals Parent LLC. As a result, the unaudited pro forma consolidated statement of operations includes an adjustment to our income tax expense to reflect an effective income tax rate of 21.7%, which includes a provision for United States federal income taxes and assumes the highest statutory rates apportioned to each state and local jurisdiction.

The income tax expense for the Offering Adjustments is determined using the Continuing Equity Owners’ economic interest in Shoals Parent LLC of    %, after giving effect to the issuance of                 shares of Class A common stock in this offering and the Continuing Equity Owners’ exchange of                common units for $                 , based on the pro forma Shoals Parent LLC income before income taxes. The effective tax rate derived from the face of the unaudited pro forma consolidated statement of income will be lower than the stated effective tax rate, as the effective tax rate is only applied to the     % of the income before taxes based on Shoals Technologies Group, Inc.’s economic interest in Shoals Parent LLC. Our pro forma allocable share of taxable income from Shoals Parent LLC was $                million and $            million, and our income tax was $            million and $            million, respectively, for the year ended December 31, 2019 and the nine months ended September 30, 2020.

(4)

Upon completion of the Transactions, we will become the sole managing member of Shoals Parent LLC. We will have the sole voting interest in, and control of the management of, Shoals Parent LLC. As a result, we will consolidate the financial results of Shoals Parent LLC and will report a noncontrolling interest related to the interests in Shoals Parent LLC held by the Continuing Equity Owners on our consolidated balance sheet. Immediately following the Transactions, the economic interests held by the noncontrolling interest will be approximately                     %. If the underwriters exercise their option to purchase additional shares of our Class A common stock in full, the economic interests held by the noncontrolling interest will be approximately                     %.

(5)

Pro forma basic earnings per share is computed by dividing the net income available to Class A common stockholders by the weighted-average shares of Class A common stock outstanding during the period. Pro forma diluted earnings per share is computed by adjusting the net income available to Class A common stockholders and the weighted-average shares of Class A common stock outstanding to give effect to potentially dilutive securities. Shares of our Class B common stock are not entitled to receive any distributions or dividends and have no rights to convert into Class A common stock. When a common unit is exchanged for, at our election, cash or Class A common stock by a Continuing

Equity Owner who holds shares of our Class B common stock, such Continuing Equity Owner will be required to surrender a share of Class B common stock, which we will cancel for no consideration. Therefore, we did not include shares of our Class B common stock in the computation of pro forma basic or diluted earnings per share. The following table sets forth a reconciliation of the numerators and denominators used to compute pro forma basic and diluted earnings per share:

(in thousands, except per share data)	Year Ended December 31, 2019
Basic earnings per share: Numerator
Net Income	$—
Less: Net income attributable to noncontrolling interests	—

Net income attributable to Class A common stockholders—basic	—

Basic earnings per share: Denominator
Shares of Class A common stock held by our Selling Stockholder	—
Shares of Class A common stock sold in this offering	—
Weighted-average shares of Class A common stock outstanding—basic	—

Basic earnings per share	$—

Diluted earnings per share: Numerator
Net income available to Class A common stockholders—basic	$—
Reallocation of net income assuming conversion of common units(a)	—

Net income attributable to Class A stockholders—diluted	—

Diluted earnings per share: Denominator
Weighted-average shares of Class A common stock outstanding—basic	—
Weighted-average effect of dilutive securities(b)	—

Weighted-average shares of Class A common stock outstanding—diluted	—

Diluted earnings per share	$—

(a)

The reallocation of net income assuming conversion of common units represents the tax effected net income attributable to noncontrolling interests using the effective income tax rates described in footnote (3) and assuming all common units of Shoals Parent LLC were exchanged for Class A common stock at the beginning of the period. The common units of Shoals Parent LLC held by the Continuing Equity Owners are potentially dilutive securities and the computations of pro forma diluted earnings per share assume that all common units of Shoals Parent LLC were exchanged for shares of Class A common stock at the beginning of the period. This adjustment was made for purposes of calculating pro forma diluted earnings per share only and does not necessarily reflect the amount of exchanges that may occur subsequent to this offering.

(b)	Includes outstanding shares of Class A common stock issuable upon the exchange of common units to be held by the Continuing Equity Owners prior to this offering.

(6)

As described in “Use of Proceeds,” Shoals Parent LLC intends to use the $                 million in net proceeds it receives from the sale of common units to Shoals Technologies Group, Inc. to repay $                 million of outstanding borrowings under our New Senior Secured Credit Agreement. Accordingly, pro forma adjustments have been made to reflect a reduction in interest expense of $                 million and $                 million for the year ended December 31, 2019 and the nine months ended September 30, 2020, respectively, computed at effective interest rates of                 % and                 %, respectively, in each case, as if the outstanding borrowings had been repaid on January 1, 2019, and a $                 million loss on debt repayment for the year ended December 31, 2019, comprised of the write off of unamortized original issue discount, capitalized finance costs and a prepayment premium.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

This section, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” should be read in conjunction with the sections of this prospectus captioned “Selected Consolidated Financial and Other Data” and “Business” and our consolidated financial statements and the related notes to those statements included elsewhere in this prospectus. In addition to historical financial information, the following discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results and timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those discussed under the sections of this prospectus captioned “Special Note Regarding Forward-Looking Statements” and “Risk Factors.”

This section contains the presentation of Adjusted EBITDA and Adjusted Net Income, which are not presented in accordance with GAAP. Adjusted EBITDA and Adjusted Net Income are being presented because they provide the Company and readers of this prospectus with additional insight into our operational performance relative to earlier periods and relative to our competitors. We do not intend Adjusted EBITDA and Adjusted Net Income to be substitutes for any GAAP financial information. Readers of this prospectus should use Adjusted EBITDA and Adjusted Net Income only in conjunction with Net Income, the most comparable GAAP financial measure. Reconciliations of Adjusted EBITDA and Adjusted Net Income to Net Income, the most comparable GAAP measure to each, are provided in “—Non-GAAP Financial Measures.”

Historically, our business has been operated through Shoals Parent LLC, together with its subsidiaries. Shoals Technologies Group, Inc. was formed for the purpose of this offering and has engaged to date only in activities in contemplation of this offering. Upon the completion of this offering, all of our business will continue to be conducted through Shoals Parent LLC, together with its subsidiaries, and the financial results of Shoals Parent LLC will be consolidated in our financial statements. Shoals Technologies Group, Inc. will be a holding company whose sole material asset will be the LLC Interests in Shoals Parent LLC. For more information regarding the organizational transactions and holding company structure, see “Organizational Structure.”

Overview

We are a leading provider of electrical balance of system or “EBOS” solutions for solar energy projects in the United States. EBOS encompasses all of the components that are necessary to carry the electric current produced by solar panels to an inverter and ultimately to the power grid. EBOS components are mission-critical products that have a high consequence of failure, including lost revenue, equipment damage, fire damage, and even serious injury or death. As a result, we believe customers prioritize reliability and safety over price when selecting EBOS solutions.

EBOS components that we produce include cable assemblies, inline fuses, combiners, disconnects, recombiners, wireless monitoring systems, junction boxes, transition enclosures and splice boxes. We derive the majority of our revenues from selling “system solutions” which are complete EBOS systems that include several of our products, many of which are customized for the customer’s project. We believe our system solutions are unique in our industry because they integrate design and engineering support, proprietary components and innovative installation methods into a single offering that would otherwise be challenging for a customer to obtain from a single provider or at all.

We sell our products principally to EPCs that build solar energy projects. However, the decision to use our products typically involves input from both the EPC and the owner of the solar energy project, given the mission-critical nature of EBOS. We derived approximately 67% of our revenues from the sale of system solutions for the nine months ended September 30, 2020. The custom nature of our system solutions and the long development cycle for solar energy projects typically gives us 12 months or more of lead time to quote, engineer, produce and ship each order we receive, and we do not stock large amounts of finished goods.

Key Components of Our Results of Operations

The following discussion describes certain line items in our Consolidated Statements of Operations.

Revenues

We generate revenue from the sale of EBOS systems and components for homerun and combine-as-you-go architectures. Our customers include EPCs, utilities, solar developers, independent power producers and solar module manufacturers. We derive the majority of our revenues from selling system solutions. When we sell a system solution, we enter into a contract with our customers covering the price, specifications, delivery dates and warranty for the products being purchased, among other things. Our contractual delivery period for system solutions can vary from one to three months whereas manufacturing typically requires a shorter time frame. Contracts for system solutions can range in value from several hundred thousand to several million dollars.

Our revenue is affected by changes in the price, volume and mix of products purchased by our customers. The price and volume of our products is driven by the demand for our products, changes in product mix between homerun and combine-as-you-go EBOS, geographic mix of our customers, strength of competitors’ product offerings, and availability of government incentives to the end-users of our products.

Our revenue growth is dependent on continued growth in the amount of solar energy projects constructed each year and our ability to increase our share of demand in the geographies where we currently compete and plan to compete in the future as well as our ability to continue to develop and commercialize new and innovative products that address the changing technology and performance requirements of our customers.

Cost of Revenue and Gross Profit

Cost of revenues consists primarily of product costs, including purchased materials and components, as well as costs related to shipping, customer support, product warranty, personnel and depreciation of manufacturing and testing equipment. Personnel costs in cost of revenue includes both direct labor costs as well as costs attributable to any individuals whose activities relate to the transformation of raw materials or component parts into finished goods or the transportation of materials to the customer. Our product costs are affected by the underlying cost of raw materials, including copper and aluminum; component costs, including fuses, resin, enclosures, and cable; technological innovation; economies of scale resulting in lower component costs; and improvements in production processes and automation. We do not currently hedge against changes in the price of raw materials. Some of these costs, primarily personnel and depreciation of manufacturing and testing equipment, are not directly affected by sales volume.

Gross profit may vary from quarter to quarter and is primarily affected by our sales volume, product prices, product costs, product mix, customer mix, geographical mix, shipping method, warranty costs and seasonality.

Operating Expenses

Operating expenses consist of general and administrative costs as well as depreciation and amortization expense. Personnel-related costs are the most significant component of our operating expenses and include salaries, benefits, payroll taxes and commissions. The number of full-time employees in our general and administrative departments increased from 36 to 44 from September 30, 2019 to September 30, 2020, and we expect to hire new employees in the future to support our growth. The timing of these additional hires could materially affect our operating expenses in any particular period, both in absolute dollars and as a percentage of revenue. We expect to invest in additional resources to support our growth which will increase our operating expenses.

General and Administrative Expenses

General and administrative expenses consist primarily of salaries, share based compensation expense, employee benefits and payroll taxes related to our executives, sales, finance, human resources, information technology, engineering and legal organizations, travel expenses, facilities costs, marketing expenses, bad debt expense and fees for professional services. Professional services consist of audit, legal, tax, insurance, information technology and other costs. We expect to increase our sales and marketing personnel as we expand into new geographic markets. The majority of our sales in 2019 were in the U.S. We currently have a sales presence in the U.S. and Australia. We intend to expand our sales presence and marketing efforts to additional countries in the future. We also expect that after the completion of this offering, we will incur additional audit, tax, accounting, legal and other costs related to compliance with applicable securities and other regulations, as well as additional insurance, investor relations and other costs associated with being a public company.

Depreciation

Depreciation in our operating expense consists of costs associated with property, plant and equipment (“PP&E”) not used in manufacturing of our products. We expect that as we increase both our revenues and the number of our general and administrative personnel, we will invest in additional PP&E to support our growth resulting in additional depreciation expense.

Amortization

Amortization of intangibles consists of customer relationships, developed technology, trade name and non-compete agreements over their expected period of use.

Non-operating Expenses

Interest Expense

Interest expense consists of interest and other charges paid in connection with our Revolving Loan and Term Loan, which was fully repaid on October 8, 2020.

Non-GAAP Financial Measures

Adjusted EBITDA and Adjusted Net Income

We define Adjusted EBITDA as net income plus (i) interest expense, net, (ii) depreciation expense, (iii) amortization of intangibles, (iv) equity based compensation, (v) COVID-19 expenses and (vi) non-recurring and other expenses. We define Adjusted Net Income as net income plus (i) amortization of intangibles, (ii) equity based compensation, (iii) COVID-19 expenses and (iv) non-recurring and other expenses.

Adjusted EBITDA and Adjusted Net Income are intended as supplemental measures of performance that are neither required by, nor presented in accordance with, GAAP. We present Adjusted EBITDA and Adjusted Net Income because we believe they assist investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. In addition, we use Adjusted EBITDA and Adjusted Net Income: (i) as factors in evaluating management’s performance when determining incentive compensation; (ii) to evaluate the effectiveness of our business strategies; and (iii) because our credit agreement uses measures similar to Adjusted EBITDA and Adjusted Net Income to measure our compliance with certain covenants.

Among other limitations, Adjusted EBITDA and Adjusted Net Income do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments; do not reflect the impact of certain cash charges resulting from matters we consider not to be indicative of our ongoing operations; do not reflect income tax expense or benefit; and other companies in our industry may calculate Adjusted EBITDA and Adjusted Net Income differently than we do, which limits their usefulness as comparative measures.

Because of these limitations, Adjusted EBITDA and Adjusted Net Income should not be considered in isolation or as substitutes for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA and Adjusted Net Income on a supplemental basis. You should review the reconciliation of net income to Adjusted EBITDA and Adjusted Net Income below and not rely on any single financial measure to evaluate our business.

The following table reconciles net income to Adjusted EBITDA for the years ended December 31, 2018 and 2019 and the nine months ended September 30, 2019 and 2020, respectively:

	Shoals Parent LLC
	Year Ended December 31,		Nine Months Ended September 30,
	2018	2019	2019	2020
	(in thousands)
Net income	$8,647	$25,143	$17,307	$29,519
Interest expense	2,440	1,787	1,481	601
Depreciation expense	1,006	1,179	850	1,029
Amortization of intangibles	7,984	7,984	5,988	5,988
Equity based compensation	—	—	—	7,219
COVID-19 expenses(a)	—	—	—	2,006
Non-recurring and other expenses(b)	1,053	686	476	444

Adjusted EBITDA	$21,130	$36,779	$26,102	$46,806

(a)

Represents costs incurred as a direct impact from the COVID-19 pandemic, disinfecting and reconfiguration of facilities, medical professionals to conduct daily screenings of employees, premium pay during the pandemic to hourly workers and direct legal costs associated with the pandemic.

(b)	Represents certain costs associated with non-recurring professional services, Oaktree’s expenses and other costs.

The following table reconciles net income to Adjusted Net Income for the years ended December 31, 2018 and 2019 and the nine months ended September 30, 2019 and 2020, respectively:

	Shoals Parent LLC
	Year Ended December 31,		Nine Months Ended September 30,
	2018	2019	2019	2020
	(in thousands)
Net income	$8,647	$25,143	$17,307	$29,519
Amortization of intangibles	7,984	7,984	5,988	5,988
Equity based compensation	—	—	—	7,219
COVID-19 expenses(a)	—	—	—	2,006
Non-recurring and other expenses(b)	1,053	686	476	444

Adjusted Net Income	$17,684	$33,813	$23,771	$45,176

(a)

Represents costs incurred as a direct impact from the COVID-19 pandemic, disinfecting and reconfiguration of facilities, medical professionals to conduct daily screenings of employees, premium pay during the pandemic to hourly workers and direct legal costs associated with the pandemic.

(b)	Represents certain costs associated with non-recurring professional services, Oaktree’s expenses and other costs.

Results of Operations

The following tables set forth our consolidated statement of operations for 2018 and 2019 and for the first nine months of 2019 and 2020. We have derived this data from our consolidated financial statements and our unaudited condensed consolidated interim financial statements included elsewhere in this prospectus. This information should be read in conjunction with our unaudited consolidated financial statements and our condensed consolidated interim financial statements and related notes included elsewhere in this prospectus. The results of historical periods are not necessarily indicative of the results of operations for any future period, and the historical results for the first nine months of 2019 are not necessarily indicative of the results that may be expected for the full year.

	Fiscal Year Ended December 31,		2018 to 2019	Nine Months Ended September 30,		2019 to 2020
	2018	2019	Change	2019	2020	Change
	(dollars in thousands)
Revenues	$103,750	$144,496	39%	$106,613	$136,765	28%
Cost of revenue	75,582	100,284	33%	74,874	85,061	14%

Gross profit	28,168	44,212	57%	31,739	51,704	63%
Operating expenses:
General and administrative expenses	8,904	9,065	2%	6,795	15,390	126%
Depreciation and amortization	8,177	8,217	0%	6,156	6,194	1%

Total operating expenses	17,081	17,282	1%	12,951	21,584	67%

Income from operations	11,087	26,930	143%	18,788	30,120	60%
Interest expenses, net	(2,440)	(1,787)	27%	(1,481)	(601)	59%

Net income	$8,647	$25,143	191%	$17,307	$29,519	71%

Comparison of the Nine Months Ended September 30, 2019 and 2020 (unaudited)

Revenues

Revenues increased by $30.2 million, or 28%, for the nine months ended September 30, 2020 as compared to the nine months ended September 30, 2019, driven by a significant increase in demand for our products as well as an increase in the proportion of our revenue from combine-as-you-go system solutions. Our total number of customers increased by 26 in 2020 as compared to 2019. We believe the benefits (fewer wire runs and connections, lower installation and equipment costs along with reducing resistance losses) from our combine-as-you-go system solutions is resulting in increased demand for our products.

Cost of Revenue and Gross Profit

Cost of revenue increased by $10.2 million, or 14%, for the nine months ended September 30, 2020 as compared to the nine months ended September 30, 2019, primarily driven by an increase in production volumes. Gross profit as a percentage of revenue increased from 30% in 2019 to 38% in 2020 in part due to purchasing efficiencies from increased volumes, improved material planning which reduced logistics costs, enhancements to product design that lowered manufacturing costs and other manufacturing efficiencies resulting from higher production volumes. Changes in product mix also contributed to the increase in margins as sales of system solutions for combine-as-you-go EBOS, which have higher margins than our other products, increased as a percentage of our total revenues. Our gross profit was negatively impacted in the nine months ended September 30, 2020 as a result of certain COVID-19 related costs totaling $1.9 million.

Operating Expenses

General and Administrative

General and administrative expenses increased $8.6 million, or 126%, for the nine months ended September 30, 2020 as compared to the nine months ended September 30, 2019. The increase in general and administrative expenses was primarily the result of $7.2 million in equity based compensation, increases in wages and related taxes of $1.1 million, insurance expense of $0.3 million, franchise and other related taxes of $0.2 million and certain COVID-19 related costs of $0.1 million offset by a decrease in travel and trade shows of $0.4 million.

Depreciation and Amortization

Depreciation expense increased by $38 thousand for the nine months ended September 30, 2020 as compared to the nine months ended September 30, 2019, due to the addition of machines and equipment to increase production.

Interest Expense

Interest expense decreased by $880 thousand or 59%, for the nine months ended September 30, 2020 as compared to the nine months ended September 30, 2019, primarily due to the repayment of the revolving line of credit and reduction in debt outstanding under our term loan.

Net Income

As a result of the factors discussed above, our net income increased by $12.2 million, or 71%, for the nine months ended September 30, 2020 as compared to the nine months ended September 30, 2019.

Comparison of 2019 and 2018

Revenues

Revenues increased by $41 million, or 39%, in 2019 as compared to 2018 driven by a significant increase in demand for our products as well as an increase in the proportion of our revenue from combine-as-you-go system solutions. New customers in 2019 accounted for $21 million of the increase in revenue.

Cost of Revenue and Gross Profit

Cost of revenue increased by $25 million, or 33%, in 2019 as compared to 2018 primarily driven by higher production volumes. Gross profit as a percentage of revenue increased from 27% in 2018 to 31% in 2019 in part due to purchasing efficiencies from increased volumes, improved material planning which reduced logistics costs, enhancements to product design that lowered manufacturing costs and other manufacturing efficiencies resulting from higher production volumes. Changing product mix also contributed to the increase in gross margin as system solutions, particularly for combine-as-you-go EBOS, accounted for a greater percentage of our revenues than in the prior period.

Operating Expenses

General and Administrative

General and administrative expenses increased $161 thousand, or 2%, in 2019 as compared to 2018.

Depreciation and Amortization

Depreciation expense increased by $40 thousand in 2019 as compared to 2018, primarily due to the addition of machines and equipment purchased to increase production capacity.

Interest Expense

Interest expense decreased by $653 thousand or 27%, in 2019 as compared to 2018, primarily due to the repayment of a related party note payable.

Net Income

As a result of the factors discussed above, our net income increased by $16 million, or 191%, in 2019 as compared to 2018.

Liquidity and Capital Resources

The following table shows our cash flows from operating activities, investing activities and financing activities for the stated periods:

	Fiscal Year Ended December 31,		Nine Months Ended September 30,
	2018	2019	2019	2020
	(in thousands)
Net cash provided by operating activities	$3,001	$36,182	$28,687	$38,115
Net cash used in investing activities	(1,405)	(1,719)	(1,409)	(2,786)
Net cash used in financing activities	(19,161)	(27,489)	(22,903)	(33,166)

Increase (decrease) in cash and cash equivalents	$(17,565)	$6,974	$4,375	$2,163

We finance our operations primarily with operating cash flows and short and long-term borrowings. Our ability to generate positive cash flow from operations is dependent on the strength of our gross margins as well as our ability to quickly turn our working capital. Based on our past performance and current expectations, we believe that operating cash flows will be sufficient to meet our future cash needs.

The Company generated cash from operating activities of $36.2 million and $38.1 million in the year ended December 31, 2019 and the first nine months of 2020, respectively. As of September 30, 2020, our cash and cash equivalents were $9.2 million and we had outstanding borrowings of $4.4 million. We also had $25 million available for additional borrowings under our $25 million revolving line of credit.

Operating Activities

For the nine months ended September 30, 2020, cash provided by operating activities was $38.1 million, primarily due to operating results that included $29.5 million of net income. An increase of $3.0 million in inventories, $6.1 million in unbilled receivables and $1.1 million in trade receivables was offset by a $3.0 million increase in accrued expenses.

For the nine months ended September 30, 2019, cash provided by operating activities was $28.7 million, primarily due to operating results that included $17.3 million of net income. An increase of $1.8 million in inventories and $0.9 million in trade receivables was offset by a $1.2 million decrease in unbilled revenues and a $5.1 million increase in accounts payable.

For 2019, cash provided by operating activities was $36.2 million, primarily due to operating results that included $25.1 million of net income. An increase of $694 thousand in inventories, $1.3 million in unbilled receivables and $473 thousand in trade receivables was offset by an increase in accounts payable of $4.2 million.

For 2018, cash provided by operating activities was $3.0 million, primarily due to operating results that included $8.7 million of net income. An increase of $4.5 million in inventories and $9.8 million in trade receivables was partially offset by $583 thousand of accrued expenses.

Investing Activities

For the nine months ended September 30, 2020, net cash used in investing activities was $2.8 million, attributable to the purchase of property and equipment.

For the nine months ended September 30, 2019, net cash used in investing activities was $1.4 million, attributable to the purchase of property and equipment.

For 2019, net cash used in investing activities was $1.7 million, attributable to the purchase of property and equipment.

For 2018, net cash used in investing activities was $1.4 million, attributable to the purchase of property and equipment.

Financing Activities

For the nine months ended September 30, 2020, net cash used in financing activities was $33.2 million, of which $21.8 million was payments on debt and $11.4 million was tax distributions to members.

For the nine months ended September 30, 2019, net cash used in financing activities was $22.9 million, of which $12.6 million was payments on debt and $10.3 million was tax distributions to members.

For 2019, net cash used in financing activities was $27.5 million, of which $16.0 million was payments on debt and $14.0 million was tax distributions to members, which was partially offset by $2.5 million of draws against the revolving line of credit.

For 2018, net cash used in financing activities was $19.2 million, of which $3.5 million was payments on debt, $15.0 million was repayment of a related party note payable, and $10.7 million was distributions to members, which was partially offset by $10.0 million of borrowings of the revolving line of credit.

Debt Obligations

Credit Agreement

On May 25, 2017, Shoals Intermediate Holdings LLC, a Delaware limited liability company, as a Guarantor, Shoals Holdings LLC, a Delaware limited liability company, Solon, LLC, a Tennessee limited liability company, Shoals Structures, LLC, a Tennessee limited liability company, Shoals Technologies Group, LLC, a Tennessee limited liability company, Shoals Technologies, LLC, an Alabama limited liability company, and the other Persons party hereto as borrowers from time to time, as Borrowers entered into that certain Credit Agreement (as amended as described in the immediately following sentence, the “Credit Agreement”) with the lenders party thereto from time to time and MB Financial Bank, N.A., as Administrative Agent, Swing Line Lender, Issuing Lender and Sole Lead Arranger. The Credit Agreement was amended pursuant to that certain Waiver and First Amendment to Credit Agreement, dated as of October 16, 2017, and that certain Consent, Waiver and Second Amendment to Credit Agreement, dated of August 20, 2018. The term loan and revolving loan under the Credit Agreement are referred to as the “Term Loan” and the “Revolving Loan,” respectively.

Under the Credit Agreement, the lenders party thereto advanced a $35 million Term Loan and have provided a revolving commitment of $15 million, which was increased to $25 million by the certain Consent, Waiver and Second Amendment to the Credit Agreement.

The interest rates applicable to the loans under the Credit Agreement are based on a fluctuating rate of interest determined by reference to a base rate plus an applicable margin ranging from 1.00% to 2.50% or a prime rate or Eurocurrency rate plus an applicable margin ranging from 2.00% to 3.50%. The applicable margin is adjusted after the completion of each full fiscal quarter based upon the pricing grid in the Credit Agreement. The revolving commitment has a non-utilization fee of 25 basis points.

The borrowers listed above are jointly and severally liable for the obligations under the Credit Agreements. The obligations under the Credit Agreement are secured by substantially all assets of the obligors, subject to customary exceptions.

The Credit Agreement contains a number of customary affirmative and negative covenants, including covenants that restrict our ability to borrow money, grant liens, pay dividends or dispose of assets, and events of default. Specifically, we are required to maintain a fixed-charge coverage ratio, measured as of the last day of each full fiscal quarter, of at least 1.25 to 1.00 and a maximum senior debt to consolidated EBITDA ratio of 3.00 to 1.00.

As of September 30, 2020, the Credit Agreement had $4.4 million of Term Loan and no Revolving Loan outstanding.

New Senior Secured Credit Agreement

On November 25, 2020 (the “New Senior Secured Credit Agreement Closing Date”), Shoals Holdings LLC, a Delaware limited liability company, as borrower (“Shoals Holdings”), and Shoals Intermediate Holdings LLC, a Delaware limited liability company, as holdings (“Shoals Intermediate Holdings”), entered into that certain Credit Agreement with the lenders party thereto from time to time and Wilmington Trust, National Association, as administrative agent and collateral agent (the “New Senior Secured Credit Agreement”), which sets forth the terms and conditions for a New Senior Secured Credit Agreement consisting of (i) a $350.0 million senior secured six-year term loan facility (the “New Term Loan Facility”), (ii) a $30.0 million senior secured delayed draw term loan facility, which matures concurrently with the six-year New Term Loan Facility (the “New Delayed Draw Term Loan Facility”) and (iii) an uncommitted super senior first out revolving credit facility (the “New Revolving Credit Facility”). The proceeds of the New Term Loan Facility and a $10.0 million draw under the New Delayed Draw Term Loan Facility funded on the New Senior Secured Credit Agreement Closing Date were used to (i) make certain distributions from Shoals Holdings to Shoals Intermediate Holdings and from there to certain of our direct or indirect equity holders in an aggregate amount not in excess of $350.0 million plus amounts funded from cash on the balance sheet, (ii) pay any transaction expenses related thereto, (iii) repay and terminate all outstanding commitments under the Credit Agreement and (iv) finance working capital and general corporate purposes. The proceeds of an additional $10.0 million draw under the New Delayed Draw Term Loan Facility funded on December 14, 2020 were used to finance working capital and general corporate purposes and any other use not prohibited by the New Credit Agreement.

On December 22, 2020, Shoals Holdings entered into an amendment to the New Senior Secured Credit Agreement in order to obtain a $100.0 million increase (the “New Revolver Upsize”) to the New Revolving Credit Facility. The proceeds of the New Revolver Upsize will be used to finance working capital and general corporate purposes, and any description of the New Revolving Credit Facility set forth below shall be deemed to include the New Revolver Upsize.

On December 23, 2020, we repaid and terminated all outstanding commitments under the New Delayed Draw Term Loan Facility.

On December 30, 2020, Shoals Holdings entered into a second amendment to the New Senior Secured Credit Agreement.

Interest Rate

The interest rates applicable to the loans under the New Term Loan Facility are based on a rate of interest determined by reference to either: (i) a base rate plus an applicable margin equal to (a) on and after December 30, 2020 until the later of either (1) February 28, 2021 or (2) December 31, 2022 so long as Shoals Holdings has prepaid the loans under the New Term Loan Facility on or prior to February 28, 2021 in an amount that results in the aggregate outstanding principal amount of loans under the New Term Loan Facility being equal to or less than the sum of (A) $200.0 million minus (B) any mandatory prepayments of the principal amount of loans under the New Term Loan Facility or amortization payments made prior to February 28, 2021, 2.25% and

(b) thereafter, either (1) if Shoals Holdings has consummated an IPO the net cash proceeds of which have been used to repay the principal amount of the loans under the New Term Loan Facility in an amount no less than $70.0 million, 4.75% or (2) otherwise, 5.00%; or (ii) a eurocurrency rate plus an applicable margin equal to (a) on and after December 30, 2020 until the later of either (1) February 28, 2021 or (2) December 31, 2022 so long as Shoals Holdings has prepaid the loans under the New Term Loan Facility on or prior to February 28, 2021 in an amount that results in the aggregate outstanding principal amount of loans under the New Term Loan Facility being equal to or less than the sum of (A) $200.0 million minus (B) any mandatory prepayments of the principal amount of loans under the New Term Loan Facility or amortization payments made prior to February 28, 2021, 3.25% and (b) thereafter, either (1) if Shoals Holdings has consummated an IPO the net cash proceeds of which have been used to repay the principal amount of the loans under the New Term Loan Facility in an amount no less than $70.0 million, 5.75% or (2) otherwise, 6.00%.

The interest rates applicable to the loans under the New Revolving Credit Facility are based on a rate of interest determined by reference to either (i) a base rate plus an applicable margin equal to 2.25% or (ii) a eurocurrency rate plus an applicable margin equal to 3.25%.

Guarantees and Security

The obligations under the New Senior Secured Credit Agreement are guaranteed by Shoals Intermediate Holdings and its wholly owned domestic subsidiaries other than certain immaterial subsidiaries and other excluded subsidiaries. The obligations under the New Senior Secured Credit Agreement are secured by a first priority security interest in substantially all of Shoals Holdings’ and the other guarantors’ existing and future property and assets, including accounts receivable, inventory, equipment, general intangibles, intellectual property, investment property, other personal property, material owned real property, cash and proceeds of the foregoing, subject to customary exceptions.

Prepayments and Amortization

Loans under the New Revolving Credit Facility may be voluntarily prepaid, at Shoals Holdings’ option, in whole, or in part, in each case without premium or penalty.

Loans under the New Term Loan Facility may be voluntarily prepaid, at Shoals Holdings’ option, in whole, or in part, in each case without premium or penalty other than (i) a prepayment premium in an amount equal to (a) if such prepayment occurs prior to the first anniversary of the New Senior Secured Credit Agreement Closing Date, a make-whole premium, (b) if such prepayment occurs on or after the first anniversary but prior to the second anniversary of the New Senior Secured Credit Agreement Closing Date, 2.00% and (c) if such prepayment occurs on or after the second anniversary but prior to the third anniversary of the New Senior Secured Credit Agreement Closing Date, 1.00% and (ii) with respect to prepayments in connection with an IPO, a change of control or a transformative disposition subject to certain exceptions and conditions, a prepayment premium equal to (a) if such prepayment occurs prior to the first anniversary of the New Senior Secured Credit Agreement Closing Date, 2.00% and (b) if such prepayment occurs after the first anniversary of the New Senior Secured Credit Agreement Closing Date but prior to the second anniversary of the New Senior Secured Credit Agreement Closing Date, 1.00%.

Notwithstanding anything to the contrary in the preceding paragraph, in the event that, on or after December 30, 2020 but prior to February 28, 2021, Shoals Holdings makes any prepayment (including with respect to any acceleration) of any loans under the New Term Loan Facility, Shoals Holdings shall pay a premium on such prepayments made up to $150.0 million of the principal amount of such loans prepaid in an amount equal to 7.50% multiplied by the principal amount of such loans prepaid, which, if applicable, shall be in lieu of any applicable prepayment premium set forth in the preceding paragraph or in the paragraph below; provided that no amortization payments or mandatory prepayments required under the New Senior Secured Credit Agreement shall be subject to the prepayment premium set forth in this paragraph.

Additionally, after February 28, 2021 but prior to the second anniversary of the New Senior Secured Credit Agreement Closing Date, up to $175.0 million of the outstanding principal amount of the New Term Loan Facility may be voluntarily prepaid upon the consummation of an IPO with proceeds from such IPO, subject to a prepayment premium in an amount equal to 1.00% in lieu of any applicable call protection premiums set forth in the second preceding paragraph.

Subject to certain customary exceptions, the New Senior Secured Credit Agreement requires mandatory prepayments, but not permanent reductions of commitments thereunder, for excess cash flow, asset sales, subject to a right of reinvestment, and refinancing facilities.

The New Term Loan Facility amortizes in equal quarterly installments in aggregate annual amounts equal to 1.00% per annum of the original principal amount of the loans funded thereunder. There is no scheduled amortization under the New Revolving Credit Facility.

Restrictive Covenants and Other Matters

The New Senior Secured Credit Agreement contains affirmative and negative covenants that are customary for financings of this type, including covenants that restrict our incurrence of indebtedness, incurrence of liens, dispositions, investments, acquisitions, restricted payments, and transactions with affiliates.

The New Senior Secured Credit Agreement also includes customary events of default, including the occurrence of a change of control.

The New Revolving Credit Facility also includes a springing financial maintenance covenant that is tested on the last day of each fiscal quarter if the outstanding loans under the New Revolving Credit Facility exceed 35% of the aggregate amount of commitments thereunder, subject to customary exclusions and conditions. If the financial maintenance covenant is triggered, Shoals Intermediate Holdings’ first lien net leverage ratio will be tested for compliance not to exceed 8.25 to 1.00.

On December 31, 2020, the New Senior Secured Credit Agreement had $350.0 million of term loans and $20.0 million of revolving credit loans outstanding.

Contractual Obligations

The following table summarizes our outstanding contractual obligations as of December 31, 2019:

	Payment Due by Period
	Total	Less Than 1 Year	1–3 Years	3–5 Years	More Than 5 Years
	(in thousands)
Term Loan(1)	$26,250	$12,894	$13,356	$—	$—
Interest payments on debt(1)	—	—	—	—	—
Revolving Loan(2)	—	—	—	—	—

Total(3)	$26,250	$12,894	$13,356	$—	$—

(1)

The Term Loan balance was paid in full during October 2020. Interest expense related to the Term Loan in 2020 was $0.7 million. On November 25, 2020, we repaid and terminated all outstanding commitments under the Credit Agreement.

(2)

At December 31, 2019, our revolving line of credit had a zero balance. On November 25, 2020, we repaid and terminated all outstanding commitments under the Credit Agreement and entered into the New Senior Secured Credit Agreement. See “Description of Certain Indebtedness—New Senior Secured Credit Agreement.”

(3)	The contractual obligation table at December 31, 2019 does not include our New Senior Secured Credit Agreement described above.

Off-Balance Sheet Arrangements

We had no off-balance sheet arrangements as of September 30, 2020, except for surety bonds. As of September 30, 2020, we posted surety bonds in the total amount of approximately $11.8 million. We are required to provide surety bonds to various parties as required for certain transactions initiated during the ordinary course of business to guarantee the Company’s performance in accordance with contractual or legal obligations. These off-balance sheet arrangements do not adversely impact our liquidity or capital resources.

Critical Accounting Policies and Significant Management Estimates

We prepare our consolidated financial statements in accordance with generally accepted accounting principles in the U.S. (“GAAP”). The preparation of consolidated financial statements also requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, costs and expenses and related disclosures. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results could differ significantly from the estimates made by our management. To the extent that there are differences between our estimates and actual results, our future financial statement presentation, financial condition, results of operations and cash flows will be affected. We believe that the accounting policies discussed below are critical to understanding our historical and future performance, as these policies relate to the more significant areas involving management’s judgments and estimates. Critical accounting policies and estimates are those that we consider the most important to the portrayal of our financial condition and results of operations because they require our most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effects of matters that are inherently uncertain.

Revenue Recognition

We recognized revenues from the sale of EBOS systems and components. We determine our revenue recognition through the following steps: (i) identification of the contract or contracts with a customer, (ii) identification of the performance obligations within the contract, (iii) determination of the transaction price, (iv) allocation of the transaction price to the performance obligations within the contract, and (v) recognition of revenue as the performance obligation has been satisfied.

Our contracts with customers are predominately accounted for as one performance obligation, as the majority of the obligations under the contracts relate to single projects. For each contract entered into, we determine the transaction price based on the consideration expected to be received. The transaction price identified is allocated to each distinct performance obligation to deliver a good or service based on the relative standalone selling prices. We believe that the prices negotiated with each individual customer are representative of the stand-alone selling price of the product.

We recognize revenue over time as a result of the continuous transfer of control of our product to the customer using the output method based on units manufactured. This continuous transfer of control to the customer is supported by clauses in the contracts that provide rights to payment of the transaction price associated with work performed to date on products that do not have an alternative use to us. The accounting for each contract involves a process of estimating total sales, costs, and profit for each performance obligation. Cost of sales is recognized based on the unit of production. The amount reported as revenues is determined by adding a proportionate amount of the estimated profit to the amount reported as cost of sales. We believe that recognizing revenue using the output method based on units manufactured best depicts the extent of transfer of control to the customer. Certain contracts contain retainage provisions. Retainage represents a contract asset for the portion of the contract price earned by us for work performed but held for payment by the customer as a form of security until we reach specified milestones. We typically bill retainage amounts as work is performed. Retainage provisions are not considered a significant financing component because they are intended to protect the customer in the event that some or all of the obligations under the contract are not completed. Outstanding retainage billings of $0.1 million, $1.5 million and $2.5 million as of December 31, 2018 and 2019 and September 30, 2020, respectively.

We have elected to adopt certain practical expedients and exemptions as allowed under the new revenue recognition guidance such as (i) recording sales commissions as incurred because the amortization period is less than one year, (ii) excluding any collected sales tax amounts from the calculation of revenue, and (iii) accounting for shipping and handling activities that are incurred after the customer has obtained control of the product as fulfillment costs rather than a separate service provided to the customer for which consideration would need to be allocated.

Equity Based Compensation

The Company accounts for equity grants to employees (Class C units) as equity based compensation. The Class C units contain vesting provisions as defined in the agreement. Vested units do not forfeit upon termination and represent a residual interest in the Company. Equity based compensation cost is measured at the grant date fair value and is recognized on a straight-line basis over the requisite service period, including those units with graded vesting with a corresponding credit to members’ equity. However, the amount of equity based compensation at any date is at least equal to the portion of the grant date value of the award that is vested.

In May 2020, the Company issued 11,150,000 Class C units to certain employees of the Company of which approximately 77% were vested on the grant date. The fair value of such units was determined by management with the assistance of a third party valuation by considering a number of factors, including comparable companies, operating and financial performance, the lack of liquidity of the units, and general and industry specific economic outlook, amongst other factors. The grant date fair value of the Class C granted during 2020 was $0.74 per unit.

For the nine months ended September 30, 2020 the Company recognized $7.2 million in equity based compensation. At September 30, 2020, the Company had $1.0 million of unrecognized compensation costs related to Class C units which is expected to be recognized over a weighted average period of six months. There were no forfeitures during 2020.

In November 2020, the Company modified the vesting period of the Class C units to immediately accelerate vesting of any unvested Class C units.

Inventory Valuation

Inventories consist of raw materials and finished goods. Inventories are stated at the lower of cost or net realizable value. Cost is calculated using the weighted average cost method. Provisions are made to reduce excess or obsolete inventories to their estimated net realizable values.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to market risk in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily a result of fluctuations in steel and aluminum prices and customer concentrations. We do not hold or issue financial instruments for trading purposes.

Concentrations of Major Customers

Our customers include EPCs, utilities, solar developers, and solar module manufacturers, but we derive the majority of our revenues from the sale of products to EPCs. Our EPC customers typically construct multiple projects for several different owners. For example, our three largest EPC customers in 2019 used the products they purchased from us in 29 different solar energy projects for 13 different owners. For the year ended December 31, 2019, our largest customer and five largest customers constituted approximately 42% and 80% of total revenues, respectively. In 2019, two customers represented approximately 59% of revenues and were the only customers that constituted greater than 10% of total revenues. For the nine months ended September 30, 2020, two customers represented 40% of revenues and were the only customers that constituted greater than 10% of total revenues. The loss of any one of our top five customers could have a material adverse effect on our financial conditions and results of operations. Further, our trade accounts receivable are from companies within the solar industry and, as such, we are exposed to normal industry credit risks. As of December 31, 2019, our largest customer and five largest customers constituted 33% and 88% of trade accounts receivable, respectively. We do not require collateral on its trade receivables. We continually evaluate our reserves for potential credit losses and establishes reserves for such losses. As of September 30, 2020, our largest customer and five largest customers constituted 11% and 46% of trade accounts receivable, respectively.

Commodity Price Risk

We are subject to risk from fluctuating market prices of certain commodity raw materials, including copper, that are used in our products. Prices of these raw materials may be affected by supply restrictions or other market factors from time to time, and we do not enter into hedging arrangements to mitigate commodity risk. Significant price changes for these raw materials could reduce our operating margins if we are unable to recover such increases from our customers and could harm our business, financial condition and results of operations.

INDUSTRY OVERVIEW

Solar EBOS Market

Solar energy projects can be roof mounted or ground mounted. Roof mounted systems typically have capacities of less than 1 MW whereas ground-mounted projects typically have capacities of substantially greater than 1 MW. Ground-mounted solar energy projects represented 75% and 65% of the total solar generation capacity installed in the U.S. and internationally (excluding China), respectively, during 2019 according to IHS Markit. We sell products for both roof-mounted and ground-mounted systems, but we generate most of our revenues from products used in ground-mounted systems.

The major components of a ground-mounted solar energy project are solar panels, inverters, the mounting system and EBOS. EBOS encompasses all of the components that are necessary to carry the electric current produced by solar panels to an inverter and ultimately to the power grid. Major EBOS components include cable and wire, combiner boxes, wire management solutions and monitoring systems. EBOS represented $0.056 per watt of capacity, or approximately 6% of the total cost of constructing a ground-mounted solar energy project in 2020, according to Wood Mackenzie. We believe our current product offerings address approximately 36% of the total spending on EBOS based on a typical project constructed in 2020.

EBOS is one of the most labor-intensive components of a ground-mounted solar energy project to install. The cost to install an EBOS component can be equal to, or even greater than, the cost of the product itself. According to the average of estimates provided by two major EPCs, the cost to install conventional homerun EBOS is $0.092 per watt, representing 1.6 times the cost of the EBOS components and 36% of all installation costs for a solar energy project according to Wood Mackenzie. As a result of the high ratio of installation costs to product costs, many EPCs prefer EBOS products that can be installed faster using general labor over products that are time consuming to install and require licensed electricians to install them even when they are more expensive.

There are two primary types of EBOS wiring architectures: homerun and combine-as-you-go. Conventional homerun architecture connects each string of solar panels in the project to a combiner box individually using separate wires. The combiner box ties the individual wire runs into a single feeder wire that carries the current to the inverter where it is converted from DC to AC so that it can be fed into the power grid. Combine-as-you-go architecture connects all strings in a project to “trunk” wires that feed directly into disconnect boxes, which are connected to the inverter. We are the inventor of combine-as-you-go architecture and the only company currently selling plug-n-play combine-as-you-go EBOS products. Our combine-as-you-go architecture has been taking share from conventional homerun architecture, growing from approximately 7% of all ground mounted solar energy capacity installed in 2017 to 32% in the 12 months ended September 30, 2020, based on our shipments and the total capacity of solar energy projects installed during these periods according to IHS Markit. We derived approximately 11% and 56% of our revenues from the sale of system solutions for homerun and combine-as-you-go architectures, respectively, for the nine months ended September 30, 2020.

Demand for EBOS is driven primarily by installations of new ground-mounted solar energy projects. Historically, we have derived the majority of our revenues from the sale of EBOS products used in U.S. solar energy projects.

U.S. Solar Market

Solar is the fastest growing form of electricity generation in the U.S. From 2014 to 2019, annual installations of ground-mounted solar generation capacity in the U.S. grew at a compound annual growth rate of 20% and represented nearly 22% of all new generation over one megawatt brought online over the same time period, according to IHS Markit and the Federal Energy Regulatory Commission, respectively. IHS Markit forecasts that this rapid growth will continue, with annual installations of ground-mounted solar generation capacity in the U.S. increasing from 11.2 GWs in 2019 to 20.2 GWs in 2023, representing a compound annual growth rate of 16%.

Annual Installations of Ground-Mounted Solar in the U.S.

Megawatts (MW dc) 2019-2023E

We believe key drivers supporting continued growth in U.S. solar generation include:

•

Expanding state regulations requiring that an increasing proportion of the energy sold in the state come from renewable sources. As of September 2020, 30 U.S. states, three territories and the District of Columbia had adopted RPSs, which mandate that a certain percentage of electricity sold in the jurisdiction by a certain date must come from renewable energy resources. An increasing number of these states and the District of Columbia have passed legislation, regulations or administrative or executive orders targeting 100% renewable or clean energy by 2050 or earlier. We believe that utilities and independent power producers will build a growing number of solar energy projects to meet these targets.

•

Decommissioning of fossil-fuel and nuclear generation. According to the U.S. Energy Information Administration, more than 175 coal, petroleum, natural gas and nuclear power plants are expected to be retired over the next 10 years, representing 134 GWs of generation capacity, or approximately 12% of the total U.S. utility-scale generation capacity as of May 2020. We believe that a significant proportion of these plants will be replaced by solar energy projects because of their environmental benefits and competitive cost compared to fossil and other forms of generation. President-elect Biden has set a goal of “zero-carbon” electricity by 2035 which we believe may lead to an acceleration of fossil-fueled generation retirements either through federal legislation or executive action, further increasing demand for new solar energy projects.

•

Increasing economic competitiveness of solar energy with fossil generation as measured by the LCOE. LCOE represents the average cost per unit of electricity of building, financing, operating and maintaining a power plant over its operating life. The U.S. Energy Information Administration estimates that the LCOE for new solar generation capacity entering service in 2022 is $37.44 per megawatt hour without federal tax incentives and $28.88 per megawatt hour with federal tax incentives, which is lower than the cost of building new power plants that burn natural gas or coal and lower than the cost of operating existing fossil fuel generation in certain instances. Furthermore, improvements in system performance and efficiency are contributing to continued declines in LCOE, making utility-scale solar competitive even without incentives or subsidies and apart from environmental considerations.

•

Electrification of equipment and infrastructure that has historically been powered by fossil fuels. Aggressive electrification of energy end uses such as transportation, space heating and water heating are needed for the U.S. and the world to achieve ambitious greenhouse gas emission reduction goals, according to the Lawrence Berkeley National Laboratory. Federal, state and local governments have responded with a variety of measures to incentivize electrification, ranging from tax credits for electric vehicles to prohibitions on gas lines into new construction to banning gasoline-powered lawn tools. We believe that the substitution of electricity for fossil fuels in vehicles, appliances and residential and commercial building systems will significantly increase electricity consumption over time. Higher levels of electricity consumption will need to be met with new generation, which we believe will increasingly come from new solar energy projects.

•

Growing corporate and investor support for decarbonization of energy. 245 companies in the S&P 500 had publicly disclosed emissions reduction targets as of October 2019, over 280 major companies had pledged to source 100% of their energy from renewables as part of the international RE100 initiative as of December 2020, and 31 companies had made the Amazon Climate Pledge as of December 2020, which calls on its signatories to be net-zero carbon across their businesses by 2040. In September 2020, Climate Action 100+, an investor initiative that represents 500 global investors who collectively manage more than $47 trillion in assets, sent letters to certain boards and CEOs of large corporate emitters to urge them to commit to and set clear goals to pursue transition to net-zero emissions by 2050 or sooner. We believe that corporate and investor commitments to reduce the carbon intensity of their businesses and use renewable energy will result in increasing demand for solar energy projects.

•

Accelerating deployment of utility-scale battery energy storage. By storing the energy generated from solar energy projects and making it available during non-daylight hours, or when weather conditions limit the amount of sunlight, battery storage makes solar energy a viable form of baseload generation. We believe that demand for solar energy projects to replace fossil fuel-fired baseload generation will increase as utility-scale battery storage decreases in cost and becomes more widely available. Additionally, solar energy projects with battery storage require more EBOS components than solar energy projects without battery storage.

Impact of Battery Energy Storage. The share of solar energy projects that include battery energy storage will increase from 6% of capacity installed in 2019 to 22% of capacity installed in 2020 according to Wood Mackenzie. Based on research conducted by the National Renewable Energy Laboratory on the cost of two and four-hour duration battery energy storage and assuming the batteries are sized at 25% of the solar energy project’s capacity, we believe that projects with battery energy storage will require $0.086 of EBOS per watt of capacity, or approximately 55% more than projects without battery energy storage. We believe the growing percentage of solar energy projects that include battery energy storage coupled with the additional EBOS required for these projects will cause the addressable market for our EBOS products to grow faster than the overall market for solar.

International Solar Market

Excluding China, the international market for ground-mounted solar energy projects was more than four times larger than the U.S. market in 2019 according to IHS Markit. From 2014 to 2019, annual installations of ground-mounted solar generation capacity outside of the U.S. and China grew at a compound annual growth rate of 35% according to IHS Markit. IHS Markit forecasts that this significant growth will continue, with annual installations of ground-mounted solar generation capacity outside of the U.S. and China increasing from 48 GWs in 2019 to 72 GWs in 2023, representing a compound annual growth rate of approximately 10%. We believe key drivers supporting continued growth in international solar generation are similar to the U.S. and also include:

•

Lack of existing transmission and distribution infrastructure in certain international locations is making solar energy an attractive alternative to new centralized generation. Many emerging market countries do not have well-developed electricity grids. The lack of grid infrastructure can make solar energy projects more attractive relative to conventional forms of generation because solar energy projects can be sited closer to the end-user and thus require less investment in transmission and distribution infrastructure.

•

Limited domestic energy resources. Many countries do not have significant domestic supplies of coal and natural gas, the principal fuels used in conventional generation, or prefer to export their domestic supplies rather than consume them to generate electricity. We believe solar energy is very attractive to these countries because it allows them to generate electricity without importing or consuming domestic supplies of fossil fuels.

BUSINESS

Overview

We are a leading provider of electrical balance of system or “EBOS” solutions for solar energy projects in the United States. EBOS encompasses all of the components that are necessary to carry the electric current produced by solar panels to an inverter and ultimately to the power grid. EBOS components are mission-critical products that have a high consequence of failure, including lost revenue, equipment damage, fire damage, and even serious injury or death. As a result, we believe customers prioritize reliability and safety over price when selecting EBOS solutions.

EBOS components that we produce include cable assemblies, inline fuses, combiners, disconnects, recombiners, wireless monitoring systems, junction boxes, transition enclosures and splice boxes. We believe that approximately 54% of the solar energy generation capacity installed in the U.S. during the 12 month period ended September 30, 2020 used at least one of our EBOS products. We derive the majority of our revenues from selling “system solutions” which are complete EBOS systems that include several of our products, many of which are customized for the customer’s project. We believe our system solutions are unique in our industry because they integrate design and engineering support, proprietary components and innovative installation methods into a single offering that would otherwise be challenging for a customer to obtain from a single provider or at all.

EBOS components represent approximately 6% of the total cost of a solar energy project according to Wood Mackenzie, but the cost of the labor to install them can be equal to, or even greater than, the cost of the components themselves. The high ratio of installation to product cost is the result of the large number of time-consuming manual operations that need to be performed to “wire up” a solar energy project, including laying, measuring, stripping, crimping, inspecting and installing wire, as well as the requirement that those operations be performed by licensed electricians. The solar industry is increasingly seeking new products and methods that can reduce labor in the field as installation costs have grown from 17% of the total cost of a solar energy project in 2015 to more than 29% in 2020, according to Wood Mackenzie.

Our company was founded to provide innovative EBOS solutions that reduce installation costs and improve reliability and safety. We were the first company in our industry to successfully commercialize “plug-n-play” EBOS systems that use simple push connectors rather than the wire “crimps” used in conventional systems. Using push connectors allows our system to be installed by general labor rather than electricians. Our core plug-n-play product is the “Big Lead Assembly” or BLA. The BLA combines the functionality of cable assemblies, combiner boxes and fusing into one product that does not require licensed electricians to install. We believe our BLA costs less to install and is more reliable than any other solar EBOS system commercially available today.

We sell our products principally to EPCs that build solar energy projects. However, the decision to use our products typically involves input from both the EPC and the owner of the solar energy project, given the mission-critical nature of EBOS. We derived approximately 67% of our revenues from the sale of system solutions for the nine months ended September 30, 2020. The custom nature of our system solutions and the long development cycle for solar energy projects typically gives us 12 months or more of lead time to quote, engineer, produce and ship each order we receive, and we do not stock large amounts of finished goods. For the year ended December 31, 2019, we derived 97% and 3% of our revenues from customers in the U.S. and the rest of the world, respectively. We had $157.4 million of backlog and awarded orders as of December 31, 2020, representing a 46% and 13% increase relative to the same date last year and September 30, 2020, respectively.

We are a U.S. company and our headquarters are in Portland, Tennessee. Our principal manufacturing facilities are located in Portland, Tennessee, and Muscle Shoals, Alabama. Our Muscle Shoals, Alabama facility is ISO 9001 certified.

Our Proprietary EBOS System

Most solar energy projects use a wiring architecture known as “homerun.” Conventional homerun EBOS systems have two distinguishing characteristics: every string of solar panels in the project is connected to a combiner box with individual positive and negative “wire runs,” and connections between wires are made using a process called “crimping.” The combiner box functions as a central point to “combine” the individual wire runs into a single feeder cable and contains fuses to protect each circuit. Making each wire run from the strings to the combiner boxes is a laborious process. Each wire run must be measured, laid out and fished though conduits that are buried in trenches across the project site. Because each string is individually connected to a combiner box, the same distances are covered with multiple wire runs. Making the crimped connections between wires and interconnecting them in the combiner box is a complex, error prone process that requires special tools. Each wire must be cut and have a precise amount of insulation removed; the bare end must be inserted the correct depth into a terminal; and special tools must be used to deform metal sleeves and torque lock nuts to ensure an environmental seal. The entire installation must be performed by licensed electricians with special training and any mistake in the process can result in a catastrophic system failure.

We invented an alternative to homerun architecture which we refer to as “combine-as-you-go.” Rather than making individual wire runs from each string to combiner boxes, combine-as-you-go architecture connects multiple strings within each row using specialized wire harnesses with integrated fuses that we refer to as “interconnect harnesses.” The interconnect harnesses are then connected to a proprietary above ground feeder cable that we refer to as the BLA. The direct connection between the interconnect harness and the BLA and the integration of fuses into the interconnect harness dramatically reduce the number of wire runs required compared to a conventional homerun system and eliminate the need for combiner boxes. We believe our combine-as-you-go architecture using interconnect harnesses and BLA has several advantages when compared to conventional homerun EBOS, including:

•

Installing above ground. Wiring for conventional homerun systems is typically run through conduits that are buried in trenches. Trenching is costly and time consuming. Making repairs to buried wire can also be challenging and expensive, as well as run the risk of unintentionally damaging other buried wire that did not need to be repaired. Our BLA is hung from the mounting system used for the solar panels, enabling above ground installation. Above-ground installation is less costly and far faster than burying wire in conduits. Future maintenance is also significantly easier and less costly because our BLA is easily accessible if repairs are required.

•

Being installable by general labor rather than requiring electricians. Conventional homerun systems use crimps and other specialized procedures to connect wires and install combiner boxes that must be performed by licensed electricians. Because our interconnect harness and BLA use simple push connectors and do require combiner boxes, licensed electricians are not needed to install the system. According to the U.S. Bureau of Labor Statistics, the average hourly wage for licensed electricians is 29% higher than the average hourly wage for solar PV installers, which contributes to a lower cost to install a combine-as-you go system when compared to a conventional homerun system.

•

Reducing the number of wire runs. We believe using our interconnect harness and BLA reduces the number of string and inverter wire runs required for a typical utility-scale solar energy project by approximately 67% and 95%, respectively, when compared to a conventional homerun system. Reducing the number of wire runs speeds installation, lowers material and shipping costs, reduces the number of potential failure points and is beneficial to the environment because less copper, aluminum and plastics are consumed.

•

Eliminating combiner boxes. Conventional homerun systems require combiner boxes to interconnect the wire runs from each string into a feeder cable and house fuses that protect each circuit. Because our BLA is connected directly to strings and our interconnect harness has inline fuses, no combiner boxes are required for our system. Eliminating combiner boxes speeds installation, lowers material and shipping costs, reduces the number of potential failure points and is beneficial to the environment because less copper, aluminum and plastics are consumed.

•

Requiring fewer connections. We believe using our interconnect harness and BLA reduces the number of connection points in a typical utility-scale solar energy project by approximately 83% when compared to a conventional homerun system. Requiring fewer connections reduces the number of labor hours required to install the system as well as the number of potential failure points.

•

Having greater reliability and lower maintenance costs. Connection points are often the source of failure in EBOS systems and must be inspected regularly. A solar energy project that uses our interconnect harness and BLA will have significantly fewer connections and, as a result, fewer failure points to inspect and maintain than the same project would using a conventional homerun system. We believe fewer potential failure points contributes to higher reliability and lower maintenance costs for solar energy projects that use our combine-as-you-go system when compared to a conventional homerun system.

•

Enabling more energy generation. We believe the design of our interconnect harness and BLA reduces electrical resistance by approximately 43% when compared to a conventional homerun system. Lower resistance reduces energy loss to waste heat dissipation, which we believe results in greater energy generation from solar projects that use our combine-as-you-go system when compared to a conventional homerun system.

Together, these advantages can result in 43% lower installation costs and 20% lower material costs for combine-as-you-go systems when compared to conventional homerun systems based on the median of responses to a survey of 120 solar industry participants conducted by GRAPH Strategy USA LP.

We believe the cost and reliability advantages of our interconnect harness and BLA have contributed to the percentage of U.S. solar generation capacity that uses our combine-as-you-go system increasing from approximately 7% in 2017 to 32% in the 12 months ended September 30, 2020, based on our shipments and the capacity of solar energy projects installed during these periods according to IHS Markit.

System solutions for combine-as-you-go EBOS represented approximately 56% of our revenues for the nine months ended September 30, 2020.

Our Strengths

We believe the following strengths of our business position us to capitalize on continued growth in the solar energy market, reinforce our leadership position in the EBOS market and distinguish us from our competitors:

•

Leading market position in the U.S. solar industry. We believe that approximately 54% of the solar energy generation capacity installed in the U.S. during the 12 month period ended September 30, 2020 used at least one of our EBOS products based on our shipments and the capacity of solar energy projects installed during the period according to IHS Markit. We believe the widespread use of our products underscores their reliability, safety and installation cost advantages and reinforces our competitive position in the marketplace.

•

Sell mission-critical products that are less sensitive to price competition. EBOS components are mission critical products that have a high consequence of failure, including lost revenue, equipment damage, fire damage, and even serious injury or death. As a result, we believe customers prioritize reliability and safety over price when selecting EBOS suppliers.

•

The cost of installing our product is more important than the cost of the product itself. The cost of installing EBOS products can be equal to, or even greater than, the cost of the products themselves. As a result, customers highly value and will pay a premium for products that can be installed at low cost without specialized labor. We believe delivering differentiated products that reduce our customers’ installation costs limits price pressure on our products and allows us to maintain strong profit margins.

•	Rising wages and skilled labor shortages make our products more valuable. Over the past 10 years, the cost of constructing a solar energy project has declined 78% according to BloombergNEF,

primarily as a result of significant decreases in the prices of solar panels, inverters and mounting systems. Over the same time period, the cost of labor to install solar energy projects has increased significantly with the average wage rate for construction workers increasing 20% since 2010 according to the U.S. Bureau of Labor Statistics. In 2020, installation costs represented 29% of the total cost of constructing a solar energy project according to Wood Mackenzie. At the same time, the availability of specialized labor, including electricians, has decreased as more workers are retiring from than are entering the construction trades. We believe our products substantially reduce the number of man hours required, as well as make it possible for general rather than specialized labor, to install solar EBOS so as wages rise, the savings that our products create for our customers also increases. We believe that wage rates, particularly for specialized labor, will continue to increase and that availability of construction labor will continue to decrease which will make our products more valuable to our customers as they seek to continue to reduce the cost of solar energy and ensure they have sufficient labor to complete their projects.

•

Focus on customized “system solutions” that require specialized engineering and technical support capabilities that are challenging for competitors to replicate. Our customers rely on us to design and specify their EBOS systems, and we derive the majority of our revenues from the sale of complete EBOS systems that are customized for particular solar energy projects. We believe that our systems engineering capabilities, combined with the custom nature of solar EBOS systems, creates a barrier to entry for competitors.

•

Longstanding reputation for differentiated products that are unique in the solar industry. We believe that we have developed and commercialized most of the new EBOS products and installation methods adopted by the U.S. solar industry over the past five years, including plug-n-play wiring, interconnect harnesses and combine-as-you-go architecture for solar energy projects. We prioritize technological innovation within our company and we seek to develop new products that reduce the cost and improve the reliability and safety of renewable energy.

•

Intellectual property and trade secrets portfolio. We maintain a portfolio of intellectual property including patents, non-disclosure agreements, commercial contracts, trade secrets and trademarks. Our granted U.S. patents cover features of our products with respect to unique approaches to wire connections, coatings and moldings of insulating covers, wiring topology and skidded solutions. They also cover means of measuring and communicating the performance and characteristics of groups of solar panels. Collectively, these features reduce field labor, improve the energy efficiency and increase the reliability of electrical connections, increase electricity output, and reduce the cost of wire and enclosures required to construct a solar energy project. One of our core U.S. patents relates to using multiple layers of insulating materials with different performance characteristics to insulate connections which enables the manufacture of plug-n-play solutions with push connectors that can survive 30 years in an outdoor environment. We believe our patent prevents our competitors from producing a safe and reliable plug-n-play solution with push connectors which is a prerequisite for the labor savings and other advantages that our EBOS systems deliver. In addition to our patents, we maintain a portfolio of trade secrets relating to, among other things, manufacturing processes, manufacturing equipment and installation methods. We also seek to protect our intellectual property through non-disclosure agreements and commercial contracts.

•

Proprietary manufacturing process that drives high product reliability. Most electrical failures in solar energy projects occur because of a fault in the wiring. Faults typically occur when natural thermal expansion and contraction occurs at a point where two wires have been joined, loosening the insulation and allowing moisture into the joint. Faults can result in lost production, damage to the equipment, fire and injury or even death depending on their severity and whether people are onsite. We have developed a proprietary manufacturing process for our cable products that we believe is unique in our industry. Our process involves joining wire together using resistance welds and then sealing the joint with two separate layers of insulating material, which we refer to as “undermold/overmold.” We believe our process significantly reduces the risk of moisture infiltrating the connection and enables us to provide superior UV protection, strain relief, impact resistance and thermal stability over a wide range of environmental conditions.

•

Direct beneficiary of the global energy transition. Nations are rapidly moving to decarbonize their economies in order to reduce air pollution and fight climate change. A key element of decarbonizing the global economy is transitioning electricity generation from fossil fuels to renewable energy. Solar energy has become one of the lowest cost, most reliable and most flexible forms of energy generation and is becoming a preferred option for electricity generation worldwide. As a leading provider of EBOS for solar energy projects, we benefit directly from the global transition to renewable energy through growing demand for our products.

•

Panel, mounting system and rooftop/ground mount agnostic. All solar energy projects require EBOS, and our products are designed to work with ground-mounted and rooftop solar installations as well as all types of solar panels and mounting systems. As a result, we do not believe we are exposed to risk from changes in solar panel or mounting technology or shifts in market share between different manufacturers of solar panels or mounting systems. As long as there is demand for solar energy projects, we believe there will be demand for our products.

•

Low-cost manufacturing with minimal capital investment required for future expansion. Our principal manufacturing facilities are located in Tennessee and Alabama, where average labor rates for factory workers are 8% lower than the U.S. average according to the U.S. Department of Labor. Our total capital expenditures from January 1, 2018 to September 30, 2020 were $5.9 million, representing only 1.5% of our sales over the same time period. Our current production capacity for EBOS system solutions that utilize our combine-as-you-go architecture is approximately 1.8 times our sales volume over the past 12 months ended September 30, 2020. We believe the scalability and low capital requirements of our business, cost-competitiveness of our workforce and investments we have already made to create ample capacity for growth are significant competitive advantages.

•

U.S. operations that reduce the potential impact of trade tariffs. We are a U.S. company, and our principal operations and manufacturing facilities are in the U.S. We believe our status as a U.S. company with U.S. manufacturing reduces the potential impact of U.S. government tariffs placed on, or other U.S. government regulatory actions taken against, products manufactured in foreign countries.

•

Adherence to ESG principles. We believe that our impact on the environment; how we manage our relationships with employees, suppliers, customers and the communities where we operate; and the accountability of our leadership to our stockholders are critically important to our business. Our workforce is critical to our success and we are committed to fostering a culture of diversity and inclusion that makes our employees feel safe, empowered and engaged. We plan to report how we oversee and manage ESG factors material to our business under the sector-specific ESG standards recommended by the SASB, an organization which provides an ESG framework preferred by investors for ESG evaluation and which announced its collaboration with the GRI in July 2020. As part of our plan to provide ESG disclosures pursuant to SASB standards, we will evaluate aligning our internal sustainability goals with certain UN SDGs to begin forming commitments to contribute to UN SDGs.

Our Growth Strategy

Our mission is to deliver innovative products that reduce the cost and improve the reliability and safety of renewable energy. Key elements of our growth strategy include:

•

Converting customers to our combine-as-you-go system. We are the inventor of combine-as-you-go architecture and the only commercial provider of plug-n-play combine-as-you-go products. We earn higher margins selling our combine-as-you-go products than we do selling our other products. We believe that the percentage of U.S. solar generation capacity that uses our combine-as-you-go system products has increased from approximately 7% in 2017 to 32% in the 12 months ended September 30, 2020, based on our shipments and the capacity of solar energy projects installed during these periods according to IHS

Markit. In addition, we believe that four of the top twenty solar EPCs measured by capacity installed over the past two years use our combine-as-you-go system on more than 75% of their projects, and we are currently in the process of transitioning an additional five EPCs to our system. Our strategy is to continue to convert EPCs and other customers from competing homerun products to our combine-as-you-go system which will increase our revenues and profitability.

•

Introducing new products for solar EBOS categories that we do not currently serve. We believe our products currently address approximately 36% of the total amount customers spend on EBOS components for solar energy projects. We are currently developing products for EBOS categories that we do not participate in today, including IV curve benchmarking systems, messenger cable, wire management solutions, AC combiner boxes and high capacity plug-n-play wire harnesses as well as the next generation of our BLA which we believe will enable additional installation cost savings for our customers. Together, we believe these products will expand our addressable market by approximately 75%. If we are successful in developing and commercializing these products, we believe they could generate significant additional revenues for us. Moreover, we believe that the profit margins of these new products could be greater than the profit margins on our existing products because we will not require significant additional selling expense to deliver them to the same customers we are currently serving with our existing products.

•

Growing our international business. Excluding China, the international market for ground-mounted solar energy projects was more than four times larger than the U.S. market in 2019. We believe that most of the international market is still using conventional homerun architectures for solar energy projects and we are not aware of any EBOS solutions that are commercially available today that offer the labor savings and high reliability of our interconnect harness and BLA. In combination, we believe that the large size of the international market and lack of available products that are similar to ours creates a significant growth opportunity for us outside of the U.S. As a result, we have recently expanded our international sales team and are developing entry plans for several new markets outside of the U.S., including Spain, Brazil, Germany, Italy, Portugal and the Middle East as well as expanding our existing presence in Australia. Together, we believe these markets have sales potential nearly equivalent to our core U.S. market.

•

Taking advantage of both new and retrofit battery energy storage to sell more EBOS products. 10.2 GW of solar energy projects will be installed or retrofit with battery energy storage in the U.S. from 2021 to 2023 and 90 GW will be available for future retrofits at the end of 2023 according to Wood Mackenzie. We believe that solar energy projects with battery energy storage will spend approximately 55% more on EBOS components than solar energy projects without battery energy storage. Our strategy is to grow our sales of solar EBOS products faster than the overall solar market by concentrating our sales efforts on new projects that include battery energy storage and existing projects that plan to retrofit battery energy storage because they will purchase more EBOS than projects without battery energy storage.

•

Developing products for electric vehicle charging infrastructure. Investment in electric vehicle charging infrastructure is growing rapidly. BloombergNEF estimates that $2.3 billion will be spent on electric vehicle charging infrastructure in the U.S. from 2021 through 2023 with hardware and installation costs accounting for 43% and 57%, respectively, of the total spend over the period. Many of the operations involved in installing electric vehicle chargers are similar to those involved in installing solar energy projects and also require licensed electricians. Our strategy is to apply our experience developing products for solar EBOS that are simpler and less costly to install to developing products that can reduce the cost of installing EV charging infrastructure. We are currently in discussions with EPCs that install EV charging infrastructure regarding potential products and services that we could offer to help lower their costs, including supplying pre-fabricated “skids” that integrate the key components required for a commercial EV charging station with the objective of reducing the amount of labor required in the field. We expect to introduce offerings for this rapidly growing market in 2022.

•

Pursuing “rip and replace” opportunities with existing capacity. Based on feedback from project owners, we believe that some conventional homerun EBOS products of our competitors installed in existing projects are failing prior to their expected life. Because of the high voltages involved and the potential for fire, EBOS failures pose significant safety risks. We believe that as an increasing number of project owners experience or become aware of EBOS failures they will seek to proactively replace components with known reliability issues. We have already sold products that were used to replace a competitor’s product that had failed and we expect to see additional “rip and replace” orders in the future. Our strategy is leverage the greater reliability and lower maintenance costs of our products to pursue rip and replace opportunities with existing solar energy projects, particularly for the 37.4 GW of projects that were in operation in the U.S. at the end of 2018 according to Wood Mackenzie.

Products and Services

EBOS System Solutions

We refer to complete EBOS systems that use multiple components produced by us as “system solutions.” When we sell a system solution we work with our customers to design, specify and customize their EBOS system to maximize reliability and energy production while minimizing cost. We also provide technical support during installation and the transition to operations and maintenance.

We design, manufacture and sell system solutions for the two types of wiring architectures used by the U.S. solar industry: homerun and combine-as-you-go.

Homerun EBOS. We have developed a proprietary EBOS solution for homerun architectures that we refer to as an “interconnect harness.” Rather than the traditional approach of running a separate wire from each string to a combiner box, our interconnect harness connects multiple strings together at each row using a single wire and simple push connector, rather than a wire crimp. Combining multiple strings together at each row reduces the number of wire runs that have to be made to combiner boxes as well as the number of connections that have to be made in each combiner box which reduces either the total number of combiner boxes or the size of combiner boxes required for the system. Using push connectors allows a large portion of the EBOS installation to be completed by laborers rather than requiring licensed electricians. Our Homerun EBOS system solutions typically include our interconnect harness, combiners and jumpers. The majority of solar energy projects in operation today use conventional homerun architecture.

Combine-as-you-go EBOS. We invented “combine-as-you-go” architecture in 2014 and began offering combine-as-you-go products widely in 2017. Combine-as-you-go architecture connects all strings in a project to “trunk” wires that feed directly into disconnect boxes, which are connected to the inverter. We refer to our core combine-as-you-go product as the “Big Lead Assembly” or BLA. With our interconnect harness, BLA combines the functionality of cable assemblies, combiner boxes and fusing all into one product that does not require a licensed electrician to install. A combine-as-you-go architecture using BLA has significant advantages over traditional homerun architectures, including using less material, requiring fewer man hours to install and having greater reliability and ease of maintenance. Our Combine-as-you-go EBOS system solutions typically include our interconnect harness, BLA and disconnects and, in some projects, transition enclosures and splice boxes.

Approximately 51% and 67% of our revenues for the year ended December 31, 2019 and the nine months ended September 30, 2020, respectively, were from the sale of system solutions.

Components

We design, manufacture and sell a variety of individual EBOS and other components used by the solar industry, including:

Combiners. Enclosures that interconnect wire runs from multiple solar panel strings together so that their current can be fed into a single large cable.

Plug-n-play branch connectors and inline fuses. Plug-n-play connectors for small commercial and rooftop solar applications in inline fuse, fuse-T, dual inline fuse, T-shaped, X-shaped, Y-shaped and U-shaped configurations.

AC disconnects. Specialized switches that allow the inverter to be isolated from the grid to enable repairs or in cases of emergency.

Recombiners. Enclosures that interconnect feeders from several combiner boxes into a smaller number of cables that run to the inverter.

Wireless monitoring. Specialized devices that monitor current, voltage, temperature, tracker rotation and other performance characteristics.

Junction boxes. Electromechanical interface that provides connection points to collect power from a solar panel.

Approximately 49% and 33% of our revenues for the year ended December 31, 2019 and the nine months ended September 30, 2020, respectively, were from the sale of components.

Sales and Marketing Strategy

Our sales and marketing strategy is to educate all participants involved in building, owning and maintaining a solar energy project on the merits of our products including their lower installation costs, greater reliability and lower maintenance costs compared with competing products, specifically. With the objective of making our innovative EBOS solutions the preferred system globally, we educate customers and influencers through a combination of direct marketing, independent third-party studies, training seminars, and participating in industry conferences and events.

Our Customers

We sell our products principally to EPCs that build solar energy projects. The decision to use our products typically involves input from both the EPC and the owner of the solar energy project given the mission critical nature and high consequence of failure of EBOS. EPCs typically construct multiple projects for several different owners. For example, our three largest EPC customers in 2019 used the products they purchased from us in 29 different solar energy projects for 13 different owners. In 2019, our two largest customers represented approximately 59% of our revenues and were the only customers constituting greater than 10% of total revenue. For the nine months ended September 30, 2020, our two largest customers represented approximately 40% of our revenues and were the only customers constituting greater than 10% of total revenue. For the year ended December 31, 2019, we derived 97% and 3% of our revenues from customers in the U.S. and the rest of the world, respectively.

Manufacturing

We have developed a proprietary manufacturing process for our EBOS products that we believe is unique in our industry. Our process uses specialized manufacturing equipment that we have developed and involves joining wire together using resistance welds and then sealing the joint with two separate layers of insulating material, which we refer to as “undermold/overmold.” Resistance welding produces significantly stronger bonds than competing techniques used by our competitors. Specifying complementary materials for the undermold and overmold significantly reduces the risk of moisture infiltrating the connection and enables us to provide superior UV protection, strain relief, impact resistance, and thermal stability over a wide range of environmental conditions. Together, we believe these techniques substantially reduce the risk that our cable develops a fault over its lifetime.

While highly specialized and flexible, our manufacturing equipment is not costly, and we do not require significant capital expenditures to maintain or increase our manufacturing capacity. Our total capital expenditures from January 1, 2018 to September 30, 2020 were $5.9 million, representing only 1.5% of our sales over the same time period. Our current capacity for EBOS system solutions that utilize our combine-as-you-go architecture is approximately 1.8 times our sales volume over the past 12 months ended September 30, 2020. We produced an average of 779,845 products and made 442 changeovers per week during the nine months ended September 30, 2020. Our Muscle Shoals, Alabama facility is ISO 9001 certified.

Our principal manufacturing facilities are located in Tennessee and Alabama, where average wage rates for factory workers are lower than the national average, allowing us to keep our manufacturing costs competitive.

Research and Development

We continually devote resources to R&D, with the objective of developing innovative new products that reduce the cost and improve the reliability and safety of renewable energy. We believe that we have developed and commercialized most of the new EBOS products and installation methods adopted by the U.S. solar industry over the past five years, including plug-n-play wiring, interconnect harnesses and combine-as-you-go architecture for solar energy projects.

Our development strategy is to identify features that bring value to our customers and differentiate us from our competitors. We measure the effectiveness of our R&D using a number of metrics, beginning with a market requirements definition, which includes a program budget, financial payback, resource requirements, and time required to launch the new product, system, or service into the market. We employ a stringent engineering phase gate review process that ensures all R&D programs are meeting their stated objectives from inception to deployment.

We have a strong R&D team with significant experience in solar energy as well as expertise in electrical engineering, systems/control engineering and power electronics. As needed, we collaborate with academia, national laboratories, and consultants to further enhance our capabilities and confirm results independently.

Intellectual Property

The success of our business depends, in part, on our ability to maintain and protect our proprietary technologies, information, processes and know-how. We rely primarily on patent, trademark, copyright and trade secret laws in the U.S., confidentiality agreements and procedures and other contractual arrangements to protect our technology. As of September 30, 2020, we had 24 U.S. trademark registrations, 17 issued U.S. patents, 1 issued non-U.S. patents, 2 patent applications pending for examination in the U.S. and 136 domain name registrations, all of which are related to U.S. applications. Many of our patents relate to more efficient electrical wiring and power transmission from solar panels to power inverters at solar installations. Our U.S. issued patents are scheduled to expire between 2029 and 2039, though patents currently in the application process may extend to 2040. As of December 31, 2020, our issued U.S. patents had an average remaining life of approximately 13 years.

The term of individual patents extend for varying periods of time, depending upon the date of filing of the patent application, the date of patent issuance, and the legal term of patents in the countries in which they are obtained. Generally, patents issued for applications filed in the U.S. are effective for 20 years from the earliest effective filing date of a non-provisional patent application. The duration of patents outside of the U.S. varies in accordance with provisions of applicable local law, but typically is also 20 years from the earliest effective filing date. However, the actual protection afforded by a patent varies on a country-to-country basis and depends upon many factors, including the type of patent, the scope of its coverage, the availability of legal remedies in a particular country, and the validity and enforceability of the patent.

We rely on trade secret protection and confidentiality agreements to safeguard our interests with respect to proprietary know-how that is not patentable and processes for which patents are difficult to enforce. We believe that many elements of our manufacturing processes involve proprietary know-how, technology or data that are not covered by patents or patent applications, including technical processes, test equipment designs, algorithms and procedures.

Our policy is for our research and development employees to enter into confidentiality and proprietary information agreements with us to address intellectual property protection issues and require our employees to assign to us all of the inventions, designs and technologies they develop during the course of employment with us. However, we might not have entered into such agreements with all applicable personnel, and such agreements might not be self-executing. Moreover, such individuals could breach the terms of such agreements.

We also require our customers and business partners to enter into confidentiality agreements before we disclose any sensitive aspects of our technology or business plans.

Our Human Capital Management

As of September 30, 2020, we had approximately 691 full-time and temporary employees. None of our employees are represented by a labor union. We have not experienced any employment-related work stoppages, and we consider relations with our employees to be good. During the COVID-19 pandemic, we have implemented procedures to reduce the risk of spreading the virus and have implemented an hourly incentive for employees that work in our manufacturing facilities.

We have a team-oriented culture and encourage candor from our employees, which we believe helps us to succeed and drive operational excellence. We also seek to, and have a history of, promoting from within our organization as well as hiring top talent from outside of our company to expand our capabilities.

We aim to hire individuals who share our passion, commitment and entrepreneurial spirit. We are also committed to diversity and inclusion because we believe that diversity leads to better outcomes for our business and enables us to better meet the needs of our customers. We recognize the importance of diversity in leadership roles within our company.

We encourage our employees to operate by a common set of values, which includes:

•	making quality foremost in all we do, make and sell.

•	maintaining integrity in how we act, make decisions and hold ourselves accountable.

•	being responsive to change, to each other and to our partner, customers and users.

•	being respectful in how we treat all people.

•	seeking innovation in the way we approach challenges and build products.

•	being sustainable in our approach to producing our products and our operations.

We believe that operating with purpose, passion and creativity benefits our customers, stockholders, employees and suppliers as well as the communities where we operate and the environment.

Competition

Our EBOS system solutions and components are highly specialized products that are specific to the solar industry. The unique expertise required to design EBOS systems and components as well as customers’ reluctance to try unproven products has confined the number of firms that produce such products to a relatively small number. Our principal competitors include SolarBOS Inc., Bentek Corporation and ConnectPV, Inc. We compete on the basis of product performance and features, installation cost, reliability and duration of product warranty, sales and distribution capabilities, and training and customer support, as well as the ability to provide system solutions rather than individual components. We believe we are significantly larger as measured by revenues than our next largest competitor.

Facilities

Our corporate headquarters are located in Portland, Tennessee, and consist of approximately 103,200 square feet of office, manufacturing and warehousing space and approximately 75,360 square feet of manufacturing, warehousing and shipping space. We own our corporate headquarters. We also lease 60,000 square feet of space in Portland, Tennessee that we use for warehousing and shipping. In addition to our corporate headquarters, we own 16,910 square feet of manufacturing, warehousing, shipping and office facilities in Muscle Shoals, Alabama.

We believe that our existing properties are in good condition and are sufficient and suitable for the conduct of our business for the foreseeable future. To the extent our needs change as our business grows, we expect that additional space and facilities will be available.

Legal Proceedings

From time to time, we may be involved in litigation relating to claims that arise out of our operations and businesses and that cover a wide range of matters, including, among others, intellectual property matters, contract and employment claims, personal injury claims, product liability claims and warranty claims. Currently, there are no claims or proceedings against us that we believe will have a material adverse effect on our business, financial condition, results of operations or cash flows. However, the results of any current or future litigation cannot be predicted with certainty, and regardless of the outcome, we may incur significant costs and experience a diversion of management resources as a result of litigation.

MANAGEMENT

Our Executive Officers and Board of Directors

The following table sets forth certain information concerning the individuals who will serve as our executive officers and directors upon the consummation of this offering.

Name	Age	Position(s) Held
Jason Whitaker	41	Chief Executive Officer and Director
Dr. Philip Garton	60	Chief Financial Officer
John White	55	Chief Operating Officer
Alan Neal	60	Chief Technology Officer
Mehgan Peetz	38	General Counsel
Frank Cannova	30	Director
Brad Forth	55	Director*, Chairman
Peter Jonna	35	Director
Jason Lee	45	Director
Dean Solon	56	Director
Peter Wilver	61	Director Nominee*
		Director Nominee*

*	Our board of directors has determined that this director will be independent under the standards of Nasdaq.

Jason Whitaker has been our Chief Technology Officer from October 2009 to September 2017, President and Chief Technology Officer from September 2017 to December 2019, and President and Chief Executive Officer from January 2020 to date. Prior to joining the Company, Mr. Whitaker served as Co-Owner at Thunder Heart Performance Corp. with varying roles in Operations and Engineering between 1994 and 2009. Mr. Whitaker holds a Bachelor of Science degree in Mechanical Engineering from Tennessee Technological University. Mr. Whitaker was nominated to serve on our board of directors because of his extensive senior leadership experience and comprehensive knowledge of our business and perspective of our day-to-day operations.

Dr. Philip Garton joined the Company as Chief Financial Officer in December 2017 with more than 25 years of experience in senior financial roles at numerous global organizations. Prior to joining the Company, Dr. Garton served as the Chief Financial Officer for several manufacturing and distribution companies, including JM Swank, LLC between 2016 and 2017 and Springs Window Fashions between 2009 and 2015. Dr. Garton is a Certified Public Accountant and a Chartered Global Management Accountant. Dr. Garton holds a Bachelor of Arts degree in Economics and a Bachelor of Business Administration degree in Accounting from Southern Methodist University, a Master of Business Administration degree in Finance from Southern Methodist University, a Master of Business Administration degree from Cornell University’s Samuel Curtis Johnson Graduate School of Management, and a Doctor of Business Administration degree from the University of Florida’s Warrington College of Business.

John White joined the Company as our Chief Operating Officer in 2018. Prior to joining the Company, Mr. White served as Director of Manufacturing/Business Development at Synapse Wireless from 2008 until 2018, as Vice President of Engineering and Manufacturing Operations at Modular Process Technology from 2000 until 2008, as Senior Manager of Network & Storage and Director of Manufacturing and Director of US Field Service Engineering at Intergraph from 1994 until 2000, as Principal Application Engineer at Conner Peripherals from 1993 until 1994, as Director of Engineering/Operations at Disc & Tape Services from 1991 until 1993, as Senior Quality Engineer at Wang Laboratories from 1988 until 1991, and as Electrical Engineer at Disc Technology from 1986 until 1988. Mr. White holds a Bachelor of Science degree in Electrical Engineering with a concentration in Computer Science from the University of Lowell, and is also an inventor in 3 patents.

Alan Neal joined the Company as our Chief Technology Officer in November 2020. Prior to joining the Company, Mr. Neal served as Engineer at Motorola GEG from 1983 until 1988, as Lead Software Product Engineer at Allen-Bradley from 1988 until 1990, as Engineering Manager at Cincinnati Milacron from 1990 until 1998, as Director of Engineering at Square D Schneider Electric from 1998 until 2004, as Division VP Engineering at Ametek from 2004 until 2009, as VP Engineering & Technology at Thomas & Betts from 2009 until 2017, as VP Engineering at Leviton Manufacturing Company from 2017 until 2019, and most recently, as Managing Director at Pinpoint Manufacturing Company from 2019 until November 2020. Mr. Neal holds a Bachelor of Science degree in Electrical and Electronics Engineering from The Ohio State University, a Master of Science in Electrical Engineering degree from Arizona State University and a Master of Business Administration degree from Duke University.

Mehgan Peetz joined the Company as our General Counsel in December 2020. Prior to joining the Company, Ms. Peetz served as the Deputy General Counsel & Assistant Corporate Secretary at SmileDirectClub from August 2019 until December 2020 and as Commercial Counsel at Current, powered by GE, and GE Lighting from September 2015 to June 2019 (known as GE Lighting and Current, powered by GE, between September 2015 and March 2016). Prior to her service as in-house counsel, Ms. Peetz was an associate at Kirkland & Ellis LLP from June 2008 to July 2014 and Ropes & Gray LLP from July 2014 to July 2015. Ms. Peetz holds a Bachelor of Arts degree in Pre-Medical Studies and Psychology from the University of Notre Dame and a Doctor of Law degree from the University of Michigan Law School.

Frank Cannova is a vice president at Oaktree, where he is responsible for sourcing, executing and overseeing investments in leading companies in the energy, utility and industrials sectors for the Power Opportunities investment strategy at Oaktree. Mr. Cannova currently serves on the boards of Array Technologies and Renewable Energy Infrastructure Group. Mr. Cannova previously served on the board of directors of Contract Land Staff. Prior to joining Oaktree in 2015, Mr. Cannova was an associate in the private equity group of Sun Capital Partners, responsible for evaluating investments across the consumer, business services and industrial sectors. Mr. Cannova began his career as an investment banking analyst with Imperial Capital providing M&A and leveraged finance advisory services. Mr. Cannova received a B.S. degree in chemical engineering from University of California, Los Angeles. Mr. Cannova was nominated to serve on our board of directors because of his expertise in the areas of finance and energy.

Brad Forth has been a senior advisor to Oaktree’s GFI Energy Group since 2016. Mr. Forth helps the team anticipate growth opportunities in the power, utility and energy sectors, and invest its capital in leading companies, helping management teams to accelerate the growth of their businesses. Mr. Forth has spent his entire career in the energy industry. Mr. Forth began his career as a design engineer at Power Measurement, Inc. in 1988, where he was responsible for pioneering research in the field of digital power metering and energy management systems. Mr. Forth remained at Power Measurement in various capacities for 18 years, the last nine as its Chief Executive Officer from 1999 to 2005. In 2006, Mr. Forth joined GFI Energy Group as a partner until 2009. Mr. Forth was a Managing Director at Oaktree from 2009 to 2016. Mr. Forth was a former board member of Xantrex Technology, The Kirlin Group and OpTerra Energy Group, and a former board chair of GT Solar Incorporated, Turbine Generator Maintenance, Cannon Technologies, GoodCents and TenK Solar. Mr. Forth is currently a board member of Array Technologies, a publicly held solar tracking and solutions company. Mr. Forth received a Bachelor of Electrical Engineering degree from the University of Victoria in Canada. Mr. Forth was winner of the 2002 Ernst and Young award for “Pacific Entrepreneur of the Year – Technology and Communications” and has been a member of Young Presidents’ Organization since 1998. Mr. Forth was nominated to serve as the chairman of our board of directors because of his expertise in the energy industry.

Peter Jonna has worked in Oaktree’s GFI Energy Group since 2013, where he is responsible for sourcing, executing and overseeing investments in leading companies in the energy, utility and industrials sectors. Mr. Jonna has been a managing director at Oaktree since January 2020. Mr. Jonna’s prior positions include serving as a senior vice president from July 2017 to January 2020 and as a Vice President from July 2015 to July 2017. Mr. Jonna presently serves on the boards of directors of: Building Infrastructure Solutions Group, a privately held building services company; Renewable Energy Infrastructure Group, a privately held renewable energy services company; Montrose Environmental Group, Inc., a publicly held environmental services company; Infrastructure & Energy Alternatives, Inc., a publicly held infrastructure construction company; and Array Technologies, a publicly held solar tracking and solutions company. Mr. Jonna previously served on the board of directors of Sterling Lumber Company. Prior to joining Oaktree, Mr. Jonna was an investment analyst in the Americas investment team of the UBS Infrastructure Asset Management strategy, investing directly in energy, power and transportation infrastructure assets. Mr. Jonna began his career as a project development engineer in Skanska’s Large Projects Group which focused on developing and constructing public private partnerships and infrastructure development projects. Mr. Jonna earned an M.S. in civil engineering from Stanford University and a B.S. in civil engineering from University of California, Los Angeles. Mr. Jonna was nominated to serve on our board of directors because of his expertise in the energy, utility and industrials sectors.

Jason Lee is a managing director and co-portfolio manager at Oaktree where he is responsible for managing the Power Opportunities investment strategy, focused on private equity investments in leading companies serving the energy and utility sectors. Mr. Lee is responsible for the overall management of the group and its investing activities, including setting investment strategy, sourcing and executing investment opportunities and board oversight of the group’s portfolio companies. Mr. Lee has worked at Oaktree since 2009. Mr. Lee currently serves on the boards of NAPEC and Array Technologies, a publicly held solar tracking and solutions company. Prior to Oaktree, Mr. Lee worked for a number of years as an executive in the operational management of several companies, some of which he co-founded, and has advised a number of companies and government organizations in the areas of entrepreneurial strategy, investments and finance. Mr. Lee began his career at J.P. Morgan’s technology, media and telecom investment banking practice. Mr. Lee received his B.S. degree from the University of California, Berkeley and an M.B.A. from the UCLA Anderson School of Management where he serves as a member of the finance faculty and teaches courses on corporate finance, entrepreneurship and private equity. Mr. Lee was nominated to serve on our board of directors because of his expertise in the areas of finance and energy.

Dean Solon founded Shoals Technologies Group in 1996. Mr. Solon was our Chief Executive Officer and president between November 1996 and December 2019. Mr. Solon has continued to be an employee and director of the Company in a founder capacity since stepping down as Chief Executive Officer. Mr. Solon was nominated to serve on our board of directors because of his extensive solar energy and balance of systems experience, extensive senior leadership experience and comprehensive knowledge of our business and perspective of our day-to-day operations.

Peter M. Wilver joined the Company as a director in January 2021. Mr. Wilver was Executive Vice President and Chief Administrative Officer of Thermo Fisher Scientific Inc. (“Thermo Fisher”), a leading provider of laboratory products and services, from August 2015 until his retirement in March 2017 and had previously spent 11 years as the Chief Financial Officer of Thermo Fisher (formerly Thermo Electron) from October 2004 until July 2015. Before joining Thermo Electron in 2000, Mr. Wilver held financial leadership roles at General Electric and Grimes Aerospace Company, and at Honeywell International, where he most recently served as Vice President and Chief Financial Officer of the electronic materials business. Mr. Wilver currently serves on the Board of Directors of CIRCOR International, where he is a member of the Audit and Compensation Committees, and Evoqua Water Technologies, where he is Chair of the Audit Committee and a member of the Compensation Committee, and previously Tenet Healthcare, where he was a member of the Audit and Human Resources Committees. Mr. Wilver is a certified public accountant. Mr. Wilver’s qualifications to sit on the Board include his experience in strategic planning and business development as well as in leading the financial, accounting and investor relations functions of large, multi-national manufacturing companies. Mr. Wilver holds a B.S.B.A. degree (summa cum laude) in Accounting from The Ohio State University.

Board of Directors

Upon consummation of this offering, our board of directors will consist of                  individuals, including one as chairman. We expect our board of directors to determine Brad Forth and Peter Wilver to be independent directors under the standards of Nasdaq.

Our certificate of incorporation, which will be effective upon the consummation of this offering, will provide that our board of directors will be divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with the directors serving three-year terms. For further information, see the section entitled “Description of Capital Stock—Antitakeover Effects of Delaware Law, Our Certificate of Incorporation and Our Bylaws.” Our board of directors will be divided among the three classes as follows:

•	Our class I directors will be Peter Wilver and , and their term will expire at the first annual meeting of stockholders following this offering.

•	Our class II directors will be Frank Cannova, Jason Lee and Jason Whitaker, and their term will expire at the second annual meeting of stockholders following this offering.

•	Our class III directors will be Brad Forth, Dean Solon and Peter Jonna, and their term will expire at the third annual meeting of stockholders following this offering.

In connection with this offering, we intend to enter into a stockholders agreement with the Continuing Equity Owners and Oaktree, which will govern matters related to our corporate governance, rights to nominate and designate directors and additional matters. For more information, see “Certain Relationships and Related Party Transactions—Stockholders Agreement.”

Committees of Our Board of Directors

Our board of directors will establish, effective upon the consummation of this offering, audit, compensation, and nominating and corporate governance committees. The composition, duties and responsibilities of these committees are set forth below. Our board of directors may from time to time establish certain other committees to facilitate the management of the Company.

Audit Committee

Our board of directors will establish, effective upon the consummation of this offering, an audit committee that is responsible for, among other matters, (1) appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm; (2) discussing with our independent registered public accounting firm its independence from us; (3) reviewing with our independent registered public accounting firm the matters required to be reviewed by applicable auditing requirements; (4) approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm; (5) overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC; (6) reviewing and monitoring our internal controls, disclosure controls and procedures and compliance with legal and regulatory requirements; and (7) establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls, auditing and federal securities law matters.

Our audit committee will consist of Peter Wilver, Brad Forth and Jason Lee, with Peter Wilver serving as chairman. Rule 10A-3 of the Exchange Act and Nasdaq rules require us to have one independent audit committee member upon the listing of our Class A common stock on Nasdaq, a majority of independent directors within 90 days of the date of listing and all independent audit committee members within one year of the date of listing. We intend to comply with the independence requirements within the time periods specified. Our board of directors has determined that Peter Wilver is an “audit committee financial expert” as defined by applicable SEC rules and has the requisite financial sophistication as defined under the applicable Nasdaq rules and regulations. Our board of directors will adopt, effective upon the consummation of this offering, a written charter for the audit committee, which will be available on our website upon the completion of this offering.

Compensation Committee

Our board of directors will establish, effective upon the consummation of this offering, a compensation committee that is responsible for, among other matters, (1) reviewing officer and executive compensation goals, policies, plans and programs; (2) reviewing and approving or recommending to our board of directors or the independent directors, as applicable, the compensation of our directors, Chief Executive Officer and other executive officers; (3) reviewing and approving employment agreements and other similar arrangements between us and our officers and other key executives; and (4) appointing and overseeing any compensation consultants.

Our compensation committee will consist of Brad Forth, Peter Wilver and Peter Jonna, with Brad Forth serving as chairman. The composition of our compensation committee will meet the requirements for independence under current rules and regulations of the SEC and Nasdaq, including Nasdaq’s controlled company exemption. Each member of the compensation committee will also be a nonemployee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act, and an outside director, as defined pursuant to Section 162(m) of the Code. Our board of directors will adopt, effective upon the consummation of this offering, a written charter for the committee, which will be available on our website upon the completion of this offering.

Nominating and Corporate Governance Committee

Our board of directors will establish, effective upon the consummation of this offering, a nominating and corporate governance committee that is responsible for, among other matters, (1) identifying individuals qualified to become members of our board of directors, consistent with criteria approved by our board of directors; (2) overseeing the organization of our board of directors to discharge the board’s duties and responsibilities properly and efficiently; (3) developing and recommending to our board of directors a set of corporate governance guidelines and principles; and (4) reviewing and approving related person transactions.

Our nominating and corporate governance committee will consist of Brad Forth, Peter Wilver and Peter Jonna, with Brad Forth serving as chairman. The composition of our nominating and corporate governance committee will meet the requirements for independence under current rules and regulations of the SEC and Nasdaq, including Nasdaq’s controlled company exemption. Our board of directors will adopt, effective upon the consummation of this offering, a written charter for the nominating and corporate governance committee, which will be available on our website upon the completion of this offering.

Controlled Company Exemption

Upon completion of this offering, Oaktree will continue to control a majority of the voting power of our outstanding common stock. As a result, we will be a “controlled company” under Nasdaq corporate governance standards. As a controlled company, exemptions under the standards will free us from the obligation to comply with certain corporate governance requirements, including the requirements:

•	that we have a compensation committee or nominating and corporate governance committee;

•	that a majority of our board of directors consist of “independent directors,” as defined under the rules of Nasdaq;

•

that any corporate governance and nominating committee or compensation committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	that we have an annual performance evaluation of the nominating and governance committees and compensation committee.

These exemptions do not modify the independence requirements for our Audit Committee, and we intend to comply with the requirements of Rule 10A-3 of the Exchange Act, and the rules of Nasdaq within the applicable time frame.

Director Compensation for 2020

We did not have any nonemployee directors who received compensation for their service on our board of directors and committees of our board of directors during 2020.

New Director Compensation Program

After the completion of this offering, our nonemployee directors will be eligible to receive compensation for their service on our board of directors consisting of an annual cash retainer and grant of fully-vested stock pursuant to the LTIP. The nonemployee directors who are employees of Oaktree have agreed or are otherwise obligated to transfer all or a portion of the compensation they receive for their service as directors to Oaktree. Each nonemployee director will receive an annual cash retainer of $50,000, paid in four equal quarterly installments and prorated for any partial year of service on our board of directors. In addition, we expect that our nonemployee directors will receive an annual grant of fully vested stock with an aggregate grant date value of $150,000, plus the amounts set forth in the table below for their service on various committees, except that Brad Forth, the chairman of our board of directors, will receive an annual grant of fully vested stock with an aggregate grant date value of $450,000 without any additional amounts for his service on any committees. In recognition of his efforts to help consummate this offering and in establishing the board of directors and it committees, Mr. Forth will also receive a grant of         restricted stock units that vest in equal installments over a period of four years, subject to the terms of the LTIP and the award agreement pursuant to which the restricted stock units are granted. Peter Wilver will receive a one-time award of fully vested stock with an aggregate grant date value of $100,000 upon the consummation of this offering for his efforts in establishing the board of directors and its committees.

Committee/Role	Grant Date Value ($)
Audit Committee:
Chairperson	$25,000
Committee Member	$10,000
Compensation Committee:
Chairperson	$15,000
Committee Member	$7,000
Nominating and Corporate Governance Committee:
Chairperson	$15,000
Committee Member	$7,000

Our directors will be reimbursed for travel, food, lodging and other expenses directly related to their activities as directors. Our directors are also entitled to the protection provided by the indemnification provisions in our bylaws that will become effective upon the consummation of this offering. Our board of directors may revise the compensation arrangements for our directors from time to time.

Code of Business Conduct and Ethics

We will adopt, effective upon the consummation of this offering, a written code of business conduct and ethics that will apply to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. A copy of the code will be available on our website.

EXECUTIVE COMPENSATION

We are currently considered an “emerging growth company” within the meaning of the Securities Act for purposes of the SEC’s executive compensation disclosure rules. Accordingly, we are required to provide a Summary Compensation Table and an Outstanding Equity Awards at Fiscal Year End Table, as well as limited narrative disclosures regarding executive compensation for our last two completed fiscal years. Further, our reporting obligations extend only to the following “Named Executive Officers,” which are the individuals who served as principal executive officer and the next two most highly compensated executive officers at the end of the fiscal year ended December 31, 2020 (the “2020 Fiscal Year”) and at the end of the fiscal year ended December 31, 2019 (the “2019 Fiscal Year”).

Named Executive Officers for the 2020 Fiscal Year
Name	Principal Position in 2020
Jason Whitaker	Chief Executive Officer
Philip Garton	Chief Financial Officer
Mehgan Peetz	General Counsel

Named Executive Officers for the 2019 Fiscal Year
Name	Principal Position in 2019
Dean Solon	Chief Executive Officer
Jason Whitaker	President
Philip Garton	Chief Financial Officer

2020 and 2019 Summary Compensation Table

The following table summarizes the compensation awarded to, earned by or paid to our Named Executive Officers for the 2019 Fiscal Year and 2020 Fiscal Year.

Name and Principal Position	Year	Salary ($)(2)	Bonus ($) (3)	Option Awards ($) (4)	All Other Compensation ($) (5)	Total ($)
Dean Solon (1) (Chief Executive Officer)	2019	$150,000	$45,000	—	—	$195,000
Jason Whitaker (Chief Executive Officer)	2020	$100,000	$143,826	$1,850,000	$7,525	$2,101,351
(President)	2019	$105,769	$143,825	—	$11,014	$260,608
Philip Garton (Chief Financial Officer)	2020	$200,000	$53,076	$1,110,000	$22,771	$1,385,847
	2019	$203,077	$51,000	—	$30,310	$284,387
Mehgan Peetz (General Counsel)	2020	$1,346	$200,000	—	—	$201,346

(1)	Mr. Solon ceased to be Chief Executive Officer as of December 31, 2019 and Mr. Whitaker was appointed Chief Executive Officer as of January 1, 2020.
(2)

Amounts in this column reflect (i) the base salary earned by each Named Executive Officer in the 2019 Fiscal Year and 2020 Fiscal Year and (ii) for Messrs. Whitaker and Garton in the 2019 Fiscal Year, payments in the amount of $5,769 and $3,077, respectively, that were made in lieu of unused accrued paid vacation time.

(3)

Amounts in this column reflect (i) with respect to the 2020 Fiscal Year, (a) discretionary bonuses paid to Messrs. Whitaker and Garton and (b) a signing bonus paid to Ms. Peetz and (ii) with respect to the 2019 Fiscal Year, discretionary bonuses paid to the Named Executive Officers. These discretionary bonuses were not based on any specific pre-established performance measures.

(4)

Amounts reported in the “Option Awards” column reflect the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, of Class C Common Units of Shoals Parent LLC granted to Messrs. Whitaker and Garton during the 2020 Fiscal Year that are held through Shoals Management Holdings LLC. The Class C Common Units represent membership interests in Shoals Parent LLC that are intended to constitute profits interests for federal income tax purposes. Despite the fact that the Class C Common Units do not require the payment of an exercise price, they are most similar economically to stock options. Accordingly, they are classified as “options” under the definition provided in Item 402(a)(6)(i) of Regulation S-K as an instrument with an “option-like feature.” Please see Note 10 “Equity Based Compensation” in the Shoals Parent LLC unaudited interim condensed consolidated financial statements for additional details regarding these awards.

(5)

Amounts in this column reflect (i) in the case of Mr. Whitaker, the annual amount of his car lease payment paid by Shoals Technologies Group, LLC in the 2020 Fiscal Year and 2019 Fiscal Year and (ii) in the case of Mr. Garton, commuting expenses between his residence and our headquarters in Portland, Tennessee in the 2020 Fiscal Year and 2019 Fiscal Year.

Narrative Disclosure to Summary Compensation Table

Employment Agreements

In December 2020, the Company’s subsidiary, Shoals Technologies Group, LLC (the “Employer”), entered into employment agreements with each of the Named Executive Officers that memorialize each Named Executive Officer’s base salary, target bonus opportunity, paid vacation, reimbursement of reasonable business expenses and eligibility to participate in the Employer’s benefit plans generally.

Messrs. Whitaker’s and Garton’s and Ms. Peetz’s annualized base salaries as of January 1, 2021 are $435,000, $300,000 and $350,000, respectively, and, beginning in 2021, their target annual bonuses are 50%, 50% and 35%, respectively, of their annualized base salaries. The annual bonuses will be earned based on the achievement of performance targets established by the board of directors of Shoals Parent LLC for each applicable calendar year. A portion of the annual bonus may be, at the discretion of the board of directors of Shoals Parent LLC or a committee thereof, paid in the form of vested equity in the Company under the LTIP. Each Named Executive Officer will be eligible to receive awards under the LTIP on such terms and conditions as the board of directors of the Company or a committee thereof determines. In addition, Ms. Peetz was paid a one-time signing bonus of $200,000 and she will receive a one-time award of restricted stock units under the LTIP (the “Peetz RSUs”) in connection with this offering with a grant date value of $1,500,000. A portion of the Peetz RSUs with a grant date value of $400,000 will vest immediately upon grant. On each anniversary of the grant date, 25% of the remaining Peetz RSUs will vest subject to Ms. Peetz’s continued employment through each applicable vesting date.

Each employment agreement includes a “best-net” cutback provision that provides that, in the event any payments or benefits provided under the agreement or any other arrangement with the Employer or its affiliates constitute “parachute payments” within the meaning of Section 280G of the Code, then such payments and/or benefits will either be (i) provided to the Named Executive Officer in full or (ii) reduced to the extent necessary to avoid the excise tax imposed by Section 4999 of the Code, whichever results in the Named Executive Officer receiving a greater amount on an after-tax basis.

Each employment agreement provides for certain severance benefits upon a resignation by the Named Executive Officer for “good reason” or upon a termination by the Employer without “cause.” Please see the section entitled “Additional Narrative Disclosure—Potential Payments Upon Termination” below for more details regarding the severance benefits each Named Executive Officer is eligible to receive.

Long Term Incentive Compensation

Messrs. Whitaker and Garton have been granted long-term incentives in the form of Class C Common Units in Shoals Parent LLC that are held through Shoals Management Holdings LLC. The Class C Common Units are intended to be profits interests for federal income tax purposes and represent the right to receive distributions from Shoals Parent LLC after the members of Shoals Parent LLC have received a return of their contributed capital. In connection with this offering, the existing limited liability company agreement of Shoals Parent LLC will be amended and restated in connection with the recapitalization of the existing ownership interests in Shoals Parent LLC and Messrs. Whitaker and Garton will hold LLC Interests through Shoals Management Holdings LLC following the consummation of this offering. Please see the section entitled “Prospectus Summary—Summary of the Transactions” for additional information regarding the recapitalization.

Outstanding Equity Awards at 2020 Fiscal Year-End

The following table reflects information regarding outstanding equity-based awards held by Messrs. Whitaker and Garton as of December 31, 2020. Mr. Solon and Ms. Peetz did not hold any equity awards as of December 31, 2020.

	Option Awards (1)
Name	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable	Option Exercise Price ($) (2)	Option Expiration Date (2)
Jason Whitaker	2,500,000	—	N/A	N/A
Philip Garton	1,500,000	—	N/A	N/A

(1)

The equity awards disclosed in this table are Class C Common Units in Shoals Parent LLC that are held by Messrs. Whitaker and Garton through Shoals Management Holdings LLC, which are intended to be profits interests for federal income tax purposes. Despite the fact that the Class C Common Units do not require the payment of an exercise price or have an option expiration date, we believe they are economically similar to stock options and, as such, they are reported in this table as “Option” awards. All of the outstanding Class C Common Units were fully vested upon grant and are reflected as “Exercisable.”

(2)	These equity awards are not traditional options, and therefore, there is no exercise price or option expiration date associated with them.

Additional Narrative Disclosure

Retirement Benefits

We have not maintained, and do not currently maintain, a defined benefit pension plan or nonqualified deferred compensation plan. We currently make available a retirement plan intended to provide benefits under Section 401(k) of the Code, pursuant to which employees, including the Named Executive Officers, can make voluntary pre-tax contributions. We do not make any matching or other employer contributions to employees’ accounts under the plan. All contributions under the plan are subject to certain annual dollar limitations, which are periodically adjusted for changes in the cost of living.

Potential Payments Upon Termination

The employment agreements for the Named Executive Officers provide that upon a termination of a Named Executive Officer’s employment by the Employer without “cause” or by the Named Executive Officer with “good reason,” each as defined therein, subject to the Named Executive Officer’s execution of a fully effective release of claims in favor of the Employer and continued compliance with applicable restrictive covenants, the

Named Executive Officer is eligible to receive base salary continuation payments and payment or reimbursement of a portion of continuation coverage premiums under the Company’s group health plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 for 12 months (24 months for Mr. Whitaker). In addition, Ms. Peetz is entitled to immediate vesting of the number of Peetz RSUs equal to (A) the number of full calendar quarters that have elapsed since the last vesting date preceding the date of termination, divided by 16, multiplied by (B) the number of Peetz RSUs originally granted. The employment agreements include a perpetual confidentiality and intellectual property assignment covenants. In addition, the agreements prohibit the Named Executive Officers from, during the term of employment and for a period of 24 months thereafter, (i) soliciting customers and employees of the Employer and its affiliates and (ii) competing against the Employer and its affiliates within certain geographical areas.

The employment agreements generally provide that “cause” means (i) the Named Executive Officer’s material breach of the employment agreement or any other agreement with the Employer or its affiliates, (ii) the Named Executive Officer’s breach of any policy or code of conduct established by the Employer or its affiliates, (iii) the Named Executive Officer’s violation of any law applicable to the workplace or the Employer or its affiliates (including any law regarding anti-discrimination, anti-harassment or anti-retaliation), (iv) the Named Executive Officer’s gross negligence, willful misconduct, breach of fiduciary duty, fraud, theft or embezzlement that has or could reasonably be expected to have an adverse effect on the Employer or its affiliates, (v) the commission by the Named Executive Officer of, or conviction or indictment of the Named Executive Officer for, or plea of nolo contendere by the Named Executive Officer to, any felony or any crime involving moral turpitude, or (vi) the Named Executive Officer’s willful failure or refusal to perform the Named Executive Officer’s duties or to follow any lawful directive from the Employer or the board of directors of Shoals Parent LLC, subject to a 30-day cure right, if curable. The employment agreements generally provide that “good reason” means, subject to certain notice and cure conditions, (i) a material diminution in the Named Executive Officer’s base salary or authority, duties and responsibilities or (ii) the relocation of the Named Executive Officer’s principal place of employment by more than 50 miles.

Long-Term Incentive Plan

In order to incentivize our employees following the completion of this offering, we anticipate that our board of directors will adopt a new long-term incentive plan (the “LTIP”) for employees, consultants and directors prior to the completion of this offering. Our Named Executive Officers will be eligible to participate in the LTIP, which we expect will become effective upon the consummation of this offering. We anticipate that the LTIP will provide for the grant of options, stock appreciation rights, restricted stock, restricted stock units, stock awards, dividend equivalents, other stock-based awards, cash awards, Shoals Parent LLC awards and substitute awards intended to align the interests of service providers, including our Named Executive Officers, with those of our stockholders.

Securities to be Offered

Subject to adjustment in the event of certain transactions or changes of capitalization in accordance with the LTIP, a total of                  shares of Class A common stock (including such number of Shoal Parent LLC units that can be exchanged or converted into shares of Class A common stock) will initially be reserved for issuance pursuant to awards under the LTIP. The total number of shares reserved for issuance under the LTIP will be increased on January 1 of each of the first 10 calendar years during the term of the LTIP, by the lesser of (i)                % of the total number of shares of Class A common stock outstanding on each December 31 immediately prior to the date of increase or (ii) such number of shares of the Company’s Class A common stock determined by our board of directors or compensation committee. The total number of shares reserved for issuance under the LTIP may be issued pursuant to incentive options. Shares of Class A common stock subject to an award that expires or is canceled, forfeited, exchanged, settled in cash or otherwise terminated without delivery of shares and shares withheld to pay the exercise price of, or to satisfy the withholding obligations with respect to, an award will again be available for delivery pursuant to other awards under the LTIP.

Administration

The LTIP will be administered by our board of directors, except to the extent our board of directors elects a committee of directors to administer the LTIP (as applicable, the “Administrator”). The Administrator has broad discretion to administer the LTIP, including the power to determine the eligible individuals to whom awards will be granted, the number and type of awards to be granted and the terms and conditions of awards. The Administrator may also accelerate the vesting or exercise of any award and make all other determinations and to take all other actions necessary or advisable for the administration of the LTIP. To the extent the Administrator is not our board of directors, our board of directors will retain the authority to take all actions permitted by the Administrator under the LTIP.

Eligibility

Our employees, consultants and nonemployee directors, and employees, consultants and nonemployee directors of our affiliates, will be eligible to receive awards under the LTIP.

Nonemployee Director Compensation Limits

Under the LTIP, in a single fiscal year, a nonemployee director may not be granted awards for such individual’s service on our board of directors having a value in excess of $500,000; provided that, for any fiscal year in which a nonemployee director (i) first commences service on our board of directors or (ii) serves as lead director or chairman of our board of directors, such limit shall not apply. This limit does not apply to cash fees or awards granted in lieu of cash fees.

Types of Awards

Options. We may grant options to eligible persons, except that incentive options may only be granted to persons who are our employees or employees of one of our subsidiaries, in accordance with Section 422 of the Code. The exercise price of an option generally cannot be less than 100% of the fair market value of a share of Class A common stock on the date on which the option is granted and the option must not be exercisable for longer than 10 years following the date of grant. In the case of an incentive option granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of all classes of our equity securities, the exercise price of the option must be at least 110% of the fair market value of a share of Class A common stock on the date of grant, and the option must not be exercisable more than five years from the date of grant.

SARs. A SAR is the right to receive an amount equal to the excess of the fair market value of one share of Class A common stock on the date of exercise over the grant price of the SAR. The grant price of an SAR generally cannot be less than 100% of the fair market value of a share of Class A common stock on the date on which the SAR is granted. The term of a SAR may not exceed ten years. SARs may be granted in connection with, or independent of, other awards. The Administrator will have the discretion to determine other terms and conditions of an SAR award.

Restricted Share Awards. A restricted share award is a grant of shares of Class A common stock subject to the restrictions on transferability and risk of forfeiture imposed by the Administrator. Unless otherwise determined by the Administrator and specified in the applicable award agreement, the holder of a restricted share award will have rights as a stockholder, including the right to vote the shares of Class A common stock subject to the restricted share award or to receive dividends on the shares of Class A common stock subject to the restricted share award during the restriction period. In the discretion of the Administrator, dividends distributed prior to vesting may be subject to the same restrictions and risk of forfeiture as the restricted shares with respect to which the distribution was made.

Restricted Share Units. An RSU is a right to receive cash, shares of Class A common stock or a combination of cash and shares of Class A common stock at the end of a specified period equal to the fair market value of one share of common stock on the date of vesting. RSUs may be subject to the restrictions, including a risk of forfeiture, imposed by the Administrator.

Share Awards. A share award is a transfer of unrestricted shares of Class A common stock on terms and conditions, if any, determined by the Administrator.

Dividend Equivalents. Dividend equivalents entitle a participant to receive cash, shares of Class A common stock, other awards or other property equal in value to dividends or other distributions paid with respect to a specified number of shares of Class A common stock. Dividend equivalents may be granted on a free-standing basis or in connection with another award (other than a restricted share award or a share award).

Other Share-Based Awards. Other share-based awards are awards denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, the value of our shares of Class A common stock.

Cash Awards. Cash awards may be granted on a free-standing basis or as an element of, a supplement to, or in lieu of any other award.

Shoals Parent LLC Awards. A Shoals Parent LLC award is an award of Shoals Parent LLC units on terms and conditions determined by the Administrator. Shoals Parent LLC Awards may be granted as awards that are intended to be treated as “profits interests” for U.S. federal income tax purposes.

Substitute Awards. Awards may be granted in substitution or exchange for any other award granted under the LTIP or under another equity incentive plan or any other right of an eligible person to receive payment from us. Awards may also be granted under the LTIP in substitution for similar awards held for individuals who become participants as a result of a merger, consolidation or acquisition of another entity by or with the Company or one of our affiliates.

Certain Transactions

If any change is made to our capitalization, such as a share split, share combination, share dividend, exchange of shares or other recapitalization, merger or otherwise, that results in an increase or decrease in the number of outstanding shares of common stock, appropriate adjustments will be made by the Administrator in the shares subject to an award under the LTIP. The Administrator will also have the discretion to make certain adjustments to awards in the event of a change in control, such as accelerating the vesting or exercisability of awards; requiring the surrender of an award, with or without consideration, or making any other adjustment or modification to the award that the Administrator determines is appropriate; in light of such transaction.

Clawback

All awards granted under the LTIP will be subject to reduction, cancelation or recoupment under any written clawback policy that we may adopt and that we determine should apply to awards under the LTIP.

Plan Amendment and Termination

Our Administrator may amend or terminate any award, award agreement or the LTIP at any time; however, stockholder approval will be required for any amendment to the extent necessary to comply with applicable law or exchange listing standards. The Administrator will not have the authority, without the approval of stockholders, to amend any outstanding option or share appreciation right to reduce its exercise price per share. The LTIP will remain in effect for a period of 10 years (unless earlier terminated by our board of directors).

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of our Class A common stock and Class B common stock as of the date of effectiveness of this registration statement, after giving effect to the Transactions described under “Organizational Structure” with respect to:

•	each person known by us to beneficially own 5% or more of the outstanding shares of our Class A common stock or our Class B common stock;

•	each member of our board of directors upon the consummation of this offering and each named executive officer; and

•	the members of our board of directors upon the consummation of this offering and our named executive officers as a group.

Applicable percentage of beneficial ownership prior to this offering is based on                shares of Class A common stock and                shares of Class B common stock that would be outstanding as of the date of effectiveness of this registration statement after giving effect to the Transactions.

Applicable percentage of beneficial ownership after this offering also assumes the foregoing and the issuance and sale of                 shares (or                 shares if the underwriters exercise in full their option to purchase additional shares) of Class A common stock by us and the sale of                 shares (or                 shares if the underwriters exercise in full their option to purchase additional shares) of Class A common stock by the selling stockholder.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that each person or entity named in the table below has sole voting and investment power with respect to all shares of common stock that he, she or it beneficially owns, subject to applicable community property laws.

Except as otherwise noted below, the address of each beneficial owner listed in the table below is c/o Shoals Technologies Group, Inc., 1400 Shoals Way, Portland, Tennessee 37148.

	Class A Common Stock Beneficially Owned						Class B Common Stock Beneficially Owned						Combined Voting Power(1)
	After Giving Effect to the Transactions and Before this Offering		After Giving Effect to the Transactions and this Offering Assuming No Exercise of the Underwriters’ Option		After Giving Effect to the Transactions and this Offering Assuming Full Exercise of the Underwriters’ Option		After Giving Effect to the Transactions and Before this Offering		After Giving Effect to the Transactions and this Offering Assuming No Exercise of the Underwriters’ Option		After Giving Effect to the Transactions and this Offering Assuming Full Exercise of the Underwriters’ Option		After Giving Effect to the Transactions and this Offering Assuming No Exercise of the Underwriters’ Option	After Giving Effect to the Transactions and this Offering Assuming Full Exercise of the Underwriters’ Option
Name of Beneficial Owner	Shares	%	Shares	%	Shares	%	Shares	%	Shares	%	Shares	%	%	%
5% Stockholders:
Oaktree Power Opportunities Fund IV (Delaware) Holdings, L.P.(2)		%		%		%		%		%		%	%	%
Named Executive Officers and Directors:
Jason Whitaker		%		%		%		%		%		%	%	%
Dr. Philip Garton		%		%		%		%		%		%	%	%
Mehgan Peetz		%		%		%		%		%		%	%	%
Frank Cannova		%		%		%		%		%		%	%	%
Brad Forth		%		%		%		%		%		%	%	%
Peter Jonna		%		%		%		%		%		%	%	%
Jason Lee		%		%		%		%		%		%	%	%
Dean Solon		%		%		%		%		%		%	%	%
Peter Wilver		%		%		%		%		%		%	%	%
All executive officers and directors as a group ( individuals)		%		%		%		%		%		%	%	%

(1)

Represents the percentage of voting power of our Class A common stock and Class B common stock voting as a single class. Each share of Class A common stock entitles the registered holder to one vote per share, and each share of Class B common stock entitles the registered holder thereof to one vote per share on all matters presented to stockholders for a vote generally, including the election of directors. The Class A common stock and Class B common stock will vote as a single class on all matters except as required by law or our amended and restated certificate of incorporation.

(2)

Oaktree Power Opportunities Fund IV (Delaware) Holdings, L.P. (the “Selling Stockholder”) is beneficially owned by Oaktree Power Opportunities Fund IV, L.P. (the “Main Fund”) and Oaktree Power Opportunities Fund IV (Parallel), L.P. (the “Parallel Fund” and, together with the Main Fund, the “Oaktree Funds”), and is controlled by its general partner, Oaktree Fund GP, LLC. Oaktree Fund GP, LLC is in turn an affiliate of Oaktree Capital Management, L.P. (“OCM”), which is the investment manager of each of the Oaktree Funds. As a result, each of the Oaktree Funds and OCM may be deemed to have beneficial ownership of the shares owned by the Selling Stockholder. OCM’s asset management business is indirectly controlled by Oaktree Capital Group, LLC, or “OCG,” and Atlas OCM Holdings LLC, or “Atlas OCM.” As of November 9, 2020, approximately 61.8% of OCM’s business is indirectly owned by Brookfield Asset Management, Inc. (“Brookfield”) and the remaining approximately 38.2% is ultimately owned by current and former OCM executives and employees. Brookfield’s ownership interest in OCM’s business is held through OCG, Atlas OCM and other holding entities. The current and former OCM executives and employees hold their interests through a separate entity, Oaktree Capital Group Holdings, L.P. The board of directors of OCG and of Atlas OCM is currently comprised of: (i) five Oaktree senior executives, Howard S. Marks, Bruce A. Karsh, Jay S. Wintrob, John B. Frank, and Sheldon M. Stone; (ii) three independent directors, Stephen J. Gilbert, D. Richard Masson, and Marna C. Whittington; and (iii) two Brookfield senior executives, Justin B. Beber and J. Bruce Flatt. The Oaktree Funds, OCM, OCG, Atlas OCM and Brookfield and all such individuals expressly disclaim beneficial ownership of the shares held by the Selling Stockholder, except to the extent of their respective pecuniary interests therein. The address for OCM and Messrs. Marks, Karsh, Wintrob, Frank and Stone is c/o Oaktree Capital Management, L.P., 333 South Grand Avenue, 28th Floor, Los Angeles, California 90071. For more information, see “Organizational Structure” and “Certain Relationships and Related Party Transactions—History of Shoals Technologies Group, Inc. and Partnership with Oaktree and Dean Solon.”

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a summary of transactions to which we are a party in which the amount involved exceeded or exceeds $120,000 and in which any of our directors, executive officers, holders of more than 5% of any class of our voting securities or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than compensation arrangements with directors and executive officers, which are described under “Executive Compensation” and “Management—New Director Compensation Program.”

History of Shoals Technologies Group, Inc. and Partnership with Oaktree and Dean Solon

Dean Solon founded the business of the Company in 1996. On May 25, 2017, Oaktree purchased a majority of the ownership of Parent from Dean Solon. Dean Solon continues to hold a significant majority of the minority shareholding of the Company. Although Dean Solon is no longer involved in the day-to-day operations of the Company, he is a member of the board of directors of Parent, a member of the Company’s board of directors and participates with Oaktree in the overall leadership of the Company’s business.

Shoals Parent LLC Agreement

In connection with the Transactions, Shoals Technologies Group, Inc. and the Continuing Equity Owners entered into the third amended and restated limited liability company agreement of Shoals Parent LLC, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Certain of our directors, executive officers, and beneficial owners of more than 5% of any class of our capital stock are Continuing Equity Owners and thus are parties to the Shoals Parent LLC Agreement.

As a result of the Transactions, including the entry into the Shoals Parent LLC Agreement, we hold LLC Interests in Shoals Parent LLC and are the sole manager of Shoals Parent LLC. Accordingly, we operate and control all of the business and affairs of Shoals Parent LLC and, through Shoals Parent LLC and its operating subsidiaries, conduct our business.

As the sole manager of Shoals Parent LLC, Shoals Technologies Group, Inc. has the right to determine when distributions will be made to the unit holders of Shoals Parent LLC and the amount of any such distributions (subject to the requirements with respect to the tax distributions described below). If Shoals Technologies Group, Inc. authorizes a distribution, such distribution will be made to the holders of LLC Interests, including Shoals Technologies Group, Inc., pro rata in accordance with their respective ownership of Shoals Parent LLC, provided that Shoals Technologies, Inc. as sole manager will be entitled to non-pro rata distributions for certain fees and expenses.

Upon the consummation of the Transactions, Shoals Technologies Group, Inc. will become a holding company and its principal asset will be a controlling equity interest in Shoals Parent LLC. As such, Shoals Technologies Group, Inc. will have no independent means of generating revenue. Shoals Parent LLC will be treated as a partnership for U.S. federal income tax purposes and, as such, will generally not be subject to U.S. federal income tax. Instead, taxable income will be allocated to holders of LLC Interests, including Shoals Technologies Group, Inc. Accordingly, Shoals Technologies Group, Inc. will incur income taxes on its allocable share of any net taxable income of Shoals Parent LLC and also incur expenses related to its operations. Pursuant to the Shoals Parent LLC Agreement, Shoals Parent LLC will make cash distributions to the owners of LLC Interests in an amount sufficient to fund their tax obligations in respect of the cumulative taxable income in excess of the cumulative taxable losses of Shoals Parent LLC that is allocated to them, each as determined by applying certain assumptions, to the extent cash is available to fund such distributions and previous tax distributions from Shoals Parent LLC have been insufficient. In addition to tax expenses, Shoals Technologies Group, Inc. will also incur expenses related to its operations, plus payments under the Tax Receivable Agreement, which may be significant. Shoals Technologies Group, Inc. intends to cause Shoals Parent LLC to make distributions or, in the case of certain expenses, payments in an amount sufficient to allow Shoals Technologies Group, Inc. to pay its taxes and operating expenses, including distributions to fund any ordinary course payments due under the Tax Receivable Agreement.

The Shoals Parent LLC Agreement generally does not permit transfers of LLC Interests by Continuing Equity Owners, except for transfers to permitted transferees, transfers pursuant to the redemption right described below, transfers approved in writing by us, as sole manager, and other limited exceptions. In the event of a permitted transfer, such Continuing Equity Owner will be required to simultaneously transfer shares of Class B common stock to such transferee equal to the number of LLC Interests that were transferred. The Shoals Parent LLC Agreement also provides that, as a general matter, an Continuing Equity Owner will not have the right to transfer LLC Interests if Shoals Technologies Group, Inc. determines that such transfer would be prohibited by law or regulation, would violate other agreements with Shoals Technologies Group, Inc. to which the Continuing Equity Owner may be subject, or would cause or increase the possibility for Shoals Parent LLC to be treated as a “publicly traded partnership” taxable as a corporation for U.S. federal income tax purposes.

As described in further detail below, the Continuing Equity Owners may from time to time (subject to the terms of the Shoals Parent LLC Agreement) exercise a right to require redemption of LLC Interests in exchange for cash or, at our election, shares of our Class A common stock on a one-for-one basis. We may alternatively acquire such LLC Interests for shares of our Class A common stock or cash in connection with any exercise of such right. We intend to treat such acquisitions of LLC Interests as direct purchases of LLC Interests from the Continuing Equity Owners for U.S. federal income and other applicable tax purposes. Shoals Parent LLC (and each of its subsidiaries classified as a partnership for U.S. federal income tax purposes) intends to have in place an election under Section 754 of the Code effective for each taxable year in which an exchange of LLC Interests for Class A common stock or cash occurs. As a result, an exchange of LLC Interests is expected to result in (1) an increase in our proportionate share of the existing tax basis of the assets of Shoals Parent LLC and its flow-through subsidiaries and (2) an adjustment in the tax basis of the assets of Shoals Parent LLC and its flow-through subsidiaries reflected in that proportionate share (“Basis Adjustments”).

Any increases in our share of tax basis as a result of the purchase of LLC Interests or LLC Interest exchanges will generally have the effect of reducing the amounts that we would otherwise be obligated to pay thereafter to various tax authorities. Such basis increases may also decrease gains (or increase losses) on future dispositions of certain assets to the extent tax basis is allocated to those assets.

The Shoals Parent LLC Agreement will provide a redemption right to the Continuing Equity Owners which will entitle them to have their LLC Interests redeemed for, at our election (determined solely by a majority of our directors who are disinterested), newly-issued shares of our Class A common stock on a one-for-one basis or a cash payment equal to a volume weighted average market price of one share of Class A common stock for each LLC interest so redeemed, in each case in accordance with the terms of the Shoals Parent LLC Agreement; provided that, at our election (determined solely by a majority of our directors who are disinterested), we may effect a direct exchange by Shoals Technologies Group, Inc. of such Class A common stock or such cash, as applicable, for such LLC Interests. The Continuing Equity Owners may exercise such redemption right, subject to certain exceptions, for as long as their LLC Interests remain outstanding. In connection with the exercise of the redemption or exchange of LLC Interests (1) the Continuing Equity Owners will be required to surrender a number of shares of our Class B common stock registered in the name of such redeeming or exchanging Continuing Equity Owner, and therefore, will be transferred to the Company and will be canceled for no consideration on a one-for-one basis with the number of LLC Interests so redeemed or exchanged and (2) all redeeming members will surrender LLC Interests to Shoals Parent LLC for cancellation.

Each Continuing Equity Owner’s exchange and redemption rights are subject to certain customary limitations, including the expiration of any contractual lockup period relating to the shares of our Class A common stock that may be applicable to such Continuing Equity Owner and the absence of any liens or encumbrances on such LLC Interests redeemed. Additionally, in the case we elect a cash settlement, such Continuing Equity Owner may rescind its redemption request within a specified period of time. Moreover, in the case of a settlement in Class A common stock, such redemption may be conditioned on the closing of an underwritten distribution of the shares of Class A common stock that may be issued in connection with such proposed redemption. In the case of a settlement in Class A common stock, such Continuing Equity Owner may also revoke or delay its redemption request if the following conditions exist: (1) any registration statement pursuant to which the resale of the Class A common stock to be registered for such Continuing Equity Owner at or immediately following the consummation of the redemption shall have ceased to be effective pursuant to any action or inaction by the SEC or no such resale registration statement has yet become effective; (2) we failed to cause any related prospectus to be supplemented by any required prospectus supplement necessary to effect such redemption; (3) we exercised our right to defer, delay or suspend the filing or effectiveness of a registration statement and such deferral, delay or suspension shall affect the ability of such Continuing Equity Owner to have its Class A common stock registered at or immediately following the consummation of the redemption; (4) such Continuing Equity Owner is in possession of any material non-public information concerning us, the receipt of which results in such Continuing Equity Owner being prohibited or restricted from selling Class A common stock at or immediately following the redemption without disclosure of such information (and we do not permit disclosure); (5) any stop order relating to the registration statement pursuant to which the Class A common stock was to be registered by such Continuing Equity Owner at or immediately following the redemption shall have been issued by the SEC; (6) there shall have occurred a material disruption in the securities markets generally or in the market or markets in which the Class A common stock is then traded; (7) there shall be in effect an injunction, a restraining order or a decree of any nature of any governmental entity that restrains or prohibits the redemption; (8) we shall have failed to comply in all material respects with our obligations under the Registration Rights Agreement, and such failure shall have affected the ability of such Continuing Equity Owner to consummate the resale of the Class A common stock to be received upon such redemption pursuant to an effective registration statement; or (9) the redemption date would occur three business days or less prior to, or during, a black-out period.

The Shoals Parent LLC Agreement will require that in the case of a redemption by a Continuing Equity Owner we contribute cash or shares of our Class A common stock, as applicable, to Shoals Parent LLC in exchange for an amount of newly-issued LLC Interests that will be issued to us equal to the number of LLC Interests redeemed from the Continuing Equity Owner. Shoals Parent LLC will then distribute the cash or shares of our Class A common stock, as applicable, to such Continuing Equity Owner to complete the redemption. In the event of a redemption request by a Continuing Equity Owner, we may, at our option, effect a direct exchange by Shoals Technologies Group, Inc. of cash or our Class A common stock, as applicable, for such LLC Interests in lieu of such a redemption. Whether by redemption or exchange, we are obligated to ensure that at all times the number of LLC Interests that we own equals the number of our outstanding shares of Class A common stock (subject to certain exceptions for treasury shares and shares underlying certain convertible or exchangeable securities).

We may impose additional restrictions on exchanges or redemptions that we determine to be necessary or advisable so that Shoals Parent LLC is not treated as a “publicly traded partnership” for U.S. federal income tax purposes. As a holder exchanges LLC Interests and Class B common stock for shares of Class A common stock or a redemption transaction is effected, the number of LLC Interests held by Shoals Technologies Group, Inc. is correspondingly increased as it acquires the exchanged LLC Interests or funds the redemption transaction, and a corresponding number of shares of Class B common stock are cancelled.

The Shoals Parent LLC Agreement also requires that Shoals Parent LLC take actions with respect to its LLC Interests, including issuances, reclassifications, distributions, divisions, or recapitalizations, such that (i) we at all times maintain a ratio of one LLC Interest owned by us, directly or indirectly, for each share of Class A common stock issued by us, and (ii) Shoals Parent LLC at all times maintains (a) a one-to-one ratio between the number of shares of Class A common stock issued by us and the number of LLC Interests owned by us and (b) a one-to-one ratio between the number of shares of Class B common stock owned by the Continuing Equity Owners and the number of LLC Interests owned by the Continuing Equity Owners. As such, in certain circumstances we, as sole manager, have the authority to take all actions such that, after giving effect to all issuances, transfers, deliveries, or repurchases, the number of outstanding LLC Interests we own equals, on a one-to-one basis, the number of outstanding shares of Class A common stock.

This summary does not purport to be complete and is qualified in its entirety by the provisions of the form of Shoals Parent LLC Agreement, a copy of which has been filed as an exhibit to the registration statement of which this prospectus forms a part.

Tax Receivable Agreement

We intend to enter into a Tax Receivable Agreement with our Founder and Oaktree. The Tax Receivable Agreement provides for the payment by us to our Founder and Oaktree, collectively, of 85% of the amount of tax benefits, if any, that we actually realize, or in some circumstances are deemed to realize, as a result of (i) Shoals Technologies Group, Inc.’s allocable share of existing tax basis acquired in connection with the Transactions (including Blocker’s share of existing tax basis) and increases to such allocable share of existing tax basis, (ii) certain increases in the tax basis of assets of Shoals Parent LLC and its subsidiaries resulting from purchases or exchanges of LLC Interests and (iii) certain other tax benefits related to our entering into the Tax Receivable Agreement, including tax benefits attributable to payments that we make under the Tax Receivable Agreement (collectively, the “Tax Attributes”). The payment obligations under the Tax Receivable Agreement are not conditioned upon any LLC Interest holder maintaining a continued ownership interest in us or Shoals Parent LLC and the rights of our Founder and Oaktree under the Tax Receivable Agreement are assignable. We expect to benefit from the remaining 15% of the tax benefits, if any, that we may actually realize.

For purposes of the Tax Receivable Agreement, the tax benefit deemed realized by us will generally be computed by comparing our actual cash income tax liability to the amount of such taxes that we would have been required to pay had there been no Tax Attributes; provided that, for purposes of determining the tax benefit with respect to state and local income taxes, we will use simplifying assumptions. The Tax Receivable Agreement will generally apply to each of our taxable years, beginning with the taxable year that the Tax Receivable Agreement is entered into. There is no maximum term for the Tax Receivable Agreement and the Tax Receivable Agreement will continue until all such tax benefits have been utilized or expired unless we exercise our right to terminate the Tax Receivable Agreement for an agreed-upon amount equal to the estimated present value of the remaining payments to be made under the agreement (calculated with certain assumptions, including as to utilization of the Tax Attributes).

The actual Tax Attributes, as well as any amounts paid to our Founder and Oaktree under the Tax Receivable Agreement, will vary depending on a number of factors, including:

•

the timing of any future exchanges—for instance, the increase in any tax deductions will vary depending on the fair value, which may fluctuate over time, of the depreciable or amortizable assets of Shoals Parent LLC and its flow-through subsidiaries at the time of each exchange;

•

the price of shares of our Class A common stock at the time of any future exchanges—the Basis Adjustments are directly related to the price of shares of our Class A common stock at the time of future exchanges;

•

the extent to which such exchanges are taxable—if an exchange is not taxable for any reason, increased tax deductions as a result of the Section 754 election mentioned above will not be available to generate payments under the Tax Receivable Agreement;

•

the amount and timing of our income—the Tax Receivable Agreement generally will require us to pay 85% of the tax benefits as and when those benefits are treated as realized by us under the terms of the Tax Receivable Agreement. If we do not have taxable income in a particular taxable year, we generally will not be required (absent a change of control or other circumstances requiring an early termination payment) to make payments under the Tax Receivable Agreement for that taxable year because no tax benefits will have been actually realized. Nevertheless, any tax benefits that do not result in realized tax benefits in a given taxable year will likely generate tax attributes that may be utilized to generate tax benefits in future (and possibly previous) taxable years. The utilization of any such tax attributes will result in payments under the Tax Receivable Agreement; and

•	applicable tax rates—the tax rates in effect at the time a tax benefit is recognized.

The payment obligations under the Tax Receivable Agreement are obligations of Shoals Technologies Group, Inc. and not of Shoals Parent LLC. Although the actual timing and amount of any payments that may be made under the Tax Receivable Agreement will vary, we expect that the aggregate payments that we will be required to make to our Founder and Oaktree will be substantial. Any payments made by us under the Tax Receivable Agreement will generally reduce the amount of overall cash flow that might have otherwise been available to us or to Shoals Parent LLC, and to the extent that we are unable to make payments under the Tax Receivable Agreement for any reason, the unpaid amounts will be deferred and will accrue interest until paid by us. We anticipate funding ordinary course payments under the Tax Receivable Agreement from cash flow from operations of Shoals Parent LLC and its subsidiaries, borrowings under the New Senior Secured Credit Agreement and/or available cash.

We expect that the aggregate payments that we may make under the Tax Receivable Agreement will be substantial. Assuming no material changes in the relevant tax law, and that we earn sufficient taxable income to realize all tax benefits that are subject to the Tax Receivable Agreement, we expect that future payments under the Tax Receivable Agreement relating to the Transactions (including the purchase by Shoals Technologies Group, Inc. of LLC Interests in connection with this offering) to range over the next 15 years from approximately $            million to $            million per year (or range from approximately $            million to $            million per year if the underwriters exercise their option to purchase additional shares) and decline thereafter. As a result, we expect that aggregate payments under the Tax Receivable Agreement over this 15-year period will range from approximately $            million to $            million (or range from approximately $            million to $            million if the underwriters exercise their option to purchase additional shares). These estimates are based on an initial public offering price of $            per share of Class A common stock, which is the midpoint of the estimated price range set forth on the cover page of this prospectus. Future payments in respect of subsequent exchanges or financing would be in addition to these amounts and are expected to be substantial. The foregoing numbers are merely estimates—the actual payments could differ materially. It is possible that future transactions or events could increase or decrease the actual tax benefits realized and the corresponding Tax Receivable Agreement payments. There may be a material negative effect on our liquidity if, as a result of timing discrepancies or otherwise, the payments under the Tax Receivable Agreement exceed the actual benefits we realize in respect of the tax attributes subject to the Tax Receivable Agreement and/or distributions to Shoals Technologies Group, Inc. by Shoals Parent LLC are not sufficient to permit Shoals Technologies Group, Inc. to make payments under the Tax Receivable Agreement after it has paid taxes.

The Tax Receivable Agreement generally provides that if (1) certain mergers, asset sales, other forms of business combination, or other changes of control were to occur; (2) we materially breach any of our material obligations under the Tax Receivable Agreement; or (3) we elect an early termination of the Tax Receivable Agreement, then the Tax Receivable Agreement will terminate, and our obligations, or our successor’s obligations, under the Tax Receivable Agreement will accelerate and become due and payable, based on certain assumptions, including an assumption that we would have sufficient taxable income to fully utilize all potential future tax benefits that are subject to the Tax Receivable Agreement and, to the extent applicable, that any LLC Interests that have not been exchanged are deemed exchanged for the fair market value of our Class A common stock at the time of termination.

As a result of a change of control, material breach, or our election to terminate the Tax Receivable Agreement early, (1) we could be required to make cash payments to our Founder and Oaktree that are greater than the specified percentage of the actual benefits we ultimately realize in respect of the tax benefits that are subject to the Tax Receivable Agreement and (2) we generally will be required to make an immediate cash payment equal to the present value of the anticipated future tax benefits that are the subject of the Tax Receivable Agreement, which payment may be made significantly in advance of the actual realization, if any, of such future tax benefits. In these situations, our obligations under the Tax Receivable Agreement could have a material adverse effect on our liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combination, or other changes of control. There can be no assurance that we will be able to finance our obligations under the Tax Receivable Agreement.

Payments under the Tax Receivable Agreement will be based on the tax reporting positions that we determine. Although we are not aware of any issue that would cause the IRS to challenge a tax basis increase, we will not be reimbursed for any cash payments previously made to our Founder and Oaktree pursuant to the Tax Receivable Agreement if any tax benefits initially claimed by us are subsequently disallowed, in whole or in part, by the IRS or other applicable taxing authority. For example, if the IRS later asserts that we did not obtain a tax basis increase, among other potential challenges, then we would not be reimbursed for any cash payments previously made to our Founder and Oaktree pursuant to the Tax Receivable Agreement with respect to such tax benefits that we had initially claimed. Instead, any excess cash payments made by us pursuant to the Tax Receivable Agreement will be netted against any future cash payments that we might otherwise be required to make under the terms of the Tax Receivable Agreement. Nevertheless, any tax benefits initially claimed by us may not be disallowed for a number of years following the initial time of such payment or, even if challenged early, such excess cash payment may be greater than the amount of future cash payments that we might otherwise be required to make under the terms of the Tax Receivable Agreement. Accordingly, there may not be sufficient future cash payments against which to net. The applicable U.S. federal income tax rules are complex, and there can be no assurance that the IRS or a court will not disagree with our tax reporting positions. As a result, it is possible that we could make cash payments under the Tax Receivable Agreement that are substantially greater than our actual cash tax savings.

Under the Tax Receivable Agreement, we are required to provide Oaktree (or its successor) with a schedule setting forth the calculation of payments that are due under the Tax Receivable Agreement with respect to each taxable year in which a payment obligation arises within ninety (90) days after filing our U.S. federal income tax return for such taxable year. This calculation will be based upon the advice of our tax advisors. Payments under the Tax Receivable Agreement will generally be made within five (5) days after this schedule becomes final pursuant to the procedures set forth in the Tax Receivable Agreement, although interest on such payments will begin to accrue at a rate of LIBOR plus 100 basis points per annum from the due date (without extensions) of such tax return. Any late payments that may be made under the Tax Receivable Agreement will continue to accrue interest at a rate of LIBOR plus 500 basis points per annum until such payments are made, generally including any late payments that we may subsequently make because we did not have enough available cash to satisfy our payment obligations at the time at which they originally arose.

This summary does not purport to be complete and is qualified in its entirety by the provisions of the form of Tax Receivable Agreement, a copy of which has been filed as an exhibit to the registration statement of which this prospectus forms a part.

Other Related Party Transactions

George Solon and Valerie Solon, brother and sister of our Founder, respectively, are each employed by Shoals Technologies Group, LLC, a Tennessee limited liability company and one of our subsidiaries. George Solon serves as the facilities manager of Shoals Technologies Group, LLC and Shoals Technologies, LLC, one of our subsidiaries (“Shoals Technologies”), and received an annual base salary of $100,000 for the 2019 calendar year and $100,000 for the 2020 calendar year. During the 2020 Fiscal Year, George Solon was granted Class C Common Units of Shoals Parent LLC that are held through Shoals Management Holdings LLC with an aggregate grant date fair value of $1,100,000, computed in accordance with FASB ASC Topic 718. Please see Note 10 “Equity Based Compensation” in the Shoals Parent LLC unaudited interim condensed consolidated financial statements for additional details regarding this award. Valerie Solon serves as the Chief Administrative Officer of Shoals Technologies Group, LLC and Shoals Technologies, LLC and received an annual base salary of $100,000 for the 2019 calendar year and $100,000 for the 2020 calendar year. In addition, Valerie Solon received a bonus of $700,000 during the 2020 calendar year for services rendered.

Stockholders Agreement

In connection with this offering, we intend to enter into a stockholders agreement, or the “Stockholders Agreement,” with the Continuing Equity Owners and Oaktree. The Stockholders’ Agreement will govern matters related to our corporate governance, rights to nominate and designate directors and additional matters.

The Stockholders Agreement will provide that for so long as Oaktree owns at least 20% of the outstanding equity securities of the Company that are not shares of our Class A common stock awarded under the LTIP or other incentive equity plan (the “Plan Shares”), Oaktree is entitled to nominate three directors for election to our board of directors; for so long as Oaktree owns at least 15% but less than 20% of the outstanding equity securities of the Company that are not Plan Shares, Oaktree is entitled to nominate two directors for election to our board of directors; and for so long as Oaktree owns at least 10% but less than 15% of the outstanding equity securities of the Company that are not Plan Shares, Oaktree is entitled to nominate one director for election to our board of directors. The Stockholders Agreement will also provide that for so long as the Founder owns at least 10% of the outstanding equity securities of the Company that are not Plan Shares, the Founder is entitled to nominate one director for election to our board of directors.

Pursuant to the Stockholders Agreement, the Company will use its best efforts to cause the election of the slate of nominees recommended by our board of directors which, subject to the fiduciary duties of the directors, will include the persons nominated by Oaktree and the Founder in accordance with the Stockholders Agreement. Subject to the terms of the Stockholders Agreement, the Continuing Equity Owners and Oaktree agree to vote their shares in favor of the election of the director nominees designated by Oaktree and the Founder.

At the current ownership levels, Oaktree is entitled to nominate three directors and the Founder is entitled to nominate one director for election to our board of directors. Frank Cannova, Peter Jonna and Jason Lee currently serve on our board of directors and will serve as the initial designees of Oaktree immediately following the completion of this offering; and the Founder currently serves on our board of directors and will serve as the initial designee of the Founder immediately following the completion of this offering. The size of our board of directors is currently                     , and immediately following the completion of this offering is expected to be,                      directors. In the event that an Oaktree designee or the Founder designee ceases to serve as a director, Oaktree or the Founder, as applicable, will be entitled to designate another nominee to fill the resulting vacancy.

The Stockholders’ Agreement will terminate as it relates to each stockholder at such time as such stockholder ceases to own any equity securities of the Company, except for the rights that will survive cessation of ownership of equity securities, including the rights of Oaktree and the Founder under the Registration Rights Agreement. For a description of the Registration Rights Agreement, see “Certain Relationships and Related Party Transactions—Registration Rights Agreement.”

This summary does not purport to be complete and is qualified in its entirety by the provisions of our form of Stockholders Agreement, a copy of which has been filed as an exhibit to the registration statement of which this prospectus forms a part.

Registration Rights Agreement

In connection with this offering, we intend to enter into a registration rights agreement (the “Registration Rights Agreement”) with the Continuing Equity Owners and Oaktree. The Registration Rights Agreement will provide Oaktree and the Founder with customary long form and short form demand registration rights, as well as customary shelf registration rights; provided that the number of Founder shares as a percentage of selling stockholder shares to be included in the registration statement (i) for the first public offering following the consummation of this offering if such offering would close on or prior to the first anniversary of this offering will not exceed 22.5% and (ii) for any other public offering following the consummation of this offering will not exceed 50.0%. The Registration Rights Agreement will also provide the Continuing Equity Owners and Oaktree and with customary “piggyback” registration rights. The Registration Rights Agreement will contain provisions that require the parties thereto to coordinate with one another with respect to sales of our Class A common stock and will contain certain limitations on the ability of the members of our management party to the Registration Rights Agreement to offer, sell or otherwise dispose of shares of our Class A common stock, including limitations pursuant to lock-up agreements. The Registration Rights Agreement will also provide that we will pay certain expenses of these holders relating to such registrations and indemnify them against certain liabilities which may arise under the Securities Act. This summary does not purport to be complete and is qualified in its entirety by the provisions of our form of Registration Rights Agreement, a copy of which has been filed as an exhibit to the registration statement of which this prospectus forms a part.

Limitation of Liability and Indemnification of Officers and Directors

Our certificate of incorporation and bylaws, each as expected to be in effect upon the consummation of this offering, will provide that we shall indemnify each of our directors and officers to the fullest extent permitted by the DGCL. For further information, see the section entitled “Description of Capital Stock—Indemnification and Limitations on Directors’ Liability.” We intend to enter into customary indemnification agreements with each of our executive officers and directors that provide them, in general, with customary indemnification in connection with their service to us or on our behalf.

Review, Approval or Ratification of Transactions with Related Persons

The audit committee of our board of directors will have primary responsibility for reviewing and approving transactions with related parties. Our audit committee charter will provide that the audit committee shall review and approve in advance any related party transactions.

We will adopt, effective upon the consummation of this offering, a formal written policy providing that our executive officers, directors, nominees for election as directors, beneficial owners of more than 5% of any class of our voting stock, any member of the immediate family of any of the foregoing persons, and any firm, corporation or other entity in which any of the foregoing persons is employed, is a general partner or principal or in a similar position, or in which such person has a 5% or greater beneficial ownership interest, is not permitted to enter into a related party transaction with us without the consent of our audit committee, subject to the exceptions described below. In approving or rejecting any such proposal, our audit committee is to consider the relevant facts and circumstances available and deemed relevant to our audit committee, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. Our audit committee is expected to determine that certain transactions will not require audit committee approval, including certain employment arrangements of executive officers, director compensation, transactions with another company at which a related party’s only relationship is as a non-executive employee or beneficial owner of less than 5% of that company’s shares, transactions where a related party’s interest arises solely from the ownership of our common stock and all holders of our common stock received the same benefit on a pro rata basis, and transactions available to all employees generally.

DESCRIPTION OF CERTAIN INDEBTEDNESS

The following is a summary of the material provisions relating to our material indebtedness. The following summary does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the corresponding agreement or instrument, including the definitions of certain terms therein that are not otherwise defined in this prospectus. You should refer to the relevant agreement or instrument for additional information, copies of which will be filed with the SEC once available.

New Senior Secured Credit Agreement

On November 25, 2020 (the “New Senior Secured Credit Agreement Closing Date”), Shoals Holdings LLC, a Delaware limited liability company, as borrower (“Shoals Holdings”), and Shoals Intermediate Holdings LLC, a Delaware limited liability company, as holdings (“Shoals Intermediate Holdings”), entered into that certain Credit Agreement with the lenders party thereto from time to time and Wilmington Trust, National Association, as administrative agent and collateral agent (the “New Senior Secured Credit Agreement”), which sets forth the terms and conditions for a New Senior Secured Credit Agreement consisting of (i) a $350.0 million senior secured six-year term loan facility (the “New Term Loan Facility”), (ii) a $30.0 million senior secured delayed draw term loan facility, which matures concurrently with the six-year New Term Loan Facility (the “New Delayed Draw Term Loan Facility”) and (iii) an uncommitted super senior first out revolving credit facility (the “New Revolving Credit Facility”). The proceeds of the New Term Loan Facility and a $10.0 million draw under the New Delayed Draw Term Loan Facility funded on the New Senior Secured Credit Agreement Closing Date were used to (i) make certain distributions from Shoals Holdings to Shoals Intermediate Holdings and from there to certain of our direct or indirect equity holders in an aggregate amount not in excess of $350.0 million plus amounts funded from cash on the balance sheet, (ii) pay any transaction expenses related thereto, (iii) repay and terminate all outstanding commitments under the Credit Agreement and (iv) finance working capital and general corporate purposes. The proceeds of an additional $10.0 million draw under the New Delayed Draw Term Loan Facility funded on December 14, 2020 were used to finance working capital and general corporate purposes and any other use not prohibited by the New Credit Agreement.

On December 22, 2020, Shoals Holdings entered into an amendment to the New Senior Secured Credit Agreement in order to obtain a $100.0 million increase (the “New Revolver Upsize”) to the New Revolving Credit Facility. The proceeds of the New Revolver Upsize will be used to finance working capital and general corporate purposes, and any description of the New Revolving Credit Facility set forth below shall be deemed to include the New Revolver Upsize.

On December 23, 2020, we repaid and terminated all outstanding commitments under the New Delayed Draw Term Loan Facility.

On December 30, 2020, Shoals Holdings entered into a second amendment to the New Senior Secured Credit Agreement.

Interest Rate

The interest rates applicable to the loans under the New Term Loan Facility are based on a rate of interest determined by reference to either: (i) a base rate plus an applicable margin equal to (a) on and after December 30, 2020 until the later of either (1) February 28, 2021 or (2) December 31, 2022 so long as Shoals Holdings has prepaid the loans under the New Term Loan Facility on or prior to February 28, 2021 in an amount that results in the aggregate outstanding principal amount of loans under the New Term Loan Facility being equal to or less than the sum of (A) $200.0 million minus (B) any mandatory prepayments of the principal amount of loans under the New Term Loan Facility or amortization payments made prior to February 28, 2021, 2.25% and (b) thereafter, either (1) if Shoals Holdings has consummated an IPO the net cash proceeds of which have been used to repay the principal amount of the loans under the New Term Loan Facility in an amount no less than $70.0 million, 4.75% or (2) otherwise, 5.00%; or (ii) a eurocurrency rate plus an applicable margin equal to (a) on and after December 30, 2020 until the later of either (1) February 28, 2021 or (2) December 31, 2022 so long as Shoals Holdings has prepaid the loans under the New Term Loan Facility on or prior to February 28, 2021 in an amount that results in the aggregate outstanding principal amount of loans under the New Term Loan Facility being equal to or less than the sum of (A) $200.0 million minus (B) any mandatory prepayments of the principal amount of loans under the New Term Loan Facility or amortization payments made prior to February 28, 2021, 3.25% and (b) thereafter, either (1) if Shoals Holdings has consummated an IPO the net cash proceeds of which have been used to repay the principal amount of the loans under the New Term Loan Facility in an amount no less than $70.0 million, 5.75% or (2) otherwise, 6.00%.

The interest rates applicable to the loans under the New Revolving Credit Facility are based on a rate of interest determined by reference to either (i) a base rate plus an applicable margin equal to 2.25% or (ii) a eurocurrency rate plus an applicable margin equal to 3.25%.

Guarantees and Security

The obligations under the New Senior Secured Credit Agreement are guaranteed by Shoals Intermediate Holdings and its wholly owned domestic subsidiaries other than certain immaterial subsidiaries and other excluded subsidiaries. The obligations under the New Senior Secured Credit Agreement are secured by a first priority security interest in substantially all of Shoals Holdings’ and the other guarantors’ existing and future property and assets, including accounts receivable, inventory, equipment, general intangibles, intellectual property, investment property, other personal property, material owned real property, cash and proceeds of the foregoing, subject to customary exceptions.

Prepayments and Amortization

Loans under the New Revolving Credit Facility may be voluntarily prepaid, at Shoals Holdings’ option, in whole, or in part, in each case without premium or penalty.

Loans under the New Term Loan Facility may be voluntarily prepaid, at Shoals Holdings’ option, in whole, or in part, in each case without premium or penalty other than (i) a prepayment premium in an amount equal to (a) if such prepayment occurs prior to the first anniversary of the New Senior Secured Credit Agreement Closing Date, a make-whole premium, (b) if such prepayment occurs on or after the first anniversary but prior to the second anniversary of the New Senior Secured Credit Agreement Closing Date, 2.00% and (c) if such prepayment occurs on or after the second anniversary but prior to the third anniversary of the New Senior Secured Credit Agreement Closing Date, 1.00% and (ii) with respect to prepayments in connection with an IPO, a change of control or a transformative disposition subject to certain exceptions and conditions, a prepayment premium equal to (a) if such prepayment occurs prior to the first anniversary of the New Senior Secured Credit Agreement Closing Date, 2.00% and (b) if such prepayment occurs after the first anniversary of the New Senior Secured Credit Agreement Closing Date but prior to the second anniversary of the New Senior Secured Credit Agreement Closing Date, 1.00%.

Notwithstanding anything to the contrary in the preceding paragraph, in the event that, on or after December 30, 2020 but prior to February 28, 2021, Shoals Holdings makes any prepayment (including with respect to any acceleration) of any loans under the New Term Loan Facility, Shoals Holdings shall pay a premium on such prepayments made up to $150.0 million of the principal amount of such loans prepaid in an amount equal to 7.50% multiplied by the principal amount of such loans prepaid, which, if applicable, shall be in lieu of any applicable prepayment premium set forth in the preceding paragraph or in the paragraph below; provided that no amortization payments or mandatory prepayments required under the New Senior Secured Credit Agreement shall be subject to the prepayment premium set forth in this paragraph.

Additionally, after February 28, 2021 but prior to the second anniversary of the New Senior Secured Credit Agreement Closing Date, up to $175.0 million of the outstanding principal amount of the New Term Loan Facility may be voluntarily prepaid upon the consummation of an IPO with proceeds from such IPO, subject to a prepayment premium in an amount equal to 1.00% in lieu of any applicable call protection premiums set forth in the second preceding paragraph.

Subject to certain customary exceptions, the New Senior Secured Credit Agreement requires mandatory prepayments, but not permanent reductions of commitments thereunder, for excess cash flow, asset sales, subject to a right of reinvestment, and refinancing facilities.

The New Term Loan Facility amortizes in equal quarterly installments in aggregate annual amounts equal to 1.00% per annum of the original principal amount of the loans funded thereunder. There is no scheduled amortization under the New Revolving Credit Facility.

Restrictive Covenants and Other Matters

The New Senior Secured Credit Agreement contains affirmative and negative covenants that are customary for financings of this type, including covenants that restrict our incurrence of indebtedness, incurrence of liens, dispositions, investments, acquisitions, restricted payments, and transactions with affiliates.

The New Senior Secured Credit Agreement also includes customary events of default, including the occurrence of a change of control.

The New Revolving Credit Facility also includes a springing financial maintenance covenant that is tested on the last day of each fiscal quarter if the outstanding loans under the New Revolving Credit Facility exceed 35% of the aggregate amount of commitments thereunder, subject to customary exclusions and conditions. If the financial maintenance covenant is triggered, Shoals Intermediate Holdings’ first lien net leverage ratio will be tested for compliance not to exceed 8.25 to 1.00.

On December 31, 2020, the New Senior Secured Credit Agreement had $350.0 million of term loans and $20.0 million of revolving credit loans outstanding.

DESCRIPTION OF CAPITAL STOCK

General

Prior to the consummation of this offering, we will file an amended and restated certificate of incorporation and we will adopt our amended and restated bylaws. Our amended and restated certificate of incorporation will authorize capital stock consisting of:

•	shares of Class A common stock, par value $0.001 per share;

•	shares of Class B common stock, par value $0.001 per share; and

•	shares of preferred stock, par value $0.001 per share.

We are selling                  shares of Class A common stock in this offering (                  shares if the underwriters exercise in full their option to purchase additional shares of our Class A common stock). All shares of our Class A common stock outstanding upon consummation of this offering will be fully paid and nonassessable. We are issuing                  shares of Class B common stock to the Continuing Equity Owners in connection with the Transactions for nominal consideration.

The following summary describes the material provisions of our capital stock. We urge you to read our amended and restated certificate of incorporation and our amended and restated bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part.

Certain provisions of our amended and restated certificate of incorporation and our amended and restated bylaws summarized below may be deemed to have an antitakeover effect and may delay or prevent a tender offer or takeover attempt that a stockholder might consider in its best interests, including those attempts that might result in a premium over the market price for the shares of common stock.

Common Stock

Class A Common Stock

Voting Rights. Holders of shares of our Class A common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders.

Dividend Rights. Holders of shares of our Class A common stock are entitled to receive dividends when and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.

Distributions in Connection with Mergers or Other Business Combinations. Upon a merger, consolidation or substantially similar transaction, holders of our Class A common stock will be entitled to receive equal per share payments or distributions.

Liquidation Rights. Upon our liquidation, dissolution or winding up, any business combination or a sale or disposition of all or substantially all of our assets, the assets legally available for distribution to our stockholders will be distributable ratably among the holders of our Class A common stock, subject to prior satisfaction of all outstanding debts and other liabilities and the payment of liquidation preferences, if any, on any outstanding preferred stock.

Other Matters. Our certificate of incorporation will not entitle holders of our Class A common stock to preemptive or conversion rights or other subscription rights. There will be no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of our Class A common stock are, and the shares of our Class A common stock offered in this offering will be, fully paid and nonassessable.

Class B Common Stock

Voting Rights. Each share of our Class B common stock entitles its holders to one vote per share on all matters presented to our stockholders generally. Holders of shares of our Class B common stock will vote together with holders of our Class A common stock as a single class on all matters presented to our stockholders for their vote or approval, except for certain amendments to our amended and restated certificate of incorporation described below or as otherwise required by applicable law or the amended and restated certificate of incorporation.

Issuance of Shares. Shares of Class B common stock will be issued in the future only to the extent necessary to maintain a one-to-one ratio between the number of LLC Interests held by the Continuing Equity Owners and the number of shares of Class B common stock issued to the Continuing Equity Owners. Shares of Class B common stock are transferable only together with an equal number of LLC Interests. Only permitted transferees of LLC Interests held by the Continuing Equity Owners will be permitted transferees of Class B common stock. See “Certain Relationships and Related Party Transactions—Shoals Parent LLC Agreement.”

Dividend and Distribution Rights. Holders of our Class B common stock do not have any right to receive dividends or to receive a distribution upon dissolution or liquidation. Any amendment of our amended and restated certificate of incorporation that gives holders of our Class B common stock (1) any rights to receive dividends or any other kind of distribution, (2) any right to convert into or be exchanged for Class A common stock or (3) any other economic rights will require, in addition to stockholder approval, the affirmative vote of holders of our Class A common stock voting separately as a class.

Exchange rights. Each share of our Class B common stock will be redeemed and canceled by us if the holder exchanges one Class B common unit and such share of Class B common stock for one share of Class A common stock pursuant to the terms of the Shoals Parent LLC Agreement. See “Certain Relationships and Related Party Transactions—Shoals Parent LLC Agreement.”

Other Matters. Our certificate of incorporation will not entitle holders of our Class B common stock to preemptive or conversion rights or other subscription rights. There will be no redemption or sinking fund provisions applicable to our Class B common stock. All outstanding shares of our Class B common stock are fully paid and nonassessable.

Authorized but Unissued Preferred Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of Nasdaq, which would apply as long as our Class A common stock is listed on Nasdaq, require stockholder approval of certain issuances equal to or exceeding 20% of the combined voting power of our Class A common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, acquisitions and employee benefit plans.

Unless required by law or by any stock exchange on which our common stock may be listed, the authorized shares of preferred stock will be available for issuance without further action by our stockholders. Our certificate of incorporation will authorize our board of directors to establish, from time to time, the number of shares to be included in each Series of preferred stock, and to fix the designation, powers, privileges, preferences, and relative participating, optional or other rights, if any, of the shares of each Series of preferred stock, and any of its qualifications, limitations or restrictions. Our board of directors will also be able to increase or decrease the number of shares of any Series of preferred stock, but not below the number of shares of that Series of preferred stock then outstanding, without any further vote or action by the stockholders, without any vote or action by stockholders.

The existence of unissued and unreserved common stock or preferred stock may enable our board of directors to issue shares to persons friendly to current management, which could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and could thereby protect the continuity of our management and possibly deprive stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Indemnification and Limitations on Directors’ Liability

Section 145 of the DGCL grants each Delaware corporation the power to indemnify any person who is or was a director, officer, employee or agent of a corporation, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of serving or having served in any such capacity, if he or she acted in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A Delaware corporation may similarly indemnify any such person in actions by or in the right of the corporation if he or she acted in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which the action was brought determines that, despite adjudication of liability, but in view of all of the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses which the Delaware Court of Chancery or other court shall deem proper.

Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation, or an amendment thereto, to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations of the director’s fiduciary duty as a director, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for director liability with respect to unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit. Our certificate of incorporation will provide for such limitation of liability.

Our certificate of incorporation and bylaws will indemnify our directors and officers to the full extent permitted by the DGCL and our certificate of incorporation also allows our board of directors to indemnify other employees. This indemnification will extend to the payment of judgments in actions against officers and directors and to reimbursement of amounts paid in settlement of such claims or actions and may apply to judgments in favor of the corporation or amounts paid in settlement to the corporation. This indemnification will also extend to the payment of attorneys’ fees and expenses of officers and directors in suits against them where the officer or director acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. This right of indemnification is not exclusive of any right to which the officer or director may be entitled as a matter of law and shall extend and apply to the estates of deceased officers and directors.

We maintain a directors’ and officers’ insurance policy. The policy insures directors and officers against unindemnified losses arising from certain wrongful acts in their capacities as directors and officers and reimburses us for those losses for which we have lawfully indemnified the directors and officers. The policy contains various exclusions that are normal and customary for policies of this type.

We believe that the limitation of liability and indemnification provisions in our certificate of incorporation, bylaws and insurance policies are necessary to attract and retain qualified directors and officers. However, these provisions may discourage derivative litigation against directors and officers, even though an action, if successful, might benefit us and other stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers as required or allowed by these limitation of liability and indemnification provisions.

At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents as to which indemnification is sought from us, nor are we aware of any threatened litigation or proceeding that may result in an indemnification claim.

Stockholders Agreement

In connection with this offering, we intend to enter into a stockholders agreement with the Continuing Equity Owners and Oaktree, which will govern matters related to our corporate governance, rights to nominate and designate directors and additional matters. For more information, see “Certain Relationships and Related Party Transactions—Stockholders Agreement.”

Antitakeover Effects of Delaware Law, Our Certificate of Incorporation and Our Bylaws

Certain provisions of Delaware law, our certificate of incorporation and our bylaws that will be effective upon consummation of the offering could make the acquisition of the Company more difficult and could delay, defer or prevent a tender offer or other takeover attempt that a stockholder might consider to be in its best interests, including takeover attempts that might result in the payment of a premium to stockholders over the market price for their shares. These provisions also may promote the continuity of our management by making it more difficult for a person to remove or change the incumbent members of our board of directors.

Authorized but Unissued Shares; Undesignated Preferred Stock. The authorized but unissued shares of our common stock will be available for future issuance without stockholder approval except as required by law or by any stock exchange on which our common stock may be listed. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, acquisitions and employee benefit plans. In addition, our board of directors may authorize, without stockholder approval, the issuance of undesignated preferred stock with voting rights or other rights or preferences designated from time to time by our board of directors. The existence of authorized but unissued shares of common stock or preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise.

Board Classification. Our certificate of incorporation will provide that our board of directors will be divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with the directors serving three-year terms. As a result, approximately one-third of our board of directors will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of our board of directors. Our certificate of incorporation and bylaws will provide that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by our board of directors.

No Cumulative Voting. Our certificate of incorporation will provide that stockholders are not permitted to cumulate votes in the election of directors.

Special Meetings of Stockholders. Our bylaws will provide that special meetings of our stockholders may be called, prior to the Trigger Event, only by or at the direction of our board of directors or our Chairman at the request of holders of not less than a majority of the combined voting power of our Class A common stock and, from and after the Trigger Event, only by or at the direction of our board of directors or our Chairman.

Stockholder Action by Written Consent. Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless our certificate of incorporation provides otherwise. Our certificate of incorporation will preclude stockholder action by written consent from and after the Trigger Event.

Advance Notice Requirements for Stockholder Proposals and Nomination of Directors. Our bylaws will require stockholders seeking to bring business before an annual meeting of stockholders or to nominate individuals for election as directors at an annual or special meeting of stockholders to provide timely notice in writing. To be timely, a stockholder’s notice will need to be sent to and received by our Secretary both (1) at our principal executive offices by hand delivery, overnight courier service, or by certified or registered mail, return receipt required, and (2) by electronic mail, as provided in the bylaws, no later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the anniversary of the immediately preceding annual meeting of stockholders. However, in the event that the annual meeting is called for a date that is not within 30 days before or 70 days after the anniversary of the immediately preceding annual meeting of stockholders, or if no annual meeting was held in the preceding year, such notice will be timely only if received no earlier than the close of business on the 120th day prior to the annual meeting and no later than the close of business on the later of the 90th day prior to such annual meeting and the 10th day following the date on which a public announcement of the date of the annual meeting was made by us. Our bylaws will also specify requirements as to the form and content of a stockholder’s notice. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our meetings of stockholders. These provisions may also discourage or deter a potential acquiror from conducting a solicitation of proxies to elect the potential acquiror’s own slate of directors or otherwise attempting to obtain control of the Company.

Removal of Directors; Vacancies. Under the DGCL, unless otherwise provided in our certificate of incorporation, directors serving on a classified board may be removed by the stockholders only for cause. Our certificate of incorporation will provide that from and after the Trigger Event, directors may only be removed for cause, and only by the affirmative vote of holders of at least 66 2/3% in voting power of all the then-outstanding shares of common stock of the Company entitled to vote thereon. In addition, our certificate of incorporation will also provide that from and after the Trigger Event, any newly created directorship on our board of directors that results from an increase in the number of directors and any vacancy occurring in our board of directors may only be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director (and not by the stockholders).

Supermajority Provisions. Our certificate of incorporation and bylaws will provide that our board of directors is expressly authorized to alter, amend, rescind or repeal, in whole or in part, our bylaws without a stockholder vote in any matter not inconsistent with Delaware law and our certificate of incorporation. From and after the Trigger Event, in addition to any vote of the holders of any class or series of capital stock of our Company required therein, our bylaws or applicable law, any amendment, alteration, rescission or repeal of our bylaws by our stockholders will require the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of stock of our Company entitled to vote thereon, voting together as a single class.

The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together as a single class, is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage. Our certificate of incorporation will provide that the following provisions in our certificate of incorporation may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of stock of our Company entitled to vote thereon, voting together as a single class:

•	the provision requiring a 66 2/3% supermajority vote for stockholders to amend our bylaws;

•	the provisions providing for a classified board of directors (the election and term of our directors);

•	the provisions regarding removal of directors;

•	the provisions regarding stockholder action by written consent;

•	the provisions regarding calling special meetings of stockholders;

•	the provisions regarding filling vacancies on our board of directors and newly created directorships;

•	the provisions regarding competition and corporate opportunities;

•	the provisions regarding Section 203 of the DGCL;

•	the provisions eliminating monetary damages for breaches of fiduciary duty by a director and governing forum selection; and

•	the amendment provision requiring that the above provisions be amended only with a 66 2/3% supermajority vote.

Section 203 of the Delaware General Corporation Law. Section 203 of the DGCL provides that, subject to certain stated exceptions, a corporation may not engage in a business combination with any “interested stockholder” (as defined below) for a period of three years following the time that such stockholder became an interested stockholder, unless:

•	prior to such time the board of directors of the corporation approved either the business combination or transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least                % of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers and employee stock plans in which participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer;

•	at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent; or

•	by the affirmative vote of 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

An “interested stockholder” is any person (other than the corporation and any direct or indirect majority-owned subsidiary) who owns 15% or more of the outstanding voting stock of the corporation or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date of determination, and the affiliates and associates of such person.

Under our certificate of incorporation, we will opt out of Section 203 of the DGCL and will therefore not be subject to Section 203.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common stock will be Computershare Trust Company, N.A.

Listing

We have applied to list our Class A common stock on Nasdaq under the symbol “SHLS.”

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for shares of our Class A common stock. Future sales of shares of our Class A common stock in the public market after this offering, and the availability of shares for future sale, could adversely affect the market prices prevailing from time to time. As described below, only a limited number of shares of common stock will be available for sale shortly after this offering due to contractual and legal restrictions on resale. Nonetheless, sales of substantial amounts of our Class A common stock in the future, or the perception that these sales could occur, could adversely affect prevailing market prices for our Class A common stock and could impair our future ability to raise equity capital.

Upon the closing of this offering, a total of                 shares of Class A common stock will be outstanding, assuming the underwriters do not exercise their option to purchase additional shares. Of these shares,                 shares of Class A common stock sold in this offering will be freely tradable in the public market without restriction or further registration under the Securities Act, unless these shares are held by “affiliates,” as that term is defined in Rule 144 under the Securities Act.

The remaining outstanding shares of our Class A common stock will be deemed “restricted securities” as that term is defined under Rule 144. Restricted securities may be sold in the public market only if their offer and sale is registered under the Securities Act or if the offer and sale of those securities qualify for an exemption from registration, including exemptions provided by Rules 144 and 701 under the Securities Act, which are summarized below.

As a result of the lockup agreements and market standoff provisions described below and the provisions of Rules 144 or 701, and assuming no exercise of the underwriters’ option to purchase additional shares, the shares of our Class A common stock that will be deemed “restricted securities” will be available for sale in the public market following the completion of this offering as follows:

Date	Number of Shares
On the date of this prospectus (consisting of the shares sold in this offering)
Beginning 180 days after the date of this prospectus

Rule 144

In general, a person who has beneficially owned restricted shares of our Class A common stock for at least six months would be entitled to sell their securities, provided that (1) such person is not deemed to have been one of our affiliates at the time of, or at any time during the 90 days preceding, a sale, (2) we have been subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale and (3) we are current in our Exchange Act reporting at the time of sale.

Persons who have beneficially owned restricted shares of our Class A common stock for at least six months, but who are our affiliates at the time of, or any time during the 90 days preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:

•

1% of the number of shares of our Class A common stock then outstanding, which will equal approximately                shares immediately after the completion of this offering (calculated on the basis of the assumptions described above and assuming no exercise of the underwriters’ option to purchase additional shares); and

•	the average weekly trading volume of our Class A common stock on Nasdaq during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Such sales by affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144.

Registration Statement on Form S-8

We intend to file a registration statement on Form S-8, which will become effective immediately upon filing, under the Securities Act to register all of the shares of common stock reserved for issuance under the LTIP. Shares covered by the Form S-8 will then be eligible for sale in the public markets, subject to vesting restrictions, any applicable lockup agreements described below and Rule 144 limitations applicable to affiliates. All shares of our common stock will be subject to the lockup agreements or market standoff provisions described below.

Lockup Agreements

We, our directors and officers, and our stockholders, including the selling stockholder, have agreed with the underwriters that, for a period of 180 days following the date of this prospectus, subject to certain exceptions, we and they will not, directly or indirectly, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of or hedge any of our shares of Class A common stock, or any options or warrants to purchase any shares of our common stock, or any securities convertible into, or exchangeable for or that represent the right to receive shares of our common stock. Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC, in their sole discretion, may at any time release all or any portion of the shares from the restrictions in such agreements.

The lockup agreements do not contain any pre-established conditions to the waiver by the representatives of the underwriters on behalf of the underwriters of any terms of the lockup agreements. Any determination to release shares subject to the lockup agreements would be based on a number of factors at the time of determination, including, but not necessarily limited to, the market price of the common stock, the liquidity of the trading market for the common stock, general market conditions, the number of shares proposed to be sold and the timing, purpose and terms of the proposed sale.

Registration Rights

Upon the completion of this offering, the holders of an aggregate of                shares of our Class A common stock, based on shares of common stock outstanding as of the date of effectiveness of this registration statement, or their transferees, will be entitled to rights with respect to the registration of their shares of common stock under the Securities Act. Registration of these shares under the Securities Act will result in these shares becoming freely tradable immediately upon the effectiveness of such registration, subject to the restrictions of Rule 144. For a further description of these rights, see the section entitled “Certain Relationships and Related Party Transactions—Registration Rights Agreement.”

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

FOR NON-U.S. HOLDERS OF CLASS A COMMON STOCK

The following discussion is a summary of the material U.S. federal income tax consequences to Non-U.S. Holders (as defined below) of the purchase, ownership and disposition of our Class A common stock issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax considerations relating thereto. The effects of other U.S. federal tax laws, such as estate tax laws, gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury regulations promulgated or proposed thereunder (the “Treasury Regulations”), judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service, or (the “IRS”), in each case as in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-U.S. Holder of our Class A common stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to those discussed below regarding the tax consequences of the purchase, ownership and disposition of our Class A common stock.

This discussion is limited to Non-U.S. Holders who purchase our Class A common stock pursuant to this offering and who hold our Class A common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Non-U.S. Holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to Non-U.S. Holders subject to special rules, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the U.S.;

•	persons holding our Class A common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies and other financial institutions;

•	real estate investment trusts or regulated investment companies;

•	brokers, dealers or traders in securities or currencies;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•	tax-exempt organizations or governmental organizations;

•	persons deemed to sell our Class A common stock under the constructive sale provisions of the Code;

•	persons who hold or receive our Class A common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

•	persons that own, or are deemed to own, more than 5% of our capital stock (except to the extent specifically set forth below);

•	persons that are subject to the “applicable financial statement” rules under the Section 451(b) of the Code;

•	“qualified foreign pension funds” (within the meaning of Section 897(1)(2) of the Code) and entities, all of the interests of which are held by qualified foreign pension funds; and

•	tax-qualified retirement plans.

If any entity or arrangement classified as a partnership for U.S. federal income tax purposes holds our Class A common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our Class A common stock and partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences of the purchase, ownership and disposition of shares of our Class A common stock.

INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS THE TAX CONSIDERATIONS RELATED TO THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR CLASS A COMMON STOCK IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, AS WELL AS ANY TAX CONSIDERATIONS RELATED TO THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE APPLICABLE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING AUTHORITY OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of a Non-U.S. Holder

For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of our Class A common stock that is neither a “United States person” nor an entity or arrangement treated as a partnership for U.S. federal income tax purposes. A United States person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

•	an individual who is a citizen or resident of the U.S.;

•	a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized under the laws of the U.S. any state thereof, or the District of Columbia;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a U.S. court and the control of all substantial decisions of the trust is by one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Distributions

As described in the section entitled “Dividend Policy,” we do not anticipate declaring or paying dividends to holders of our Class A common stock in the foreseeable future. However, if we do make distributions of cash or property on our Class A common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a nontaxable return of capital up to (and will reduce, but not below zero) a Non-U.S. Holder’s adjusted tax basis in its Class A common stock. Any excess amounts generally will be treated as capital gain and will be treated as described below under “—Sale or Other Taxable Disposition.”

Subject to the discussion below on effectively connected income, backup withholding, and the Foreign Account Tax Compliance Act, dividends paid to a Non-U.S. Holder of our Class A common stock will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes to us or the applicable withholding agent prior to the payment of dividends a valid IRS Form W-8BEN or W-8BEN-E (or other applicable or successor form) certifying under penalty of perjury that such Non-U.S. Holder is not a “United States person” as defined in the Code and qualifies for a reduced treaty rate). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders are urged to consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the U.S. (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the U.S. to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI (or a successor form), certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the U.S.

Any such effectively connected dividends will generally be subject to U.S. federal income tax on a net income basis at the regular graduated rates generally applicable to U.S. persons. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include such effectively connected dividends. Non-U.S. Holders are urged to consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Sale or Other Taxable Disposition

Subject to the discussion below on backup withholding and the Foreign Account Tax Compliance Act, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our Class A common stock unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the U.S. (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the U.S. to which such gain is attributable);

•

the Non-U.S. Holder is a nonresident alien individual present in the U.S. for 183 days or more during the taxable year of the sale or other taxable disposition and certain other requirements are met; or

•

our Class A common stock constitutes a U.S. real property interest (a “USRPI”), by reason of our status as a U.S. real property holding corporation (a “USRPHC”), for U.S. federal income tax purposes at any time within the shorter of (1) the five-year period preceding the Non-U.S. Holder’s disposition of our Class A common stock and (2) the Non-U.S. Holder’s holding period for our Class A common stock.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net basis at the regular graduated rates generally applicable to U.S. persons. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include such effectively connected gain.

A Non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on any gain derived from the sale or other taxable disposition, which may generally be offset by U.S. source capital losses of the Non-U.S. Holder for that taxable year (even though the individual is not considered a resident of the U.S.), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-USRPIs and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition by a Non-U.S. Holder of our Class A common stock will not be subject to U.S. federal income tax if our Class A common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market during the calendar year in which the sale or other taxable disposition occurs, and such Non-U.S. Holder owned, actually and constructively, 5% or less of our Class A common stock throughout the shorter of (1) the five-year period ending on the date of the sale or other taxable disposition or (2) the Non-U.S. Holder’s holding period. If we were to become a USRPHC and our Class A common stock were not considered to be “regularly traded” on an established securities market during the calendar year in which the relevant sale or other taxable disposition by a Non-U.S. Holder occurs, such Non-U.S. Holder (regardless of the percentage of stock owned) would be subject to U.S. federal income tax on a sale or other taxable disposition of our Class A common stock and a 15% withholding tax would apply to the gross proceeds from such disposition.

Non-U.S. Holders are urged to consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Payments of dividends on our Class A common stock generally will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the Non-U.S. Holder is a United States person and the Non-U.S. Holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI (or a successor form), or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any dividends on our Class A common stock paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our Class A common stock within the U.S. or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such Non-U.S. Holder is a United States person, or the Non-U.S. Holder otherwise establishes an exemption. If a Non-U.S. Holder does not provide the certification described above or the applicable withholding agent has actual knowledge or reason to know that such Non-U.S. Holder is a United States person, payments of dividends or of proceeds of the sale or other taxable disposition of our Class A common stock may be subject to backup withholding at a rate currently equal to 24% of the gross proceeds of such dividend, sale, or other taxable disposition. Proceeds of a sale or other disposition of our Class A common stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides, is established or is organized.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the Non-U.S. Holder timely files the appropriate claim with the IRS and furnishes any required information to the IRS.

Non-U.S. Holders are urged to consult their tax advisors regarding information reporting and backup withholding.

Foreign Account Tax Compliance Act

Subject to the discussion below regarding recently issued Proposed Regulations (defined below), withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the “Foreign Account Tax Compliance Act,” or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or gross proceeds from the sale or other disposition of, our Class A common stock paid to a “foreign financial institution” or a “nonfinancial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or nonfinancial foreign entity is acting as an intermediary), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the nonfinancial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each direct and indirect substantial United States owner, or (3) the foreign financial institution or nonfinancial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to noncompliant foreign financial institutions and certain other account holders. Foreign financial institutions or branches thereof located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

Although FATCA withholding could apply to gross proceeds on the disposition of our Class A common stock, on December 13, 2018, the U.S. Department of the Treasury released proposed regulations (the “Proposed Regulations”) the preamble to which specifies that taxpayers may rely on them pending finalization. The Proposed Regulations eliminate FATCA withholding on the gross proceeds from a sale or other disposition of our Class A common stock. There can be no assurance that the Proposed Regulations will be finalized in their present form.

Prospective investors are urged to consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our Class A common stock.

UNDERWRITING

We and the selling stockholder are offering the shares of Class A common stock described in this prospectus through a number of underwriters. Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC are acting as representatives of the underwriters. We and the selling stockholder have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we and the selling stockholder have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of shares of Class A common stock listed next to its name in the following table:

Name	Number of Shares
Goldman Sachs & Co. LLC
J.P. Morgan Securities LLC
Guggenheim Securities, LLC
UBS Securities LLC
Morgan Stanley & Co. LLC
Barclays Capital Inc.
Credit Suisse Securities (USA) LLC
Cowen and Company, LLC
Oppenheimer & Co. Inc.

Total

The underwriters are committed to purchase all the shares of common stock offered by us and the selling stockholder if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of nondefaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the shares of common stock directly to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $                per share. Any such dealers may resell shares to certain other brokers or dealers at a discount of up to $                per share from the initial public offering price. After the initial offering of the shares to the public, if all of the shares of common stock are not sold at the initial public offering price, the underwriters may change the offering price and the other selling terms. Sales of any shares made outside of the United States may be made by affiliates of the underwriters. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The underwriters have an option to buy up to                additional shares of common stock from us and the selling stockholder to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus to exercise this option to purchase additional shares from us and the selling stockholder. If any shares are purchased with this option to purchase additional shares, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased from us, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us and the selling stockholder per share of common stock. The underwriting fee is $                 per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Without option to purchase additional shares exercise	With full option to purchase additional shares exercise
Per Share	$	$

Total	$	$

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately                million. Certain of the underwriters have agreed to reimburse certain of our expenses in connection with this offering.

A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed that we will not (i) offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly, or file with or confidentially submit to the Securities and Exchange Commission a registration statement under the Securities Act relating to, any of our securities that are substantially similar to the shares of Class common stock or LLC Interests, including but not limited to any options or warrants to purchase shares of common stock or any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock or any such substantially similar securities, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing; provided that confidential or non-public submissions to the Securities and Exchange Commission of any registration statements under the Securities Act may be made if (w) no public announcement of such confidential or non-public submission shall be made, (x) if any demand was made for, or any right exercised with respect to, such registration of shares of Stock or securities convertible, exercisable or exchangeable into common stock, no public announcement of such demand or exercise of rights shall be made, (y) we will provide written notice at least three business days prior to such confidential or non-public submission to Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC and (z) no such confidential or non-public submission shall become a publicly filed registration statement during the period of 180 days after the date of this prospectus (the “Company restricted period”), or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Class A common stock, the LLC Interests or any such other securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of common stock or such other securities, in cash or otherwise (other than (a) the shares to be sold pursuant to the underwriting agreement or pursuant to employee stock option plans existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of, the date of the underwriting agreement, (b) our issuance of shares of common stock, options to purchase shares of common stock, including nonqualified stock options and incentive stock options, and other equity incentive compensation, including restricted stock or restricted stock units, stock appreciation rights, dividend equivalents and Stock-based awards, pursuant to equity plans described herein, (c) any shares of common stock issued upon the exercise of options or the settlement of restricted stock units or other equity-based compensation described in clause (b) granted under such equity plans described herein, or under equity plans or similar plans of companies acquired by us in effect on the date of acquisition, (d) the filing by us of any registration statement on Form S-8 with the Securities and Exchange Commission relating to the offering of securities pursuant to the terms of such equity plans described herein, (e) the issuance by us of shares of common stock or securities convertible into shares of common stock in connection with an acquisition or business combination, provided that the aggregate number of shares of common stock issued pursuant to this clause (e) during the Company restricted period shall not exceed 10% of the total number of shares of common stock issued and outstanding on the closing date of the offering, and provided further that, in the case of any issuance pursuant to this clause (e), any recipient of shares of common stock shall have executed and delivered to Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC a lock-up letter as described in the underwriting agreement, without the prior written consent of Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC.

Our directors, executive officers and stockholders, including the selling stockholder (such persons, the “lock-up parties”), have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each lock-up party, with limited exceptions, for a period of 180 days after the date of this prospectus (such period, the “restricted period”), may not (and may not cause any of their direct or indirect affiliates to), without the prior written consent of Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC, (i) offer, sell, contract to sell, pledge, grant any option to purchase, lend or otherwise dispose of any shares of our Class A common stock, LLC Interests, or any options or warrants to purchase any shares of our Class A common stock, LLC Interests, or any securities convertible into, exchangeable for or that represent the right to receive shares of our Class A common stock or LLC Interests (collectively, the “lock-up securities”), including without limitation any such lock-up securities now owned or hereafter acquired by the lock-up party, (ii) engage in any hedging or other transaction or arrangement (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) which is designed to or which reasonably could be expected to lead to or result in a sale, loan, pledge or other disposition (whether by the lock-up party or someone other than the lock-up party), or transfer of any of the economic consequences of ownership, in whole or in part, directly or indirectly, of any lock-up securities, whether any such transaction or arrangement (or instrument provided for thereunder) would be settled by delivery of common stock or other securities, in cash or otherwise (any such sale, loan, pledge or other disposition, or transfer of economic consequences, a “transfer”) or (iii) otherwise publicly announce any intention to engage in or cause any action or activity described in clause (i) above or transaction or arrangement described in clause (ii) above. Each lock-up party has further acknowledged that it has not, and has not caused or directed any of its affiliates to be or become, currently a party to any agreement or arrangement that provides for, is designed to or which reasonably could be expected to lead to or result in any transfer during the restricted period and that the foregoing provisions are equally applicable to any issuer-directed or other shares the lock-up party may purchase in this offering.

In the case of our officers and directors, (i) Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC have agreed that, at least three business days before the effective date of any release or waiver of the foregoing restrictions in connection with a transfer of shares of common stock, Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC will notify us of the impending release or waiver, and (ii) we have agreed in the underwriting agreement to announce the impending release or waiver by press release through a major news service at least two business days before the effective date of the release or waiver. Any release or waiver granted by Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC under the lock-up agreement to any such officer or director shall only be effective two business days after the publication date of such press release. The provisions of this paragraph will not apply if (a) the release or waiver is effected solely to permit a transfer not for consideration and (b) the transferee has agreed in writing to be bound by the same terms described in this letter to the extent and for the duration that such terms remain in effect at the time of the transfer.

Notwithstanding the foregoing, our directors, executive officers and stockholders, including the selling stockholder, may transfer the lock-up securities during the restricted period:

(i)	the shares of Class A common stock to be sold by such lock-up party in connection with the offering and any reclassification, conversion or exchange in connection with such sale of common stock;

(ii)

as a bona fide gift or gifts, or as charitable contributions, provided that the donee or donees thereof agree to be bound in writing by the restrictions set forth in the lock-up agreements, and provided further that no filing under the Exchange Act (other than a Form 5, which shall not be filed on or prior date that is 120 days after the date set forth on the final prospectus used to sell the common stock), reporting a reduction in beneficial ownership of shares of common stock, shall be required or shall be voluntarily made during the restricted period;

(iii)

to any trust, partnership, limited liability company or any other entity for the direct or indirect benefit of the lock-up party or the immediate family of the lock-up party, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that no filing under Section 16(a) of the Exchange Act (other than a Form 5, which shall not be filed on or prior date that is 120 days after the date set forth on the final prospectus used to sell the common stock), reporting a reduction in beneficial ownership of shares of common stock, shall be required or shall be voluntarily made during the restricted period;

(iv)

to any beneficiary of or estate of a beneficiary of a lock-up party pursuant to a trust, will, other testamentary document or intestate succession or applicable laws of descent, provided that the beneficiary or the estate of a beneficiary thereof agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transaction shall not involve a disposition for value and that no filing under Section 16(a) of the Exchange Act (other than a Form 5, which shall not be filed on or prior to the date that is 120 days after the date set forth on the final prospectus used to sell the common stock), reporting a reduction in beneficial ownership of shares of common stock, shall be required or shall be voluntarily made during the restricted period;

(v)

to a partnership, limited liability company or other entity of which a lock-up party and the immediate family of such lock-up party are the legal and beneficial owner of all the outstanding equity securities or similar interests, provided that such partnership, limited liability company or other entity agrees to be bound in writing by the restrictions set forth herein, and provided further that no filing under Section 16(a) of the Exchange Act (other than a Form 5, which shall not be filed on or prior to the date that is 120 days after the date set forth on the final prospectus used to sell the common stock), reporting a reduction in beneficial ownership of shares of common stock, shall be required or shall be voluntarily made during the restricted period;

(vi)

by operation of law, such as pursuant to a qualified domestic order of a court (including a divorce settlement, divorce decree or separation agreement) or regulatory agency, provided that the transferee or transferees thereof agree to be bound in writing by the restrictions set forth herein, and provided further that no filing under Section 16(a) of the Exchange Act (other than a Form 5, which shall not be filed on or prior to the date that is 120 days after the date set forth on the final prospectus used to sell the common stock), reporting a reduction in beneficial ownership of shares of common stock, shall be required or shall be voluntarily made during the restricted period;

(vii)

in transactions relating to shares of common stock in open market transactions after the completion of the public offering, provided that no filing under Section 16(a) of the Exchange Act (other than a Form 5, which shall not be filed on or prior date that is 120 days after the date set forth on the final prospectus used to sell the common stock), reporting a reduction in beneficial ownership of such shares of common stock, shall be required or shall be voluntarily made during the restricted period;

(viii)

by (A) the exercise of stock options solely with cash granted pursuant to equity incentive plans described in this prospectus, and the receipt by the lock-up party from us of shares of common stock upon such exercise; (B) transfers of shares of common stock to us upon the “net” or “cashless” exercise of stock options or other equity awards granted pursuant to equity incentive plans described in the Registration Statement; (C) transfers of shares of our common stock for the primary purpose of satisfying any tax or other governmental withholding obligation with respect to any award of equity-based compensation granted pursuant to our equity incentive plans; or (D) forfeitures of shares of common stock to us to satisfy tax withholding requirements of us or the lock-up party upon the vesting, during the restricted period, of equity based awards granted under equity incentive plans or pursuant to other stock purchase arrangements, in each case described in this prospectus; provided that, in each case, the underlying shares of common stock shall continue to be subject to the restrictions on transfer set forth in the lock-up agreements, and provided further that, if required, any public report or filing under Section 16(a) of the Exchange Act shall indicate in the footnotes thereto the nature of the transaction;

(ix)

pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction made to all holders of our capital stock after the consummation of the public offering, involving a change of control of us, or group of persons, shall become, after the closing of the transaction, the beneficial owner (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) of more than 50% of total voting power of our voting securities), provided that in the event that such tender offer, merger, consolidation or other such transaction is not completed, the lock-up party’s shares of common stock shall remain subject to the provisions of the lock-up agreements;

(x)

to us in connection with the repurchase by us from the lock-up party of lock-up securities pursuant to a repurchase right arising upon the termination of the lock-up party’s employment with us; provided that such repurchase right is pursuant to contractual agreements with us; and provided further that, if required, any public report or filing under Section 16(a) of the Exchange Act shall indicate in the footnotes thereto the nature of the transaction;

(xi)

the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of common stock; provided that (i) such plan does not provide for the transfer of common stock during the restricted period and (ii) no public announcement or filing under the Exchange Act shall be made by or on behalf of us or the lock-up party regarding the establishment of such plan during the restricted period; or

(xii)

if the lock-up party is a corporation, partnership, limited liability company or other business entity, by (A) distributions of lock-up securities to limited partners, general partners, members, stockholders holders of similar interests of the lock-up party (or in each case its nominee or custodian) or to any investment holding company controlled or managed by the lock-up party or (B) transfers of shares of common stock or any Derivative Instrument to affiliates (as defined in Rule 405 of the Securities Act of 1933, as amended) or other entities controlled or managed by the lock-up party or any of its affiliates (other than us and our subsidiaries); provided that each distributee and transferee agrees to be bound in writing by the restrictions set forth herein, and provided further that no filing under Section 16(a) of the Exchange Act (other than a Form 5, which shall not be filed on or prior to the date that is 120 days after the date set forth on the final prospectus used to sell the shares of common stock), reporting a reduction in beneficial ownership of shares of common stock, shall be required or shall be voluntarily made during the restricted period.

Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC, in their sole discretion, may release the securities subject to any of the lock-up agreements with the underwriters described above, in whole or in part at any time.

We have applied to have our Class A common stock listed on Nasdaq under the symbol “SHLS.”

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option to purchase additional shares referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional shares, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act of 1933, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on Nasdaq, in the over-the-counter market or otherwise.

Prior to this offering, there has been no public market for our Class A common stock. The initial public offering price will be determined by negotiations between us, the selling stockholder and the representatives of the underwriters. In determining the initial public offering price, we and the representatives of the underwriters expect to consider a number of factors including:

•	the information set forth in this prospectus and otherwise available to the representatives;

•	our prospects and the history and prospects for the industry in which we compete;

•	an assessment of our management;

•	our prospects for future earnings;

•	the general condition of the securities markets at the time of this offering;

•	the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and

•	other factors deemed relevant by the underwriters and us.

Neither we nor the underwriters can assure investors that an active trading market will develop for our shares of common stock or that the shares will trade in the public market at or above the initial public offering price.

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future. The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and nonfinancial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the issuer and to persons and entities with relationships with the issuer, for which they received or will receive customary fees and expenses.

Selling Restrictions

EEA

If the final terms of the offer to the public of our shares of Class A common stock specifies “Prohibition of Sales to EEA” as “Not Applicable,” in relation to each Member State of the EEA (each, a “Relevant State”), each underwriter has represented and agreed, and each further underwriter appointed under the offering will be required to represent and agree, that it has not made and will not make an offer of our shares of Class A common stock which are the subject of the offering contemplated by this offering as completed by the final terms in relation thereto to the public in that Relevant State except that it may make an offer of such shares of Class A common stock to the public in that Relevant State:

(A)	at any time to any legal entity that is a qualified investor as defined in the Prospectus Regulation;

(B)

at any time to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation) subject to obtaining the prior consent of the relevant underwriter or underwriters nominated by us for any such offer; or

(C)	at any time in any other circumstances falling within Article 1(4) of the Prospectus Regulation;

provided that no such offer of the shares of Class A common stock referred to in (A) to (C) above shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For the purposes of this provision the expression an offer of shares of Class A common stock to the public in relation to the Class A common stock in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares of Class A common stock to be offered so as to enable an investor to decide to purchase or subscribe for the shares of Class A common stock and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

United Kingdom

Each underwriter has represented and agreed, and each further underwriter appointed under the offering will be required to represent and agree, that no shares of Class A common stock have been offered or will be offered pursuant to this offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the shares that either (i) has been approved by the Financial Conduct Authority, or (ii) is to be treated as if it had been approved by the Financial Conduct Authority in accordance with the transitional provision in Regulation 74 of the Prospectus (Amendment etc.) (EU Exit) Regulations 2019, except that it may make an offer of such shares of Class A common stock to the public in the United Kingdom under the UK Prospectus Regulation:

(a)

at any time to any legal entity which is a qualified investor as defined in Article 2 of the UK Prospectus Regulation; (b) at any time to fewer than 150 natural or legal persons (other than qualified investors as defined in Article 2 of the UK Prospectus Regulation); or

(c)	at any time in any other circumstances falling within section 86 of the Financial Services and Markets Act 2000 (“FSMA”),

provided that no such offer of shares of Class A common stock shall require Shoals or any representative to publish a prospectus pursuant to section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.

For the purposes of this provision, the expression an offer of shares of Class A common stock to the public in relation to the Class A common stock in any relevant state means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares of Class A common stock, and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

We have not authorized and do not authorize the making of any offer of shares of Class A common stock through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the shares as contemplated in this prospectus. Accordingly, no purchaser of the shares, other than the underwriters, is authorized to make any further offer of the shares on behalf of us or the underwriters.

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in Article 2 of the UK Prospectus Regulation) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”) or otherwise in circumstances which have not resulted and will not result in an offer to the public of the securities in the United Kingdom within the meaning of the FSMA.

Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons.

Canada

The shares of Class A common stock may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the shares of Class A common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this offering contains a misrepresentation; provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Hong Kong

The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances that do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (“Companies (Winding Up and Miscellaneous Provisions) Ordinance”) or that do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“Securities and Futures Ordinance”); (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder; or (iii) in other circumstances that do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), that is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares that are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA; (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA; or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person that is a corporation (that is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for six months after that corporation has acquired the shares under Section 275 of the SFA except (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”).

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person that is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for six months after that trust has acquired the shares under Section 275 of the SFA except (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

Japan

The shares have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The shares may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

Australia

This prospectus:

•	does not constitute a disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth) (the “Corporations Act”);

•

has not been, and will not be, lodged with the Australian Securities and Investments Commission (“ASIC”) as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document for the purposes of the Corporations Act; and

•

may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors available under section 708 of the Corporations Act (“Exempt Investors”).

The shares may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the shares may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any shares may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the shares, you represent and warrant to us that you are an Exempt Investor.

As any offer of shares under this document will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the shares you undertake to us that you will not, for a period of 12 months from the date of issuance and sale of the shares, offer, transfer, assign or otherwise alienate those shares to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.

Dubai International Financial Centre (“DIFC”)

This document relates to an Exempt Offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority (“DFSA”). This document is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement or taken steps to verify the information set forth herein and has no responsibility for this document. The securities to which this document relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this document, you should consult an authorized financial advisor.

In relation to its use in the DIFC, this document is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.

Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under, and does not constitute a prospectus within the meaning of, art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, or the shares has been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (“FINMA”), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Kirkland & Ellis LLP, New York, New York. Davis Polk & Wardwell LLP, New York, New York, is acting as counsel to the underwriters.

EXPERTS

The financial statements of Shoals Parent LLC and its subsidiaries as of December 31, 2018 and 2019 and for each of the years then ended included in this prospectus and in the registration statement have been so included in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, included elsewhere herein and in the registration statement, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Shoals Technologies Group, Inc. as of November 4, 2020, included in this prospectus and in the registration statement have been so included in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, included elsewhere herein and in the registration statement, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of our Class A common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some items of which are contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our Class A common stock, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus about the contents of any contract or other document filed as an exhibit to this registration statement include the material provisions of the contract or other document. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.

The SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov. As a result of this offering, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, will file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available at website of the SEC referred to above. We also maintain a website at https://shoals.com. Upon completion of this offering, you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

Report of Independent Registered Public Accounting Firm

To the Stockholder and Board of Directors

Shoals Technologies Group, Inc.

Portland, Tennessee

Opinion on the Financial Statement

We have audited the accompanying balance sheet of Shoals Technologies Group, Inc. (the “Company”) as of November 4, 2020 and the related notes (collectively referred to as the “financial statement”). In our opinion, the financial statement presents fairly, in all material respects, the financial position of the Company at November 4, 2020 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statement based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statement, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statement. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statement. We believe that our audit provides a reasonable basis for our opinion.

/s/ BDO USA, LLP

We have served as the Company’s auditor since 2020.

Austin, Texas

November 12, 2020

Shoals Technologies Group, Inc.

Balance Sheet

As of November 4,
2020
Assets
Current Assets
Cash	$10

Total Assets	$10

Commitments and Contingencies
Stockholder’s Equity:
Common stock, $0.01 par value, 1,000 shares authorized, issued and outstanding	$10

Total Stockholder’s Equity	$10

See accompanying notes to balance sheet.

Shoals Technologies Group, Inc.

Notes to Balance Sheet

1.	Nature of Business

Shoals Technologies Group, Inc. (the “Company”) was incorporated in Delaware on November 4, 2020. Pursuant to a reorganization into a holding company structure, the Company will be a holding company and its principal asset will be a controlling equity interest in Shoals Parent LLC. As the sole managing member of Shoals Parent LLC, the Company will operate and control all of the business and affairs of Shoals Parent LLC and, through Shoals Parent LLC and its subsidiaries, conduct its business.

2.	Summary of Significant Accounting Policies

Basis of Presentation

The balance sheet is presented in accordance with accounting principles generally accepted in the United States of America. Separate statements of income, comprehensive income, changes in stockholder’s equity, and cash flows have not been presented because the Company has not engaged in any activities except in connection with its formation.

Cash

All cash, as of the balance sheet date, was cash on hand, held in deposit, and is carried at fair value, which approximates carrying value.

Income Taxes

The Company is treated as a subchapter C corporation and, therefore, is subject to both federal and state income taxes. Shoals Parent LLC continues to be recognized as a limited liability company, a pass-through entity for income tax purposes.

3.	Stockholder’s Equity

On November 4, 2020, the Company was authorized to issue 1,000 shares of common stock, $0.01 par value. On November 4, 2020, the Company issued 1,000 shares of common stock for $10, all of which were acquired by an affiliate.

4.	Subsequent Events

The Company has evaluated subsequent events through November 12, 2020, the date on which the balance sheet was available for issuance, and is not aware of any subsequent events that would require recognition or disclosure in the balance sheet.

Report of Independent Registered Public Accounting Firm

Members and Board of Directors

Shoals Parent LLC

Portland, Tennessee

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Shoals Parent LLC and Subsidiaries (the “Company”) as of December 31, 2018 and 2019, the related consolidated statements of operations, changes in members’ equity, and cash flows for each of the two years in the period ended December 31, 2019, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2018 and 2019, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Change in Accounting Method Related to Revenue

As discussed in Note 3 to the consolidated financial statements, effective January 1, 2019, the Company adopted Accounting Standards Codification Topic 606, Revenue from Contracts with Customers, the new revenue recognition standard.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ BDO USA, LLP

We have served as the Company’s auditor since 2017.

Austin, Texas

November 12, 2020

Shoals Parent LLC

Consolidated Balance Sheets

(in thousands)

	As of December 31,
	2018	2019
Assets
Current Assets
Cash and cash equivalents	$108	$7,082
Accounts receivable, net	26,008	27,292
Unbilled receivables	—	2,505
Inventory, net	9,942	8,834
Other current assets	935	798

Total Current Assets	36,993	46,511
Property, plant and equipment, net	10,406	10,947
Goodwill	50,176	50,176
Other intangible assets, net	87,958	79,973

Total Assets	$185,533	$187,607

Liabilities and Members’ Equity
Current Liabilities
Accounts payable	$6,188	$10,383
Accrued expenses	1,547	1,264
Long-term debt—current portion	3,500	12,894

Total Current Liabilities	11,235	24,541
Revolving line of credit	10,000	—
Long-term debt, less current portion	26,016	13,160

Total Liabilities	47,251	37,701
Commitments and Contingencies (Note 12)
Members’ Equity	138,282	149,906

Total Liabilities and Members’ Equity	$185,533	$187,607

See accompanying notes to consolidated financial statements.

Shoals Parent LLC

Consolidated Statements of Operations

(in thousands, except per unit amounts)

	Year Ended December 31,
	2018	2019
Revenues	$103,750		$144,496
Cost of Revenue	75,582		100,284

Gross Profit	28,168		44,212
Operating Expenses
General and administrative expenses	8,904		9,065
Depreciation and amortization	8,177		8,217

Total Operating Expenses	17,081		17,282

Income from Operations	11,087		26,930
Interest Expense, net	(2,440)		(1,787)

Net Income	$8,647		$25,143

Earnings per Unit—Class A
Basic and Diluted	$0.10		$0.28

Weighted Average Number of Units—Class A
Basic and Diluted	90,000		90,000

Pro forma earnings per share information (unaudited)
Pro forma net income		$

Pro forma basic and diluted earnings per share		$

Pro forma weighted average shares outstanding—basic and diluted

See accompanying notes to consolidated financial statements.

Shoals Parent LLC

Consolidated Statements of Members’ Equity

(in thousands)

Balance at December 31, 2017	$140,296
Member distribution	(10,661)
Net income	8,647

Balance at December 31, 2018	138,282
Effect of adoption of ASC 606	470
Member distribution	(13,989)
Net income	25,143

Balance at December 31, 2019	$149,906

See accompanying notes to consolidated financial statements.

Shoals Parent LLC

Consolidated Statements of Cash Flows

(in thousands)

	Year Ended December 31,
	2018	2019
Cash Flows from Operating Activities
Net income	$8,647	$25,143
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of deferred finance costs	38	38
Depreciation and amortization	8,990	9,163
(Decrease) increase of allowance for slow-moving inventory	(40)	301
Changes in assets and liabilities:
Accounts receivable	(9,838)	(473)
Unbilled receivables	—	(1,345)
Inventory	(4,447)	(694)
Other current assets	(276)	137
Accounts payable	(656)	4,195
Accrued expenses	583	(283)

Net Cash Provided by Operating Activities	3,001	36,182

Cash Flows from Investing Activities
Purchases of property, plant and equipment	(1,405)	(1,719)

Net Cash Used in Investing Activities	(1,405)	(1,719)

Cash Flows from Financing Activities
Distributions to member	(10,661)	(13,989)
Payments on revolving line of credit	—	(12,500)
Draws on revolving line of credit	10,000	2,500
Repayment of related party note payable	(15,000)	—
Payment of long-term debt	(3,500)	(3,500)

Net Cash Used in Financing Activities	(19,161)	(27,489)

Net (Decrease) Increase in Cash and Cash Equivalents	(17,565)	6,974
Cash and Cash Equivalents—Beginning of Year	17,673	108

Cash and Cash Equivalents—End of Year	$108	$7,082

Supplemental Cash Flows Information
Cash paid for interest	$2,440	$1,819

See accompanying notes to consolidated financial statements.

Shoals Parent LLC

Notes to Consolidated Financial Statements

1.	Nature of Business

Shoals Parent LLC, (the “Company”) is a Delaware limited liability company formed on May 9, 2017. The Company is headquartered in Portland, Tennessee and is a manufacturer of electrical balance of systems (“EBOS”) solutions and components related to solar energy projects sold to customers across the United States and internationally. The Company, through its wholly owned subsidiaries, Shoals Intermediate Holdings LLC (“Intermediate”) and Shoals Holdings LLC (“Holdings”), owns four other subsidiaries through which it conducts substantially all operations: Shoals Technologies, LLC, Shoals Technologies Group, LLC, Solon, LLC, and Shoals Structures, LLC (“Shoals”). The Company acquired Shoals on May 25, 2017.

2.	Summary of Significant Accounting Policies

Basis of Accounting and Presentation

The accompanying consolidated financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Principles of Consolidation

The consolidated financial statements include the accounts of Shoals Parent LLC and its subsidiaries, which include Intermediate, Holdings and Shoals. All intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include revenue recognition, allowance for doubtful accounts, useful lives of property, plant and equipment, and the reserve for excess and obsolete inventory.

Cash and Cash Equivalents

The Company considers cash and cash equivalents to include cash on hand, cash held in demand deposit accounts, and all highly liquid financial instruments purchased with a maturity of three months or less.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable is comprised of amounts billed to customers, net of an allowance for doubtful accounts. Interest is not charged on receivables. The allowance for doubtful accounts is estimated by management and is based on specific information about customer accounts, past loss experience, and general economic conditions. Periodically, management reviews the accounts receivable balances of its customers and adjusts the allowance based on current circumstances and charges off uncollectible receivables when all attempts to collect have failed although collection efforts may continue.

Unbilled Receivables

Unbilled receivables arise when the Company recognizes revenue for amounts which cannot yet be billed under terms of the contract with the customer.

Shoals Parent LLC

Notes to Consolidated Financial Statements

Inventory

Inventories consist of raw materials and finished goods. Inventories are stated at the lower of cost or net realizable value. Cost is calculated using the weighted average cost method. Provisions are made to reduce excess or obsolete inventories to their estimated net realizable values.

Property, Plant, and Equipment

Property, plant and equipment acquired in the acquisition of Shoals are recorded at fair value at the date of acquisition net of accumulated depreciation; all other property, plant and equipment are recorded at cost, net of accumulated depreciation. Improvements, betterments and replacements which significantly extend the life of an asset are capitalized. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets. Repair and maintenance costs are expensed as incurred.

A gain or loss on the sale of property, plant and equipment is calculated as the difference between the cost of the asset disposed of, net of accumulated depreciation, and the sales proceeds received. A gain or loss on an asset disposal is recognized in the period that the sale occurs.

The assets’ estimated lives used in computing depreciation are as follows:

Years
Buildings	40
Building improvements	5-15
Machinery and equipment	3-5
Office equipment and furniture	3-7
Vehicles	5

The Company conveyed certain of its real and personal property at its Tennessee facilities to the Industrial Development Board of the City of Portland, Tennessee (the “Board”), for purposes of securing a property tax abatement. The Company is eligible to regain title of the property from the Board at any time for a nominal fee. The conveyed property is still recognized on the Company’s consolidated balance sheet as all the risks and rewards remain with the Company.

Impairment of Long-Lived Assets

When events, circumstances or operating results indicate that the carrying values of long-lived assets might not be recoverable through future operations, the Company prepares projections of the undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. If the projections indicate that the recorded amounts are not expected to be recoverable, such amounts are reduced to estimated fair value. Fair value is estimated based upon internal evaluation of each asset that includes quantitative analyses of net revenue and cash flows, review of recent sales of similar assets and market responses based upon discussions in connection with offers received from potential buyers. Management determined that there was no indication of impairment for the years ended December 31, 2018 and 2019.

Goodwill

Goodwill is assessed using either a qualitative assessment or quantitative approach to determine whether it is more likely than not that the fair value of the reporting unit is less than the carrying amount. The qualitative assessment evaluates factors including macroeconomic conditions, industry-specific and company-specific

Shoals Parent LLC

Notes to Consolidated Financial Statements

considerations, legal and regulatory environments, and historical performance. If the Company determines that it is more likely than not that the fair value of a reporting unit is less than its carrying value, a quantitative assessment is performed. Otherwise, no further assessment is required. The quantitative approach compares the estimate fair value of the reporting units to its carrying amount, including goodwill. Impairment is indicated if the estimated fair value of the reporting unit is less than the carrying amount of the reporting unit, and an impairment charge is recognized for the differential.

For the years ended December 31, 2018 and 2019, the Company performed a qualitative assessment of its goodwill and determined no impairment. Since the Company’s formation on May 9, 2017, the Company did not have any goodwill impairment.

Amortizable and Other Intangible Assets

The Company amortizes identifiable intangible assets consisting of customer relationships, developed technology, trade names and noncompete agreements because these assets have finite lives. The Company’s intangible assets with finite lives are amortized on a straight-line basis over the estimated useful lives. The basis of amortization approximates the pattern in which the assets are utilized over their estimated useful lives. The Company reviews for impairment indicators of finite-lived intangibles, as described above in the “Impairment of Long-Lived Assets” significant accounting policy.

Deferred Financing Costs

Costs incurred to issue debt are capitalized and recorded net of the related debt and amortized using the effective interest method as a component of interest expense over the terms of the related debt agreement.

Revenue Recognition - 2019

In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Codification (ASC) 606, a new accounting standard related to revenue recognition. ASC 606 supersedes nearly all U.S. GAAP on revenue recognition and eliminated industry-specific guidance. The core principle of ASC 606 is to recognize revenue when a customer obtains control of promised goods or services at an amount that reflects the consideration that is expected to be received in exchange for those goods or services. The Company adopted ASC 606 on January 1, 2019 using the modified retrospective method to those contracts that were not completed as of December 31, 2018.

The Company recognizes revenue primarily from the sale of EBOS systems and components. The Company determines its revenue recognition through the following steps: (i) identification of the contract or contracts with a customer, (ii) identification of the performance obligations within the contract, (iii) determination of the transaction price, (iv) allocation of the transaction price to the performance obligations within the contract, and (v) recognition of revenue as the performance obligation has been satisfied.

The Company’s contracts with customers are predominately accounted for as one performance obligation, as the majority of the obligations under the contracts relate to a single project. For each contract entered into, the Company determines the transaction price based on the consideration expected to be received. The transaction price identified is allocated to each distinct performance obligation to deliver a good or service based on the relative standalone selling prices. Management has concluded that the prices negotiated with each individual customer are representative of the standalone selling price of the product.

Shoals Parent LLC

Notes to Consolidated Financial Statements

The Company recognizes revenue over time as a result of the continuous transfer of control of its product to the customer using the output method based on units manufactured. This continuous transfer of control to the customer is supported by clauses in the contracts that provide rights to payment of the transaction price associated with work performed to date on products that do not have an alternative use to the Company. The manufacturing process generally takes less than one week to complete production. The accounting for each contract involves a judgmental process of estimating total sales, costs, and profit for each performance obligation. Cost of sales is recognized based on the unit of production. The amount reported as revenues is determined by adding a proportionate amount of the estimated profit to the amount reported as cost of sales. Management believes that recognizing revenue using the output method based on units manufactured best depicts the extent of transfer of control to the customer. Payments from the customer are typically received after the receipt of inventory from the customer.

Certain contracts contain retainage provisions. Retainage represents a contract asset for the portion of the contract price earned by the Company for work performed but held for payment by the customer as a form of security until the Company obtains specified milestones. The Company typically bills retainage amounts as work is performed. Retainage provisions are not considered a significant financing component because they are intended to protect the customer in the event that some or all of the obligations under the contract are not completed. Outstanding retainage billings of $0.1 million and $1.5 million are included in “Accounts receivable, net,” as of December 31, 2018 and 2019, respectively.

The Company has elected to adopt certain practical expedients and exemptions as allowed under the new revenue recognition guidance, such as (i) recording sales commissions as incurred because the amortization period is less than one year, (ii) excluding any collected sales tax amounts from the calculation of revenue, and (iii) accounting for shipping and handling activities that are incurred after the customer has obtained control of the product as fulfillment costs rather than a separate service provided to the customer for which consideration would need to be allocated (see “Shipping and Handling”).

Revenue Recognition - 2018

During the year ended December 31, 2018, the Company recognizes revenue net of returns and allowances when persuasive evidence of an arrangement exists; price is fixed and determinable; title and risk passes to its customers, which typically occurs upon shipment of its products; and collectability is reasonably assured.

Shipping and Handling

The Company accounts for shipping and handling related to contracts with customers as costs to fulfill its promise to transfer the associated products. Accordingly, payment by the Company’s customers for shipping and handling costs for delivery of the Company’s products are recorded as a component of net sales in the accompanying consolidated statements of income. Shipping and handling expenses are included as a component of cost of sales as incurred and totaled $3.4 million and $3.3 million for the years ended December 31, 2018 and 2019, respectively.

Concentrations

The Company has cash deposited at certain financial institutions, which, at times, may exceed the limits provided by the Federal Deposit Insurance Corporation (“FDIC”). The Company has not experienced any losses on such amount and believes it is not subject to significant credit risk related to cash balances. As of December 31, 2019, $6.8 million of the Company’s bank balances were in excess of FDIC insurance limits.

Shoals Parent LLC

Notes to Consolidated Financial Statements

The Company had the following revenue and accounts receivable concentrations as of and for the years ended December 31, 2018 and 2019:

	December 31,
	2018		2019
	Revenue %	Accounts Receivable %	Revenue %	Accounts Receivable %
Customer A	35.1%	35.6%	41.5%	33.3%
Customer B	23.0%	11.6%	17.0%	27.4%
Customer C	14.6%	17.2%	8.2%	14.3%

Fair Value

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The Company follows a fair value hierarchy that requires the Company to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Three levels of inputs may be used to measure fair value, as follows:

Level 1 - Quoted prices in active markets for identical assets or liabilities.

Level 2 - Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 - Unobservable inputs that are supported by little or no market activity that are significant to the fair value of the assets or liabilities.

The fair values of the Company’s cash and cash equivalents, accounts receivable, and accounts payable approximate their carrying values due to their short maturities. The carrying value of the Company’s revolving line of credit and debt approximates their fair values, as they are based on current market rates at which the Company could borrow funds with similar terms.

The Company follows the provisions of FASB ASC Topic 820-10 for nonfinancial assets and liabilities measured at fair value on a nonrecurring basis. As it relates to the Company, this applies to certain nonfinancial assets and liabilities acquired in business combinations.

Income Taxes

Shoals Parent LLC is treated as a partnership and is not subject to federal income tax; rather, Shoals Parent LLC’s taxable income is passed through to its members and subject to federal income tax at the member level.

Shoals Parent LLC is the sole member of the following subsidiary LLCs, which are treated as disregarded entities for federal income tax purposes: Shoals intermediate Holdings, LLC, Shoals Holdings, LLC, Shoals Technologies Group, LLC, Shoals Technologies, LLC, Shoals Structures, LLC and Solon, LLC. The activities of Shoals Parent LLC and its subsidiary LLCs are reported on the federal income tax return of Shoals Parent LLC.

Shoals Parent LLC and its subsidiary LLCs are generally not subject to state income tax; however, Shoals Technologies Group, LLC pays Tennessee, California, and Texas franchise taxes, and Shoals Technologies, LLC pays Alabama franchise tax.

Shoals Parent LLC

Notes to Consolidated Financial Statements

Management has evaluated the Company’s tax positions and concluded that there are no uncertain tax positions that require adjustment to the consolidated financial statements at December 31, 2018 and 2019. Tax-related interest and penalties are recorded in income tax expense in the consolidated statement of operations. The Company did not have interest and penalties during the years ended December 31, 2018 and 2019.

Earnings per Unit (“EPU”)

Earnings per LLC member unit is calculated and reported under the “two-class” method. The “two-class” method is an earnings allocation method under which earnings per LLC member unit is calculated for each class of common LLC member units considering both distributions declared or accumulated and participation rights in undistributed earnings as if all such earnings had been distributed during the period.

The Company calculates basic earnings per common LLC member unit by dividing net income, by the average number of each class of common LLC member unit outstanding during the period. Diluted earnings per share is calculated in a similar manner after consideration of the potential dilutive effect of common LLC member unit equivalents on the average number of common LLC member units outstanding during the period. During the years ended December 31, 2018 and 2019, the Company had no outstanding common LLC member unit equivalents. Dilution is not considered when a net loss is reported. Common LLC member unit equivalents that have an antidilutive effect are excluded from the computation of diluted earnings per common LLC member unit.

Unaudited Pro Forma Information

Prior to the issuance of any shares of common stock in an initial public offering of Shoals Technologies Group, Inc., we will amend and restate our existing limited liability company agreement to, among other things, recapitalize all existing ownership interests in the Company, appoint Shoals Technologies Group, Inc. as the sole managing member of the Company upon its acquisition of interests in connection with the initial public offering and pay a $355.8 million special distribution to our members. Shoals Technologies Group, Inc. will then enter into a registration rights agreement and a tax receivable agreement (the “Reorganization Transactions”). The unaudited pro forma financial information reflects an adjustment to pro forma net income to reflect additional interest expense of $            million assumed incurred to finance a portion of the special distribution that exceeds both the gross proceeds from the equity offering and the previous twelve months’ earnings less the previous twelve months’ distributions.

Unaudited Pro Forma Earnings per Share

Pro forma basic earnings per share is computed using pro forma net income divided by the weighted-average number of common shares outstanding during the period. The weighted-average number of common shares outstanding includes shares related to Reorganization Transactions and shares to give effect to the number of shares whose proceeds would be necessary to pay the special distribution. Pro forma diluted earnings per share is computed using the weighted-average number of common shares and the effect of potentially dilutive equity awards outstanding during the period. There were no potentially dilutive equity awards in the period presented. Pro forma basic and diluted earnings per share for the year ended December 31, 2019 has been computed to reflect the number of shares that will be outstanding after the Reorganization Transactions plus the number of shares whose proceeds would be necessary to pay the special distribution. The unaudited pro forma basic and diluted earnings per share for the year ended December 31, 2019 does not give effect to the initial public offering and the use of proceeds therefrom.

Shoals Parent LLC

Notes to Consolidated Financial Statements

3.	Recent Accounting Pronouncements

Adopted in 2019

In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606),” with the intent of significantly enhancing consistency and comparability of revenue recognition practices across entities and industries. ASU No. 2014-09 supersedes the revenue recognition guidance in Topic 605, Revenue Recognition. The new standard establishes a single, principle-based five-step model to be applied to all contracts with customers and introduces new and enhanced disclosure requirements. It also requires the use of more estimates and judgments than the present standards in addition to additional disclosures. The Company has reviewed its various customer arrangements in order to determine the impact the new accounting guidance for revenue recognition will have on its consolidated financial statements and related disclosures. The Company adopted this on January 1, 2019, using a modified retrospective approach for those contracts not completed at the date of initial adoption.

The following table summarizes the cumulative effect of the changes made to the Consolidated Balance Sheet for the adoption of ASC 606 (in thousands):

Line Item in Consolidated Balance Sheet	Balance at December 31, 2018	Adoption of ASC 606	Adjusted Balance at January 1, 2019
Assets
Unbilled receivables	$—	$1,971	$1,971
Inventory, net	9,942	(1,501)	8,441

Total Assets	$185,533	$470	$186,003

Members’ Equity
Members’ equity	$138,282	$470	$138,752

Total Liabilities and Member’s Equity	$185,533	$470	$186,003

The changes above primarily represent the increase in unbilled receivables and the decrease of inventory related to the acceleration of the recognition of revenue on sales from a point in time to an over time basis as control is passed to the customer.

The application of ASC 606 increased the Company’s total revenue, total cost of goods sold, operating income and net income by $1.3 million, $1.0 million, $0.3 million and $0.3 million, respectively, during the year ended December 31, 2019. In connection with the adoption of ASC 606, the Company established contract assets to represent unbilled receivables. As result of the adoption of ASC 606, the Company had unbilled receivables of $2.5 million and inventory was reduced by $1.9 million as of December 31, 2019. In connection with the adoption of ASC 606, the Company recorded a transition adjustment to increase member’s equity (deficit) by $0.5 million. See above for the transition impact by line item. The adoption of ASC 606 did not have any impact on net cash provided by operating activities.

To Be Adopted

In February 2016, the FASB issued ASU No. 2016-02 (Topic 842), “Leases,” which supersedes the lease recognition requirements in ASC Topic 840, “Leases.” Under ASU No. 2016-02, lessees are required to recognize assets and liabilities on the consolidated balance sheets for most leases and provide enhanced disclosures. Leases will continue to be classified as either finance or operating. For companies that are not emerging growth companies (“EGCs”), the ASU is effective for fiscal years beginning after December 15, 2018.

Shoals Parent LLC

Notes to Consolidated Financial Statements

For EGCs, the ASU is effective for fiscal years beginning after December 15, 2021. The Company will adopt the new standard using the modified retrospective method, under which the Company will apply Topic 842 to existing and new leases as of January 1, 2022, but prior periods will not be restated and will continue to be reported under Topic 840 guidance in effect during those periods. The Company anticipates that the adoption will not have a material impact on its consolidated statements of operations or its consolidated statements of cash flows but expects to recognize right-of-use assets and liabilities for lease obligations associated with its operating leases.

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments—Credit Losses,” which was subsequently amended by ASU No. 2018-19 and ASU No. 2019-10, and which requires the measurement of expected credit losses for financial instruments carried at amortized cost held at the reporting date based on historical experience, current conditions and reasonable forecasts. The updated guidance also amends the current other-than-temporary impairment model for available-for-sale debt securities by requiring the recognition of impairments relating to credit losses through an allowance account and limits the amount of credit loss to the difference between a security’s amortized cost basis and its fair value. In addition, the length of time a security has been in an unrealized loss position will no longer impact the determination of whether a credit loss exists. The main objective of this ASU is to provide financial statement users with more decision-useful information about the expected credit losses on financial instruments and other commitments to extend credit held by a reporting entity at each reporting date. The Company will continue to assess the possible impact of this standard, but currently does not expect the adoption of this standard will have a significant impact on its consolidated financial statements and its limited history of bad debt expense relating to trade accounts receivable.

In August 2018, the FASB issued ASU No. 2018-13, “Fair Value Measurement—Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement,” which makes a number of changes meant to add, modify or remove certain disclosure requirements associated with the movement against or hierarchy associated with Level 1, Level 2 and Level 3 fair value measurements. The standard is effective for fiscal years and interim periods within those fiscal years beginning after December 15, 2019. Early adoption is permitted upon issuance of the update. The Company does not expect the adoption of this guidance to have a material impact on its consolidated financial statements.

In December 2019, the FASB issued ASU No. 2019-12, “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes” (“ASU No. 2019-12”), which is intended to simplify various aspects of the accounting for income taxes. ASU No. 2019-12 removes certain exceptions to the general principles in Topic 740 and also clarifies and amends existing guidance to improve consistent application. This standard is effective for fiscal years and interim periods within those fiscal years, beginning after December 15, 2020. Early adoption is permitted. The Company is currently evaluating the impact of this standard on its consolidated financial statements and related disclosures.

4.	Accounts Receivable

Accounts receivable consists of the following (in thousands):

	December 31,
	2018	2019
Accounts receivable	$26,210	$27,494
Less: allowance for doubtful accounts	(202)	(202)

Accounts receivable, net	$26,008	$27,292

Shoals Parent LLC

Notes to Consolidated Financial Statements

5.	Inventory

Inventory consists of the following (in thousands):

	December 31,
	2018	2019
Raw materials	$10,221	$10,915
Finished goods	1,501	—

Total Inventory	11,722	10,915
Allowance for slow-moving inventory	(1,780)	(2,081)

Inventory, net	$9,942	$8,834

6.	Property, Plant and Equipment

Property, plant, and equipment, net consists of the following (in thousands):

	December 31,
	2018	2019
Machines and equipment	$5,009	$6,610
Buildings and improvements	4,965	4,965
Vehicles	332	342
Office equipment and furniture	725	834
Land and land improvements	840	840

	11,871	13,591
Less: accumulated depreciation	(1,465)	(2,644)

Property, plant and equipment, net	$10,406	$10,947

Depreciation expense for the years ended December 31, 2018 and 2019 was $1.0 million and $1.2 million, respectively. During the years ended December 31, 2018 and 2019, $0.8 million and $1.0 million, respectively, of depreciation expense were allocated to cost of sales. During the years ended December 31, 2018 and 2019, $0.2 million and $0.2 million, respectively, of depreciation expense were allocated to operating expense.

7.	Goodwill and Other Intangible Assets

Goodwill

Goodwill relates to the acquisition of Shoals. During 2018 and 2019, there were no changes in the Company’s goodwill balance and no impairment charges related to goodwill.

Shoals Parent LLC

Notes to Consolidated Financial Statements

Other Intangible Assets

Other intangible assets consisted of the following at December 31, (in thousands):

	Estimated Useful Lives (Years)	2018	2019
Amortizable:
Costs:
Customer relationship	13	$52,600	$52,600
Developed technology	13	34,600	34,600
Trade names	13	11,400	11,400
Noncompete agreements	5	2,000	2,000

Total Amortizable Intangibles		100,600	100,600

Accumulated amortization:
Customer relationship		6,407	10,453
Developed technology		4,214	6,876
Trade name		1,388	2,265
Noncompete agreements		633	1,033

Total Accumulated Amortization		12,642	20,627

Total Amortizable Intangibles, Net		$87,958	$79,973

Amortization expense related to intangible assets amounted to $8.0 million for the years ended December 31, 2018 and 2019. Estimated future annual amortization expense for the above amortizable intangible assets are as follows (in thousands):

For the Year Ended December 31,	Amortization Expense
2020	$7,985
2021	7,985
2022	7,750
2023	7,585
2024	7,585
Thereafter	41,083

$79,973

8.	Debt and Related Party Note Payable

Senior Debt

Shoals Intermediate Holdings, LLC and subsidiaries are party to a credit agreement (the “Senior Debt”) under which Shoals Holdings, LLC and its subsidiaries are borrowers and Shoals Intermediate Holdings, LLC is a guarantor. The debt is collateralized by all of the assets of the guarantor and borrowers. The original agreement provided a term loan of $35 million and a revolving line of credit of $15 million. Both loans mature on May 25, 2022.

The term loan requires monthly principal payments of $0.3 million through May 2020. After that the principal payments will increase to $0.4 million per month until the term loan is paid off. The Senior Debt includes a nonutilization fee which requires quarterly payments on any unused portion of the revolving loan equal to .25% on an annual basis.

Shoals Parent LLC

Notes to Consolidated Financial Statements

The Senior Debt provides for an interest rate to equal the Base Rate plus margin. The Base Rate charged is the highest rate of three defined methods as follows: (1) Federal Funds Rate plus .5%, (2) Fifth Third Bank N.A. Rate or (3) LIBOR Rate plus 1%. The Base Rate ranges from 1% to 2.5% depending on the EBITDA Rate calculation as defined in the Senior Debt (the “EBITDA Rate calculation”) for the Federal Funds Rate. The Base Rate for the LIBOR Rate ranges from 2% to 3.5% depending on the EBITDA Rate calculation. The interest rate at December 31, 2019 was 3.70%. The interest incurred during 2018 and 2019 was $1.4 million.

The Senior Debt provides for a mandatory prepayment equal to fifty percent of excess cash flow as defined within the agreement (the “Excess Cash Flow provision”). This prepayment is due within three business days of the date on which the annual audited financial statements are delivered until borrowings on the Senior Debt are paid in full. As of December 31, 2019, the current portion of long-term debt includes $8.4 million due under the Excess Cash Flow provision. No amounts associated with the Excess Cash Flow provision were included in the current portion of long-term debt as of December 31, 2018.

On August 20, 2018, Shoals Intermediate Holdings, LLC and subsidiaries entered into a Consent, Waiver and Second Amendment to the Senior Debt whereby the lenders agreed to (1) waive the requirement to pay back 50% of excess cash flow for year ended December 31, 2017, (2) allow Shoals to pay off in full the Related Party Note Payable by using proceeds of the revolving loan, and (3) increased amounts available on the revolving line of credit from $15 million to $25 million. Interest incurred on the revolving line of credit during 2018 and 2019 was $0.2 million and $0.3 million, respectively.

The Senior Debt subjects the Company to certain customary financial covenants. These financial covenants include a minimum fixed-charge coverage ratio and Senior Debt to EBITDA Ratio, as defined in the Senior Debt. As of December 31, 2019, Shoals was in compliance with all the required covenants.

Related Party Note Payable

Solon Holdco I, GP provided financing to Shoals Holdings, LLC in the amount of $15 million to make a capital distribution to a member of the Company (“Related Party Note Payable”). The loan had a maturity date of November 25, 2022. There were no principal payments required until maturity. The loan was collateralized by all of the assets of Shoals Holdings, LLC and its subsidiaries and was subordinate to any claims made under the Senior Debt. This loan bore an annual interest rate of 8% to be paid on the last day of each quarter. For the year ended December 31, 2018 interest incurred was $0.8 million. This Note was paid off in full on August 20, 2018.

Debt consists of the following (in thousands):

	2018	2019
Senior Debt—term loan	$29,750	$26,250
Senior Debt—revolving line of credit	10,000	—
Less: deferred finance costs	(234)	(196)

Total debt, net of deferred financing costs	39,516	26,054
Less: current portion	(3,500)	(12,894)

Long-term debt, net current portion	$36,016	$13,160

Shoals Parent LLC

Notes to Consolidated Financial Statements

The aggregate amounts of principal maturities on the Company’s debt is as follows:

Year Ending December 31,
2020	$12,894
2021	5,250
2022	8,106

$26,250

9.	Earnings per Unit

The Amended LLC Agreement prescribes the amount and priority of cash distributions that various classes of common LLC member units will receive. Distributions are declared periodically at the determination of the board of directors, which determination may include the imposition on all holders of common LLC member unit of certain terms and conditions on the receipt of any distributions (including, but not limited to, the repayment or return of all or any portion of such distributions to the Company in order to satisfy the Company’s indemnification and other obligations in connection with the divestiture of any assets of the Company or its subsidiaries). All distributions are further subject to the retention and establishment of reserves, or payment to third parties, of such funds as the Board deems necessary with respect to the reasonable business needs and obligations of the Company. During the years ended December 31, 2018 and 2019, the Company allocated 100% of the profits and distributions to Class A Unit holders based on the provisions of the Amended LLC Agreement.

Net income per common LLC member unit was computed as follows (in thousands, except per unit amounts):

December 31, 2018	Class A Units
Allocation of net income:
Distributions declared and paid	$10,661
Distributions in excess of earnings	(1,814)

Net income available to LLC member common unit holders—basic and diluted	$8,847

Net income per LLC member common unit—basic and diluted:
Weighted average units outstanding	90,000

Net income per LLC member common unit—basic and diluted	$0.10

December 31, 2019	Class A Units
Allocation of net income:
Distributions declared and paid	$13,989
Undistributed earnings	11,154

Net income available to LLC member common unit holders—basic and diluted	$25,143

Net income per LLC member common unit—basic and diluted:
Weighted average units outstanding	90,000

Net income per LLC member common unit—basic and diluted	$0.28

Shoals Parent LLC

Notes to Consolidated Financial Statements

10.	Retirement Plans

The Company has a 401(k) plan (“Plan”) covering all eligible employees. Employees are eligible to participate in the plan after they have completed one year of employment. Employer contributions are discretionary. The Company made no matching contributions to the Plan during the years ended December 31, 2018 or 2019.

11.	Members’ Equity

On May 9, 2017, Shoals Parent LLC was formed as a Delaware limited liability company. The LLC Agreement has since been twice amended and restated to provide for additional members and classes of member units. Shoals Parent LLC currently operates under the Amended and Restated Limited Liability Company Agreement dated March 9, 2019 (the “Amended LLC Agreement”).

The Amended LLC Agreement provides for four classes of member units:

Class A Common Units (the “Class A”)	90,000,000 issued and outstanding, at December 31, 2018 and 2019

Class B Common Units (the “Class B”)	75,000,000 issued and outstanding, at December 31, 2018 and 2019

Class C Common Units (the “Class C”)	none issued and outstanding

Class D Common Units (the “Class D”)	none issued and outstanding

At December 31, 2019, under the terms of the Amended LLC Agreement, allocations of profits, losses and distributions are in the following priorities:

•

Profits and Losses. Profits are allocated first to the Class A until each Class A unit receives its original capital investment plus any accrued common yield. Profits are allocated second to Class B, until each Class B unit has received an equivalent per unit amount to each Class A unit. Any additional profits are allocated ratably to Class A and Class B on a per unit basis.

•	Distributions. Distributions are allocated in accordance with the allocation of profits and losses for each period.

12.	Commitments and Contingencies

The Company is from time to time subject to legal proceedings and claims, which arise in the normal course of its business. In the opinion of management and legal counsel, the amount of losses that may be sustained, if any, would not have a material effect on the financial position, results of operations or cash flows of the Company.

13.	Geographic Information

Summary information about geographic areas:

ASC 280 (“Segment Reporting”) establishes standards for reporting information about operating segments. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker (“CODM”) in deciding how to allocate resources and in assessing performance. The Company’s CODM reviews operating performance as a whole rather than as discrete operating segments. Gross profit information is available at the product level; however, financial performance is measured as a single enterprise and not at the product level. Allocation of resources is deployed on a project by project basis across the Company without regard to individual product lines. The Company manages its business on the basis of one operating and reportable segment and derives revenues from selling its product. The Company’s long-lived assets are located in the United States.

Shoals Parent LLC

Notes to Consolidated Financial Statements

Revenues within geographic areas based upon customers’ location for the year ended December 31 (in thousands):

	2018	2019
United States	$100,581	$139,767
Rest of the world	3,169	4,729

Total Revenues	$103,750	$144,496

14.	Subsequent Events

Class C Units

In May 2020, certain employees of the Company received 11,150,000 Class C units in the Company.

Term Loan

In addition to monthly principal payments and excess cash flow payments required under the term loan through October 2020, the Company made additional principal payments of $11.0 million and $4.4 million in August 2020 and October 2020, respectively, which resulted in the term loan being paid in full with the final payment in October 2020.

Economic Developments

The Company is monitoring the recent global health emergency driven by the potential impact of the COVID-19 virus, along with global supply and demand dynamics. The extent to which these events may impact the Company’s business will depend on future developments, which are highly uncertain and cannot be predicted at this time. Though the Company has thus far avoided significant impact to performance of operations as a result of the global crisis, the Company could encounter project delays due to impacts on suppliers, customers, or others. The duration and intensity of these impacts and resulting disruption to the Company’s operations is uncertain and continues to evolve as of the date of this report. Accordingly, management will continue to monitor the impact of the global situation on its financial condition, liquidity, operations, suppliers, industry, and workforce.

Coronavirus Aid, Relief, and Economic Security (CARES) Act

On March 27, 2020, the President of the United States signed into law the CARES Act. The CARES Act among other things, includes provisions relating to refundable payroll tax credits, deferment of employer-side social security payments, net operating loss carryback periods, alternative minimum tax credit refunds, modifications to net interest deduction limitations, increased limitations on qualified charitable contributions, and technical corrections to tax depreciation methods for qualified improved property.

The Company continues to examine the impact that the CARES Act may have on our business. The Company began deferring the employer portion of social security payments in April 2020.

The Company has reviewed subsequent events through November 12, 2020, the date these consolidated financial statements were available to be issued and has identified no other events that would require recognition or disclosure in these consolidated financial statements other than those disclosed herein.

Shoals Parent LLC

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

	As of December 31, 2019	As of September 30, 2020 (Unaudited)	Pro Forma As of September 30, 2020 (Unaudited)
Assets
Current Assets
Cash and cash equivalents	$7,082	$9,245	$4,245
Accounts receivable, net	27,292	28,379	28,379
Unbilled receivables	2,505	8,581	8,581
Inventory, net	8,834	11,299	11,299
Other current assets	798	128	128

Total Current Assets	46,511	57,632	52,632

Property, plant and equipment, net	10,947	12,704	12,704
Goodwill	50,176	50,176	50,176
Other intangible assets, net	79,973	73,985	73,985

Total Assets	$187,607	$194,497	$189,497

Liabilities and Members’ Equity
Current Liabilities
Accounts payable	$10,383	$10,668	$10,668
Accrued expenses	1,264	4,266	5,866
Long-term debt—current portion	12,894	4,275	6,900

Total Current Liabilities	24,541	19,209	23,434

Revolving line of credit	—	—	—
Long-term debt, less current portion	13,160	—	346,579

Total Liabilities	37,701	19,209	370,013

Commitments and Contingencies (Note 12)
Members’ Equity	149,906	175,288	(180,516)

Total Liabilities and Members’ Equity	$187,607	$194,497	$189,497

See accompanying notes to condensed consolidated financial statements.

Shoals Parent LLC

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per unit amounts)

	For the Nine Months Ended September 30,
	2019	2020
Revenues	$106,613		$136,765
Cost of Revenues	74,874		85,061

Gross Profit	31,739		51,704

Operating Expenses
General and administrative expenses	6,795		15,390
Depreciation and amortization	6,156		6,194

Total Operating Expenses	12,951		21,584

Income from Operations	18,788		30,120
Interest Expense, net	1,481		601

Net Income	$17,307		$29,519

Earnings per Unit—Class A
Basic and Diluted	$0.19		$0.33

Weighted Average Number of Units—Class A
Basic and Diluted	90,000		90,000

Pro forma earnings per share information (unaudited)
Pro forma net income		$

Pro forma basic and diluted earnings per share		$

Pro forma weighted average shares outstanding—basic and diluted

See accompanying notes to consolidated financial statements.

Shoals Parent LLC

Unaudited Condensed Consolidated Statements of Members’ Equity

(in thousands)

For the Nine Months Ended September 30, 2019
Balance at December 31, 2018	$138,282
Effect of adoption of ASC 606	470
Member distribution	(10,278)
Net income	17,307

Balance at September 30, 2019	$145,781

For the Nine Months Ended September 30, 2020
Balance at December 31, 2019	$149,906
Member distribution	(11,356)
Equity based compensation	7,219
Net income	29,519

Balance at September 30, 2020	$175,288

See accompanying notes to condensed consolidated financial statements.

Shoals Parent LLC

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands)

	For the Nine Months Ended September 30,
	2019	2020
Cash Flows from Operating Activities
Net income	$17,307	$29,519
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of deferred finance costs	29	31
Depreciation and amortization	6,838	7,017
Equity based compensation	—	7,219
Provision for slow-moving inventory	(100)	488
Changes in assets and liabilities:
Accounts receivable	(857)	(1,087)
Unbilled receivables	1,243	(6,076)
Inventory	(1,816)	(2,953)
Other current assets	218	670
Accounts payable	5,062	285
Accrued expenses	763	3,002

Net Cash Provided by Operating Activities	28,687	38,115

Cash Flows from Investing Activities
Purchases of property, plant and equipment	(1,409)	(2,786)

Net Cash Used in Investing Activities	(1,409)	(2,786)

Cash Flows from Financing Activities
Distributions to members	(10,278)	(11,356)
Payments on revolving line of credit	(10,000)	—
Payments of long-term debt	(2,625)	(21,810)

Net Cash Used in Financing Activities	(22,903)	(33,166)

Net Increase in Cash and Cash Equivalents	4,375	2,163
Cash and Cash Equivalents—Beginning of Year	108	7,082

Cash and Cash Equivalents—End of Year	$4,483	$9,245

See accompanying notes to condensed consolidated financial statements.

Shoals Parent LLC

Notes to Condensed Consolidated Financial Statements (Unaudited)

1.	Nature of Business

Shoals Parent LLC, (the “Company”) is a Delaware limited liability company formed on May 9, 2017. The Company is headquartered in Portland, Tennessee and is a manufacturer of electrical balance of systems (“EBOS”) solutions and components related to solar fields sold to customers across the United States and internationally. The Company, through its wholly-owned subsidiaries, Shoals Intermediate Holdings LLC (“Intermediate”) and Shoals Holdings LLC (“Holdings”) owns four other subsidiaries through which it conducts substantially all operations: Shoals Technologies, LLC, Shoals Technologies Group, LLC, Solon, LLC, and Shoals Structures, LLC (“Shoals”). The Company acquired Shoals on May 25, 2017.

2.	Summary of Significant Accounting Policies

Basis of Accounting and Presentation

The accompanying consolidated financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Principles of Consolidation

The consolidated financial statements include the accounts of Shoals Parent LLC and its Subsidiaries, which include Intermediate, Holdings and Shoals. All intercompany balances and transactions have been eliminated in consolidation.

Unaudited Interim Financial Information

The accompanying balance sheet as of September 30, 2020, the statements of operations, members’ equity and cash flows for the nine months ended September 30, 2019 and 2020 are unaudited. The unaudited interim financial statements have been prepared on the same basis as the audited annual financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary for the fair statement of the Company’s financial position as of September 30, 2020 and the results of its operations and its cash flows for the nine months ended September 30, 2019 and 2020. The financial data and other information disclosed in these notes related to the nine months ended September 30, 2019 and 2020 are also unaudited. The results for the nine months ended September 30, 2020 are not necessarily indicative of results to be expected for the year ending December 31, 2020, any other interim periods, or any future year or period. The balance sheet as of December 31, 2019 included herein was derived from the audited financial statements as of that date. Certain disclosures have been condensed or omitted from the interim financial statements. These financial statements should be read in conjunction with the Company’s audited financial statements included elsewhere in this prospectus.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include revenue recognition, allowance for doubtful accounts, useful lives of property, plant and equipment and other intangible assets, and the reserve for excess and obsolete inventory.

Shoals Parent LLC

Notes to Condensed Consolidated Financial Statements (Unaudited)

Impact of COVID-19 Pandemic

In December 2019, a novel strain of coronavirus, SARS-CoV-2, which causes coronavirus disease, or COVID-19, surfaced in Wuhan, China. Since then, COVID-19 has spread to multiple countries, including the United States. On March 11, 2020, the World Health Organization declared COVID-19 a pandemic. To date, the Company has maintained uninterrupted business operations with normal turnaround times for its delivery of solar EBOS solutions and components. The Company has implemented adjustments to its operations designed to keep employees safe and comply with federal, state and local guidelines, including those regarding social distancing. For the nine months ended September 30, 2020, the Company incurred $2.0 million in COVID-19 related costs (disinfecting and reconfiguration of facilities, medical professionals to conduct daily screening of employees, premium pay during the pandemic to hourly workers and direct legal costs associated with the pandemic) of which $1.9 million is included in cost of revenues and $0.1 million is included in selling, general and administrative in the accompanying condensed consolidated financial statements. The extent to which COVID-19 may further impact the Company’s business, results of operations, financial condition and cash flows will depend on future developments, which are highly uncertain and cannot be predicted with confidence. In response to COVID-19, the United States government has passed legislation and taken other actions to provide financial relief to companies and other organizations affected by the pandemic.

Revenue Recognition

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Codification (ASC) 606, a new accounting standard related to revenue recognition. ASC 606 supersedes nearly all U.S. GAAP on revenue recognition and eliminated industry-specific guidance. The core principle of ASC 606 is to recognize revenue when a customer obtains control of promised goods or services at an amount that reflects the consideration that is expected to be received in exchange for those goods or services. The Company adopted ASC 606 on January 1, 2019 using the modified retrospective method to those contracts that were not completed as of December 31, 2018.

The Company recognizes revenue primarily from the sale of EBOS solutions and components. The Company determines its revenue recognition through the following steps: (i) identification of the contract or contracts with a customer, (ii) identification of the performance obligations within the contract, (iii) determination of the transaction price, (iv) allocation of the transaction price to the performance obligations within the contract, and (v) recognition of revenue as the performance obligation has been satisfied.

The Company’s contracts with customers predominately are accounted for as one performance obligation, as the majority of the obligations under the contracts relate to a single project. For each contract entered into, the Company determines the transaction price based on the consideration expected to be received. The transaction price identified is allocated to each distinct performance obligation to deliver a good or service based on the relative stand alone selling prices. Management has concluded that the prices negotiated with each individual customer are representative of the standalone selling price of the product.

The Company recognizes revenue over time as a result of the continuous transfer of control of its product to the customer using the output method based on units manufactured. This continuous transfer of control to the customer is supported by clauses in the contracts that provide rights to payment of the transaction price associated with work performed to date on products that do not have an alternative use to the Company. The manufacturing process generally takes less than one week to complete production. The accounting for each contract involves a judgmental process of estimating total sales, costs, and profit for each performance obligation. Cost of sales is recognized based on the unit of production. The amount reported as revenues is determined by adding a proportionate amount of the estimated profit to the amount reported as cost of sales. Management believes that recognizing revenue using the output method based on units manufactured best depicts the extent of transfer of control to the customer. Payments from the customer are typically received after the receipt of inventory from the customer.

Certain contracts contain retainage provisions. Retainage represents a contract asset for the portion of the contract price earned by the Company for work performed but held for payment by the customer as a form of

Shoals Parent LLC

Notes to Condensed Consolidated Financial Statements (Unaudited)

security until the Company obtains specified milestones. The Company typically bills retainage amounts as work is performed. Retainage provisions are not considered a significant financing component because they are intended to protect the customer in the event that some or all of the obligations under the contract are not completed. Outstanding retainage billings of $1.5 million and $2.5 million are included in “Accounts receivable, net,” as of December 31, 2019 and September 30, 2020, respectively.

The Company has elected to adopt certain practical expedients and exemptions as allowed under the new revenue recognition guidance such as (i) recording sales commissions as incurred because the amortization period is less than one year, (ii) excluding any collected sales tax amounts from the calculation of revenue, and (iii) accounting for shipping and handling activities that are incurred after the customer has obtained control of the product as fulfillment costs rather than a separate service provided to the customer for which consideration would need to be allocated.

Concentrations

The Company had the following revenue and accounts receivable concentrations as of December 31, 2019 and September 30, 2020 and for the nine months ended September 30, 2019 and 2020:

	2019		2020
	Revenue %	Accounts Receivable %	Revenue %	Accounts Receivable %
Customer A	41.7%	33.3%	22.0%	10.7%
Customer B	16.6%	27.4%	18.2%	16.6%

Fair Value

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The Company follows a fair value hierarchy which requires the Company to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Three levels of inputs may be used to measure fair value, as follows:

Level 1 – Quoted prices in active markets for identical assets or liabilities.

Level 2 – Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 – Unobservable inputs that are supported by little or no market activity that are significant to the fair value of the assets or liabilities.

The fair values of the Company’s cash and cash equivalents, accounts receivable, and accounts payable approximate their carrying values due to their short maturities. The carrying value of the Company’s revolving line of credit and debt approximates their fair values, as they are based on current market rates at which the Company could borrow funds with similar terms.

The Company follows the provisions of FASB ASC Topic 820-10 for nonfinancial assets and liabilities measured at fair value on a nonrecurring basis. As it relates to the Company, this applies to certain nonfinancial assets and liabilities acquired in business combinations.

Shoals Parent LLC

Notes to Condensed Consolidated Financial Statements (Unaudited)

Equity-Based Compensation

The Company recognizes equity-based compensation expense based on the equity award’s grant date fair value. The determination of the fair value of equity awards issued to employees of the Company is based upon the underlying unit price and a number of factors, including comparable companies, operating and financial performance, lack of liquidity of the units and general and industry specific economic outlook, amongst other factors. The Company accounts for forfeitures as they occur. The grant date fair value of each unit is amortized on a straight-line basis over the requisite service period, including those units with graded vesting. However, the amount of equity-based compensation at any date is equal to the portion of the grant date fair value of the award that is vested.

Earnings per Unit (“EPU”)

Earnings per LLC member unit is calculated and reported under the “two-class” method. The “two-class” method is an earnings allocation method under which earnings per LLC member unit is calculated for each class of common LLC member units considering both distributions declared or accumulated and participation rights in undistributed earnings as if all such earnings had been distributed during the period.

The Company calculates basic earnings per common LLC member unit by dividing net income, by the average number of each class of common LLC member unit outstanding during the period. Diluted earnings per share is calculated in a similar manner after consideration of the potential dilutive effect of common LLC member unit equivalents on the average number of common LLC member units outstanding during the period. During the nine months ended September 30, 2019 and 2020, the Company had no outstanding common LLC member unit equivalents. Dilution is not considered when a net loss is reported. Common LLC member unit equivalents that have an antidilutive effect are excluded from the computation of diluted earnings per common LLC member unit.

Unaudited Pro Forma Information

Prior to the issuance of any shares of common stock in an initial public offering of Shoals Technologies Group, Inc., we will amend and restate our existing limited liability company agreement, to, among other things, recapitalize all existing ownership interests in the Company, appoint Shoals Technologies Group, Inc. as the sole managing member of the Company upon its acquisition of interests in connection with the initial public offering and pay a $355.8 million special distribution to our members. Shoals Technologies Group, Inc. will then enter into stockholder agreements with our members as well as a registration rights agreement and a tax receivable agreement (the “Reorganization Transactions”). The unaudited pro forma financial information reflects an adjustment to pro forma net income to reflect additional interest expense of $             million assumed incurred to finance a portion of the special distribution that exceeds both the gross proceeds from the equity offering and the previous twelve months earnings less the previous twelve months’ distributions.

Unaudited Pro Forma Earnings Per Share

Pro forma basic earnings per share is computed using pro forma net income divided by the weighted-average number of common shares outstanding during the period. Weighted average number of common shares outstanding includes shares related to Reorganization Transactions and shares to give effect to the number of shares whose proceeds would be necessary to pay the special distribution. Pro forma diluted earnings per share is computed using the weighted-average number of common shares and the effect of potentially dilutive equity awards outstanding during the period. There were no potentially dilutive equity awards in the period presented. Pro forma basic and diluted net loss per share for the nine months ended September 30, 2020 has been computed to reflect the number of shares that will be outstanding after the Reorganization Transactions plus the number of

Shoals Parent LLC

Notes to Condensed Consolidated Financial Statements (Unaudited)

shares whose proceeds would be necessary to pay the special distribution. The unaudited pro forma basic and diluted earnings per share for the nine months ended September 30, 2020 does not give effect to the initial public offering and the use of proceeds therefrom.

3.	Recent Accounting Pronouncements

To be Adopted

In February 2016, the FASB issued ASU No. 2016-02 (Topic 842) “Leases” which supersedes the lease recognition requirements in ASC Topic 840, “Leases.” Under ASU No. 2016-02, lessees are required to recognize assets and liabilities on the consolidated balance sheets for most leases and provide enhanced disclosures. Leases will continue to be classified as either finance or operating. For companies that are not emerging growth companies (“EGCs”), the ASU is effective for fiscal years beginning after December 15, 2018. For EGCs, the ASU is effective for fiscal years beginning after December 15, 2021. The Company will adopt the new standard using the modified retrospective method, under which the Company will apply Topic 842 to existing and new leases as of January 1, 2022, but prior periods will not be restated and will continue to be reported under Topic 840 guidance in effect during those periods. The Company anticipates that the adoption will not have a material impact on its consolidated statements of operations or its consolidated statements of cash flows but expects to recognize right-of-use assets and liabilities for lease obligations associated with its operating leases.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses, which was subsequently amended by ASU No. 2018-19 and ASU No. 2019-10, requires the measurement of expected credit losses for financial instruments carried at amortized cost held at the reporting date based on historical experience, current conditions and reasonable forecasts. The updated guidance also amends the current other-than-temporary impairment model for available-for-sale debt securities by requiring the recognition of impairments relating to credit losses through an allowance account and limits the amount of credit loss to the difference between a security’s amortized cost basis and its fair value. In addition, the length of time a security has been in an unrealized loss position will no longer impact the determination of whether a credit loss exists. The main objective of this ASU is to provide financial statement users with more decision-useful information about the expected credit losses on financial instruments and other commitments to extend credit held by a reporting entity at each reporting date. The Company will continue to assess the possible impact of this standard, but currently does not expect the adoption of this standard will have a significant impact on its consolidated financial statements and its limited history of bad debt expense relating to trade accounts receivable.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU No. 2019-12”), which is intended to simplify various aspects of the accounting for income taxes. ASU No. 2019-12 removes certain exceptions to the general principles in Topic 740 and also clarifies and amends existing guidance to improve consistent application. This standard is effective for fiscal years and interim periods within those fiscal years, beginning after December 15, 2020. Early adoption is permitted. The Company is currently evaluating the impact of this standard on its consolidated financial statements and related disclosures.

Adopted

In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement—Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement, which makes a number of changes meant to add, modify or remove certain disclosure requirements associated with the movement against or hierarchy associated with Level 1, Level 2 and Level 3 fair value measurements. The Company adopted ASU 2018-13 as of January 1, 2020. The Company’s disclosures related to its Level 3 financial statements did not materially change for the periods presented.

Shoals Parent LLC

Notes to Condensed Consolidated Financial Statements (Unaudited)

4.	Accounts Receivable

Accounts receivable consists of the following (in thousands):

	December 31, 2019	September 30, 2020
Accounts receivable	$27,494	$28,581
Less: allowance for doubtful accounts	(202)	(202)

Accounts receivable, net	$27,292	$28,379

5.	Inventory

Inventory consists of the following (in thousands):

	December 31, 2019	September 30, 2020
Raw materials	$10,915	$13,868
Finished goods	—	—

Total Inventory	10,915	13,868
Allowance for slow-moving inventory	(2,081)	(2,569)

Inventory, net	$8,834	$11,299

6.	Property, Plant and Equipment

Property, plant, and equipment, net consists of the following (in thousands):

	December 31, 2019	September 30, 2020
Machines and equipment	$6,610	$8,549
Buildings and improvements	4,965	5,521
Vehicles	342	342
Office equipment and furniture	834	1,025
Land and land improvements	840	940

	13,591	16,377
Less: accumulated depreciation	(2,644)	(3,673)

Property, plant and equipment, net	$10,947	$12,704

Depreciation expense for the nine months ended September 30, 2019 and 2020 was $0.9 million and $1.0 million, respectively. During the nine months ended September 30, 2019 and 2020, $0.7 million and $0.8 million, respectively, of depreciation expense were allocated to cost of sales. During the nine months ended September 30, 2019 and 2020, $0.2 million and $0.2 million, respectively, of depreciation expense were allocated to operating expense.

7.	Goodwill and Other Intangible Assets

Goodwill

Goodwill relates to the acquisition of Shoals. At December 31, 2019 and September 30, 2020, goodwill totaled $50.2 million.

Shoals Parent LLC

Notes to Condensed Consolidated Financial Statements (Unaudited)

Other Intangible Assets

Other intangible assets consisted of the following (in thousands):

	Estimated Useful Lives (Years)	December 31, 2019	September 30, 2020
Amortizable:
Costs:
Customer relationship	13	$52,600	$52,600
Developed technology	13	34,600	34,600
Trade name	13	11,400	11,400
Noncompete agreements	5	2,000	2,000

Total Amortizable Intangibles		100,600	100,600

Accumulated amortization:
Customer relationship		10,453	13,487
Developed technology		6,876	8,872
Trade name		2,265	2,923
Noncompete agreements		1,033	1,333

Total Accumulated Amortization		20,627	26,615

Total Amortizable Intangibles, Net		$79,973	$73,985

Amortization expense related to intangible assets amounted to $6.0 million for the nine months ended September 30, 2019 and 2020. Estimated future annual amortization expense for the above amortizable intangible assets, for the remaining periods through December 31, are as follows (in thousands):

Amortization Expense
2020	$1,997
2021	7,985
2022	7,750
2023	7,585
2024	7,585
Thereafter	41,083

$73,985

8.	Debt and Related Party Note Payable

Senior Debt

Shoals Intermediate Holdings, LLC and subsidiaries are party to a credit agreement (the “Senior Debt”) under which Shoals Holdings, LLC and its subsidiaries are borrowers and Shoals Intermediate Holdings, LLC is a guarantor. The debt is collateralized by all of the assets of the guarantor and borrowers. The original agreement, as amended, provides a term loan of $35 million and a revolving line of credit of $25 million. Both loans mature on May 25, 2022.

The term loan requires monthly principal payments of $0.4 million per month until the term loan is paid off. The Senior Debt includes a non-utilization fee which requires quarterly payments on any un-used portion of the revolving loan equal to .25% on an annual basis.

Shoals Parent LLC

Notes to Condensed Consolidated Financial Statements (Unaudited)

The Senior Debt provides for an interest rate to equal the Base Rate plus margin. The Base Rate charged is the highest rate of three defined methods as follows: 1) Federal Funds Rate plus .5%, 2) Fifth Third Bank N.A. Rate or 3) LIBOR Rate plus 1%. The Base Rate ranges from 1% to 2.5% depending on the EBITDA Rate calculation as defined in the Senior Debt (the “EBITDA Rate calculation”) for the Federal Funds Rate. The Base Rate for the LIBOR Rate ranges from 2% to 3.5% depending on the EBITDA Rate calculation. The interest rate at September 30, 2020 was 2.2%. The interest incurred during the nine months ended September 30, 2019 and 2020 was $1.5 million and $0.6 million, respectively.

The Senior Debt provides for a mandatory prepayment equal to fifty percent of excess cash flow as defined within the agreement (the “Excess Cash Flow provision”). This prepayment is due within three business days of the date on which the annual audited financial statements are delivered until borrowings on the Senior Debt are paid in full. As of December 31, 2019, the current portion of long-term debt includes $8.4 million due under the Excess Cash Flow provision.

The Senior Debt subjects the Company to certain customary financial covenants. These financial covenants include a minimum fixed charge coverage ratio and Senior Debt to EBITDA Ratio, as defined in the Senior Debt. As of September 30, 2020, the Company was in compliance with all the required covenants.

Debt consists of the following (in thousands):

	December 31, 2019	September 30, 2020
Senior Debt—term loan	$26,250	$4,440
Senior Debt—revolving line of credit	—	—
Less: deferred finance costs	(196)	(165)

Total debt, net of deferred financing costs	26,054	4,275
Less: current portion	(12,894)	(4,275)

Long-term debt, net current portion	$13,160	$—

On October 8, 2020, the Company paid the outstanding amount due on the term loan and settled all obligations with respect to the term loan.

9.	Earnings per Unit

The Amended LLC Agreement prescribes the amount and priority of cash distributions that various classes of common LLC member units will receive. Distributions are declared periodically at the determination of the board of directors, which determination may include the imposition on all holders of common LLC member unit of certain terms and conditions on the receipt of any distributions (including, but not limited to, the repayment or return of all or any portion of such distributions to the Company in order to satisfy the Company’s indemnification and other obligations in connection with the divestiture of any assets of the Company or its subsidiaries). All distributions are further subject to the retention and establishment of reserves, or payment to third parties, of such funds as the Board deems necessary with respect to the reasonable business needs and obligations of the Company. During the nine months ended September 30, 2019 and 2020, the Company declared and paid distributions of $10.3 million and $11.4 million, respectively. All such distributions were made to A Unit holders based on the provisions of the Amended LLC Agreement.

Shoals Parent LLC

Notes to Condensed Consolidated Financial Statements (Unaudited)

Net income common LLC member unit was computed as follows (in thousands, except per unit amounts):

2019	Class A Units
Allocation of net income:
Distributions declared and paid	$10,278
Undistributed earnings	7,029

Net income available to LLC member common unit holders—basic and diluted	$17,307

Net income per LLC member common unit—basic and diluted:
Weighted average units outstanding	90,000

Net income per LLC member common unit—basic and diluted	$0.19

2020	Class A Units
Allocation of net income:
Distributions declared and paid	$11,356
Undistributed earnings	18,163

Net income available to LLC member common unit holders—basic and diluted	$29,519

Net income per LLC member common unit—basic and diluted:
Weighted average units outstanding	90,000

Net income per LLC member common unit—basic and diluted	$0.33

10.	Equity Based Compensation

The Company accounts for equity grants to employees (Class C units) as equity based compensation. The Class C units contain vesting provisions as defined in the agreement. Vested units do not forfeit upon termination and represent a residual interest in the Company. Equity based compensation cost is measured at the grant date fair value and is recognized on a straight-line basis over the requisite service period, including those units with graded vesting with a corresponding credit to members’ equity. However, the amount of equity based compensation at any date is at least equal to the portion of the grant date value of the award that is vested.

In May 2020, the Company issued 11,150,000 Class C units to certain employees of the Company of which approximately 77% were vested on the grant date. The fair value of such units was determined by management with the assistance of a third party valuation by considering a number of factors, including comparison companies, operating and financial performance, the lack of liquidity of the units, and general and industry specific economic outlook, amongst other factors. The grant date fair value of the Class C granted during 2020 was $0.74 per unit.

For the nine months ended September 30, 2020 the Company recognized $7.2 million in equity based compensation. At September 30, 2020, the Company had $1.0 million of unrecognized compensation costs related to Class C units which is expected to be recognized over a weighted average period of six months. There were no forfeitures during 2020.

11.	Members’ Equity

On May 9, 2017, Shoals Parent LLC was formed as a Delaware limited liability company. The LLC Agreement has since been twice amended and restated to provide for additional members and classes of member units. Shoals Parent LLC currently operates under the Amended and Restated Limited Liability Company Agreement dated March 9, 2019 (the “Amended LLC Agreement”).

Shoals Parent LLC

Notes to Condensed Consolidated Financial Statements (Unaudited)

The Amended LLC Agreement provides for four classes of member units:

Class A Common Units (the “Class A”)	90,000,000 issued and outstanding, at December 31, 2019 and September 30, 2020

Class B Common Units (the “Class B”)	75,000,000 issued and outstanding, at December 31, 2019 and September 30, 2020

Class C Common Units (the “Class C”)	11,150,000 issued and outstanding, at September 30, 2020

Class D Common Units (the “Class D”)	none issued and outstanding

At September 30, 2020, under the terms of the Amended LLC Agreement, allocations of profits, losses and distributions are in the following priorities:

•

Profits and Losses. Profits are allocated (1) to Class A until each Class A unit receives its original capital investment; (2) to Class C, based on a payment rate described in the Amended LLC Agreement; (3) to Class A, until A Units have received any unpaid A Unit Common Yield; and (4) to Class B, until each Class B unit has received an equivalent per unit amount to each Class A unit. Any additional profits are allocated ratably to Class A and Class B on a per unit basis.

•	Distributions. Distributions are allocated in accordance with the allocation of profits and losses for each period.

12.	Commitments and Contingencies

Litigation

The Company is from time to time subject to legal proceedings and claims, which arise in the normal course of its business. In the opinion of management and legal counsel, the amount of losses that may be sustained, if any, would not have a material effect on the financial position, results of operations or cash flows of the Company.

Surety Bonds

The Company provides surety bonds to various parties as required for certain transactions initiated during the ordinary course of business to guarantee the Company’s performance in accordance with contractual or legal obligations. As of September 30, 2020, the maximum potential payment obligation with regard to surety bonds was $11.8 million.

13.	Revenues

Based on Topic 606 provisions, the Company disaggregates its revenue from contracts with customers between the two EBOS solutions and solar components. The significant difference in the two EBOS solutions is that the homerun EBOS connects each string of solar panels to a single combiner box, while the combine-as-you-go EBOS connects the string of solar panels directly to a trunk, eliminating the need for combiner boxes. The following table presents the Company’s revenue disaggregated by homerun EBOS, combine-as-you-go EBOS and solar components which are recorded over time for the nine months ended September 30, 2019 and 2020 as follows (in thousands):

	2019	2020
combine-as-you-go EBOS	$38,760	$76,135
homerun EBOS	17,100	15,246
solar components	50,753	45,384

Total revenue	$106,613	$136,765

Shoals Parent LLC

Notes to Condensed Consolidated Financial Statements (Unaudited)

14.	Subsequent Events

Class C Units

In November 2020, the Company modified the vesting period of the Class C units to immediately accelerate the vesting of any unvested Class C units.

New Senior Secured Credit Agreement

On November 25, 2020 (the “New Senior Secured Credit Agreement Closing Date”), Shoals Holdings LLC, a Delaware limited liability company, as borrower, and Shoals Intermediate Holdings LLC entered into that certain credit agreement with the lenders party thereto from time to time and Wilmington Trust, National Association, as Administrative Agent and Collateral Agent (the “New Senior Secured Credit Agreement”), which sets forth the terms and conditions for a new credit agreement consisting of (i) a $350.0 million senior secured six-year term loan facility (the “New Term Loan Facility”) and (ii) a $30.0 million senior secured delayed draw term loan facility, which matures concurrently with the six-year New Term Loan Facility (the “New Delayed Draw Term Loan Facility”). The proceeds of the New Term Loan Facility and a $10.0 million draw under the New Delayed Draw Term Loan Facility funded on the New Senior Secured Credit Agreement Closing Date were used to (i) make certain distributions from Shoals Holdings LLC to Shoals Intermediate Holdings LLC and from there to certain of our direct or indirect equity holders in an aggregate amount not to exceed $350.0 million plus amounts funded from cash on the balance sheet, (ii) pay any transaction expenses related thereto, (iii) repay and terminate all outstanding commitments under the Credit Agreement and (iv) finance working capital and general corporate purposes. The proceeds of the New Delayed Draw Term Loan Facility drawn after the New Senior Secured Credit Agreement Closing Date will used to finance working capital and general corporate purposes and any other use not prohibited by the New Senior Secured Credit Agreement.

Interest Rate

The interest rates applicable to the loans under the New Senior Secured Credit Agreement are based on a rate of interest determined by reference to either (i) a base rate plus an applicable margin equal to (a) initially, 5.00% and (b) upon the occurrence of an IPO the net cash proceeds of which exceed $70.0 million, 4.75% or (ii) a eurocurrency rate plus an applicable margin equal to (a) initially 6.00% and (b) upon the occurrence of an IPO the net cash proceeds of which exceed $70.0 million, 5.75%.

Guarantees and Security

The obligations under the New Senior Secured Credit Agreement are guaranteed by Shoals Intermediate Holdings LLC and its wholly owned domestic subsidiaries other than certain immaterial subsidiaries and other excluded subsidiaries. The obligations under the New Senior Secured Credit Agreement are secured by a first priority security interest in substantially all of Shoals Holdings LLC’s and the guarantors’ existing and future property and assets, including accounts receivable, inventory, equipment, general intangibles, intellectual property, investment property, other personal property, material owned real property, cash and proceeds of the foregoing, subject to customary exceptions.

Prepayments and Amortization

Loans under the New Delayed Draw Term Loan Facility may be voluntarily prepaid, at the Borrower’s option, in whole, or in part, in each case without premium or penalty.

Shoals Parent LLC

Notes to Condensed Consolidated Financial Statements (Unaudited)

Loans under the New Term Loan Facility may be voluntarily prepaid in whole, or in part, in each case without premium or penalty other than (i) a prepayment premium in an amount equal to (a) if such prepaymentoccurs prior to the first anniversary of the New Senior Secured Credit Agreement Closing Date, a make-whole premium, (b) if such prepayment occurs on or after the first anniversary but prior to the second anniversary of the New Senior Secured Credit Agreement Closing Date, 2.00% and (c) if such prepayment occurs on or after the second anniversary but prior to the third anniversary of the New Senior Secured Credit Agreement Closing Date, 1.00% and (ii) with respect to prepayments in connection with an IPO, a change of control or a transformative disposition subject to certain exceptions and conditions, a prepayment premium equal to (a) if such prepayment occurs prior to the first anniversary of the New Senior Secured Credit Agreement Closing Date, 2.00% and (b) if such prepayment occurs after the first anniversary of the New Senior Secured Credit Agreement Closing Date but prior to the second anniversary of the New Senior Secured Credit Agreement Closing Date, 1.00%.

Additionally, prior to the second anniversary of the New Senior Secured Credit Agreement Closing Date, up to $175.0 million of the outstanding principal amount of the New Term Loan Facility may be voluntarily prepaid upon the consummation of an IPO with proceeds from such IPO, subject to a prepayment premium in an amount equal to 1.00% in lieu of any applicable call protection premiums set forth in the immediately preceding paragraph.

Subject to certain customary exceptions, the New Senior Secured Credit Agreement requires mandatory prepayments, but not permanent reductions of commitments thereunder, for excess cash flow, asset sales, subject to a right of reinvestment, and refinancing facilities.

The New Term Loan Facility amortizes in equal quarterly installments in aggregate annual amounts equal to 1.00% per annum of the original principal amount of the loans funded thereunder. There is no scheduled amortization under the New Delayed Draw Term Loan Facility.

Restrictive Covenants and Other Matters

The New Senior Secured Credit Agreement contains affirmative and negative covenants that are customary for financings of this type, including covenants that restrict our incurrence of indebtedness, incurrence of liens, dispositions, investments, acquisitions, restricted payments, transactions with affiliates, as well as other negative covenants customary for financings of this type.

The New Senior Secured Credit Agreement also includes customary events of default, including the occurrence of a change of control.

On November 25, 2020, the New Senior Secured Credit Agreement had $350.0 million of term loans and $10.0 million of delayed draw term loans outstanding.

Special Distribution to Members

On November 25, 2020, the Company issued a special distribution of $355.8 million to members. Proceeds from the New Senior Secured Credit Agreement and cash on hand were used to fund the special distribution.

The Company has reviewed subsequent events through December 11, 2020, the date these consolidated financial statements were available to be issued and has identified no other events that would require recognition or disclosure in these consolidated financial statements other than those disclosed herein.

             Shares

SHOALS TECHNOLOGIES GROUP, INC.

Class A Common Stock

Joint Bookrunners

Goldman Sachs & Co. LLC	J.P. Morgan	Guggenheim Securities	UBS Investment Bank

Morgan Stanley	Barclays	Credit Suisse

Co-Managers

Cowen	Oppenheimer & Co.

Through and including                , 2021 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth all expenses to be paid by the registrant, other than estimated underwriting discounts and commissions, in connection with this offering. All expenses will be borne by the registrant. All amounts shown are estimates except for the SEC registration fee, the FINRA filing fee and the Nasdaq listing fee.

Amount to be Paid
SEC Registration Fee	$10,910
FINRA filing fee	15,500
Nasdaq listing fee	295,000
Printing	550,000
Legal fees and expenses	2,000,000
Accounting fees and expenses	700,000
Transfer agent and registrar fees	20,850
Miscellaneous expenses	—

Total:	$3,592,260

Item 14.	Indemnification of Directors and Officers.

Section 145 of the DGCL authorizes a corporation’s Board of Directors to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents. As permitted by Section 102(b)(7) of the DGCL, the registrant’s certificate of incorporation to be in effect upon the closing of this offering includes provisions that eliminate the personal liability of its directors and officers for monetary damages for breach of their fiduciary duty as directors and officers, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or (iv) for any transaction from which the director derived an improper personal benefit.

In addition, as permitted by Section 145 of the DGCL, the bylaws of the registrant provide that:

•

The registrant shall indemnify its directors and officers for serving the registrant in those capacities or for serving other business enterprises at the registrant’s request, to the fullest extent permitted by Delaware law. Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the registrant and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

•	The registrant may, in its discretion, indemnify employees and agents in those circumstances where indemnification is permitted by applicable law.

•

The registrant is required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding, except that such director or officer shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

•

The registrant is not obligated pursuant to the bylaws to indemnify a person with respect to proceedings initiated by that person, except with respect to proceedings authorized by the registrant’s Board of Directors or brought to enforce a right to indemnification.

•

The rights conferred in the bylaws are not exclusive, and the registrant is authorized to enter into indemnification agreements with its directors, officers, employees and agents and to obtain insurance to indemnify such persons.

•	The registrant may not retroactively amend the bylaw provisions to reduce its indemnification obligations to directors, officers, employees and agents.

The registrant also maintains directors’ and officers’ insurance to insure such persons against certain liabilities.

We intend to enter into separate indemnification agreements with our directors and officers. Each indemnification agreement will provide, among other things, for indemnification to the fullest extent permitted by law and our certificate of incorporation and bylaws against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim. The indemnification agreements will provide for the advancement or payment of all expenses to the indemnitee and for reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our certificate of incorporation and bylaws.

These indemnification provisions may be sufficiently broad to permit indemnification of the registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

The underwriting agreement to be filed as Exhibit 1.1 to this registration statement provides for indemnification by the underwriters of the registrant and its officers and directors for certain liabilities arising under the Securities Act and otherwise.

Item 15.	Recent Sales of Unregistered Securities.

On November 4, 2020, Shoals Technologies Group, Inc. agreed to issue 1,000 shares of common stock, par value $0.01 per share, which will be redeemed upon the consummation of the Transactions, to Shoals Parent LLC in exchange for $10.00. The issuance was exempt from registration under Section 4(a)(2) of the Securities Act, as a transaction by an issuer not involving any public offering.

Item 16.	Exhibits and Financial Statement Schedules.

See the Exhibit Index immediately following the signature page hereto, which is incorporated by reference as if fully set forth herein.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

1.

For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

2.

For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Item 16.	Exhibits

Exhibit Number	Document

1.1	Form of Underwriting Agreement

3.1**	Form of Amended and Restated Certificate of Incorporation

3.2**	Form of Amended and Restated Bylaws

5.1**	Opinion of Kirkland & Ellis LLP

10.1*	Amendment No. 2, dated as of December 30, 2020, to the Credit Agreement, dated as of November 25, 2020, by and among Shoals Holdings LLC, Shoals Intermediate Holdings LLC, Wilmington Trust, National Association, as administrative agent and collateral agent, the lenders party thereto from time to time, and JPMorgan Chase Bank, N.A. and Guggenheim Securities, LLC, as lead arrangers and bookrunners

10.2*	Form of Tax Receivable Agreement

10.3*	Form of Registration Rights Agreement

10.4*	Form of 2021 Long-Term Incentive Plan

10.5*	Form of Director and Officer Indemnification Agreement

10.6	Form of Third Amended and Restated Limited Liability Company Agreement of Shoals Parent LLC

10.7*	Form of Stockholders Agreement

10.8*	Employment Agreement, effective as of December 18, 2020, by and between Dean Solon and Shoals Technologies Group, LLC

21.1*	List of Subsidiaries of the Registrant

23.1	Consent of BDO USA, LLP, as to Shoals Technologies Group, Inc.

23.2	Consent of BDO USA, LLP, as to Shoals Parent LLC

23.3**	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1)

23.4	Consent of GRAPH Strategy USA LP

24.1*	Power of Attorney (included in signature page)

99.1*	Consent of Frank Cannova to be named as a director nominee

99.2*	Consent of Brad Forth to be named as a director nominee

99.3*	Consent of Peter Jonna to be named as a director nominee

99.4*	Consent of Jason Lee to be named as a director nominee

99.5*	Consent of Jason Whitaker to be named as a director nominee

99.6*	Consent of Dean Solon to be named as a director nominee

99.7	Consent of Peter Wilver to be named as a director nominee

*	Previously filed.
**	To be filed by amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Shoals Technologies Group, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Tennessee, on January 14, 2021.

Shoals Technologies Group, Inc.

By:	/s/ Jason Whitaker
	Name:	Jason Whitaker
	Title:	Chief Executive Officer

* * * *

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Jason Whitaker Jason Whitaker	Chief Executive Officer and Director (principal executive officer)	January 14, 2021

/s/ Philip Garton Philip Garton	Chief Financial Officer (principal financial officer and principal accounting officer)	January 14, 2021

* Frank Cannova	Director	January 14, 2021

* Brad Forth	Chairman of the Board of Directors	January 14, 2021

* Peter Jonna	Director	January 14, 2021

* Jason Lee	Director	January 14, 2021

* Dean Solon	Director	January 14, 2021

*	/s/ Philip Garton Philip Garton Attorney-in-Fact